UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Volta Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

February 21, 2023
Dear Stockholders of Volta Inc.:
You are cordially invited to attend a Special Meeting (which we refer to as the “Special Meeting”) of the stockholders of Volta Inc. (which we refer to as “Volta,” “we,” “us,” “our,” and the “Company”), which will be held virtually via the internet on March 29, 2023 beginning at 10:00 a.m. Eastern Time. The Special Meeting will be held in a virtual meeting format only via live webcast. There will not be a physical meeting location. You will be able to attend the Special Meeting online and vote your shares electronically by visiting https://www.virtualshareholdermeeting.com/VLTA2023SM (which we refer to as the “Special Meeting website”).
At the Special Meeting, you will be asked to consider and vote upon (1) a proposal to adopt the Agreement and Plan of Merger, dated as of January 17, 2023, as may be amended from time to time (which we refer to as the “merger agreement”), by and among Volta, Shell USA, Inc. (which we refer to as “Shell”) and SEV Subsidiary, Inc. (which we refer to as “Merger Sub”), which is a wholly owned subsidiary of Shell, pursuant to which Merger Sub will merge with and into Volta (which we refer to as the “merger”), and Volta will continue as the surviving corporation and become a wholly owned subsidiary of Shell; and (2) a proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to constitute a quorum or to approve the proposal to adopt the merger agreement (which we refer to as the “adjournment proposal”).
If the merger is completed, you will be entitled to receive $0.86 in cash, without interest and less applicable withholding taxes, for each share of Volta Class A common stock, par value $0.0001 per share (which we refer to as “Volta common stock”), you own (unless you have properly exercised your appraisal rights with respect to such shares).
The board of directors of Volta (which we refer to as the “Volta board of directors”) has unanimously (1) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to, and in the best interests of Volta and the Volta stockholders; (2) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger; (3) approved the execution, delivery and performance of the merger agreement by Volta and the consummation of the transactions contemplated by the merger agreement, including the merger and the voting agreement, upon the terms and subject to the conditions set forth in the merger agreement; (4) directed that the adoption of the merger agreement be submitted to a vote of the Volta stockholders; and (5) resolved to recommend that the Volta stockholders vote in favor of the adoption of the merger agreement in accordance with Delaware law.
The Volta board of directors unanimously recommends that you vote (a) “FOR” the proposal to adopt the merger agreement and (b) “FOR” the adjournment proposal.
All Volta stockholders of record at the close of business on February 17, 2023, the record date for the Special Meeting, are welcome to attend the Special Meeting via the Special Meeting website. Every stockholder’s vote is important to us, so it is important that your shares are represented at the Special Meeting whether or not you plan to attend via the Special Meeting website. To ensure that you will be represented, please promptly vote by submitting the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone. You will also be able to attend the Special Meeting online and vote your shares electronically by visiting the Special Meeting website. If you plan to attend the Special Meeting, you will need the 16-digit control number included on your proxy card or voting instruction form that accompanies your proxy materials. If you attend the Special Meeting and vote via the Special Meeting website, your vote will revoke any proxy that you have previously submitted. If you hold your shares in street name, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you will receive from your broker, bank or other nominee.

The enclosed proxy statement provides detailed information about the Special Meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Volta board of directors in connection with its evaluation of the merger agreement and the merger. We encourage you to read the proxy statement and its annexes, including the merger agreement, carefully and in their entirety. You may also obtain more information about Volta from documents we file with the Securities and Exchange Commission (which we refer to as the “SEC”) from time to time.
Your vote is very important, regardless of the number of shares of Volta common stock that you own. We cannot consummate the merger unless the proposal to adopt the merger agreement is approved by the affirmative vote of the holders of a majority of the shares of Volta common stock issued and outstanding and entitled to vote thereon. The failure of any stockholder to vote by ballot via the Special Meeting website, to submit a signed proxy card or to grant a proxy electronically over the internet or by telephone or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If you hold your shares in street name, the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.
If you have any questions or need assistance voting your shares of Volta common stock, please contact Morrow Sodali LLC, our proxy solicitor, by calling the toll-free number at (800) 662-5200.
On behalf of the Volta board of directors, management and employees of Volta, thank you for your continued support of Volta and we appreciate your consideration of this matter.
Sincerely,
/s/ Vincent T. Cubbage	/s/ Katherine J. Savitt

Vincent T. Cubbage	Katherine J. Savitt
Interim Chief Executive Officer	Chairperson of the Board of Directors
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated February 21, 2023 and, together with the enclosed form of proxy card, is first being mailed to Volta stockholders on or about February 21, 2023.

Volta Inc.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
NOTICE IS HEREBY GIVEN that a Special Meeting (which we refer to as the “Special Meeting”) of the stockholders of Volta Inc. (which we refer to as “Volta,” “we,” “us,” “our,” and the “Company”) is to be held virtually via the internet on March 29, 2023 beginning at 10:00 a.m. Eastern Time, which will be held in a virtual meeting format only, via live webcast. There will not be a physical meeting location. You will be able to attend the Special Meeting online and vote your shares electronically by visiting https://www.virtualshareholdermeeting.com/VLTA2023SM (which we refer to as the “Special Meeting website”). The Special Meeting will be held for Volta stockholders to consider and vote upon the following proposals:
1.
to adopt the Agreement and Plan of Merger, dated as of January 17, 2023, as may be amended from time to time (which we refer to as the “merger agreement”), by and among Volta, Shell USA, Inc. (which we refer to as “Shell”) and SEV Subsidiary, Inc., which is a wholly owned subsidiary of Shell (which we refer to as “Merger Sub”), pursuant to which Merger Sub will merge with and into Volta (which we refer to as the “merger”), and Volta will continue as the surviving corporation and become a wholly owned subsidiary of Shell; and

2.
to approve one or more adjournments of the Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to constitute a quorum or to approve the proposal to adopt the merger agreement (which we refer to as the “adjournment proposal”).

Your vote is very important, regardless of the number of shares that you own. We cannot consummate the merger unless the proposal to adopt the merger agreement is approved by the affirmative vote of the holders of a majority of the shares of Volta Class A common stock, par value $0.0001 per share (which we refer to as “Volta common stock”), issued and outstanding at the close of business on the record date and entitled to vote thereon.
Even if you plan to attend the Special Meeting via the Special Meeting website, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy or voting instructions by telephone or the internet prior to the Special Meeting to ensure that your shares of Volta common stock will be represented and voted at the Special Meeting if you are unable to attend via the Special Meeting website.
For Volta to consummate the merger, stockholders holding a majority of the shares of Volta common stock issued and outstanding at the close of business on the record date and entitled to vote thereon must vote “FOR” the proposal to adopt the merger agreement. Failure to submit a signed proxy card, grant a proxy by telephone or the internet or to vote by ballot via the Special Meeting website or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.
To approve the adjournment proposal, the holders of a majority of the voting power of the shares of Volta common stock entitled to vote on the adjournment proposal that are present at the Special Meeting via the Special Meeting website or represented by proxy at the Special Meeting and are voted for or against the adjournment proposal (provided that a quorum is present), must vote “FOR” the adjournment proposal. Abstentions are not considered votes for or against this proposal, and thus, will have no effect on the outcome of this proposal. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the broker, bank or nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on the outcome of the adjournment proposal.

Only stockholders of record as of the close of business on February 17, 2023, the record date for the Special Meeting, are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. As required by our amended and restated bylaws, a list of stockholders of record entitled to vote will be available for inspection by stockholders of record for 10 days prior to the meeting, subject to our satisfactory verification of stockholder status, and will also be made available online during the Special Meeting via the Special Meeting website. If you are a stockholder of record and want to inspect the stockholder list, please send a written request to our Corporate Secretary at Volta Inc., 155 De Haro Street, San Francisco, CA 94103 to arrange for electronic access to the stockholder list.
The enclosed proxy statement provides detailed information about the Special Meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to this proxy statement. This proxy statement also describes the actions and determinations of the board of directors of Volta (which we refer to as the “Volta board of directors”) in connection with its evaluation of the merger agreement and the merger. We encourage you to read this proxy statement and its annexes, including the merger agreement, carefully and in their entirety. You may also obtain more information about Volta from documents we file with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) from time to time. If you have any questions concerning the merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Volta common stock, please contact our proxy solicitor:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Stockholders May Call Toll-Free: (800) 662-5200
Banks & Brokers May Call Collect: (203) 658-9400
VLTA.info@investor.morrowsodali.com
Stockholders who do not vote “FOR” the proposal to adopt the merger agreement will have the right to seek appraisal for the fair value of their shares of Volta common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all applicable requirements under Delaware law, which are summarized in this proxy statement and reproduced in their entirety in Annex C to this proxy statement.
The Volta board of directors unanimously recommends that you vote (a) “FOR” the proposal to adopt the merger agreement and (b) “FOR” the adjournment proposal.
By Order of the Board of Directors,
/s/ Michelle Kley

Michelle Kley
Executive Vice President, Chief Legal Officer and Corporate Secretary
February 21, 2023

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING VIA THE SPECIAL MEETING WEBSITE, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.
You may revoke your proxy or change your vote at any time before the Special Meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished to you by such broker, bank or other nominee, which is considered the stockholder of record, in order to vote. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank or other nominee cannot vote on any of the proposals, including the proposal to adopt the merger agreement, without your instructions.
If you fail to return your proxy card, to grant your proxy electronically over the internet or by telephone, or to vote by ballot via the Special Meeting website, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record, voting by ballot via the Special Meeting website will revoke any proxy that you previously submitted. If you hold your shares through a broker, bank or other nominee, you must obtain from the record holder a valid proxy issued in your name in order to vote via the Special Meeting website.
You should carefully read and consider the entire accompanying proxy statement and its annexes, including, but not limited to, the merger agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the merger and how it affects you. If you have any questions concerning the merger agreement, the merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Volta common stock, please contact our proxy solicitor:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Stockholders May Call Toll-Free: (800) 662-5200
Banks & Brokers May Call Collect: (203) 658-9400
VLTA.info@investor.morrowsodali.com

i

Annexes
ii

SUMMARY
This Summary, together with the following section entitled “Questions and Answers,” highlights selected information from this proxy statement and does not contain all of the information that may be important to you. You should read the entire proxy statement and the additional documents referred to in this proxy statement carefully for a more complete understanding of the matters being considered at the Special Meeting. This summary includes references to other parts of this proxy statement to direct you to a more complete description of the topics presented in this summary. This proxy statement is dated February 21, 2023 and is first being mailed to Volta stockholders on or about February 21, 2023.
In this proxy statement, the terms “Volta,” the “Company,” “we,” “us,” and “our” refer to Volta Inc. and, where appropriate, its subsidiaries. We refer to Shell USA, Inc. as “Shell” and SEV Subsidiary, Inc. as “Merger Sub.” The shares of Volta Class A common stock, par value $0.0001 per share, are referred to as “Volta common stock.” All references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of January 17, 2023, as it may be amended from time to time, by and among Volta, Shell and Merger Sub, a copy of which is included as Annex A to this proxy statement. All references to the “merger” refer to the merger of Merger Sub with and into Volta pursuant to the merger agreement, with Volta continuing as the surviving corporation and becoming a wholly owned subsidiary of Shell. Volta, following the consummation of the merger, is sometimes referred to as the “surviving corporation.” All references to the “Special Meeting” refer to the Special Meeting of the stockholders of Volta to be held virtually via the internet on March 29, 2023 at http://www.virtualshareholdermeeting.com/VLTA2023SM beginning at 10:00 a.m. Eastern Time, or any adjournment or postponement thereof. All currency amounts referenced in this proxy statement are in U.S. dollars.
Parties Involved in the Merger (page 25)
Volta Inc.
Volta is a Delaware corporation and Volta common stock trades on the New York Stock Exchange (which we refer to as the “NYSE”) under the symbol “VLTA.” Volta’s publicly traded warrants to purchase Volta common stock (which we refer to as the “Volta public warrants”) are listed on the NYSE under the symbol “VLTA.WS.” Volta primarily owns, operates and maintains a network of smart media-enabled charging stations for electric vehicles (which we refer to as “EVs” and each, individually, as an “EV”) across the United States and Europe. Revenue is primarily derived by selling paid advertising on our media-enabled charging station network, and installing and maintaining charging stations. Our principal executive offices are located at 155 De Haro Street, San Francisco, California 94103, and our telephone number is (888) 264-2208.
Shell USA, Inc.
Shell is a Delaware corporation, and the stock of its ultimate parent company, Shell plc, is traded on the London Stock Exchange, Euronext Amsterdam and the New York Stock Exchange (in American depository shares) under the symbol “SHEL.” Shell’s principal executive offices are located at 150 N. Dairy Ashford Rd., Houston, TX 77079, and its telephone number is (888) 467-4355.
SEV Subsidiary, Inc.
SEV Subsidiary, Inc. is a Delaware corporation formed for the sole purpose of completing the merger with Volta. Merger Sub is a wholly owned subsidiary of Shell. Merger Sub has engaged in no other business to date except for activities pursuant to or in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement.
The Merger and Merger Consideration (page 31)
At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement. Pursuant to the merger agreement, upon consummation of the merger, Merger Sub will merge with and into Volta, the separate corporate existence of Merger Sub will cease and Volta will continue as the surviving corporation and become a wholly owned subsidiary of Shell. If the merger is completed, each share of Volta common stock issued and outstanding immediately prior to the effective time of the merger (other than canceled shares and dissenting shares) will be canceled and converted into the right to receive $0.86 in cash, without interest (which we refer to as the “merger consideration”), less applicable withholding taxes.

If the merger agreement is not adopted by Volta stockholders, or if the merger is not completed for any other reason, Volta stockholders will not receive any payment for their shares of Volta common stock in connection with the merger. Except in certain circumstances where Volta has entered into an alternative transaction to the merger, Volta will remain a public company, and shares of Volta common stock and the Volta public warrants will continue to be registered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), as well as listed and traded on the New York Stock Exchange (which we refer to as the “NYSE”). In the event that the merger agreement is terminated, in certain specified circumstances, a termination fee of $5,919,165 will be due and payable by Volta to Shell. See the sections entitled “The Merger Agreement—Termination Fee” beginning on page 93 of this proxy statement and “The Merger Agreement—Effect of Termination” beginning on page 94 of this proxy statement.
The Special Meeting (page 26)
The Special Meeting will be held virtually via the internet by visiting http://www.virtualshareholdermeeting.com/ VLTA2023SM on March 29, 2023 beginning at 10:00 a.m. Eastern Time. Volta continues to use the virtual meeting format to facilitate stockholder attendance and participation by leveraging technology to communicate more effectively and efficiently with its stockholders. This format empowers stockholders to participate fully from any location around the world, at no cost.
Record Date and Quorum (page 26)
Only Volta stockholders of record as of the close of business on February 17, 2023 (which we refer to as the “record date”) are entitled to notice of and to vote at the Special Meeting or at any adjournment or postponement thereof.
The presence at the Special Meeting of the holders of record of a majority of the voting power of the shares of Volta common stock issued and outstanding and entitled to vote at the Special Meeting, present at the Special Meeting via the Special Meeting website or represented by proxy, at the close of business on the record date, will constitute a quorum.
If a quorum is not present at the Special Meeting, the Special Meeting may be adjourned or postponed by the chairperson of the Special Meeting until a quorum is obtained pursuant to the authority granted under Volta’s amended and restated bylaws.
Abstentions will be counted as present for the purpose of determining whether a quorum is present at the Special Meeting, however “broker non-votes” (described in more detail in the section entitled “Questions and Answers” beginning on page 14 of this proxy statement) will not be counted as present for the purpose of determining whether a quorum is present at the Special Meeting.
Required Vote (page 27)
Holders of Volta common stock are entitled to one vote for each share of Volta common stock they owned at the close of business on the record date on each proposal submitted to a vote at the Special Meeting.
For Volta to complete the merger, stockholders holding a majority of the shares of Volta common stock issued and outstanding at the close of business on the record date and entitled to vote thereon must vote “FOR” the proposal to adopt the merger agreement (which we refer to as the “Volta stockholder approval”). A failure to vote your shares of Volta common stock or an abstention from voting for the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares of Volta common stock are held in street name by your broker, bank or other nominee, and you do not instruct the broker, bank or nominee how to vote your shares, a “broker non-vote” will arise and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.
Stockholders holding a majority of the voting power of the shares of Volta common stock entitled to vote on the adjournment proposal that are present at the Special Meeting via the Special Meeting website or represented by proxy at the Special Meeting and are voted for or against the proposal (provided that a quorum is present), must vote “FOR” the proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to constitute a quorum or to approve the proposal to adopt the merger agreement (which we refer to as the “adjournment proposal”). An abstention from voting on the adjournment proposal will have no effect on the outcome of the adjournment proposal. If your shares of Volta common stock are held in street name by your broker, bank or other nominee and you do not instruct the broker, bank or nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on the adjournment proposal.
As of the close of business on the record date, there were 174,578,460 shares of Volta common stock issued and outstanding.
As described in the section entitled “The Merger Agreement—Voting Agreement” beginning on page 95 of this proxy statement, concurrently with the execution of the merger agreement Shell entered into the voting agreement with each of Volta’s directors and executive officers, pursuant to which, among other things, and subject to the terms and conditions set forth in the voting agreement, each such director and executive officer agreed to vote his or her shares of Volta common stock, representing, as of the close of business on the record date, approximately 2.35% of the issued and outstanding shares of Volta common stock, “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment proposal.
The directors and executive officers of Volta have interests in the merger that may be different from, or in addition to, the interests of Volta stockholders generally. These interests are described in more detail in the section entitled “The Merger (Proposal 1)—Interests of Volta Directors and Executive Officers in the Merger” beginning on page 64 of this proxy statement.
How to Vote Your Shares
If you are a stockholder of record, you may vote your shares using one of the four methods described below:
•	via the internet, at the internet address provided on the proxy card;
•	by telephone, by using the toll-free number listed on the proxy card;
•	by mail, by completing, signing and dating the proxy card and returning it before the Special Meeting in the enclosed pre-paid envelope provided; or
•
by virtually attending and participating in the Special Meeting online via the Special Meeting website at www.virtualshareholdermeeting.com/VLTA2023SM and voting your shares electronically before the polls close during the Special Meeting. To participate and vote in the Special Meeting, you will need the control number included on your proxy card.

Votes submitted by telephone or through the internet must be received by 11:59 p.m. Eastern Time, on March 28, 2023. Submitting your proxy, whether by telephone, through the internet or by mail, will not affect your right to vote should you decide to attend and participate in the Special Meeting virtually.
If you are a beneficial owner of shares of Volta common stock held in street name, you will receive instructions from your broker, bank or other nominee as to how to vote your shares. You must follow the instructions of your broker, bank or other nominee in order for your shares to be voted. Prior to the Special Meeting, voting by telephone and the internet also will be offered to stockholders owning shares through certain brokers, banks and other nominees. If your shares are not registered in your own name but are held through your broker, bank or other nominee and you plan to vote your shares at the Special Meeting via the Special Meeting website or by proxy, you should contact your broker, bank or other nominee to obtain your specific control number and further instructions. If you hold your shares through a broker, bank or other nominee, such nominee cannot vote your shares unless you have given your nominee specific instructions as to how to vote.
Closing of the Merger (page 75)
The closing of the merger (which we refer to as the “closing”) will take place by means of a virtual closing through an electronic exchange of documents and signatures at 8:00 a.m., Eastern Time, on a date to be agreed upon by the parties, that is no later than two business days after the satisfaction or (to the extent permitted by applicable law) waiver by the party or parties entitled to the benefits thereof of the conditions to the merger (other than any such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions at the closing), unless another date or place is agreed to in writing by Shell and Volta. The date on which the closing occurs is referred to as the “closing date.”
The merger will become effective at such date and time as the certificate of merger is filed with the Secretary of State of the State of Delaware, or at such later time as may be agreed to in writing by Shell and Volta and specified in such certificate of merger. The time at which the merger becomes effective is referred to as the “effective time.”

Conditions to the Closing of the Merger (page 91)
The following are certain of the conditions that must be satisfied or, if permissible by law, waived before each party is required to consummate the merger, in each case as more fully described in the section entitled “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 91 of this proxy statement:
•	the adoption of the merger agreement by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of Volta common stock entitled to vote thereon;
•
the expiration or termination of the waiting period (or extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”) relating to the merger and no agreement with any governmental entity not to consummate the merger shall be in effect;

•	the absence of any law or order of any governmental entity of competent jurisdiction being in effect that prevents, makes illegal or prohibits the consummation of the merger;
•
the receipt of all consents and approvals required by or from the French Minister of the Economy, Finance and Industrial and Digital Sovereignty (Ministère de l’Économie, des Finances et de la Souveraineté industrielle et numérique) (which we refer to as the “French Ministry of the Economy”) in connection with the change of control of Volta’s French subsidiary, Volta France SARL, contemplated by the merger agreement and the expiration or termination of the waiting period (or extensions thereof) under article L.151-3 of the French Code Monétaire et Financier (which we refer to as the “French FDI law”) relating to the change of control of Volta France SARL (which we refer to as the “French FDI approval”);

•
the accuracy of the representations and warranties of Volta, on the one hand, and Shell and Merger Sub, on the other hand, in the merger agreement, subject in some instances to materiality, “Volta material adverse effect” and “Shell material adverse effect” (each as defined in the section entitled “The Merger Agreement—Material Adverse Effect” beginning on page 79 of this proxy statement) or other qualifiers, as of the closing date;

•
the performance of or compliance with, in all material respects, by Volta, on the one hand, and Shell and Merger Sub, on the other hand, their respective covenants, agreements and obligations required to be performed by them or complied with under the merger agreement on or prior to the closing date; and

•	since the date of the merger agreement, there has not occurred a Volta material adverse effect which is continuing as of the closing date.
Recommendation of the Volta Board of Directors and Reasons for Recommendation (page 45)
The board of directors of Volta (which we refer to as the “Volta board of directors”) unanimously recommends that Volta stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment proposal. For a description of the reasons considered by the Volta board of directors in deciding to recommend the adoption of the merger agreement, see the section entitled “The Merger (Proposal 1)—Recommendation of the Volta Board of Directors and Reasons for Recommendation” beginning on page 45 of this proxy statement.
Opinion of Financial Advisor (page 53)
At the meeting of the Volta board of directors on January 16, 2023, representatives of Raymond James & Associates, Inc. (which we refer to as “Raymond James”) rendered Raymond James’ oral opinion, which was subsequently confirmed by delivery of a written opinion (which we refer to as the “Raymond James opinion”) to the Volta board of directors dated as of January 17, 2023, as to the fairness, as of such date, from a financial point of view, of the Common Share Transaction Consideration (as defined in the Raymond James opinion) to the holders of Volta common stock, to be received by such holders pursuant to the merger agreement, based upon and subject to the procedures followed, assumptions made, matters considered, qualifications and limitations of the review undertaken in connection with the preparation of the Raymond James opinion.
The full text of the Raymond James opinion, dated January 17, 2023, which sets forth, among other things, the various procedures followed, assumptions made, matters considered, qualifications and limitations on the scope of the review undertaken, is attached as Annex B to this document. Raymond James provided the Raymond James opinion for the information and assistance of the Volta board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger. The Raymond James opinion only addresses whether the

Common Share Transaction Consideration to be received by the holders of Volta common stock in the merger pursuant to the merger agreement is fair, from a financial point of view, to such holders. The Raymond James opinion did not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the Volta board of directors or any holder of Volta common stock as to how the Volta board of directors, such stockholder or any other person or entity should vote or otherwise act with respect to the merger or any other matter.
The full text of the Raymond James opinion, dated January 17, 2023, is attached as Annex B to this proxy statement and is incorporated in this proxy statement by reference.
Volta encourages the Volta stockholders to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Raymond James. The summary of the Raymond James opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.
For a description of the opinion that the Volta board of directors received from Raymond James, see the section entitled “The Merger (Proposal 1)—Opinion of Financial Advisor.”
Treatment of Volta Warrants (page 76)
The merger agreement provides that, at the effective time, each of the Volta public warrants and each warrant to purchase Volta common stock originally issued in a private placement in connection with our initial public offering (which we refer to as the “private placement warrants,” and together with the Volta public warrants, as the “SPAC warrants”) that is outstanding as of immediately prior to the effective time will, in accordance with its terms under the Amended and Restated Warrant Agreement, dated August 26, 2021 (which we refer to as the “SPAC warrant agreement”), by and between Volta, Computershare Trust Company, N.A. and Computershare Inc., automatically and without any required action on the part of the holder thereof, cease to represent a SPAC warrant in respect of Volta common stock and will become a SPAC warrant exercisable for the merger consideration. If a holder of a SPAC warrant properly exercises its SPAC warrant within 30 days following the public disclosure of the consummation of the merger by Volta pursuant to a Current Report on Form 8-K filed with the SEC, the Warrant Price (as defined in the SPAC warrant agreement) with respect to such exercise will be reduced by an amount (in dollars and in no event less than zero) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the merger consideration minus (B) the Black-Scholes Warrant Value (as defined in the SPAC warrant agreement). The Volta public warrants are listed on the NYSE under the symbol “VLTA.WS.” Following the consummation of the merger, the Volta public warrants will be de-listed from the NYSE and de-registered under the Exchange Act.
The merger agreement further provides that, at the effective time, each warrant to purchase Volta common stock originally issued by our legacy business (which we refer to as the “legacy warrants,” and together with the SPAC warrants, as the “Volta warrants”) that is outstanding as of immediately prior to the effective time will, in accordance with its terms, automatically and without any required action on the part of the holder thereof, cease to represent a legacy warrant exercisable for Volta common stock and will become a legacy warrant exercisable for the merger consideration.
For more information on the treatment of the Volta warrants, please see the section of this proxy statement captioned “The Merger Agreement—Treatment of Volta Warrants” beginning on page 76 of this proxy statement.
Treatment of Volta Equity Awards (page 76)
The merger agreement provides that, as of the effective time, each then outstanding stock option to purchase Volta common stock (whether or not vested or exercisable) (which we refer to as a “Volta option”) that has an exercise price per share of Volta common stock that is less than the merger consideration and restricted stock unit award of Volta common stock (which we refer to as a “Volta RSU award”) (whether or not vested, and that is subject to time-based vesting) granted under any of Volta’s equity-based compensation plans (which we refer to collectively as the “Volta equity awards”) will vest in full and be canceled and converted into the right to receive the merger consideration (less the exercise price, in the case of the Volta options), less all applicable withholding and other authorized deductions. All outstanding Volta options that have an exercise price per share of Volta common stock that is greater than or equal to the merger consideration will be canceled for no consideration as of the effective time.
With respect to the Volta RSU awards subject to performance-based vesting requirements, all outstanding and unvested performance-based Volta RSU awards will be canceled in connection with the merger, other than the performance-based Volta RSU awards held by Christopher Wendel (Volta’s former President) and Scott Mercer (Volta’s former Chief Executive Officer) (which we refer to as the “founder awards”). Under Mr. Mercer’s and Mr. Wendel’s separation agreements with Volta, the founder awards will fully vest in connection with the merger and be canceled and converted into the right to receive, with respect to each share of Volta common stock subject to their respective awards, the merger consideration, less all applicable withholding and other authorized deductions.
Volta Equity-Based Compensation Plans (page 77)
Pursuant to the merger agreement, Volta will take all actions necessary with respect to its 2021 Equity Incentive Plan, Founder Incentive Plan and Employee Stock Purchase Plan to provide that, subject to the consummation of the merger, all of its equity-based compensation plans will terminate as of the effective time.
Interests of Volta Directors and Executive Officers in the Merger (page 64)
The directors and executive officers of Volta have interests in the merger that may be different from, or in addition to, the interests of Volta stockholders generally. These interests are described in more detail in the section entitled “The Merger (Proposal 1)—Interests of Volta Directors and Executive Officers in the Merger” beginning on page 64 of this proxy statement and include, among other matters, entitlement of the executive officers to receive potential severance benefits under Volta’s Management Incentive Plan and proceeds related to the treatment of their Volta RSU awards and Volta options. The Volta board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and in determining to recommend that Volta stockholders adopt the merger agreement.
Bridge Loans (page 69)
On January 17, 2023, concurrently with the execution of the merger agreement, Volta and certain of its subsidiaries entered into a term loan, guarantee and security agreement (which we refer to as the “bridge loan agreement”) with Equilon Enterprises LLC d/b/a Shell Oil Products US (which we refer to as “Equilon”), an indirect subsidiary of Shell, pursuant to which Equilon agreed to provide a subordinated secured delayed draw term loan facility to Volta in an aggregate principal amount not to exceed $20 million. Volta borrowed $5 million under the bridge loan agreement on each of January 18, 2023 and January 31, 2023, and may also draw additional amounts in minimum increments of $5 million (which we refer to individually as a “bridge loan” and collectively as the “bridge loans”), subject to the satisfaction of certain terms and conditions. The bridge loans mature on the earliest of (1) the acceleration of obligations by Equilon under the bridge loan agreement upon an event of default; (2) the later to occur of (x) the date that is 60 days after termination of the merger agreement (other than pursuant to Volta’s acceptance of a superior proposal), and (y) the date that is 91 days following maturity of Volta’s existing senior credit facilities under the existing term loan agreement (defined below); (3) the effective time of the merger; and (4) termination of the merger agreement in connection with Volta’s acceptance of a superior proposal. In the event the merger agreement is terminated in connection with Volta’s acceptance of a superior proposal, the third party making such superior proposal or its affiliate is required to comply with the terms and conditions of the bridge loan agreement and the intercreditor agreement (defined below) that are required to be performed prior to or simultaneously with such termination of the merger agreement, including that such third party or its affiliate refinances or purchases from Equilon the indebtedness outstanding under the bridge loan agreement.
Additionally, Equilon, Volta, certain subsidiaries of Volta, and EICF Agent LLC (which we refer to as “EICF”) have entered into a subordination and intercreditor agreement, dated as of January 17, 2023 (which we refer to as the “intercreditor agreement”), providing for, among other things, the subordination of the bridge loans to that certain Term Loan, Guarantee and Security Agreement, dated June 19, 2019, by and among Volta, certain of Volta’s subsidiaries, EICF and the lender parties thereto, as amended (which we refer to as the “existing term loan agreement”), pursuant to which Volta’s obligations (and the liens securing those obligations) under the bridge loan agreement are subordinated to Volta’s obligations (and the liens securing those obligations) under the existing term loan agreement.
Financing (page 69)
The obligation of Shell and Merger Sub to consummate the merger is not subject to any financing condition. Shell and Merger Sub have represented to Volta that Shell or one of its affiliates has and will have, as and when needed, access to sufficient and immediately available funds to provide the bridge loans under the bridge loan agreement, and that Shell has and will have, as and when needed, including as of the closing date, access to sufficient and immediately available funds to pay, and to cause Merger Sub to pay, the aggregate merger consideration payable in the merger and to consummate and perform, and to cause Merger Sub to consummate and perform, its obligations with respect to the merger and the other transactions contemplated by the merger agreement on the terms and subject to the conditions contemplated by the merger agreement.
Material U.S. Federal Income Tax Consequences of the Merger (page 69)
The exchange of shares of Volta common stock for the merger consideration pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a Volta stockholder that is a “U.S. holder” (as defined in the section entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 69 of this proxy statement) will recognize taxable gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received by such U.S. holder in the merger for its Volta common stock; and (2) such U.S. holder’s adjusted tax basis in the shares of Volta common stock exchanged therefor. With respect to a Volta stockholder that is a “non-U.S. holder” (as defined in the section entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 69 of this proxy statement), the exchange of shares of Volta common stock for the merger consideration pursuant to the merger generally will not be subject to U.S. federal income tax unless such non-U.S. holder has certain connections with the United States. U.S. federal backup withholding may apply to the payment made pursuant to the merger unless the Volta stockholder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed U.S. Internal Revenue Service (which we refer to as “IRS”) Form W-9 or the appropriate IRS Form W-8 or applicable successor form).
The tax consequences of the merger will depend on the particular circumstances of each Volta stockholder, and therefore each Volta stockholder is urged to read the discussion in the section entitled “The Merger (Proposal 1)— Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 69 of this proxy statement and to consult its own tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the merger.
Regulatory Clearances (page 72)
Under the merger agreement, the merger cannot be completed until (1) the applicable waiting period under the HSR Act has expired or been terminated following the filing of premerger notification and report forms with the Federal Trade Commission (which we refer to as the “FTC”) and the Antitrust Division of the U.S. Department of Justice (which we refer to as the “DOJ”); and (2) the French FDI approval has been obtained.
Volta and Shell made the necessary filings with the FTC and the DOJ on January 25, 2023, as a result of which, and as of the date of this proxy statement, the applicable waiting period under the HSR Act is scheduled to expire on February 24, 2023, at 11:59 p.m., Eastern Time, unless otherwise earlier terminated or extended if the DOJ or FTC requests additional information and documentary material. Shell, with Volta’s cooperation, made the necessary filings with the French Ministry of the Economy regarding the French FDI approval on January 31, 2023. See the section entitled “The Merger (Proposal 1)—Regulatory Clearances” beginning on page 72 of this proxy statement for additional details.
Appraisal Rights (page 77)
If the merger is consummated and certain conditions are met, stockholders who continuously hold shares of Volta common stock through the effective time, who do not vote in favor of the adoption of the merger agreement and who are entitled to and otherwise properly demand and exercise, and do not effectively waive, withdraw, fail to perfect or otherwise lose, their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), will be entitled to seek an appraisal by the Delaware Court of Chancery of the “fair value” of their shares of Volta common stock (exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be the fair value, if any), as determined by the Delaware Court of Chancery, as described further below in lieu of receiving the merger consideration if the merger is completed, but only if they fully comply with all of the applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to Volta before the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of the adoption of the merger agreement. Voting “AGAINST” or failing to vote “FOR” the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. Failure to follow the procedures specified under the DGCL exactly will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel. If you hold your shares of Volta common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached as Annex C to this proxy statement. For additional information, see the section entitled “The Merger Agreement—Appraisal Rights” beginning on page 77 of this proxy statement.
De-listing and De-registration of Volta Common Stock and Volta Public Warrants (page 73)
If the merger is completed, Volta common stock and the Volta public warrants will be de-listed from the NYSE and de-registered under the Exchange Act. As such, following completion of the merger and such de-registration, Volta will no longer file periodic reports with the SEC.
No Solicitation of Other Offers by Volta (page 83)
Under the terms of the merger agreement, subject to certain exceptions described below, Volta has agreed that, from the date of the merger agreement until the earlier of the receipt of the Volta stockholder approval or the date (if any) on which the merger agreement is terminated, Volta will not, and will cause its subsidiaries, and its and their respective officers and directors not to (and will use reasonable best efforts to cause its and its subsidiaries’ other representatives not to), directly or indirectly, and the Volta board of directors and each committee of the Volta board of directors will not:
(1)
approve, agree to, accept, endorse, recommend, declare advisable or submit to a vote of its stockholders any alternative proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Other Offers by Volta” beginning on page 83 of this proxy statement);

(2)
fail to make, or withdraw, qualify, withhold, modify or amend, in a manner adverse to Shell and Merger Sub, the Volta board recommendation (as defined in the section entitled “The Special Meeting—The Volta Board of Directors’ Recommendation” beginning on page 83 of this proxy statement) or fail to include the Volta board recommendation in this proxy statement;

(3)	make any public statement, filing or release overtly and unambiguously adverse to the Volta board recommendation;
(4)
fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against any alternative proposal subject to Regulation 14D under the Exchange Act within 10 days after the commencement of such alternative proposal;

(5)	approve, adopt or recommend any alternative proposal, or propose publicly to approve, adopt or recommend, any alternative proposal;
(6)
following the commencement by a third party of any tender offer or exchange offer related to Volta common stock, fail to publicly reaffirm the Volta board recommendation within the later of (x) three business days after Shell so requests in writing, and (y) seven business days following the commencement by such third party of such tender offer or exchange offer related to Volta common stock;

(7)
enter into any letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other similar contract (except for certain confidentiality agreements) providing for any alternative proposal or a potential alternative proposal or requiring Volta to abandon, terminate, materially delay or fail to consummate, or that would otherwise materially impede or interfere with, the merger or any of the other transactions contemplated by the merger agreement (which we refer to as an “alternative acquisition agreement”); or

(8)	agree or resolve to take any action set forth in the foregoing clauses (1) through (7).

In addition, under the merger agreement, Volta has agreed that it will and will cause its subsidiaries, and its and their respective officers and directors to, and will use its reasonable best efforts to cause its and its subsidiaries’ other representatives to, (1) immediately cease any existing solicitation, knowing encouragement, knowing facilitation, discussions or negotiations with any persons or entities, or the provision of any information to any persons or entities, with respect to any alternative proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an alternative proposal and immediately terminate any such person’s access to any physical or electronic data rooms; (2) request the prompt return or destruction of all confidential information previously furnished to any person that has made an inquiry and enforce the provisions of any existing confidentiality or non-disclosure agreement entered into with respect to any inquiry, subject to certain exceptions; and (3) from and after the date of the merger agreement until the earlier of the effective time or the date, if any, on which the merger agreement is validly terminated, not, directly or indirectly, (x) solicit, initiate or knowingly encourage or facilitate any inquiry or an alternative proposal, (y) furnish non-public information to or afford access to the business, employees, officers, contracts, properties, assets, books and records of Volta and its subsidiaries to any person in connection with an inquiry or an alternative proposal, or (z) enter into, continue or otherwise participate in any discussions or negotiations with any person with respect to an inquiry or an alternative proposal, subject to certain exceptions.
Notwithstanding the prohibitions described above, if Volta receives, prior to the earlier of the receipt of the Volta stockholder approval or the date, if any, on which the merger agreement is validly terminated, a bona fide unsolicited written alternative proposal or an inquiry, proposal or offer that would reasonably be expected to lead to an alternative proposal that did not result from a breach of Volta’s non-solicitation obligations, then Volta and its representatives, subject to providing Shell prior written notice of such alternative proposal, are permitted to (1) furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of Volta and its subsidiaries to the person who made such alternative proposal and such person’s representatives pursuant to (but only pursuant to) one or more certain confidentiality agreements (provided that Volta has furnished, made available or provided access to Shell to any such non-public information (to the extent not previously furnished, made available or provided to Shell or its representatives) prior to, concurrent with or within 24 hours after such information or access is furnished or afforded to such person or its representatives); and (2) enter into, or otherwise participate in, any discussions or negotiations with any person and such person’s representatives regarding such alternative proposal pursuant to (but only pursuant to) one or more certain confidentiality agreements if:
•
the Volta board of directors has determined in good faith (after consultation with its financial advisors and outside legal counsel), that such alternative proposal constitutes or would reasonably be expected to lead to a superior proposal; and

•
the Volta board of directors has determined in good faith (after consultation with its outside legal counsel), that the failure to take such action would reasonably be likely to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law.

Termination of the Merger Agreement
Termination by Volta or Shell (page 92)
The merger agreement may be terminated at any time before the effective time, whether before or after receipt of the Volta stockholder approval:
•	by mutual written consent of Volta and Shell; or
•	by either Volta or Shell if:
−
the closing has not occurred on or before April 30, 2023 (which we refer to as the “end date”); provided, however, that this right to terminate the merger agreement will not be available to any party whose material breach of any provision of the merger agreement is the principal cause of or results in the failure of the effective time to have occurred by the end date;

−
a governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any applicable law or order which is then in effect, that prevents, makes illegal or prohibits the consummation of the merger, which law or order has become final and non-appealable; provided, however, that this right to terminate the merger agreement will not be available to any party whose material breach of the merger agreement is the principal cause of or results in the issuance of such final and non-appealable law or order; or

−
Volta fails to obtain the Volta stockholder approval at the Special Meeting (including any adjournment or postponement thereof) at which a vote is taken on the adoption of the merger agreement; provided, however, that this right to terminate the merger agreement will not be available to any party whose material breach of any provision of the merger agreement is the principal cause of or results in the failure to obtain the Volta stockholder approval at the Special Meeting.

Termination by Volta (page 92)
The merger agreement may be terminated at any time before the effective time by Volta if:
•
Shell or Merger Sub has breached or violated their respective representations, warranties, covenants or agreements under the merger agreement, in each case, if such breach or violation would reasonably be expected to have a Shell material adverse effect and such breach or violation is not capable of being cured, or is not cured by Shell or Merger Sub on or before the earlier of (1) the end date and (2) 30 days after delivery of written notice thereof by Volta; provided, however, that Volta will not have the right to terminate the merger agreement pursuant to this provision if Volta is in material breach of any of its representations, warranties, covenants or agreements under the merger agreement such that a condition to the obligations of Shell and Merger Sub to consummate the merger would not then be satisfied as of the date of termination; or

•
at any time prior to receiving the Volta stockholder approval, Volta enters into a definitive agreement providing for a superior proposal in accordance with the “no shop” provision of the merger agreement, as long as (1) Volta has complied with the requirements of the “no shop” provision of the merger agreement in connection with such superior proposal, as further described under the section entitled “The Merger Agreement—No Solicitation of Other Offers by Volta” beginning on page 83 of this proxy statement; (2) prior to or simultaneously with such termination, Volta pays to Shell the $5,919,165 termination fee described below; and (3) prior to or simultaneously with such termination, the third party making such superior proposal or its affiliate has complied with the terms and conditions of the bridge loan agreement and the intercreditor agreement that are required to be performed prior to or simultaneously with such termination of the merger agreement, including that such third party or its affiliate refinances or purchases from Equilon the indebtedness outstanding under the bridge loan agreement.

Termination by Shell (page 93)
The merger agreement may be terminated by Shell if:
•
Volta has breached or violated its representations, warranties, covenants or agreements under the merger agreement, in each case, if such breach or violation would give rise to the failure of a condition to the obligations of Shell and Merger Sub to consummate the merger and such failure is not capable of being cured, or is not cured on or before the earlier of (1) the end date and (2) 30 days after delivery of written notice thereof by Shell; provided, however, that Shell will not have the right to terminate the merger agreement pursuant to this provision if (a) it or Merger Sub is in material breach of any representation, warranty, covenant or agreement under the merger agreement such that a condition to the obligations of Volta to consummate the merger would not then be satisfied; or (b) Equilon is then in material breach of any of its covenants or agreements set forth in the bridge loan agreement; or

•
at any time prior to receipt of the Volta stockholder approval, if the Volta board of directors has effected an adverse recommendation change or Volta has willfully breached its obligations described under the section entitled “The Merger Agreement—No Solicitation of Other Offers by Volta” beginning on page 83 of this proxy statement, except that Shell’s right to terminate the merger agreement pursuant to this provision will expire on the 15th business day following the date on which such right to terminate first arose.

Termination Fee (page 93)
The merger agreement provides that Volta will pay Shell a termination fee of $5,919,165 if:
•	Volta terminates the merger agreement in order to enter into a definitive written agreement providing for a superior proposal;

•
Shell terminates the merger agreement because the Volta board of directors has effected an adverse recommendation change or Volta has willfully breached its obligations described under the section entitled “The Merger Agreement—No Solicitation of Other Offers by Volta” beginning on page 83 of this proxy statement, except that Shell’s right to terminate pursuant to this provision expires at 5:00 p.m. Eastern Time on the 15th business day following the date on which such right to terminate first arose; or

•
(1) a bona fide alternative proposal has become publicly known or announced and is not publicly withdrawn at least 10 business days prior to the date of such termination; (2) the merger agreement is terminated (a) by Volta or Shell as a result of the effective time having not occurred on or before the end date and so long as a material breach by the terminating party of any provision of the merger agreement is not the principal cause of nor results in the failure of the effective time to have occurred, (b) by Volta or Shell if Volta fails to obtain the Volta stockholder approval and a material breach by the terminating party of any provision of the merger agreement is not the principal cause of nor results in the failure to obtain the Volta stockholder approval, or (c) by Shell if there has been any breach or violation by Volta of any representation, warranty, covenant or agreement of Volta as described above in the section entitled “Summary—Termination by Shell”; and (3) within 12 months of such termination, an alternative proposal is consummated or Volta enters into a definitive agreement in respect of an alternative proposal that is subsequently consummated, provided, however, that for purposes of this provision, the references to 20% in the definition of “alternative proposal” will be deemed to be references to 50%.

In no event will Volta be obligated to pay the termination fee on more than one occasion. In the event that the termination fee is received by Shell, none of Volta, any of its subsidiaries, any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement, except in the event of fraud or willful breach of any representation, warranty or covenant or agreement contained in the merger agreement occurring prior to such termination; provided, however, that nothing in the merger agreement shall affect or limit the liability of any party to a voting agreement for any breach or violation of the voting agreement.
Expenses (page 94)
Except as otherwise provided in the merger agreement, each of the parties has agreed to bear its own expenses in connection with the merger agreement. However, Shell must pay all filing fees required under the HSR Act, under the French FDI law and any other applicable antitrust notifications relating to the transactions contemplated by the merger agreement.
Amendments, Specific Performance, Extensions and Waivers (page 94)
Amendments
Subject to certain limitations, the merger agreement may be amended by written agreement of each of the parties at any time prior to the effective time.
Specific Performance
Under the merger agreement, the parties have agreed that each party will be entitled to:
•	an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of the merger agreement; and
•	enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy at law or in equity.
Extensions and Waivers
Under the merger agreement, at any time prior to the effective time, Shell and Merger Sub, on the one hand, and Volta, on the other hand, may:
•	extend the time for the performance of any of the obligations or other acts of the other party;
•	waive any inaccuracies in the representations and warranties of the other party;

•	waive compliance by the other party with any of the agreements or covenants contained in the merger agreement; and
•	waive the satisfaction of any of the conditions contained in the merger agreement to the extent such party is permitted to waive such conditions.
Additionally, no extension or waiver will be made which, pursuant to applicable law, requires further approval by the holders of shares of Volta common stock, without such further approval being obtained.
Voting Agreement (page 95)
Concurrently with the execution of the merger agreement, Shell entered into a voting agreement (which we refer to as the “voting agreement”) with each of Volta’s directors and executive officers (each of which we refer to as a “supporting stockholder”), pursuant to which, among other things, and subject to the terms and conditions set forth in the voting agreement, each supporting stockholder agreed to vote his or her shares of Volta common stock, and any additional shares of Volta common stock of which they acquire beneficial ownership after the date of the voting agreement, (1) in favor of the proposal to adopt the merger agreement and the adjournment proposal; and (2) against any competing transaction that may be proposed, any proposal which would reasonably be expected to result in a breach of any covenant of Volta under the merger agreement, and any proposal that would reasonably be expected to prevent or materially delay the consummation of the merger. As of February 17, 2023, the record date for the special meeting, the supporting stockholders held in the aggregate 4,096,115 shares of Volta common stock, representing approximately 2.35% of the outstanding shares of Volta common stock. Entities affiliated with Energize Ventures, which are affiliated with Volta director John J. Tough, TortoiseEcofin Borrower LLC, which is affiliated with Volta director and Interim Chief Executive Officer Vincent T. Cubbage, and Virgo Hermes, LLC, which was formerly affiliated with Volta director Eli Aheto, did not enter into a voting agreement.
Litigation Relating to the Merger (page 73)
Following the announcement of the merger agreement and through February 17, 2023, Volta has received two demand letters (one of which included a draft complaint) from purported Volta stockholders, and three lawsuits have been filed by purported Volta stockholders, related to the transactions contemplated by the merger agreement. On February 15, 2023, Volta received a demand letter from a purported Volta stockholder to inspect books and records pursuant to 8 Del. § 220 and to issue supplemental disclosures to address certain alleged misstatements and omissions in the preliminary proxy statement filed by Volta with the SEC on February 8, 2023. On February 15, 2023, Volta received a draft complaint which generally alleges that the preliminary proxy statement fails to disclose or misrepresents allegedly material information in violation of Sections 14(a) and 20(a) of the Exchange Act, along with an accompanying demand that Volta issue supplemental disclosures to address those claims. On February 15, 2023, Justin Small, a purported Volta stockholder, filed a complaint in the United States District Court for the Northern District of California, Case No. 3:23-cv-00685-SK. On February 16, 2023, Michael Arndt, a purported Volta stockholder, filed a complaint in the United States District Court for the Northern District of California, Case No. 3:23-cv-00699- KAW. On February 17, 2023, Ryan O’Dell, a purported Volta stockholder, filed a complaint in the United States District Court for the Southern District of New York, Case No. 1:23-cv-01378. The complaints generally allege that the preliminary proxy statement fails to disclose or misrepresents allegedly material information in violation of Sections 14(a) and 20(a) of the Exchange Act. Volta believes that the allegations in these demand letters and in these complaints are without merit. Legal proceedings from such purported Volta stockholders relating to such demand letters may be filed in the future. Volta may receive additional demand letters, and additional lawsuits may be filed, arising out of the transactions contemplated by the merger agreement in the future.
Market Prices Data (page 97)
Volta common stock is listed on the NYSE under the symbol “VLTA” and the Volta public warrants are listed on the NYSE under the symbol “VLTA.WS.” The closing sale price of Volta common stock on January 17, 2023, the last trading day prior to the execution of the merger agreement, was $0.7270 per share. On February 17, 2023 the most recent practicable date before the filing of this proxy statement, the closing sale price of Volta common stock was $0.8536 per share. The closing sale price of the Volta public warrants on January 17, 2023, the last trading day prior to the execution of the merger agreement, was $0.098 per share. On February 17, 2023, the most recent practicable date before the filing of this proxy statement, the closing sale price of the Volta public warrants was $0.2088 per share. You are encouraged to obtain current market quotations for Volta common stock in connection with voting your shares of Volta common stock.

Following the closing of the merger, there will be no further market for Volta common stock or the Volta public warrants, and Volta common stock and the Volta public warrants will be de-listed from the NYSE and de-registered under the Exchange Act. As a result, following the closing of the merger and such de-registration, we will no longer file periodic reports with the SEC.
For a more complete description, please see the section entitled “Market Prices and Dividend Data” beginning on page 97 of this proxy statement.
* * *
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS
The following questions and answers are intended to address briefly some commonly asked questions regarding the Special Meeting, the merger agreement and the transactions contemplated by the merger agreement. These questions and answers may not address all questions that may be important to you as a Volta stockholder. Please refer to the section entitled “Summary” preceding this section and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, all of which you should read carefully.
Q:	Why am I receiving this proxy statement?
A:
You are receiving this proxy statement because, on January 17, 2023, Volta entered into the merger agreement providing for the merger of Merger Sub with and into Volta, with Volta surviving the merger and becoming a wholly owned subsidiary of Shell, and your vote is required in connection with the merger. You are receiving this proxy statement in connection with the solicitation of proxies by the Volta board of directors. The Volta board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment proposal.

Q:	What is a proxy?
A:
A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Volta common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Volta common stock is called a “form of proxy” or “proxy card.” The Volta board of directors has designated each of Vincent T. Cubbage, Volta’s Interim Chief Executive Officer and a director, and Andrew B. Lipsher, Chief Development Officer, with full power of substitution, as the proxy holders for the Special Meeting.

Q:	What is the proposed transaction?
A:
The proposed transaction is the acquisition of Volta by Shell through the merger of Merger Sub with and into Volta pursuant to the merger agreement. Following the effective time, Volta will be privately held as a wholly owned subsidiary of Shell, and you will no longer own shares of Volta common stock and instead will have only the right to receive the merger consideration. Following the consummation of the merger, Volta common stock and the Volta public warrants will be de-listed from the NYSE and de-registered under the Exchange Act; thus, Volta will no longer be a public company.

Q:	What will I receive in the merger?
A:
If the merger is consummated, you will be entitled to receive $0.86 in cash for each share of Volta common stock you own, without interest and less applicable withholding taxes. For example, if you own 1,000 shares of Volta common stock, you will be entitled to receive $860.00 in cash, without interest and less applicable withholding taxes. After the effective time, you will no longer have any rights as a Volta stockholder, other than the right to receive the merger consideration.

Q:	What is included in these materials?
A:	These materials include:
•	this proxy statement for the Special Meeting;
•	a proxy card or voting instruction form (enclosed with this proxy statement);
•	a copy of the merger agreement (attached as Annex A to this proxy statement);
•	the written opinion of Raymond James (attached as Annex B to this proxy statement); and
•	the full text of Section 262 of the DGCL (attached as Annex C to this proxy statement).
Q:	Where and when is the Special Meeting?
A:
The Special Meeting will be held virtually via the internet at 10:00 a.m. Eastern Time on March 29, 2023, solely via live webcast, and there will not be a physical meeting location. Volta stockholders will be able to attend the

Special Meeting online and vote their shares electronically during the meeting by visiting http://www.virtualshareholdermeeting.com/VLTA2023SM, which we refer to as the “Special Meeting website.” If you plan to attend the Special Meeting via the Special Meeting website, you will need the 16-digit control number included on your proxy card or voting instruction form that accompanies your proxy materials.
To ensure that you will be represented, we encourage you to promptly vote by submitting the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone. In certain circumstances, the Special Meeting could be adjourned to another time or place. All references in our proxy materials to the Special Meeting include any adjournment or postponement of the Special Meeting.
Q:	How do I attend the Special Meeting?
A:
You will be able to attend the Special Meeting online and vote your shares electronically by visiting the Special Meeting website. If you plan to attend the Special Meeting, you will need the 16-digit control number included on your proxy card or voting instruction form that accompanies by your proxy materials. During the Special Meeting, Volta stockholders will be able to vote their shares of Volta common stock. Shares previously voted at the Special Meeting do not need to be voted again unless you intend to change or revoke your prior vote.

If you are a beneficial owner of shares held in street name and wish to vote at the Special Meeting via the Special Meeting website, you should contact your broker, bank or other nominee to obtain your specific control number and further instructions. If you are not a holder of record as of the close of business on the record date, you will be permitted to vote at the Special Meeting only if you have a valid legal proxy from a holder of record as of the close of business on the record date.
Q:	What proposals will be voted on at the Special Meeting?
A:	There are two proposals scheduled to be voted on at the Special Meeting:
•	to adopt the merger agreement; and
•
to approve one or more adjournments of the Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to constitute a quorum or to approve the proposal to adopt the merger agreement.

Q:	What is the Volta board of directors’ voting recommendation?
A:	Upon consideration, the Volta board of directors unanimously recommends that you vote your shares:
•	“FOR” the proposal to adopt the merger agreement; and
•	“FOR” the adjournment proposal.
For a discussion of the factors that the Volta board of directors considered in determining to approve the execution and delivery of the merger agreement by Volta and to recommend the adoption of the merger agreement, please see the section entitled “The Merger (Proposal 1)—Recommendation of the Volta Board of Directors and Reasons for Recommendation” beginning on page 45 of this proxy statement. In addition, in considering the recommendation of the Volta board of directors with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Volta stockholders generally. For a discussion of these interests, please see the section entitled “The Merger (Proposal 1)—Interests of Volta Directors and Executive Officers in the Merger” beginning on page 64 of this proxy statement.
Q:	Who is entitled to vote at the Special Meeting?
A:
All shares of Volta common stock owned by you as of the record date, which is the close of business on February 17, 2023, may be voted by you. You may cast one vote per share of Volta common stock that you held on the record date. These shares include shares that are:

•	held directly in your name as the stockholder of record; and
•
held through a broker, bank or other nominee for you as the beneficial owner, including those shares over which a broker, bank or other nominee has provided you with a specific control number and further instructions allowing you to vote those shares at the Special Meeting via the Special Meeting website.

As of the close of business on the record date, there were 174,578,460 shares of Volta common stock issued and outstanding, and entitled to vote at the Special Meeting. Each share of Volta common stock issued and outstanding as of the close of business on the record date will be entitled to one vote on each matter submitted to a vote at the Special Meeting.
Q:	Are holders of Volta warrants entitled to vote at the Special Meeting?
A:	No. A Volta warrant does not entitle the holder thereof to any of the rights of a stockholder of Volta, including, without limitation, voting rights.
Q:	What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?
A:
Volta stockholders may hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

•
Stockholder of Record. If your shares of Volta common stock are registered directly in your name with Volta’s transfer agent, Computershare, Inc., you are considered, with respect to those shares, the stockholder of record, and this proxy statement was sent directly to you by Volta. As the stockholder of record, you have the right to vote at the Special Meeting via the Special Meeting website or by proxy, grant your voting proxy directly to certain officers of Volta or to appoint a representative of your choosing to attend the Special Meeting and vote on your behalf by granting such person a “legal proxy.”

•
Beneficial Owner. If your shares of Volta common stock are held in an account at a broker, bank or other nominee, you are considered the beneficial owner of shares held in street name, and this proxy statement was forwarded to you by your broker, bank or other nominee, who is considered, with respect to those shares, to be the “stockholder of record.” As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares on your behalf at the Special Meeting, or you may contact your broker, bank or other nominee to obtain your specific control number and further instructions. Because you are not the “stockholder of record,” you may not vote your shares at the Special Meeting via the Special Meeting website or by proxy, unless you request and obtain your specific control number from your broker, bank or other nominee.

Q:	What must I do if I want to attend the Special Meeting?
A:
Only Volta stockholders as of the close of business on the record date and their authorized representatives may attend the Special Meeting. If you plan to attend the Special Meeting, you will need the 16-digit control number included on your proxy card or voting instruction form that accompanies your proxy materials. During the Special Meeting, Volta stockholders will be able to vote their shares of Volta common stock. If you are a beneficial owner of shares held in street name and wish to vote at the Special Meeting, you should contact your broker, bank or other nominee to obtain your specific control number and further instructions. To ensure that you will be represented, even if you plan to attend the Special Meeting via the Special Meeting website, we encourage you to promptly vote by submitting the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone. If you attend the Special Meeting and vote by ballot via the Special Meeting website, your vote will revoke any proxy that you have previously submitted. Please contact your broker, bank or other nominee for instructions regarding obtaining your specific control number and further instructions.

Q:	If I am a stockholder of record of shares of Volta common stock, how do I vote?
A:	If you are a stockholder of record, there are four ways you can vote:
•	via the internet, at the internet address provided on the proxy card;
•	by telephone, by using the toll-free number listed on the proxy card;
•	by mail, by completing, signing and dating the proxy card and returning it before the Special Meeting in the enclosed pre-paid envelope provided; or

•
by virtually attending and participating in the Special Meeting online via the Special Meeting website at www.virtualshareholdermeeting.com/VLTA2023SM and voting your shares electronically before the polls close during the Special Meeting. To participate and vote in the Special Meeting, you will need the control number included on your proxy card.

Votes submitted by telephone or through the internet must be received by 11:59 p.m. Eastern Time, on March 28, 2023. Submitting your proxy, whether by telephone, through the internet or by mail, will not affect your right to vote should you decide to attend and participate in the Special Meeting virtually.
Q:	If I am a beneficial owner of shares of Volta common stock held in street name, how do I vote?
A:
If you are a beneficial owner of shares of Volta common stock held in street name, you will receive instructions from your broker, bank or other nominee as to how to vote your shares. You must follow the instructions of your broker, bank or other nominee in order for your shares to be voted. Prior to the Special Meeting, voting by telephone and the internet also will be offered to stockholders owning shares through certain brokers, banks and other nominees. If your shares are not registered in your own name but are held through your broker, bank or other nominee and you plan to vote your shares at the Special Meeting via the Special Meeting website or by proxy, you should contact your broker, bank or other nominee to obtain your specific control number and further instructions. Please note that if you hold your shares through a broker, bank or other nominee, such nominee cannot vote your shares unless you have given your nominee specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker, bank or other nominee.

Q:	Will my shares of Volta common stock held in street name or another form of record ownership be combined for voting purposes with shares I hold of record?
A:
No. Because any shares of Volta common stock you may hold in street name will be deemed to be held by a different stockholder of record than any shares of Volta common stock you hold of record, any shares of Volta common stock held in street name will not be combined for voting purposes with shares of Volta common stock you hold of record. Similarly, if you own shares of Volta common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card or vote separately by telephone or the internet with respect to those shares of Volta common stock because they are held in a different form of record ownership. Shares of Volta common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of Volta common stock held in an individual retirement account must be voted under the rules governing such account. Please complete, date, sign and return (via the internet, telephone or mail) each proxy card and voting instruction form that you receive.

Q:	What is the quorum requirement for the Special Meeting?
A:
A quorum is necessary to hold a valid meeting of Volta stockholders. The presence at the Special Meeting of the holders of record of a majority of the voting power of the shares of Volta common stock issued and outstanding and entitled to vote at the Special Meeting, present at the Special Meeting via the Special Meeting website or represented by proxy, at the close of business on the record date will constitute a quorum.

If a quorum is not present at the Special Meeting, the Special Meeting may be adjourned or postponed by the chairperson of the Special Meeting until a quorum is obtained pursuant to the authority granted under Volta’s amended and restated bylaws.
If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the Special Meeting.
If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” occurs and these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the Special Meeting.
Q:	What happens if I do not give specific voting instructions?
A:
Stockholder of Record. If you are a stockholder of record and you submit a signed proxy card or submit your proxy by telephone or the internet, but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the Volta board of directors on all matters presented in this proxy statement. Thus, your shares of Volta common stock will be voted:
•	“FOR” the proposal to adopt the merger agreement; and
•	“FOR” the adjournment proposal.
Beneficial Owner. If you are a beneficial owner of shares held in street name, under applicable stock exchange rules the broker, bank or other nominee that holds your shares may generally vote on routine proposals but cannot vote without instructions on non-routine matters unless they have discretionary authority. None of the proposals to be voted on at the Special Meeting are considered routine proposals. As a result, if the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares, a “broker non-vote” will occur. Therefore, we urge you to give voting instructions to your broker. Shares represented by such “broker non-votes” will not be counted as present at the Special Meeting or represented by proxy in determining whether there is a quorum. A “broker non-vote” will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Your abstention will have no effect on the adjournment proposal.
Q:	What is the voting requirement to approve the proposal to adopt the merger agreement?
A:
The adoption of the merger agreement requires stockholders holding a majority of the issued and outstanding shares of Volta common stock entitled to vote thereon to vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of Volta common stock or an abstention from voting on this proposal will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q:	What is the voting requirement to approve the adjournment proposal?
A:
The approval of the adjournment proposal requires the holders of a majority of the voting power of the shares of Volta common stock entitled to vote on the adjournment proposal that are present at the Special Meeting via the Special Meeting website or represented by proxy at the Special Meeting and are voted for or against the adjournment proposal, to vote “FOR” the adjournment proposal (provided that a quorum is present). Abstentions are not considered votes for or against this proposal, and thus, will have no effect on the outcome of the adjournment proposal. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the broker, bank or nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on the outcome of the adjournment proposal.

Q:	How do Volta directors and executive officers intend to vote?
A:
Concurrently with the execution of the merger agreement Shell entered into the voting agreement with each of Volta’s directors and executive officers, pursuant to which, among other things, and subject to the terms and conditions set forth in the voting agreement, each such director and executive officer agreed to vote his or her shares of Volta common stock, representing, as of the close of business on the record date, approximately 2.35% of the issued and outstanding shares of Volta common stock, “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment proposal.

The directors and executive officers of Volta have interests in the merger that may be different from, or in addition to, the interests of Volta stockholders generally. These interests are described in more detail in the section entitled “The Merger (Proposal 1)—Interests of Volta Directors and Executive Officers in the Merger” beginning on page 64 of this proxy statement.
Q:	What effects will the merger have on Volta and Volta common stock?
A:
Volta common stock is currently registered under the Exchange Act and is listed on the NYSE under the symbol “VLTA” At the effective time, Merger Sub will merge with and into Volta, with Volta continuing as the surviving corporation and becoming a wholly owned subsidiary of Shell. As a result of the merger, Volta will cease to be a publicly traded company. Following the consummation of the merger, Volta common stock will be de-listed from the NYSE and de-registered under the Exchange Act.

Q:	What effects will the merger have on the Volta warrants, including the Volta public warrants?
A:
The Volta public warrants are currently registered under the Exchange Act and are listed on the NYSE under the symbol “VLTA.WS.” At the effective time, Merger Sub will merge with and into Volta, with Volta continuing as the surviving corporation and becoming a wholly owned subsidiary of Shell. As a result of the merger, Volta will cease to be a publicly traded company. Following the consummation of the merger, the Volta public warrants will be de-listed from the NYSE and de-registered under the Exchange Act.

The merger agreement provides that, at the effective time, each SPAC warrant that is outstanding as of immediately prior to the effective time will, in accordance with its terms under the SPAC warrant agreement, automatically and without any required action on the part of the holder thereof, cease to represent a SPAC warrant in respect of Volta common stock and will become a SPAC warrant exercisable for the merger consideration. If a holder of a SPAC warrant properly exercises its SPAC warrant within 30 days following the public disclosure of the consummation of the merger by Volta pursuant to a Current Report on Form 8-K filed with the SEC, the Warrant Price (as defined in the SPAC warrant agreement) with respect to such exercise will be reduced by an amount (in dollars and in no event less than zero) equal to the difference of (1) the Warrant Price in effect prior to such reduction minus (2) (a) the merger consideration minus (b) the Black-Scholes Warrant Value (as defined in the SPAC warrant agreement).
The merger agreement further provides that, at the effective time, each legacy warrant that is outstanding as of immediately prior to the effective time will, in accordance with its terms, automatically and without any required action on the part of the holder thereof, cease to represent a legacy warrant exercisable for Volta common stock and will become a legacy warrant exercisable for the merger consideration.
Q:	What effects will the merger have on Volta Equity Awards?
A:
The merger agreement provides that as of the effective time, each then outstanding Volta option that has an exercise price per share of Volta common stock that is less than the merger consideration and time-based Volta RSU award (whether or not vested) granted under any of Volta’s equity-based compensation plans will vest in full and be canceled and converted into the right to receive the merger consideration (less the exercise price, in the case of the Volta options), less all applicable withholding and other authorized deductions. All outstanding Volta options that have an exercise price per share of Volta common stock that is greater than or equal to the merger consideration will be canceled for no consideration as of the effective time.

With respect to the performance-based Volta RSU awards, all outstanding and unvested performance-based Volta RSU awards will be canceled in connection with the merger, other than the founder awards. Under Mr. Mercer’s and Mr. Wendel’s separation agreements with Volta, the founder awards will fully vest in connection with the merger and be canceled and converted into the right to receive, with respect to each share of Volta common stock subject to their respective awards, the merger consideration, less all applicable withholding and other authorized deductions.
Q:	What will happen to the Volta equity-based compensation plans?
A:
Volta will take all actions necessary with respect to its 2021 Equity Incentive Plan, Founder Incentive Plan and Employee Stock Purchase Plan to provide that, subject to the consummation of the merger, each of its equity-based compensation plans will terminate as of the effective time. With respect to the Employee Stock Purchase Plan, there is currently no offering period in effect under the plan as of the date of the merger agreement, and no new offering period will commence under the Employee Stock Purchase Plan prior to the consummation of the merger.

Q:	When is the merger expected to be completed?
A:
Together with Shell, we are working toward completing the merger as quickly as possible after the date of the Special Meeting, and currently expect to consummate the merger in the first half of 2023. We cannot be certain when or if the conditions to the merger will be satisfied (or, to the extent permitted, waived). The merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including the adoption of the merger agreement by Volta stockholders.

Q:	What happens if the merger is not completed?
A:
If the merger agreement is not adopted by Volta stockholders, or if the merger is not completed for any other reason, Volta stockholders will not receive any payment for their shares of Volta common stock in connection with the merger. Except in certain circumstances where Volta has entered into an alternative transaction to the merger, Volta would remain a public company, and shares of Volta common stock and the Volta public warrants would continue to be registered under the Exchange Act, as well as listed and traded on the NYSE. In the event that the merger agreement is terminated, in certain specified circumstances, the termination fee will be due and payable by Volta to Shell. See the sections entitled “The Merger Agreement—Termination Fee” beginning on page 93 of this proxy statement and “The Merger Agreement—Effect of Termination” beginning on page 94 of this proxy statement.
As described in the sections entitled “The Merger (Proposal 1)—Background of the Merger” beginning on page 31 of this proxy statement and “The Merger (Proposal 1)—Recommendation of the Volta Board of Directors and Reasons for Recommendation” beginning on page 45 of this proxy statement, in the event the merger agreement is not adopted by Volta stockholders, or if the merger is not completed for any other reason (other than pursuant to Volta’s acceptance of a superior proposal), it is likely that Volta would be required to promptly raise additional debt or equity capital, which may not be available, or commence voluntary bankruptcy proceedings. If this happens, Volta stockholders will be unlikely to receive as much value for their shares of Volta common stock as they would have received if the merger had taken place, and may not receive anything at all.
Q:	Can I revoke my proxy or change my vote?
A:	Yes. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the Special Meeting by:
•
voting over the internet or by telephone as instructed on the proxy card. Only your latest internet or telephone vote will be counted. You may not change your vote over the internet or by telephone after 11:59 p.m. Eastern Time on March 28, 2023;

•
providing a written notice of revocation that is received before the Special Meeting by the Corporate Secretary at Volta Inc., 155 De Haro Street, San Francisco, California 94103, Attention: Corporate Secretary;

•	completing, signing, dating and returning a new proxy card by mail to Volta before the Special Meeting (received by or with our last mail delivery before the Special Meeting begins); or
•	attending the Special Meeting and requesting that your proxy be revoked and/or voting via the Special Meeting website as instructed above.
Please note, however, that only your last-dated proxy will count. Attending the Special Meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card or by sending a written notice of revocation to Volta, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by Volta before the Special Meeting (such new proxy cards or written notices of revocation received by or with our last mail delivery before the Special Meeting begins will be counted).
If you hold your shares in street name through a broker, bank or other nominee, you will need to follow the instructions provided to you by your broker, bank or other nominee in order to revoke your proxy or submit new voting instructions. You may also revoke your proxy by obtaining your specific control number and further instructions from your broker, bank or other nominee that holds the shares of record and voting your shares at the Special Meeting via the Special Meeting website or by proxy.
Q:	What happens if I do not vote or if I abstain from voting on the proposals?
A:
The requisite number of shares to approve the proposal to adopt the merger agreement is based on the total number of shares of Volta common stock issued and outstanding, not just the shares that are voted. Failure to submit a signed proxy card, grant a proxy by telephone or the internet or to vote via the Special Meeting website by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. For more information concerning the Special Meeting, the merger agreement and the merger, please review this proxy statement and the copy of the merger agreement attached as Annex A to this proxy statement.

The requisite number of shares to approve the adjournment proposal is a majority of the voting power of the shares of Volta common stock entitled to vote on the adjournment proposal that are present at the Special Meeting via the Special Meeting website or represented by proxy at the Special Meeting and are voted for or against the adjournment proposal (provided that a quorum is present). An abstention from voting will have no effect on the outcome of the adjournment proposal. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the broker, bank or nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on the adjournment proposal.
Only shares of Volta common stock that are issued and outstanding as of the close of business on the record date are eligible to be voted on each of the two proposals and will be counted for purposes of determining whether a quorum is present at the Special Meeting.
Q:	If the merger is consummated, how will I receive the cash for my shares of Volta common stock?
A:
If the merger is consummated and your shares of Volta common stock are held in book-entry form or in the name of a broker, bank or other custodian, the cash proceeds will be deposited into your bank or brokerage account without any further action on your part. If you hold your shares of Volta common stock in certificate form, you will receive a letter of transmittal with instructions on how to send your shares of Volta common stock to the paying agent in connection with the merger. The paying agent will issue and deliver to you a check for your shares of Volta common stock after you comply with such instructions.

Q:	What happens if the market price of shares of Volta common stock significantly changes before the closing?
A:	Shell is not obligated to change the merger consideration of $0.86 per share of Volta common stock as a result of a change in the market price of Volta common stock.
Q:	What happens if I sell my shares of Volta common stock before completion of the merger?
A:
In order to receive the merger consideration, you must hold your shares of Volta common stock through completion of the merger. Consequently, if you transfer your shares of Volta common stock before completion of the merger, you will have transferred your right to receive the merger consideration in the merger.

The record date for stockholders entitled to vote at the Special Meeting is February 17, 2023. If you transfer your shares of Volta common stock after the record date but before the closing, unless you have granted a “legal proxy” to the purchaser as part of the transfer, you will have the right to vote at the Special Meeting, although you will have transferred your right to receive the merger consideration in the merger.
Q:	Should I send in my evidence of ownership now?
A:
No. After the merger is completed, you will receive a letter of transmittal, if applicable, and related materials from the paying agent for the merger with detailed written instructions for exchanging your shares of Volta common stock evidenced by stock certificates for the merger consideration. If your shares of Volta common stock are held in street name by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to what action, if any, you need to take in order to effect the surrender of your street name shares in exchange for the merger consideration. Please do not send in any documentation of evidence of ownership now.

Q:	Am I entitled to exercise dissenters’ or appraisal rights instead of receiving the merger consideration for my shares of Volta common stock?
A:
Yes. Under Section 262 of the DGCL, stockholders who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they fully comply with all applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the merger consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to Volta before the vote on the proposal to adopt the merger agreement and such stockholder must not vote or otherwise submit a proxy in favor of the adoption of the merger agreement. Failure to comply exactly with the procedures and requirements specified under the DGCL will result in the loss of appraisal rights. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached as Annex C to this proxy statement. For additional information, see the section entitled “Appraisal Rights” beginning on page 101 of this proxy statement. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel.
Q:	Will I be subject to U.S. federal income tax upon the exchange of Volta common stock for the merger consideration pursuant to the merger?
A:
Generally, yes, if you are a “U.S. holder” (as defined in the section entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 69 of this proxy statement). The exchange of shares of Volta common stock for the merger consideration pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder will recognize taxable gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received by such U.S. holder in the merger; and (2) such U.S. holder’s adjusted tax basis in the shares of Volta common stock exchanged therefor. With respect to a “non-U.S. holder” (as defined in the section entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 69 of this proxy statement), the exchange of shares of Volta common stock for the merger consideration pursuant to the merger generally will not be subject to U.S. federal income tax unless such non-U.S. holder has certain connections with the United States. U.S. federal backup withholding may apply to the cash payment made pursuant to the merger unless the Volta stockholder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9 or appropriate IRS Form W-8 or applicable successor form).

Each Volta stockholder is urged to read the discussion in the section entitled “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 69 of this proxy statement.
Because particular circumstances may differ, we recommend that holders of Volta common stock consult their own tax advisors to determine the U.S. federal income tax consequences relating to the merger in light of their own particular circumstances and any consequences arising under any state, local or non-U.S. tax laws or tax treaties.
Q:	What does it mean if I get more than one proxy card?
A:
If your shares of Volta common stock are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction form. Please complete and return all of the proxy cards or voting instructions forms you receive (or submit each of your proxies or voting instructions forms by telephone or the internet, if available to you) to ensure that all of your shares of Volta common stock are voted.

Q:	How many copies should I receive if I share an address with another stockholder?
A:
Some brokers, banks and other nominees may participate in the practice of “householding” proxy statements, annual reports and notices of internet availability of proxy materials. This means that a single set of our proxy materials, containing a single copy of this proxy statement but multiple proxy cards or voting instruction forms, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our proxy materials to you if you contact our proxy solicitor, Morrow Sodali LLC (which we refer to as “Morrow Sodali”), by telephone toll-free at (800) 662-5200 or in writing at Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower Stamford, CT 06902. Banks and brokers may call collect at (203) 658-9400. In addition, stockholders who share a single address, but receive multiple copies of this proxy statement, may request that in the future they receive a single copy by contacting (1) Volta at Volta Inc., 155 De Haro Street, San Francisco, California 94103, Attention: Corporate Secretary or by calling +1 (888) 264-2208 (if your shares are registered in your own name); or (2) your broker, bank or other nominee (if your shares are registered in street name).

Q:	Who will count the votes?
A:	The votes will be counted by one or more inspectors of election appointed for the Special Meeting.
Q:	Who will solicit and bear the cost of soliciting votes for the Special Meeting?
A:
Volta will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. Volta has engaged Morrow Sodali as proxy solicitor to assist in the solicitation of proxies for the Special Meeting. Volta estimates that it will pay Morrow Sodali a fee of up to $25,000, plus reimbursement of certain expenses. In addition, Volta may reimburse its transfer agent, brokerage firms and other persons or entities representing beneficial owners of shares of Volta common stock for their expenses in forwarding solicitation material to such beneficial owners.
Q:	Are there any other risks to me from the merger that I should consider?
A:	Yes. There are risks associated with all business combinations, including the merger. See the section entitled “Forward-Looking Statements” beginning on page 24 of this proxy statement.
Q:	Where can I find the voting results of the Special Meeting?
A:
Volta will announce preliminary voting results at the Special Meeting via the Special Meeting website and publish preliminary, or final results if available, in a current report on Form 8-K filed with the SEC within four business days after the Special Meeting.

Q:	What do I need to do now?
A:
We urge you to carefully read this entire document, including its annexes and the documents incorporated by reference, and to consider how the merger affects you. Your vote is important, regardless of the number of shares of Volta common stock you own. Please see the above questions “If I am a stockholder of record of shares of Volta common stock, how do I vote?” and “If I am a beneficial owner of shares of Volta common stock held in street name, how do I vote?” for a summary of instructions on how to vote.

Q:	Where can I find more information about Volta?
A:	You can find more information about us from various sources described in the section entitled “Where You Can Find Additional Information” beginning on page 108 of this proxy statement.
Q:	Who can help answer my other questions?
A:
If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, please contact Morrow Sodali, which is acting as the proxy solicitor and information agent for Volta in connection with the merger:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Stockholders May Call Toll-Free: (800) 662-5200
Banks & Brokers May Call Collect: (203) 658-9400
VLTA.info@investor.morrowsodali.com
If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “likely,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions or the negative thereof. All forward-looking statements included in this proxy statement are based upon information available to us as of the filing date of this proxy statement, and, except to the extent required by applicable law, we undertake no obligation to update any of these forward-looking statements for any reason. You should not place undue reliance on forward-looking statements. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in Volta annual report on Form 10-K for the year ended December 31, 2021, under the heading “Risk Factors,” as updated from time to time by Volta quarterly reports on Form 10-Q and other documents of Volta and amendments thereto on file with the SEC or in this proxy statement filed with the SEC by Volta, and the following factors:
•
risks related to the consummation of the merger, including the risks that (1) the merger may not be consummated within the anticipated time period, or at all; (2) Volta may fail to obtain stockholder approval of the merger agreement; (3) the parties may fail to secure the termination or expiration of any waiting period applicable under the HSR Act; (4) the parties may fail to obtain the French FDI approval; and (5) other conditions to the consummation of the merger under the merger agreement may not be satisfied;

•
the effects that any termination of the merger agreement may have on Volta or its business, including the risk that Volta’s stock price may decline significantly or that Volta would be required to promptly raise additional debt or equity capital, which may not be available, or commence voluntary bankruptcy proceedings if the merger is not completed and the other risks described in the section entitled “The Merger (Proposal 1)—Recommendation of the Volta Board of Directors and Reasons for Recommendation” beginning on page 45 of this proxy statement;

•	the risks related to the availability of funding and any event of default under the bridge loan agreement;
•
the effects that the announcement or pendency of the merger may have on Volta and its business, including the risks that as a result (1) Volta’s business, operating results or stock price may suffer; (2) Volta’s current plans and operations may be disrupted; (3) Volta’s ability to retain or recruit key employees may be adversely affected; (4) Volta’s business relationships may be adversely affected; or (5) Volta’s management’s or employees’ attention may be diverted from other important matters;

•	the effect of limitations that the merger agreement places on Volta’s ability to operate its business, return capital to stockholders or engage in alternative transactions;
•	the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the merger and instituted against Volta and others;
•	the risk that the merger and related transactions may involve unexpected costs, liabilities or delays; and
•	other economic, business, competitive, legal, regulatory, and/or tax factors.
Consequently, all of the forward-looking statements we make in this proxy statement are qualified by the information contained or incorporated by reference in this proxy statement, including, but not limited to, (1) the information contained under this heading; and (2) the information contained under the heading “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filing on our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and subsequent periodic and interim report filings (and all amendments thereto) (see “Where You Can Find Additional Information” beginning on page 108 of this proxy statement). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

PARTIES INVOLVED IN THE MERGER
Volta Inc.
155 De Haro Street
San Francisco, California 94103
Telephone: (888) 264-2208
Volta is a Delaware corporation, and Volta common stock trades on the NYSE under the symbol “VLTA.” The Volta public warrants are listed on the NYSE under the symbol “VLTA.WS.” Volta primarily owns, operates and maintains a network of smart media-enabled charging stations for EVs across the United States and Europe. Revenue is primarily derived by selling paid advertising on our media-enabled charging station network, and installing and maintaining charging stations.
Volta was incorporated on July 24, 2020 as a Cayman Islands exempted company under the name Tortoise Acquisition Corp. II (which we refer to as “TortoiseCorp”) as a special purpose acquisition company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On September 15, 2020, TortoiseCorp completed its initial public offering. Volta’s legacy business, Volta Industries, Inc. (which we refer to as “Legacy Volta”), was formed in Hawaii in 2010 and incorporated in Delaware on December 15, 2014. On August 27, 2021, TortoiseCorp consummated a business combination with Legacy Volta. In connection with the business combination, TortoiseCorp changed its name to Volta Inc. and domesticated as a Delaware corporation.
Our principal executive offices are located at 155 De Haro Street, San Francisco, California 94103, and our telephone number is (888) 264-2208.
Additional information about Volta is contained in our public filings, which are incorporated by reference in this proxy statement. See “Where You Can Find Additional Information” beginning on page 108 of this proxy statement.
Shell USA, Inc.
150 N. Dairy Ashford Rd.
Houston, TX 77079
Telephone: (888) 467-4355
Shell is a Delaware corporation, and the stock of its ultimate parent company, Shell plc, is traded on the London Stock Exchange, Euronext Amsterdam and the New York Stock Exchange (as American depository shares) under the symbol “SHEL.” Shell’s principal executive offices are located at 150 N. Dairy Ashford Rd., Houston, TX 77079, and its telephone number is (888) 467-4355.
SEV Subsidiary, Inc.
150 N. Dairy Ashford Rd.
Houston, TX 77079
Telephone: (888) 467-4355
SEV Subsidiary, Inc. is a Delaware corporation formed for the sole purpose of completing the merger with Volta. Merger Sub is a wholly owned subsidiary of Shell. Merger Sub has engaged in no other business to date except for activities pursuant to or in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will merge with and into Volta and will cease to exist. Merger Sub’s principal executive offices are located at 150 N. Dairy Ashford Rd., Houston, TX 77079, and its telephone number is (888) 467-4355.

THE SPECIAL MEETING
We are furnishing this proxy statement to Volta stockholders as part of the solicitation of proxies by the Volta board of directors for use at the Special Meeting or any adjournment or postponement thereof. This proxy statement provides Volta stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting or any adjournment or postponement thereof.
Date, Time and Place of the Special Meeting
This proxy statement is being furnished to Volta stockholders as part of the solicitation of proxies by the Volta board of directors for use at the Special Meeting to be held virtually via the internet by visiting https://www.virtualshareholdermeeting.com/VLTA2023SM on March 29, 2023 beginning at 10:00 a.m. Eastern Time or at any adjournment or postponement thereof. Volta has chosen to hold the Special Meeting solely by means of remote location (via the internet) and not in a physical location.
Only Volta stockholders as of the close of business on the record date and their authorized representatives may attend the Special Meeting.
If you plan to attend the Special Meeting, you will need the 16-digit control number included on your proxy card or voting instruction form that accompanies your proxy materials.
If you are a beneficial owner of shares held in street name and wish to vote via the Special Meeting website, you should contact your broker, bank or other nominee to obtain your specific control number and further instructions. To ensure that you will be represented, even if you plan to attend the Special Meeting via the Special Meeting website, we encourage you to promptly vote by submitting the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone.
If you attend the Special Meeting and vote by ballot via the Special Meeting website, your vote will revoke any proxy that you have previously submitted. Please contact your broker, bank or other nominee for instructions regarding obtaining your specific control number and further instructions.
This proxy statement and the enclosed form of proxy are first being mailed to Volta stockholders on or about February 21, 2023.
Purposes of the Special Meeting
The primary purpose of the Special Meeting is for Volta stockholders to consider and vote upon the proposal to adopt the merger agreement. Volta stockholders holding a majority of the shares of Volta common stock issued and outstanding at the close of business on the record date and entitled to vote thereon must adopt the merger agreement in order for the merger to occur. If Volta stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, and the material provisions of the merger agreement are summarized in the section of this proxy statement entitled “The Merger Agreement” beginning on page 74 of this proxy statement. Volta stockholders are also being asked to approve the adjournment proposal, which is one or more adjournments of the Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to constitute a quorum or to approve the proposal to adopt the merger agreement.
At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of Volta common stock will be voted in accordance with the discretion of the appointed proxy holders.
Record Date and Quorum
The holders of record of Volta common stock as of the close of business on February 17, 2023, the record date for the Special Meeting, are entitled to receive notice of and to vote at the Special Meeting. As of the close of business on the record date, 174,578,460 shares of Volta common stock were issued and outstanding.
The presence at the Special Meeting of the holders of record of a majority of the shares of Volta common stock issued and outstanding and entitled to vote at the close of business on the record date, present via the Special Meeting website or represented by proxy, will constitute a quorum.

If a quorum is not present at the Special Meeting, the Special Meeting may be adjourned or postponed by the chairperson of the Special Meeting until a quorum is obtained pursuant to the authority granted under Volta’s amended and restated bylaws.
Once a share is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting. However, if a new record date is set for an adjourned Special Meeting, then a new quorum will have to be established.
Proxies received but marked as abstentions or submitted without voting instructions will be included in the calculation of the number of shares considered to be present for the purpose of determining a quorum at the Special Meeting. “Broker non-votes,” described below under the section entitled “The Special Meeting—Attendance; Voting; Proxies; Revocation—Shares of Volta Common Stock Held in Street Name” beginning on page 28 of this proxy statement, will not be included in the calculation of the number of shares considered to be present for the purpose of determining a quorum at the Special Meeting.
Required Vote
Holders of Volta common stock are entitled to one vote on each proposal submitted to a vote at the Special Meeting for each share of Volta common stock they own at the close of business on the record date.
For Volta to complete the merger, stockholders holding a majority of the shares of Volta common stock issued and outstanding at the close of business on the record date and entitled to vote thereon must vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of Volta common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.
The stockholders holding a majority of the voting power of the shares of Volta common stock entitled to vote on the adjournment proposal that are present at the Special Meeting via the Special Meeting website or represented by proxy at the Special Meeting and are voted for or against the adjournment proposal, must vote “FOR” the adjournment proposal to approve the adjournment proposal (provided that a quorum is present). An abstention from voting will have no effect on the outcome of the adjournment proposal. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on the adjournment proposal.
Voting by Volta Directors and Executive Officers
At the close of business on the record date, directors and executive officers of Volta were entitled to vote 4,096,115 shares of Volta common stock, or approximately 2.35% of the shares of Volta common stock issued and outstanding on that date. Concurrently with the execution of the merger agreement, Shell entered into the voting agreement with each of Volta’s directors and executive officers, pursuant to which, among other things, and subject to the terms and conditions set forth in the voting agreement, each such director and executive officer agreed to vote his or her shares of Volta common stock “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment proposal.
The directors and executive officers of Volta have interests in the merger that may be different from, or in addition to, the interests of Volta stockholders generally. These interests are described in more detail in the section entitled “The Merger (Proposal 1)—Interests of Volta Directors and Executive Officers in the Merger” beginning on page 64 of this proxy statement.
Attendance; Voting; Proxies; Revocation
Attendance
All holders of shares of Volta common stock as of the close of business on the record date, including stockholders of record and beneficial owners of Volta common stock registered in the street name of a broker, bank or other nominee, are invited to attend the Special Meeting via the Special Meeting website. During the Special Meeting, Volta stockholders will be able to vote their shares. If you are a beneficial owner of shares held in street name and wish to vote via the Special Meeting website, you should contact your broker, bank or other nominee to obtain your specific control number and further instructions.

Voting at the Special Meeting
Stockholders of record will be able to vote at the Special Meeting via the Special Meeting website (https://www.virtualshareholdermeeting.com/VLTA2023SM).
If you are a beneficial owner of shares held in street name and wish to vote at the Special Meeting via the Special Meeting website, you should contact your broker, bank or other nominee to obtain your specific control number and further instructions.
Providing Voting Instructions by Proxy
To ensure that your shares of Volta common stock are voted at the Special Meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the Special Meeting via the Special Meeting website.
Shares of Volta Common Stock Held by Record Holder
If you are a stockholder of record, you may provide voting instructions by proxy using one of the following methods:
•	via the internet, at the internet address provided on the proxy card;
•	by telephone, by using the toll-free number listed on the proxy card; or
•	by mail, by completing, signing and dating the proxy card and returning it in the enclosed postage-paid envelope.
If you submit a signed proxy card or submit your proxy by telephone or the internet but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the Volta board of directors on all matters presented in this proxy statement.
If you fail to return your proxy card and you are a holder of record as of the close of business on the record date, unless you attend the Special Meeting and vote via the Special Meeting website, the effect will be that your shares of Volta common stock will not be considered present at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and will have no effect on the vote regarding the adjournment proposal.
Shares of Volta Common Stock Held in Street Name
If your shares of Volta common stock are held in the name of a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to vote your shares. You must follow the instructions of your broker, bank or other nominee in order for your shares of Volta common stock to be voted. Voting prior to the Special Meeting via the telephone and the internet will also be offered to Volta stockholders owning shares through certain brokers, banks and other nominees. If your shares of Volta common stock are not registered in your own name but are held through your broker, bank or other nominee and you plan to vote your shares at the Special Meeting via the Special Meeting website, you should contact your broker, bank or other nominee to obtain your specific control number and further instructions.
In accordance with the rules of the NYSE, brokers, banks and other nominees that hold shares of Volta common stock in street name for their customers do not have discretionary authority to vote the shares with respect to the proposal to adopt the merger agreement or the adjournment proposal. Accordingly, if brokers, banks or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to these proposals. Under such circumstance, a “broker non-vote” would arise. “Broker non-votes,” if any, will not be considered present at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and will have no effect on the adjournment proposal.
Therefore, for shares of Volta common stock held in street name, only shares of Volta common stock affirmatively voted “FOR” the proposal to adopt the merger agreement will be counted as a vote “FOR” such proposal.

Revocation of Proxies
Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the Special Meeting by:
•
voting over the internet or by telephone as instructed on the proxy card. Only your latest internet or telephone vote will be counted. You may not change your vote over the internet or by telephone after 11:59 p.m. Eastern Time on March 28, 2023;

•
providing a written notice of revocation that is received before the Special Meeting by the Corporate Secretary at Volta Inc., 155 De Haro Street, San Francisco, California 94103, Attention: Corporate Secretary;

•	completing, signing, dating and returning a new proxy card by mail to Volta before the Special Meeting (received by or with our last mail delivery before the Special Meeting begins); or
•	attending the Special Meeting and requesting that your proxy be revoked and/or voting via the Special Meeting website as instructed above.
Please note, however, that only your last-dated proxy will count. Attending the Special Meeting without taking one of the actions described above will not in itself revoke your proxy. If you want to revoke your proxy by mailing a new proxy card or by sending a written notice of revocation to Volta, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by Volta before the Special Meeting (such new proxy cards or written notices of revocation received by or with our last mail delivery before the Special Meeting begins will be counted).
If you hold your shares in street name through a broker, bank or other nominee, you will need to follow the instructions provided to you by your broker, bank or other nominee in order to revoke your proxy or submit new voting instructions. You may also revoke your proxy by obtaining your specific control number and further instructions from your broker, bank or other nominee and voting your shares at the Special Meeting via the Special Meeting website.
Abstentions
An abstention occurs when a stockholder attends a meeting, either virtually or by proxy, but abstains from voting. Abstentions will be included as shares of Volta common stock present or represented at the Special Meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on the adjournment proposal (provided that a quorum is present).
Adjournments or Postponements
The Special Meeting may be adjourned or postponed if necessary or appropriate, including for the purpose of soliciting a sufficient number of proxies “FOR” the proposal to adopt the merger agreement. In the event that a sufficient number of shares of Volta common stock is present at the Special Meeting via the Special Meeting website or represented by proxy, and voted “FOR” the proposal to adopt the merger agreement at the Special Meeting such that the Volta stockholder approval will have been obtained, Volta does not anticipate that it will adjourn or postpone the Special Meeting.
The Special Meeting may be adjourned by the affirmative vote of the holders of a majority of the voting power of the shares of Volta common stock entitled to vote on the adjournment proposal that are present at the Special Meeting via the Special Meeting website or represented by proxy at the Special Meeting and are voted for or against the adjournment proposal (provided that a quorum is present). If a quorum is not present at the Special Meeting, the Special Meeting may be adjourned or postponed by the chairperson of the Special Meeting until a quorum is obtained pursuant to the authority granted under Volta’s amended and restated bylaws. Any adjournment or postponement of the Special Meeting will allow Volta stockholders who have already sent in their proxies to revoke them at any time before their use at the Special Meeting that was adjourned or postponed.
The Volta Board of Directors’ Recommendation
The Volta board of directors has unanimously (1) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to, and in the best interests of Volta and the Volta stockholders; (2) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger; (3) approved the execution, delivery and performance of the merger agreement by Volta and the consummation of the transactions contemplated by the merger agreement, including the merger and the voting agreement, upon the terms and subject to the conditions set forth in the merger agreement; (4) directed that the adoption of the merger agreement be submitted to a vote of the Volta stockholders; and (5) resolved to recommend that the Volta stockholders vote in favor of the adoption of the merger agreement in accordance with Delaware law (which we refer to as the “Volta board recommendation”).
The Volta board of directors unanimously recommends that you vote (a) “FOR” the proposal to adopt the merger agreement and (b) “FOR” the adjournment proposal.
Solicitation of Proxies
Volta is paying the cost for the preparation, printing and distribution of the proxy materials. We may use the services of our directors, officers and employees, without additional compensation, to solicit proxies. Volta has engaged Morrow Sodali as proxy solicitor to assist in the solicitation of proxies for the Special Meeting. Volta estimates that it will pay Morrow Sodali a fee of up to $25,000, plus reimbursement of certain expenses. In addition, Volta may reimburse its transfer agent, brokerage firms and other persons or entities representing beneficial owners of shares of Volta common stock for their expenses in forwarding solicitation material to such beneficial owners.
Householding
We are permitted to send a single set of proxy materials to stockholders who share the same last name and address. This procedure is called “householding” and is designed to reduce our printing and postage costs. This means that we may send a single set of our proxy materials, containing a single copy of this proxy statement but separate proxy cards or voting instruction forms, for each stockholder in your household. We will promptly deliver a separate copy of our proxy materials to you if you contact our proxy solicitor Morrow Sodali by telephone toll-free at (800) 662-5200 or in writing at Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower Stamford, CT 06902. Such requests by street name holders should be made through their broker, bank or other nominee.
In addition, stockholders who share a single address, but receive multiple copies of this proxy statement, may request that in the future they receive a single copy by contacting (1) Volta at Volta Inc., 155 De Haro Street, San Francisco, California 94103, Attention: Corporate Secretary or by calling +1 (888) 264-2208 (if your shares are registered in your own name); or (2) your broker, bank or other nominee (if your shares are registered in street name).
Other Information
You should not return any evidence of your shares of Volta common stock or send documents representing Volta common stock with the proxy card. If the merger is completed, the paying agent for the merger will send to you a letter of transmittal, if applicable, and related materials and instructions for exchanging your shares of Volta common stock.
Questions and Additional Information
If you have any questions concerning the merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Volta common stock, please contact our proxy solicitor:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Stockholders May Call Toll-Free: (800) 662-5200
Banks & Brokers May Call Collect: (203) 658-9400
VLTA.info@investor.morrowsodali.com

THE MERGER (PROPOSAL 1)
The description of the merger in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference in this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety.
Certain Effects of the Merger; Merger Consideration
If the merger agreement is adopted by Volta stockholders and the other conditions to the closing are either satisfied or waived, Merger Sub will merge with and into Volta, the separate corporate existence of Merger Sub will cease, and Volta will continue as the surviving corporation in the merger and become a wholly owned subsidiary of Shell.
Upon the consummation of the merger, each share of Volta common stock issued and outstanding immediately prior to the effective time, other than canceled shares and dissenting shares, will be canceled and converted into the right to receive $0.86 in cash, without interest and less applicable withholding taxes. At the effective time, Volta stockholders will cease to have ownership interests in Volta or rights as stockholders of Volta, except as provided in the merger agreement or by law.
Volta common stock is currently registered under the Exchange Act and is listed on the NYSE under the symbol “VLTA,” and the Volta public warrants are currently registered under the Exchange Act and are listed on the NYSE under the symbol “VLTA.WS.” As a result of the merger, Volta will cease to be a publicly traded company and will become a wholly owned subsidiary of Shell. Following the consummation of the merger, Volta common stock and the Volta public warrants will be de-listed from the NYSE and de-registered under the Exchange Act, in each case in accordance with applicable law, rules and regulations.
If the merger agreement is not adopted by Volta stockholders, or if the merger is not completed for any other reason, Volta stockholders will not receive any payment for their shares of Volta common stock in connection with the merger. Except in certain circumstances where Volta has entered into an alternative transaction to the merger, Volta will remain a public company, and shares of Volta common stock and the Volta public warrants will continue to be registered under the Exchange Act, as well as listed and traded on the NYSE.
Background of the Merger
As part of Volta’s ongoing consideration and evaluation of its long-term strategic goals and plans, the Volta board of directors and Volta’s management team periodically review, consider and assess Volta’s operations and financial performance, including Volta’s cost structure, growth plans and need for additional capital, as well as overall industry conditions, as they may affect those strategic goals and plans. This review includes, among other matters, the consideration of potential opportunities for business combinations, acquisitions, investments and other financial and strategic alternatives, and responding to indications of interest received from third parties.
Between October 2021 and March 2022, Andrew B. Lipsher (who at the time was Volta’s Chief Strategy Officer) and other members of Volta’s management engaged in discussions with potential capital providers in connection with a proposed debt financing of up to $250 million to finance the direct costs related to EV charging station deployment in order to accelerate the deployment of Volta’s EV charging station network and to reduce Volta’s reliance on equity funding to fund deployment. This process yielded four preliminary or indicative term sheets, and Volta continued to engage in discussions and negotiate the terms of a potential debt facility with two potential investors through March 2022.
On September 21, 2021, an investor in Legacy Volta introduced Mr. Lipsher and another member of Volta’s management to Giorgio Delpiano, Senior Vice President Fleet Solutions and E-Mobility for the Shell plc group of companies (which we refer to as the “Shell group,” which includes Shell, Equilon and Merger Sub), in order to arrange a meeting to discuss potential areas of collaboration between Volta and the Shell group. Mr. Delpiano was based in London and was responsible for e-mobility, fleet services, fuel cards and business to business payments for the Shell group.
On October 5, 2021, Mr. Lipsher and another member of Volta’s management had a video conference with Mr. Delpiano to introduce themselves and discuss potential areas of collaboration between Volta and the Shell group.
On November 15, 2021, Volta and a member of the Shell group entered into a mutual nondisclosure agreement, which did not include a standstill provision.

On December 3, 2021, Mr. Lipsher and another member of Volta’s management spoke by video conference with Mr. Delpiano and another representative of Shell. Mr. Delpiano and the other representative of Shell discussed (1) the possibility of the Volta network of EV charging stations being rebranded as Shell Recharge Solutions, with the Shell group selling the power associated with such units and Volta selling the advertising associated with such units, (2) the Shell group adding Volta EV charging stations in the Shell group’s global network and at certain of its partner locations and (3) collaboration across both companies’ networks, where each party would bring customers to the other party.
On December 20, 2021, Mr. Lipsher and another member of Volta’s management spoke by video conference with Carlos Abreu, the Shell group’s Mobility Business Development & Ventures lead in the Americas and another representative of Shell to follow up on the December 3, 2021 discussion and to assess whether Shell was open to other strategic opportunities. Mr. Abreu was based in the United States with responsibility for strategic investment, acquisition and partnership opportunities in the e-Mobility space.
On January 6, 2022, at a meeting of the Volta board of directors held by video conference, Volta’s prior management team presented to the Volta board of directors an operating plan and budget that required Volta to raise between $300 million and $350 million of additional capital for Volta to pursue its growth strategy beyond June 30, 2022. Under the operating plan, if Volta was unable to raise such capital, Volta would not be able to continue pursuing its growth strategy beyond June 30, 2022 and Volta would need to significantly curtail its operations. The Volta board of directors concluded that the cost structure reflected in the proposed budget was unsustainable and directed Volta’s prior management team to provide further details regarding the proposed budget and cost structure, including Volta’s operating, hiring and expense management plans, plans for obtaining financing, and current and forecasted headcount needs, and directed Volta’s prior management team to come back to the Volta board of directors with another operating plan that addressed its concerns.
On February 7, 2022, Mr. Lipsher spoke by video conference with Mr. Abreu to follow up on Volta’s earlier discussions with him and another representative of Shell.
On March 14, 2022, certain members of Volta’s prior management team met for an in-person introductory discussion with Mr. Abreu, Mr. Delpiano and other representatives of Shell at Volta’s office location in San Francisco.
On March 28, 2022, Volta announced the resignations of Volta’s former Chief Executive Officer, Scott Mercer, and Volta’s former President, Christopher Wendel, as officers and employees of Volta and as members of the Volta board of directors.
Following the announcement of Volta’s 2021 financial results and the resignations of various members of Volta’s prior management team, the lenders that had been negotiating a potential debt facility with Volta terminated their discussions.
On April 7, 2022, Mr. Abreu spoke by video conference with a member of Volta’s management team to follow up after the March 14, 2022 meeting and to discuss Shell Recharge Solutions and its EV charging point management system software.
On April 15, 2022, Volta filed its annual report on Form 10-K for the year ended December 31, 2021 with the SEC, in which Volta’s external auditors included a “going concern” qualification in their opinion on Volta’s 2021 audited financial statements.
On May 5, 2022, Mr. Lipsher and Mr. Abreu spoke by video conference to follow up on their prior discussions.
On June 13, 2022, Volta announced several key leadership appointments, including the appointment of Vincent Cubbage as Volta’s Interim Chief Executive Officer.
Beginning in June 2022, at the direction of the Volta board of directors, Volta’s new management team introduced a series of cost reduction measures over the remainder of 2022, including workforce reductions that resulted in the termination or furlough of 27 employees in June 2022, 31 employees in September 2022 and 95 employees in October 2022, a hiring freeze, reductions of Volta’s expenditures on its external accounting fees, termination of third-party contractors, elimination of marketing campaigns, reductions in Volta’s real estate footprint and realignment of Volta’s product roadmap and growth strategy. Through these initiatives, Volta reduced its annualized selling, general and administrative expenses by approximately $70 million from the first quarter of 2022 to December 2022. These actions, along with certain cash management initiatives, including extending payment terms with certain vendors and expediting the collection of accounts receivable, extended the endpoint of Volta’s anticipated available cash runway to January 2023.
In June 2022 and October 2022, Volta submitted amendments to an application that Volta had submitted in 2021 for government funding designated for EV charging under the U.S. Department of Energy’s Loan Programs Office. Throughout this period, Volta’s management explored other government funding opportunities and engaged in discussions with various government agencies regarding government funding. While these discussions are still ongoing, Volta has not been able to secure a commitment for government funding, and government funding alone would not provide the liquidity required in order to solve Volta’s liquidity concerns and allow it to continue to operate as an independent public company.
In early June 2022, Mr. Cubbage, at the request of the Volta board of directors, initiated discussions with Barclays Capital Inc. (which we refer to as “Barclays”) and Goldman Sachs & Co. LLC (which we refer to as “Goldman Sachs”) regarding their ability to provide financial advisory services to Volta.
In June 2022, the chairman of Party A, a publicly traded EV charging company, contacted John J. Tough, a member of Volta’s board of directors, regarding a potential unsolicited acquisition proposal. Mr. Tough directed the chairman of Party A to contact Mr. Cubbage.
On June 14, 2022, Mr. Tough, Mr. Cubbage and Katherine J. Savitt, the chairwoman of Volta’s board of directors, received an unsolicited letter from the chairman of Party A regarding a non-binding indication of interest for Party A to acquire Volta in a stock-for-stock merger that would have valued the Volta common stock at $2.75 per share upon signing. Mr. Cubbage shared the letter from the chairman of Party A with Volta’s litigation counsel, Wachtell, Lipton, Rosen & Katz (which we refer to as “Wachtell Lipton”).
In June 2022, Volta began preparations to commence a private capital raising process and engaged a placement agent (which we refer to as the “placement agent”) to assist Volta with the potential capital raising processes. Based on market information and conditions at the time, Volta sought to raise $300 million, through two components: a $150 million term loan and $150 million of redeemable preferred equity. Its marketing of the financing focused on financial sponsors that might be interested in the whole financing, either component of the financing or a portion of the financing as part of a syndicate with other financial sponsors.
On June 17, 2022, Volta engaged Barclays to provide financial advisory services to Volta relating to (1) corporate defense matters, (2) stockholder activism matters, (3) solicitations of proxies or consents in opposition to, or without the support of, the Volta board of directors, (4) unsolicited proposals for a transaction involving Volta or the Volta stockholders and (5) unsolicited attempts to change or influence the composition of all or a portion of the Volta board of directors, the governance of Volta or the Volta board of directors, or Volta’s strategy, management, business mix, capital structure, operations, return of capital plans or similar matters.
On June 20, 2022, at a meeting of the Volta board of directors held by video conference, the Volta board of directors discussed the unsolicited indication of interest received from the chairman of Party A. A representative of Wachtell Lipton reviewed with the Volta board of directors the fiduciary duties of the directors under Delaware law. Following the meeting, on June 20, 2022, Mr. Cubbage sent a letter to the chairman of Party A indicting that Volta would respond to him after the Volta board of directors had the opportunity to carefully review and consider his proposal.
On June 23, 2022, Mr. Lipsher (who had been promoted to Volta’s Chief Development Officer) and Mr. Abreu spoke by video conference to follow up on their May 5, 2022 discussion.
On July 1, 2022, Mr. Cubbage received a letter from the chairman of Party A inquiring as to the expected timing of Volta’s response to his proposal.
On July 4, 2022, at a meeting of the Volta board of directors held by video conference, the Volta board of directors discussed the unsolicited indication of interest received from the chairman of Party A. Representatives of Wachtell Lipton were present at the meeting. Following the meeting, Mr. Cubbage responded to the chairman of Party A indicting that Volta was reviewing and considering his proposal.
On July 5, 2022, Volta engaged Goldman Sachs as a financial advisor to assist it in connection with (i) shareholder activism and (ii) preparing for potential acquisition proposals and any other attempts to acquire control of Volta.

On July 21, 2022, at a meeting of the Volta board of directors held by video conference, the Volta board of directors discussed with representatives of Barclays, Goldman Sachs and Wachtel Lipton the unsolicited indication of interest received from the chairman of Party A.
Mr. Cubbage remained in contact with the chairman of Party A throughout July 2022 but did not engage in substantive acquisition discussions. Mr. Cubbage indicated to the chairman of Party A that the priorities of the Volta board of directors were for Volta to file its quarterly report on Form 10-Q for the quarter ended June 20, 2022 and to focus on its capital raising process.
Between July 2022 and November 2022, Volta, both on its own and through its placement agent, contacted 103 potential financial sponsors, 61 of which executed confidentiality agreements (most of which contained standstill obligations with a term of six months and which included a “don’t ask, don’t waive” standstill provision, which standstill obligations automatically terminated upon the signing of the merger agreement) with Volta, 53 of which were provided access to a comprehensive virtual data room to conduct due diligence on Volta, and 39 of which participated in initial meetings with Volta’s management. Draft indicative term sheets to facilitate investment negotiations were prepared and sent to 40 potential financial sponsor investors. This process yielded five preliminary or indicative term sheets, all of which were ultimately either withdrawn by the potential financial sponsor or rejected by Volta. For those that Volta rejected, none of the structures proposed in such term sheets provided the liquidity necessary to solve Volta’s liquidity concerns and to enable it to continue to operate as an independent public company.
The potential financial sponsors that provided reasons for declining to provide Volta’s requested financing cited, among other reasons, (1) broader macroeconomic uncertainty and market repricing across asset classes, (2) competitive pressures and declining media spending combined with inflationary pressures increasing Volta’s installation costs, (3) Volta’s cost structure and rate of cash expenditures, (4) Volta’s current unit economics required investors to rely heavily on the future development of Volta’s network in order for Volta to reduce its per unit cost and increase its revenue potential to enable investors to realize a sufficient return, (5) the amount of capital needed relative to Volta’s market capitalization to bring Volta’s cash flows to a break-even point, (6) the significant employee turnover, including departures of members of Volta’s senior management team, and (7) Volta’s limited cash flows available to service debt and preferred equity.
Between July 2022 and December 2022, Volta’s management contacted 17 parties, consisting of 11 companies in the EV charging (including Volta’s ongoing discussions with the chairman of Party A), parking management software, electrical contracting, real estate investment trust, retail and oil and gas industries, and 6 investment funds with investments in EV infrastructure, the gas station and convenience store industry and other industries (which companies and investment funds included Shell, Party C, a company contacted by both Volta’s management and Barclays, and Party E, a financial sponsor contacted by both Volta’s management and Goldman Sachs), regarding alternative financing arrangements for Volta (including a potential acquisition of Volta), as a result of which only Shell, Party C and Party E executed confidentiality agreements with Volta, none of which included a standstill provision. Volta did not enter into a confidentiality agreement with Party A. In addition, between July 2022 and December 2022, Volta’s management contacted and discussed with no fewer than nine other parties certain other potential strategic transactions, including equipment sales and financings, media hosting arrangements, co-selling and access to inventory arrangements and a potential sale of Volta’s European operations, none of which resulted in an actionable offer.
Throughout July and August 2022, Volta’s management regularly updated members of the Volta board of directors on key issues and developments with respect to Volta’s business and its efforts to obtain financing through holding periodic video conferences.
In September 2022, the Volta board of directors held five meetings by video conference to discuss the state of Volta’s business and finances, along with other challenges facing Volta. Mr. Cubbage provided updates on Volta’s cost reduction and cash and expense management efforts, the status of Volta’s capital raising efforts and alternatives available to Volta, including a potential “at the market” offering of Volta common stock, further cost reductions and potential strategic transactions. A representative of Wachtell Lipton was present at one of these meetings and reviewed with the Volta board of directors the fiduciary duties of the directors under Delaware law.
Beginning in September 2022, while Volta’s management and the Volta board of directors believed the value of Volta’s business and assets substantially exceeded the amount of its debts, Volta’s diminishing cash required Volta to consider different alternatives to address a potential cash shortfall to fund its continuing operations. Accordingly, while it worked to reduce its operating expenses, Volta began to consider whether it should file for bankruptcy in the event Volta’s capital raising efforts were unsuccessful, and on September 19, 2022, Volta engaged Allen & Overy as Volta’s counsel in connection with a potential bankruptcy filing. As part of that process, Volta worked with its advisors to analyze the liquidation value of Volta’s EV charging network assets, including inventory, machinery and equipment, in order to attract rescue financing and/or debtor-in-possession financing (which we collectively refer to as “debtor-in-possession financing”) for a potential bankruptcy and to evaluate the potential results of a forced auction in the absence of new financing in a bankruptcy. Over the course of the remainder of the year, Volta took steps to prepare for a potential bankruptcy filing and to seek debtor-in-possession financing to support such a bankruptcy filing while it continued to pursue alternative value maximizing strategies.
Between September 2022 and December 2022, members of Volta’s management engaged in discussions with certain of Volta’s existing investors regarding a potential preferred equity financing under various scenarios. One such scenario included operating with a significantly reduced cost structure to preserve capital in an effort to bring its cash flows to a break-even point based on Volta’s existing business until additional capital could be raised to finance Volta’s growth, which would have required $100 million of additional capital to implement because of Volta’s limited liquidity, high cost structure and implementation expenses associated with further cost reductions, despite Volta’s recent success in reducing costs. After several rounds of meetings and due diligence, no offer of capital was provided, and these discussions were terminated in December 2022.
On September 14, 2022, Mr. Lipsher and another member of Volta’s management spoke by video conference with Mr. Abreu. Mr. Lipsher and the other member of Volta’s management discussed the change in Volta’s financial circumstances and inquired about the opportunity to discuss more seriously a relationship between Volta and Shell, including a potential full acquisition and a potential strategic equity investment or other commercial transaction.
Following the September 14, 2022 meeting, Mr. Lipsher and another member of Volta’s management had a series of calls with Mr. Abreu following up on their prior discussions.
On September 26, 2022, Volta entered into a Controlled Equity OfferingSM Sales Agreement with Cantor Fitzgerald & Co. (which we refer to as “Cantor Fitzgerald”) with respect to a proposed “at-the-market” offering of Volta common stock having an aggregate gross sales price of up to $150 million from time to time, which generated approximately $5 million of proceeds before the program was suspended at the end of October 2022 due to concerns over Volta’s liquidity and share price and the upcoming announcement of Volta’s financial results for the third quarter of 2022.
On September 28, 2022, Volta issued a press release announcing an organizational realignment to further reduce its costs and drive its strategic priorities and revised its revenue guidance for the quarter ended September 30, 2022, and withdrew its fiscal year 2022 revenue and installation guidance.
On September 30, 2022, Volta and Barclays entered into an indemnity letter covering services to be provided by Barclays to Volta in connection with a sale of Volta or certain of its assets.
Between September 2022 and November 2022, at the direction of Volta’s management, Goldman Sachs contacted 13 parties, consisting of 7 companies in the EV charging, automotive, oil and gas and gas station and convenience store industries, and 6 investment funds with investments in EV infrastructure and the gas station and convenience store industries (which companies and investment funds included Shell, Party A, Party F, an investment fund contacted by both Goldman Sachs and Barclays, Party E, a financial sponsor contacted by both Goldman Sachs and Volta’s management, and two other parties), regarding alternative financing arrangements for Volta (including a potential acquisition of Volta), as a result of which only Shell, Party E, Party F, and two other parties executed confidentiality agreements with Volta, none of which included a standstill provision.
Between September 2022 and November 2022, at the direction of Volta’s management, Barclays contacted 16 parties, consisting of 10 potential strategic purchasers or investors in the EV charging, automotive, gas station and convenience store and auto leasing industries, and 6 investment funds with investments in EV infrastructure (which companies and investment funds included Party F, an investment fund contacted by both Barclays and Goldman Sachs, and Party C, a company contacted by both Barclays and Volta’s management, and Party C’s financial sponsor, Party D), regarding alternative financing arrangements for Volta (including a potential acquisition of Volta), as a result of which only Party C, Party D, Party F and one other party executed confidentiality agreements with Volta, none of which included a standstill provision.

On October 6, 2022 and October 18, 2022, Mr. Cubbage and Mr. Lipsher engaged in discussions with the chairman of Party A. Due to concerns over challenges facing both Party A and Volta and the amount of capital that would be needed by a combined company consisting of Volta and Party A, the discussions moved from a stock-for-stock merger between Volta and Party A to a debt financing to be provided by Party B, the principal shareholder of Party A.
Between October 2022 and November 2022, members of Volta’s management engaged in discussions with Party B, the principal shareholder of Party A, regarding a potential $200 million debt financing. After conducting preliminary due diligence, Party B reduced the amount of potential debt financing to between $30 million and $40 million and included funding conditions with respect to reductions in operating expenses that Volta’s management did not believe it would have been able to satisfy without further damaging Volta and its prospects.
Between October 2022 and January 2023, members of Volta’s management engaged in discussions with three real estate investment trusts, including the landlord at several sites where Volta has installed EV charging stations, regarding financing to develop its network of EV charging stations and install additional EV charging stations. While the discussions with this landlord are ongoing, Volta has not yet been able to secure a commitment for network development and installation financing, and such financing alone would not provide the liquidity required to solve Volta’s liquidity concerns and to allow Volta to continue to operate as an independent public company.
On October 13, 2022, UBS Securities LLC (which we refer to as “UBS”), Shell’s financial advisor, reached out to Mr. Lipsher, on behalf of Shell, on a no-names basis to explore Volta’s interest in a change of control transaction.
On October 13, 2022, a representative of Goldman Sachs spoke with a representative from Shell regarding its potential interest in Volta.
On October 14, 2022, Mr. Abreu indicated to Mr. Lipsher that Shell, which only had access to publicly-available information regarding Volta at the time, could more effectively evaluate the potential for a strategic investment in Volta or acquisition of Volta if additional information were made available by Volta. The parties discussed putting in place a mutual nondisclosure agreement for this purpose and having Volta provide information to Shell through a virtual data room.
On October 17, 2022, at a meeting of the Volta board of directors held by video conference, Mr. Cubbage provided an update on the status of Volta’s capital raising efforts as well as on Volta’s discussions with its senior lender, EICF, regarding potential defaults under Volta’s existing term loan agreement.
On October 20, 2022, Volta and Shell entered into a mutual nondisclosure agreement, which did not include a standstill provision.
On October 24, 2022, Volta provided Shell access to a virtual data room. The data room included due diligence materials regarding Volta that were uploaded in advance of receiving Shell’s due diligence request list and additional material was added throughout the diligence process in response to Shell’s due diligence requests.
On October 25, 2022, Mr. Lipsher and other members of Volta’s management participated by video conference or in person in an initial management meeting and due diligence session with Jose Maria Linardi, Senior Deal Lead within the Shell group’s Acquisitions & Divestments group and Shell’s deal team lead, Mr. Abreu and other Shell representatives. Members of Volta’s management provided a general overview of Volta’s overall business, including Volta’s go-to-market strategy, site partner relationships and network operations, discussed the opportunities and challenges facing Volta’s business, and provided a more specific presentation on Volta’s media and advertising business.
On October 28, 2022, Mr. Lipsher and other members of Volta’s management participated by video conference in a management presentation and financial due diligence session with representatives of Shell and representatives of UBS. Members of Volta’s management provided an overview of Volta’s operating model and a set of financial projections prepared by Volta’s management in June 2022 in connection with its efforts to evaluate various scenarios to raise capital for Volta. These projections were based on several assumptions, including that Volta had access to the additional capital it needed to pursue its growth strategy, as described in the section entitled “The Merger (Proposal 1)—Projected Financial Information—Summary of the Projections—Growth Model Base Case” beginning on page 63 of this proxy statement. Members of Volta’s management also discussed the need to grow Volta’s business in order to achieve network scale that would allow Volta to reduce its unit cost and achieve greater revenue potential and the possibility of Volta obtaining government funding designated for EV charging.

On November 1, 2022, Mahesh Iyer (who is a Deal Execution Advisor within the Shell group’s Acquisitions & Divestments group), provided Volta with an initial business due diligence request list to enable Shell to advance its business due diligence in evaluating a potential strategic equity investment or other commercial transaction with Volta. On November 17, 2022, Mr. Iyer provided Volta with an initial legal due diligence request list to enable Shell to advance its legal due diligence in evaluating a potential strategic equity investment or other commercial transaction with Volta. Thereafter, and continuing through January 17, 2023, Shell provided Volta with supplemental business and legal due diligence requests, and Volta responded by making various due diligence materials available for Shell and its representatives in the virtual data room.
Additional due diligence sessions between representatives of Volta and Shall were held by video conference throughout November and December 2022 during which Mr. Lipsher and various members of Volta’s management responded to follow up due diligence inquiries from Shell representatives.
Additional meetings were held by video conference between Messrs. Cubbage, Lipsher and Linardi and another Shell representative on each of November 4, 2022 (which also involved other members of Volta’s management and other Shell representatives), November 18, 2022 and December 6, 2022 to discuss the process for the potential strategic equity investment or other commercial transaction, including scheduling future meetings, responding to questions, clarifying responses to due diligence inquiries and raising other issues. At these meetings, the Shell representatives expressed an interest in a full acquisition of Volta instead of a minority or majority equity investment. The Volta representatives indicated that Volta would likely require bridge financing to support Volta’s operations through the closing of any potential transaction, and that Shell should evaluate a potential acquisition from a replacement cost basis instead of based on a premium to Volta’s current stock price.
On November 7, 2022, at a meeting of the Volta board of directors held by video conference, Mr. Lipsher provided an update on the status of Volta’s capital raising efforts. At that same meeting, a representative of Allen & Overy reviewed with the Volta board of directors the fiduciary duties of the directors of a distressed company under Delaware law. As part of that presentation, the representative of Allen & Overy advised the Volta board of directors of best practices for the board of directors of a distressed company, and provided the Volta board of directors with an overview of a Chapter 7 liquidation and a Chapter 11 reorganization under the U.S. Bankruptcy Code.
On November 17, 2022, at a meeting of the Volta board of directors held by video conference, Mr. Cubbage provided an overview of Volta’s business and financial picture, including the status of Volta’s liquidity, cost reduction efforts and potential debtor-in-possession financing in the event Volta filed for bankruptcy. A representative of Barclays provided the Volta board of directors with an update regarding discussions with a potential strategic acquiror, Party C, and Party C’s financial sponsor, Party D, that was a potential investor or acquiror. Mr. Cubbage summarized his discussions with the chief executive officer of Party C. A representative of Goldman Sachs then provided the Volta board of directors with an update on Volta’s discussions with Shell and another financial sponsor, Party E, that was a potential investor or acquiror. Mr. Cubbage described the breadth of outreach by Volta’s management, and Barclays and Goldman Sachs at the direction of Volta’s management, in seeking alternative financing arrangements or potential transactions. The Volta board of directors continued its discussion regarding strategic alternatives, the challenges facing Volta, including its lack of liquidity, and other potential investors or acquirers. The Volta board of directors discussed the possibility of filing for bankruptcy and the benefits that bankruptcy protection could provide if Volta were unable to obtain additional capital. At the same time, the Volta board of directors recognized the importance of seeking alternatives to bankruptcy to maximize the value returned to Volta stockholders.
On November 21, 2022, at the direction of Volta’s management, representatives of Goldman Sachs and UBS held a call to discuss Volta’s business and liquidity requirements.
On November 22, 2022, at a meeting of the Volta board of directors held by video conference, Mr. Cubbage provided an update on Volta’s progress towards obtaining potential debtor-in-possession financing in connection with a possible bankruptcy filing. A representative of Allen & Overy provided an overview of the process of filing for bankruptcy with and without debtor-in-possession financing and other aspects of the bankruptcy process. The Volta board of directors discussed with representatives of Volta’s management the actions taken by Volta to obtain financing, including debtor-in-possession financing, and discussed the challenges facing Volta and the EV charging industry as a whole. Representatives of Volta’s management provided an update on Volta’s ongoing discussions with potential investors and strategic acquirors. The Volta board of directors authorized Volta’s management to proceed with preparations for a bankruptcy filing in the event it was necessary, including pursuing debtor-in-possession financing and preparing “day one” motions.

Between late November and early December 2022, Volta’s management contacted directly (or indirectly through introductions by its advisors, including by Allen & Overy) six potential sources of debtor-in-possession financing, none of which resulted in an actionable offer to provide debtor-in-possession financing to Volta. Of the six parties that Volta contacted, two executed confidentiality agreements with Volta, none of which included a standstill provision or an exclusivity provision that would have limited its discussions with other potential investors. Volta engaged in preliminary discussions with the two parties that had executed confidentiality agreements, but as a transaction with Shell became more likely, Volta prioritized its discussions with Shell and discontinued its discussions regarding potential debtor-in-possession financing did not continue.
On November 29, 2022, the placement agent terminated its engagement letter with Volta. On November 29, 2022, Goldman Sachs terminated its engagement letter with Volta, including its right to receive a fee for a transaction consummated during a post-termination tail period.
On December 2, 2022, Barclays terminated its engagement letter with Volta, including its right to receive a fee for a transaction consummated during a post-termination tail period. This termination did not impact the indemnity letter between Volta and Barclays relating to services provided by Barclays in connection with a potential sale of Volta or certain of its assets.
On December 5, 2022, at a meeting of the Volta board of directors held by video conference, Mr. Lipsher provided an update on the status of Volta’s ongoing capital raising efforts and recent discussions with potential investors and acquirors, including the ongoing due diligence being conducted by Shell. Mr. Cubbage and Brandt Hastings, Volta’s Chief Commercial Officer, provided an update on Volta’s liquidity position, steps taken to reduce Volta’s operating expenses, and ongoing efforts to reduce costs and conserve cash. A representative of Allen & Overy provided an update on Volta’s preparations for a potential bankruptcy filing and informed the Volta board of directors that Alvarez & Marsal had been engaged by Volta to prepare a management incentive plan (which we refer to as the “MIP”) to incentivize certain key employees to remain with Volta until the closing of a sale of Volta, and a key employee retention plan and key employee incentive plan that would replace the MIP in the event of a bankruptcy proceeding. Mr. Cubbage informed the Volta board of directors that Goldman Sachs, Barclays and the placement agent had each terminated their engagement letters with Volta. The Volta board of directors discussed Volta’s options with representatives of Volta’s management and the representative of Allen & Overy with respect to the likelihood of obtaining financing, potential strategic transactions and bankruptcy.
On December 15, 2022, members of Volta’s management, including Messrs. Cubbage, Lipsher and Hastings, as well as Drew Bennett, Volta’s Executive Vice President, Network Operations, Michael Schott, Volta’s Executive Vice President, Media Sales, and Richard Baker, Executive Vice President, Charging Solutions, held a full day management meeting at UBS’ offices in San Francisco, California, with representatives of the Shell group, including Mr. Linardi, Mr. Abreu and Barbara Stoyko, Senior Vice President of Mobility Americas for the Shell group. Representatives from Goldman Sachs and UBS were also present at the meeting.
After the meeting on December 15, 2022, Messrs. Cubbage, Lipsher and Hastings had dinner with Ms. Stoyko, Mr. Linardi and Mr. Abreu.
On December 17, 2022, at a meeting of the Volta board of directors held by video conference, Mr. Cubbage provided an update on the December 15, 2022 meeting with representatives of Shell. Mr. Cubbage noted that Shell’s representatives had indicated Shell would consider providing bridge financing to support Volta’s operations through the closing of a potential transaction with Shell, and Mr. Cubbage expressed the view that such financing would be fundamental to the certainty of a transaction between Volta and any potential investor. The Volta board of directors discussed the strategy for negotiating pricing terms with Shell and potential strategic defenses, if necessary. Mr. Cubbage also provided an update on the status of Volta’s discussions with other third parties regarding potential financing or acquisition transactions. Mr. Cubbage also provided an overview of the MIP that had been prepared by Alvarez & Marsal.
On December 19, 2022, Volta engaged Shearman & Sterling LLP (which we refer to as “Shearman & Sterling”) as Volta’s counsel in connection with corporate governance matters and a potential business combination transaction.
On December 23, 2022, Ms. Stoyko sent Mr. Cubbage a letter dated December 22, 2022 which presented Shell’s non-binding proposal to acquire Volta (which we refer to as the “December 23 proposal”) in an all-cash transaction for a price of $0.65 per share of Volta common stock. As part of the December 23 proposal, Shell indicated that it was willing to consider providing interim bridge financing to support Volta’s operations from the execution of the definitive agreement until the earlier of the closing of the transaction or the termination of the definitive agreement.
On December 23, 2022, at a meeting of the Volta board of directors held by video conference to discuss the December 23 proposal, Mr. Cubbage reviewed with the Volta board of directors the efforts undertaken by Volta, with the assistance of its advisors, over the last several months to raise additional capital or procure an acquisition transaction. Mr. Cubbage also reviewed Volta’s efforts to reduce costs and conserve cash. Mr. Cubbage provided an overview of the process that led to the receipt of the December 23 proposal and summarized the key terms of the December 23 proposal, including Shell’s willingness to consider providing Volta bridge financing in order to help facilitate a closing of a potential transaction. The Volta board of directors evaluated the Shell proposal, including the absence of a financing contingency, the potential availability of bridge financing and the certainty of closing any proposed transaction with Shell relative to the possibility of other alternatives becoming available to Volta in the light of Volta’s efforts to develop strategic alternatives, including a sale of Volta to other potential buyers, over the preceding months. After discussion, the Volta board of directors instructed Mr. Cubbage and Mr. Lipsher to (1) continue engaging in discussions with Shell and to seek a higher per share offer price without risking Shell revoking the December 23 proposal, (2) request drafts of the definitive merger agreement and bridge loan documents from Shell and (3) discuss next steps of a potential transaction with Shell while also engaging with outside counsel to advance discussions.
On December 23, 2022, Volta received a letter from a financial sponsor, Party D, which presented Party D’s non-binding proposal to acquire Volta (which we refer to as the “Party D proposal”) in an all-cash transaction for a price range of $0.62 to $0.67 per share of Volta common stock. The Party D proposal did not include an offer to provide bridge financing. Volta also received an indication of interest from a digital display company to acquire certain assets from Volta, including Volta’s digital display screen network, in a sale leaseback transaction for a price range of $12 million to $15 million.
After the meeting of the Volta board of directors, on December 23, 2022, Mr. Cubbage and Mr. Lipsher spoke by video conference with Mr. Linardi and another representative of Shell. The parties discussed their impressions of the December 15, 2022 in-person meeting and the December 23 proposal. Mr. Cubbage (1) expressed disappointment with Shell’s offer price and tried to obtain improved financial terms from Shell, (2) requested that Shell provide a draft of the definitive merger agreement and a term sheet for the bridge loan documents in order to enable Volta to evaluate the conditionality of Shell’s proposed offer, (3) requested that Shell provide a list of any remaining areas of due diligence and (4) informed Shell that Volta had received an alternative acquisition proposal. The parties discussed a process for further price negotiations. Mr. Linardi indicated that Shell’s approach had changed given Shell’s due diligence and Volta’s need for bridge financing, both of which impacted Shell’s views on valuation.
On December 24, 2022, Mr. Cubbage and Mr. Lipsher spoke by video conference with representatives of Party D. Mr. Cubbage (1) expressed disappointment with the offer price range in the Party D proposal and tried to obtain improved financial terms from Party D, (2) asked whether Party D would consider providing bridge financing to support Volta’s operations through the closing of any potential transaction and (3) asked about the status of Party D’s due diligence. The representatives of Party D informed Mr. Cubbage that Party D was not interested in raising the price of its non-binding proposal or providing bridge financing to Volta, in part due to Party D’s estimate that an additional $500 million of capital investment would be required for Volta’s cash flows to reach a break-even point. Volta concluded that it was unlikely that Party D would improve the terms of the Party D proposal and did not engage in further discussions with Party D.
In late December, 2022, Mr. Cubbage and Mr. Lipsher contacted representatives of each of Goldman Sachs and Barclays to inform them of the December 23 proposal and asked whether they had an interest in being engaged to provide a fairness opinion to the Volta board of directors in connection with the proposed transaction with Shell. Representatives of each of Goldman Sachs and Barclays indicated that they were not interested in being engaged to provide a fairness opinion.
On December 27, 2022, a meeting of the Volta board of directors was held by video conference to further discuss the December 23 proposal. Mr. Cubbage informed the Volta board of directors that Shearman & Sterling had been engaged as Volta’s counsel for the potential transaction. Mr. Cubbage provided the Volta board of directors with an update regarding Volta’s discussions with Shell subsequent to the December 23, 2022 meeting of the Volta board of directors. Mr. Cubbage informed the Volta board of directors of the Party D proposal and of the December 24, 2022 video conference with representatives of Party D. Mr. Cubbage also provided the Volta board of directors with an update regarding Volta’s ongoing discussions with another potential financial sponsor, Party F, regarding either an investment in Volta or an acquisition of Volta. Mr. Lipsher and Mr. Cubbage provided the Volta board of directors with an overview of Volta’s current cash position and an update regarding Volta’s discussions with EICF, including Volta’s expectations that EICF would notify Volta of a default and that Volta was seeking to obtain a forbearance agreement from EICF. A representative of Allen & Overy provided the Volta board of directors with a further overview of the bankruptcy process and the potential for a court-directed auction sale as part of that process. Mr. Cubbage noted that representatives of Shell had previously indicated that Shell would likely not participate in a bankruptcy auction process because, for Shell, part of any deal value was in the employee base, and Shell expressed concerns that a bankruptcy filing would cause employee attrition from Volta to the point of value loss. A representative of Shearman & Sterling provided the Volta board of directors with an overview of a typical transaction process for an acquisition, including transaction structures, timeline and process, and the roles of a company’s board, management and advisors. Representatives of Shearman & Sterling and Wachtell Lipton reviewed with the Volta board of directors the fiduciary duties of the directors under Delaware law in connection with such a transaction. Mr. Cubbage noted that although several potential counterparties had completed extensive due diligence, no other potential bidder that remained interested in acquiring Volta was as far along in the due diligence process as Shell, and no potential bidders other than Shell had expressed an interest in providing bridge financing to Volta. Mr. Cubbage further noted that the situation with EICF could further deteriorate as time passed while other potential bidders conducted due diligence. After discussion, the Volta board of directors concluded that the December 23 proposal offer was the best alternative reasonably available to Volta and directed Volta’s management to pursue a transaction with Shell before Volta’s financial position further deteriorated while continuing to seek a higher per share offer price from Shell.
Additional meetings were held by video conference between Messrs. Cubbage, Lipsher and Linardi and another representative of Shell on December 27, 2022 and December 28, 2022 to discuss the due diligence process and remaining open due diligence requests from Shell, the process for documenting the proposed transaction, and the parties’ desire to continue negotiating price in parallel with negotiating definitive transaction documents.
On December 28, 2022, a representative of Shell provided a draft merger agreement and a draft term sheet for the proposed bridge financing to Volta. The draft merger agreement provided for the proposed transaction to be effected through a tender offer.
On December 29, 2022, Mr. Cubbage, Mr. Lipsher, Michelle Kley, Volta’s Executive Vice President, Chief Legal Officer and Corporate Secretary, and other members of Volta’s management participated by video conference in a due diligence session with Mr. Iyer and other representatives of Shell.
On December 30, 2022, Mr. Cubbage contacted a representative of Goldman Sachs regarding whether Goldman Sachs had an interest in being engaged to act as a non-exclusive financial advisor to Volta in connection with the proposed transaction with Shell. Later that day, representatives of Goldman Sachs and UBS held a call to discuss the December 23 proposal.
On January 1, 2023, a meeting of the Volta board of directors was held by video conference at which a representative of Shearman & Sterling reviewed and discussed the material issues presented in Shell’s drafts of the merger agreement and proposed bridge loan term sheet. The issues discussed included, among others, (1) that the bridge loan term sheet was prepared as if the bridge loan were a stand-alone financing transaction with representations, covenants, draw-down conditions, maturity dates, defaults and other provisions that did not align with similar provisions in the merger agreement, which could allow Shell to refuse to fund the bridge loan or call a default under the bridge loan while the merger agreement was still in effect, potentially resulting in the bridge loan creating conditionality under the merger agreement if Volta was unable to meet its obligations under the merger agreement due to a lack of financing, (2) that the bridge loan matured upon a termination of the merger agreement, which would put Volta in default under the bridge loan immediately upon termination of the merger agreement without providing Volta any opportunity to raise capital to repay the bridge loan, (3) the absence of a “go-shop period”, (4) the amount of the termination fee, which Shell proposed to be 3.75% of Volta’s equity value based on the aggregate merger consideration, and whether Volta should be responsible for Shell’s expenses in connection with the bridge loan in addition to the termination fee and (5) certain representations and warranties not being qualified by Volta’s SEC filings and not being subject to a “material adverse effect” standard at closing. The Volta board of directors noted the extent of the process conducted by Volta seeking various sources of financing, potential strategic or financial acquirors and alternative financing arrangements, and concluded that a “go-shop” period was not likely to increase the prospects of a superior proposal emerging prior to the closing of any transaction with Shell, and directed Volta’s management and Shearman & Sterling to, among other things, eliminate as many gaps as possible between the merger agreement and the bridge loan agreement to increase the likelihood that Equilon would be required to fund the bridge loans and be unable to call a default under the bridge loans during the period in which the merger agreement is in effect, and to allow Volta time to refinance the bridge loans following a termination of the merger agreement. Mr. Cubbage provided the Volta board of directors with updates on Volta’s current cash position and Volta’s discussions with EICF regarding a forbearance agreement. The Volta board of directors also discussed the MIP, including that the closing of the merger would be expected to entitle several executive officers of Volta that are participants in the MIP to resign for “good reason” (as defined in the MIP) and receive benefits under the MIP. After discussion, the Volta board of directors approved the MIP.
On January 1, 2023, Goldman Sachs sent to Volta disclosures regarding certain of Goldman Sachs’ investment banking relationships with Shell plc.
On January 2, 2023, representatives of Goldman Sachs, at the direction of Volta’s management, held a call with UBS to inform them that Shell should submit an improved proposal to Volta.
On January 4, 2023, Mr. Cubbage and Mr. Lipsher spoke with a representative of Raymond James & Associates, Inc. (which we refer to as “Raymond James”) and asked whether Raymond James could provide a fairness opinion to the Volta board of directors in connection with the proposed transaction with Shell. Raymond James had previously been engaged by Legacy Volta in 2021 in connection with Legacy Volta’s business combination with TortoiseCorp and was familiar with Volta’s business.
Six additional meetings were held by video conference between Messrs. Cubbage, Lipsher and Linardi and another representative of Shell between January 2, 2023 and January 10, 2023 to discuss the timing and process for completing due diligence and the definitive transaction agreements. During these meetings the parties continued to negotiate the proposed purchase price. Additional due diligence and other working sessions covering regulatory filings, post-announcement communications, human resources and other subject areas in which various representatives of Volta and Shell participated were also held by video conference during this period.
On January 5, 2023, a representative of Shearman & Sterling sent revised drafts of the merger agreement and the bridge loan term sheet to Shell and Norton Rose Fulbright US LLP, counsel for Shell for the proposed transactions (which we refer to as “Norton Rose”).
On January 8, 2023, a representative of Shell provided a revised draft of the bridge loan term sheet to Volta and Shearman & Sterling. A representative of Norton Rose called a representative of Shearman & Sterling to discuss the possibility that approval under the French FDI law may be required in connection with the change of control of Volta’s French subsidiary, Volta France SARL, contemplated by the merger agreement.
On January 9, 2023, a representative of Norton Rose sent a revised draft of the merger agreement to Volta and Shearman & Sterling.
On January 9, 2023, representatives of Raymond James and members of Volta’s management participated in a due diligence call. Between January 9, 2023 and January 17, 2023, members of Volta’s management and representatives of Raymond James engaged in correspondence and conversations in connection with Raymond James’ financial analysis to prepare the Raymond James opinion.
On January 9, 2023, representatives of Shell spoke with representatives of EICF to discuss the proposed scope and priority of the collateral supporting Shell’s bridge loan to Volta. Thereafter, a representative of Shell was connected with a representative of EICF’s counsel, Chapman and Cutler LLP (which we refer to as “Chapman”), to discuss the intercreditor agreement and matters related to the bridge loan.
On January 10, 2023, Chapman provided a draft of the intercreditor agreement to Shell and Norton Rose. Representatives of Volta and Shearman & Sterling spoke by video conference with representatives of Shell and Norton Rose to negotiate the merger agreement and the bridge loan term sheet. Ms. Stoyko sent Mr. Cubbage a letter in which Shell increased the proposed purchase price to $0.75 per share of Volta common stock. Later that day, a representative of Shell provided to Volta and Shearman & Sterling a revised draft of the bridge loan term sheet.
On January 10, 2023, a meeting of the Volta board of directors was held by video conference to update the Volta board of directors on the status of the discussions with Shell, the various work streams involved in connection with the proposed transaction, and the potential engagement of Raymond James to provide a fairness opinion to the Volta board of directors with respect to the consideration to be received by Volta stockholders in the proposed transaction. Mr. Cubbage reported that Shell had increased Shell’s proposed purchase price to $0.75 per share of Volta common stock and stated that he believed that there was still room for Shell to further increase the proposed purchase price. Representatives of Shearman & Sterling reviewed and discussed the material open issues presented in the current drafts of the bridge loan term sheet and the merger agreement, the circumstances under which the bridge loan would not be available and must be repaid, and how the bridge loan could create conditionality under the merger agreement. A representative of Shearman & Sterling also described for the Volta board of directors the “non-solicitation” and “fiduciary out” provisions of the merger agreement, which would entitle Volta to terminate the transaction with Shell and accept an unsolicited superior proposal. After discussion, the Volta board of directors instructed Mr. Cubbage and Mr. Lipsher to continue engaging in discussions with Shell and to seek a higher per share offer price.
On January 11, 2023, Paris-based representatives of Shearman & Sterling and Norton Rose discussed whether French FDI approval would be required in connection with the change of control of Volta’s French subsidiary, Volta France SARL, contemplated by the merger agreement and concluded that such a filing under the French FDI law would be required. U.S.-based representatives of Shearman & Sterling and Norton Rose discussed the impact of the French FDI approval requirement on the transaction structure and agreed to restructure the transaction as a single-step merger instead of a tender offer. A representative of Chapman provided a revised draft of the intercreditor agreement to Norton Rose and Shearman & Sterling.
Messrs. Cubbage, Lipsher and Linardi and another representative of Shell continued to speak daily by video conference between January 11, 2023 and January 17, 2023 to discuss the timing and process for completing due diligence and the definitive transaction agreements. During these meetings the parties continued to negotiate the proposed purchase price. Additional working sessions covering post-announcement communications, human resources and other subject areas in which various representatives of Volta and Shell participated were also held by video conference during this period.
On January 12, 2023, representatives of Shearman & Sterling spoke by video conference with representatives of Norton Rose to negotiate the unresolved terms of the merger agreement and the bridge loan term sheet. A representative of Shearman & Sterling provided to Shell and Norton Rose a revised draft of the bridge loan term sheet, and a representative of Chapman provided to Norton Rose and Shearman & Sterling a revised draft of the intercreditor agreement.
On January 12, 2023, Mr. Cubbage contacted a representative of Barclays regarding whether Barclays had an interest in being engaged to act as a non-exclusive financial advisor to Volta in connection with the proposed transaction with Shell.
On January 13, 2023, Barclays sent to Volta disclosures regarding Barclays’ relationships with Volta, Shell plc, Party D, Party F and certain other potential counterparties.
On January 13, 2023, a representative of Shearman & Sterling provided to Shell and Norton Rose a revised draft of the merger agreement, a representative of Norton Rose provided to Shearman & Sterling an initial draft of the bridge loan agreement, and a representative of Norton Rose provided to Chapman and Shearman & Sterling a revised draft of the intercreditor agreement. Representatives of Volta and Shearman & Sterling spoke by video conference with representatives of Shell and Norton Rose to negotiate the unresolved terms of the merger agreement and the bridge loan term sheet.
On January 14, 2023, Volta entered into an engagement letter with Raymond James pursuant to which Raymond James was engaged by Volta to deliver an opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of Volta common stock in connection with the proposed sale of Volta to Shell. On January 14, 2023, Raymond James sent to Volta disclosures regarding Raymond James’ relationships with Volta and Shell.
On January 14, 2023, Volta also entered into an engagement letter with Goldman Sachs pursuant to which Goldman Sachs was engaged by Volta on a non-exclusive basis for the purpose of providing advisory services to Volta with respect to a potential sale of Volta to Shell and to assist Volta in evaluating proposals that are received from potential purchasers, and/or to assist Volta in negotiating the financial aspects of a transaction. Goldman Sachs was not engaged to provide a fairness opinion or provide financial analyses or valuation advice. Pursuant to the engagement letter between Goldman Sachs and Volta, Goldman Sachs will be entitled to receive a fee, which is contingent upon the consummation of the merger. Additionally, Volta has agreed to reimburse Goldman Sachs for certain of its out-of-pocket expenses, including attorneys’ fees, and has agreed to indemnify Goldman Sachs against certain liabilities.
On January 14, 2023, Volta also entered into an engagement letter with Barclays pursuant to which Barclays was engaged by Volta on a non-exclusive basis for the purpose of providing financial advisory services to Volta with respect to a potential sale of Volta to Shell. Barclays was not engaged to provide a fairness opinion. Pursuant to the engagement letter between Barclays and Volta, Barclays will be entitled to receive a fee, which is contingent upon the consummation of the merger. Additionally, Volta has agreed to reimburse Barclays for certain of its out-of-pocket expenses, including attorneys’ fees. Pursuant to the indemnity letter entered into between Volta and Barclays on September 30, 2022, Volta has agreed to indemnify Barclays against certain liabilities.
Between January 14, 2023 and January 16, 2023, representatives of Volta and Shearman & Sterling negotiated the unresolved terms of the merger agreement and bridge loan agreement with representatives of Shell and Norton Rose and negotiated the unresolved terms of the intercreditor agreement with representatives of Shell, Norton Rose, EICF and Chapman. Among other issues, representatives of Shearman & Sterling continued to negotiate to more closely align the terms of the bridge loan agreement with the terms of the merger agreement, including to apply the exceptions from the definition of “Volta material adverse effect” (as defined in the section entitled “The Merger Agreement—Material Adverse Effect” beginning on page 79 of this proxy statement) under the merger agreement to the definition of “material adverse effect” under the bridge loan agreement, and to more closely align the required accuracy of Volta’s representations and warranties under the bridge loan agreement in order to draw additional bridge loans with the required accuracy of Volta’s representations and warranties under the merger agreement in order to satisfy the closing conditions thereunder, as described in the section entitled “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 91 of this proxy statement. Shell also agreed to reduce the termination fee to 3.5% of Volta’s equity value based on the aggregate merger consideration, which is equal to $5,919,165. Representatives of Shearman & Sterling and Norton Rose also negotiated the voting agreement that Shell required each of Volta’s directors and executive officers to execute in support of the proposed transaction.
On January 15, 2023, the Volta board of directors met by video conference with Volta’s management, representatives of Goldman Sachs and Barclays and representatives of Shearman & Sterling. Mr. Cubbage provided an update on the status of Volta’s discussions with Shell and the negotiation of the merger agreement and the bridge loan agreement and summarized the remaining open issues. Mr. Cubbage summarized for the Volta board of directors the comprehensive process undertaken by Volta with the assistance of the placement agent between July 2022 and November 2022 to seek sources of financing, during which over 100 potential sources of debt and equity financing were contacted, and none of which resulted in a successful financing transaction for Volta. Mr. Cubbage also summarized the communications between Volta’s management, with the assistance of Goldman Sachs and Barclays in connection with their earlier engagements, and over 30 potential sources of alternative financing or acquirors, which did not result in an offer that was comparable or superior to the proposed transaction with Shell in terms of either price or certainty, including Shell’s provision of the bridge financing that would be fundamental to the certainty of any potential transaction. Mr. Cubbage also noted that the proposed transaction with Shell would provide more certainty to the Volta stockholders than a bankruptcy proceeding. Mr. Cubbage then summarized the cost reduction and cash management initiatives implemented by Volta’s management since June 2022, which had extended the endpoint of Volta’s anticipated available cash runway to January 2023 and allowed Volta time to seek available alternative transactions in an effort to increase returns to stockholders. However, Mr. Cubbage noted that Volta now had approximately two weeks of cash remaining to fund its operations and that, as a result, the only alternatives available to Volta were the proposed transaction with Shell or a bankruptcy filing. Mr. Cubbage indicated that he expected Shell to provide a “best and final” offer. Representatives of Raymond James joined the meeting and reviewed with the Volta board of directors Raymond James’ preliminary financial analysis regarding the fairness, from a financial point of view, of the consideration to be received by the holders of Volta common stock in connection with the proposed merger based on Shell’s proposed purchase price of $0.75 per share of Volta common stock. Representatives of Raymond James explained that a discounted cash flow analysis was considered but not used in connection with its financial analysis due to: (1) substantial doubt regarding Volta’s ability to continue as a going concern, which made the estimates of future cash flows highly speculative; and (2) the uncertainty regarding adequately risk-adjusting prospective cash flows and the potential for high levels of variance in year over year operating results. The representatives of Raymond James left the meeting after providing their analysis. A representative of Shearman & Sterling then reviewed with the Volta board of directors the material terms of the merger agreement, a near final version of which had been provided to the Volta board of directors in advance of the meeting. The Volta board of directors, with the advice and assistance of Volta’s management and representatives of Shearman & Sterling, evaluated and discussed the terms of the merger agreement and the bridge loan agreement and the transactions contemplated thereby. The Volta board of directors considered whether the terms of the bridge loan agreement and intercreditor agreement, which required the third party making a superior proposal or its affiliate to refinance or purchase from Equilon the indebtedness outstanding under the bridge loan agreement in addition to paying the termination fee, would be preclusive and deter third parties that may consider making a superior proposal. In this regard, the Volta board of directors noted that Shell’s willingness to provide bridge financing to help facilitate the closing of a sale transaction was a critical factor in the Volta board of director’s support of the proposed Shell transaction, and that for an alternative proposal to be a superior proposal, the third party making such alternative proposal should expect to have to provide similar bridge financing and thus would not be deterred from making a superior proposal as a result of the bridge financing. Later that day the non-employee members of the Volta board of directors held an executive session to continue to discuss the proposed transaction with Shell and the alternatives available to Volta.
On January 15, 2023, Ms. Stoyko sent Mr. Cubbage a letter stating that Shell had increased its proposed purchase price to $0.86 per share of Volta common stock and indicated that this was Shell’s “best and final” offer.
On January 16, 2023, the Volta board of directors met with Volta’s management, representatives of Goldman Sachs and Barclays, and representatives of Shearman & Sterling and Wachtell Lipton to review the terms and conditions of the proposed transaction with Shell. The representatives of Shearman & Sterling and Wachtell Lipton reviewed the fiduciary duties of the directors under Delaware law, summarized the Volta board of directors’ process in evaluating the proposed transaction with Shell and compared the proposed transaction with Shell with the alternative of a bankruptcy proceeding. Mr. Cubbage provided a management presentation covering (1) Volta’s current status, (2) a review of Volta’s estimated 2022 financial results, (3) an overview of Volta’s cost structure and the cost reductions and cash management measures implemented by Volta’s management beginning in June 2022 and (4) a summary of Volta’s efforts to raise capital and to develop strategic alternatives, including a sale of Volta, over the preceding months. Mr. Cubbage noted that, because Volta had not received any actionable offers to provide equity or debt financing to Volta or to acquire Volta other than the offer from Shell, based on Volta’s current cash position the only alternatives available to Volta were the proposed transaction with Shell or a bankruptcy filing. A representative of Shearman & Sterling then reviewed with the Volta board of directors the material terms of the bridge loan agreement, a near final version of which had been provided to the Volta board of directors in advance of the meeting. Representatives of Raymond James joined the meeting and reviewed with the Volta board of directors Raymond James’ financial analysis regarding the fairness, from a financial point of view, of the consideration to be received by the holders of Volta common stock in connection with the proposed merger based on the proposed cash merger consideration of $0.86 per share of Volta common stock. Thereafter, at the request of the Volta board of directors, Raymond James verbally rendered its opinion to the Volta board of directors (which was subsequently confirmed in writing by delivery of the written Raymond James opinion addressed to the Volta board of directors dated January 17, 2023) to the effect that, as of that date and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth in the Raymond James opinion, the merger consideration to be received by the Volta stockholders in the merger pursuant to the merger agreement is fair, from a financial point of view, to such stockholders. After discussion and consideration of the financial and other information presented, and taking into consideration the factors deemed relevant by the Volta board of directors, including the factors described below in the section entitled “The Merger (Proposal 1)—Recommendation of the Volta Board of Directors and Reasons for Recommendation” beginning on page 45 this proxy statement, the Volta board of directors unanimously (1) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to, and in the best interests of Volta and the Volta stockholders; (2) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger; (3) approved the execution, delivery and performance of the merger agreement by Volta and the consummation of the transactions contemplated by the merger agreement, including the merger and the voting agreement, upon the terms and subject to the conditions set forth in the merger agreement; (4) directed that the adoption of the merger agreement be submitted to a vote of the Volta stockholders; and (5) resolved to recommend that the Volta stockholders vote in favor of the adoption of the merger agreement in accordance with Delaware law.
On January 16, 2023, a representative of Chapman provided to Shearman & Sterling and Norton Rose a draft forbearance agreement and eleventh amendment to the loan agreement (which we refer to as the “forbearance agreement”), pursuant to which, among other matters, EICF would agree to forbear from exercising its default-related rights and remedies with respect to certain purported defaults claimed by EICF to have occurred under the existing term loan agreement, and to amend the existing term loan agreement to implement terms related to the bridge loan agreement and intercreditor agreement. Between January 16, 2023 and January 17, 2023, representatives of Chapman and Shearman & Sterling negotiated and finalized the terms of the forbearance agreement.
On January 17, 2023, representatives of Volta, Shell, Shearman & Sterling and Norton Rose held multiple calls to finalize the merger agreement and the bridge loan agreement. Shell accepted changes to the bridge loan agreement to more closely align the termination and default provisions of the bridge loan agreement with the termination and superior proposal provisions of the merger agreement, and Shell agreed in the merger agreement that any failure to provide bridge loans under the bridge loan agreement (regardless of whether Equilon is entitled to withhold funding under the bridge loan agreement) or any default under the bridge loan agreement would not constitute a “Volta material adverse effect” (as defined in the section entitled “The Merger Agreement—Material Adverse Effect” beginning on page 79 of this proxy statement) under the merger agreement (provided that the underlying causes of any such failure or default may be considered in determining whether a “Volta material adverse effect” has occurred under the merger agreement to the extent not otherwise excluded by another exception contained in the definition of such term). Representatives of Shearman & Sterling, Norton Rose, Shell and Chapman held multiple calls to finalize the intercreditor agreement, and Shell and EICF accepted changes to the intercreditor agreement with respect to the termination of the merger agreement in connection with a superior proposal to permit the third party making such superior proposal or its affiliate to refinance or purchase from Equilon the indebtedness outstanding under the bridge loan agreement.
On January 17, 2023, Raymond James delivered the written Raymond James opinion to the Volta board of directors to the effect that, as of that date and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the merger consideration to be received by the Volta stockholders in the merger pursuant to the merger agreement is fair, from a financial point of view, to such stockholders. The full text of the written opinion of Raymond James, dated January 17, 2023, is attached as Annex B to this proxy statement and is incorporated in this proxy statement by reference.
On January 17, 2023, the merger agreement was executed and delivered by each of Volta and Shell.
Also on January 17, 2023, the bridge loan agreement was executed and delivered by each of Volta, certain subsidiaries of Volta and Equilon, the intercreditor agreement was executed and delivered by Volta, certain subsidiaries of Volta, Equilon and EICF, and Volta and certain subsidiaries of Volta entered into the forbearance agreement with EICF.
On January 18, 2023, Volta borrowed $5 million under the bridge loan agreement. On January 31, 2023, Volta borrowed the second $5 million tranche under the bridge loan agreement.
On January 18, 2023, Volta issued a press release announcing the execution of the merger agreement.
On January 18, 2023, Volta directed Allen & Overy to continue preparing for a bankruptcy filing so that Volta would be in a position to file for bankruptcy protection if needed in the event the merger agreement is not adopted by the Volta stockholders, or if the merger is not completed for any other reason (other than pursuant to Volta’s acceptance of a superior proposal).
On January 18, 2023, Shell received evidence of the formation of Merger Sub from the Secretary of State of the State of Delaware, and on January 19, 2023, Merger Sub became a party to the merger agreement by executing and delivering to Volta and Shell a joinder to the merger agreement.
Recommendation of the Volta Board of Directors and Reasons for Recommendation
Recommendation of the Volta Board of Directors
After considering the various factors described below, the Volta board of directors unanimously (1) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to, and in the best interests of Volta and the Volta stockholders; (2) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger; (3) approved the execution, delivery and performance of the merger agreement by Volta and the consummation of the transactions contemplated by the merger agreement, including the merger and the voting agreement, upon the terms and subject to the conditions set forth in the merger agreement; (4) directed that the adoption of the merger agreement be submitted to a vote of the Volta stockholders; and (5) resolved to recommend that the Volta stockholders vote in favor of the adoption of the merger agreement in accordance with Delaware law.
The Volta board of directors unanimously recommends that you vote (a) “FOR”
the proposal to adopt the merger agreement and (b) “FOR” the adjournment proposal.
Reasons for Recommendation
In evaluating the merger agreement and the transactions contemplated by the merger agreement, including the merger, the Volta board of directors consulted with Volta’s senior management and its outside legal and financial advisors and, in reaching its determination to recommend that Volta stockholders adopt the merger agreement, the Volta board of directors relied upon and considered numerous factors, including the material factors set forth below (the order in which the following factors appear does not reflect any relative significance):
Financial Terms; Certainty of Value
•
The belief of the Volta board of directors that the merger consideration of $0.86 in cash per share of Volta common stock represents the best value available to the Volta stockholders under the circumstances, taking into account, among other things:

–	Volta’s current financial condition and liquidity position;
–
Volta’s inability to raise the capital needed in order for Volta to solve its liquidity concerns and continue to operate as an independent public company and either pursue its growth strategy or operate with a significantly reduced cost structure to preserve capital; and

–
Volta’s limited liquidity and likely need to commence bankruptcy proceedings in the event the merger agreement with Shell were not entered into and financing under the bridge loan agreement were not immediately available.

•
The relationship of the per share merger consideration to the current market price of Volta common stock and the fact that the per share merger consideration represents an approximately 18% premium to the closing share price of Volta common stock on January 17, 2023, the last trading day prior to the announcement of the merger.

•
The fact that the merger consideration consists solely of cash, which provides certainty of value and immediate liquidity to the Volta stockholders and does not expose them to any future risks related to Volta’s stock price or business, or the financial markets generally, as compared to remaining an independent public company, including the uncertainty of any bankruptcy proceeding.

•
The extent of the process conducted by the Volta board of directors and management, and that the merger consideration is higher than the indications of interest received from other parties during the process and that the offer received from Shell was the only proposal that included bridge financing, as described in the section above entitled “The Merger (Proposal 1)—Background of the Merger” beginning on page 31 of this proxy statement.

•
The financial analysis presented to the Volta board of directors by Raymond James with respect to the merger consideration and the verbal opinion of Raymond James to the Volta board of directors on January 16, 2023 (which was subsequently confirmed in writing by delivery of the written Raymond James opinion addressed to the Volta board of directors dated January 17, 2023) to the effect that, as of that date and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth in the Raymond James opinion, the merger consideration to be received by the Volta stockholders in the merger pursuant to the merger agreement is fair, from a financial point of view, to such stockholders, as more fully described below under the section entitled “The Merger (Proposal 1)—Opinion of Financial Advisor” beginning on page 53 of this proxy statement. The full text of the Raymond James opinion is attached as Annex B to this proxy statement and is incorporated herein by reference.

•
The fact that, subject to the terms of the bridge loan agreement, Equilon has agreed to provide subordinated secured loans up to $20 million to Volta, which would provide Volta with financial viability during the period following the signing of the merger agreement.

•
The fact that the merger consideration Shell agreed to pay to the holders of Volta common stock was increased from $0.65 to $0.86 per share of Volta common stock as a result of several rounds of negotiations, as described in the section above entitled “The Merger (Proposal 1)—Background of the Merger” beginning on page 31 of this proxy statement.

•
That Volta, with the assistance of its advisors, determined that the liquidation value of its inventory, machinery and equipment would not exceed $0.11 per share of Volta common stock, which is significantly less than merger consideration Shell agreed to pay to the holders of Volta common stock, as more fully described below under the section entitled “The Merger (Proposal 1)—Opinion of Financial Advisor” beginning on page 53 of this proxy statement.

•
The belief of the Volta board of directors that the merger consideration represents the highest price per share that Shell was willing to pay for the Volta common stock and that the merger agreement and the bridge loan agreement include the most favorable terms to Volta, in the aggregate, to which Shell was willing to agree, considering the negotiations between the parties.

•
The fact that appraisal rights will be available to the holders of Volta common stock who properly exercise their rights under Delaware law, which would give these stockholders the ability to seek and be paid a judicially determined appraisal of the “fair value” of their shares of Volta common stock if they do not wish to accept the merger consideration.

Prospects of Volta as a Standalone Company
The Volta board of directors considered Volta’s immediate need for additional capital, Volta’s current and historical business, financial condition, results of operations, competitive position, strategic options and prospects, and Volta’s near-term and long-term plan in the event Volta were to remain an independent public company, the risks and challenges associated with remaining an independent public company and the risks and uncertainties associated with either pursuing Volta’s growth strategy or operating with a significantly reduced cost structure to preserve capital, and the potential impact of those factors on the future trading price of Volta common stock, including risks related to:
•
Volta’s ability to continue to operate as a going concern and that, in addition to any government funding designated for EV charging applied for by Volta, Volta would need to raise an additional (1) at least $300 million of capital in order to solve its liquidity concerns and continue to operate as an independent public company and pursue its growth strategy, including to deploy EV charging stations to grow its revenue and the size of its network and invest in technology to accelerate its media and EV charging product offerings, or (2) $100 million of capital in order to solve its liquidity concerns and continue to operate as an independent public company with a significantly reduced cost structure to preserve capital in an effort to bring its cash flows to a break-even point based on Volta’s existing business until additional capital could be raised to finance Volta’s growth, which requires additional capital to implement because of Volta’s limited liquidity, high cost structure and the expense associated with implementation of further cost reductions, despite Volta’s recent success in reducing costs.

•
Whether Volta would be able to raise the capital needed in order for Volta to solve its liquidity concerns and continue to operate as an independent public company given Volta’s inability to raise capital after an extensive capital raising process, and on what terms, and that such additional capital, if in the form of additional equity, would result in substantial dilution to the existing Volta stockholders.

•
Volta’s limited liquidity and likely need to commence bankruptcy proceedings in the event the merger agreement with Shell were not entered into and financing were not immediately available under the bridge loan agreement, including:

–	whether third parties such as lenders, vendors or suppliers, some of which have become increasingly assertive towards Volta, would force Volta into an involuntary bankruptcy proceeding;
–	whether any such bankruptcy proceedings would result in a Chapter 7 liquidation or a Chapter 11 restructuring;
–	the uncertainty surrounding both the amount of proceeds, if any, that may be available to the Volta stockholders in any such bankruptcy proceeding and the timeline for receiving any such proceeds; and
–	whether Volta would be able to raise the debtor-in-possession financing needed to enable Volta to emerge from any such bankruptcy proceeding as a restructured company, and whether the current Volta stockholders would retain any equity interest in any such restructured company.
•
In the event Volta were to raise the capital needed to solve its liquidity concerns and continue to operate as an independent public company or to emerge from a bankruptcy proceeding as a restructured company:

–	whether Volta would be able to manage its cost structure in a manner that would allow Volta to operate as a viable business;
–	that Volta’s dual media and EV charging business is nascent and currently operates at a loss and is anticipated to continue to do so for the foreseeable future due to the embedded costs of operations;
–	whether Volta would be able to sustain its expansion into the European market or absorb the cost of terminating its European operations;
–	whether Volta’s lack of capital to install new EV charging stations would lead to Volta’s current customers or vendors terminating their agreements with Volta;
–
the current and prospective business environment in which Volta operates, including national and local economic and political conditions, the competitive and regulatory environment, and the likely effect of these factors on Volta as a standalone company;

–	the costs, risks and uncertainties relating to the execution by Volta of its near-term and long-term growth plan;
–	the potential disruption to Volta’s ability to operate its business following the reductions in its workforce;
–	the additional costs and burdens involved with being an independent public company; and
–	the U.S. and general stock market conditions and volatility.
•	The other risks and uncertainties identified in Volta’s filings with the SEC, including in its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Process and Consideration of Alternatives
•
The extent of the process conducted by the Volta board of directors and management and the alternatives considered, including seeking both (1) the capital needed that would have allowed Volta to continue to operate as an independent public company and (2) potential strategic or financial acquirors and alternative financing arrangements, as described in the section above entitled “The Merger (Proposal 1)—Background of the Merger” beginning on page 31 of this proxy statement, including:

–
the comprehensive financing process undertaken by Volta with the assistance of the placement agent, through which over 100 potential sources of debt and equity financing were contacted, which yielded five preliminary or indicative term sheets, none of which resulted in a successful financing transaction;

–
Volta’s entry into a Controlled Equity OfferingSM Sales Agreement with Cantor Fitzgerald with respect to a proposed “at-the-market” offering of Volta common stock having an aggregate gross sales price of up to $150 million from time to time, which generated approximately $5 million of proceeds before the program was suspended at the end of October 2022 due to concerns over Volta’s liquidity and share price and the upcoming announcement of Volta’s financial results for the third quarter of 2022;

–
direct negotiations by Volta’s management with (1) Party B regarding a potential debt financing, (2) certain of Volta’s existing investors regarding a potential preferred equity financing, (3) three real estate investment trusts, including the landlord at several sites where Volta has installed EV charging stations, regarding network development and installation financing, and (4) six potential sources of restructuring and/or debtor-in-possession financing, none of which resulted in an actionable offer to provide debtor-in-possession financing to Volta;

–
efforts by Volta’s management to obtain government funding designated for EV charging, including under the U.S. Department of Energy’s Loan Programs Office and other government funding opportunities, none of which had resulted in an actionable offer to provide financing to Volta as of the date of the merger agreement;

–
communications between Volta’s management, with the assistance of Goldman Sachs and Barclays, and over 30 potential sources of alternative financing or acquirors, which resulted in (1) one non-binding proposal from Party D to acquire Volta in an all-cash transaction for a price range of $0.62 to $0.67 per share of Volta common stock, and Party D informing Volta that Party D was not interested in raising the price of its non-binding proposal or providing bridge financing to Volta, and (2) one indication of interest from a digital display company to acquire certain assets from Volta, including Volta’s digital display screen network, in a sale leaseback transaction for a price range of $12 million to $15 million; and

–
Volta’s management’s contacts and discussions between July 2022 and December 2022 with no fewer than nine other parties in connection with certain other potential strategic transactions, including equipment sales and financings, media hosting arrangements, co-selling and access to inventory arrangements and a potential sale of Volta’s European operations, none of which resulted in an actionable offer.

•
The Volta board of directors’ belief that there were likely no other credible potential parties that might have an interest in engaging in a strategic transaction with Volta at a value higher than Shell’s proposal and that would include the necessary bridge financing to provide Volta with financial viability during the period following the signing of the merger agreement, despite the process conducted by the Volta board of directors and management as described in “The Merger (Proposal 1)—Background of the Merger” beginning on page 31 of this proxy statement.

•
The timing of the merger and the risk that if Volta did not accept the Shell offer now, (1) Volta would likely need to commence bankruptcy proceedings, and (2) a comparable opportunity might not arise because other potential acquirers may not value Volta’s business, and may not be willing to invest the necessary resources in Volta’s business, to the same extent as Shell.

•
The Volta board of directors’ belief, based on a review of the possible alternatives to a sale of Volta to Shell, including Volta’s limited liquidity and likely need to commence bankruptcy proceedings, the prospects of continuing to operate in accordance with Volta’s near-term and long-term strategic plan, the potential value to the Volta stockholders of such alternatives and the timing and likelihood of actually achieving additional value for the Volta stockholders from these alternatives, that none of these options, on a risk- and time-adjusted basis, was reasonably likely to create value for the Volta stockholders greater than the merger consideration.

Key Aspects of the Transaction
•	The likelihood that the merger will be completed, in light of, among other things:
–	the business reputation and capabilities of Shell and its management;
–
that Shell and Merger Sub have represented to Volta in the merger agreement that Equilon has and will have, as and when needed, access to sufficient and immediately available funds to provide the bridge loans under the bridge loan agreement, and that Shell has and will have, as and when needed, including as of the closing date, access to sufficient and immediately available funds to pay, and to cause Merger Sub to pay, the aggregate merger consideration payable in the merger and to consummate and perform, and to cause Merger Sub to consummate and perform, its obligations with respect to the merger and the other transactions contemplated by the merger agreement on the terms and subject to the conditions contemplated by the merger agreement; and

–
the conditions to the closing of the merger and the absence of a financing condition or similar contingency that is based on Shell’s ability to obtain financing, the relative likelihood of obtaining required regulatory approvals, and the remedies available to Volta under the merger agreement.

•
That the merger agreement was negotiated at arm’s length between Volta and Shell, with the assistance of their respective advisors and supported by business and legal diligence review, as described in the section above entitled “The Merger (Proposal 1)—Background of the Merger” beginning on page 31 of this proxy statement.

•
The consideration by the Volta board of directors, after discussions with Volta’s legal advisors, of the terms and conditions of the merger agreement, including the representations, warranties, covenants and agreements of the parties, the conditions to closing, the form of the merger consideration and the termination rights, as more fully described in the section of this proxy statement captioned “The Merger Agreement” beginning on page 74 of this proxy statement, and the course of the negotiations of such terms, which terms included (not in any relative order of importance):

–
the limited number and nature of the closing conditions included in the merger agreement, including the exceptions to the events that would constitute a material adverse effect (as defined in the section entitled “The Merger Agreement—Material Adverse Effect” beginning on page 79 of this proxy statement) on Volta, as well as the likelihood of satisfaction of all conditions to completion of the transactions contemplated by the merger agreement;

–
the ability of Volta, under certain circumstances, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited alternative proposal, as further described under “The Merger Agreement—No Solicitation of Other Offers by Volta” beginning on page 83 of this proxy statement;

–
the ability of Volta, in certain circumstances, to terminate the merger agreement in order to enter into an alternative acquisition agreement providing for a superior proposal if the Volta board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law, subject to Volta’s payment to Shell of a termination fee of $5,919,165 and a requirement that the third party making such superior proposal or its affiliate comply with the terms and conditions of the bridge loan agreement and the intercreditor agreement that are required to be performed prior to or simultaneously with such termination of the merger agreement, including that such third party or its affiliate refinances or purchases from Equilon the indebtedness outstanding under the bridge loan agreement, which termination fee and other requirements the Volta board of directors believes are reasonable in light of the circumstances and not likely to deter any potential interested party from making an alternative proposal;

–
the ability of the Volta board of directors, in certain circumstances, to change its recommendation to the Volta stockholders regarding the merger, as further described under “The Merger Agreement—No Solicitation of Other Offers by Volta” beginning on page 83 of this proxy statement;

–
while Volta is prohibited from incurring indebtedness until the earlier of the effective time or the date (if any) the merger agreement is terminated, Volta is not prohibited under the terms of the merger agreement from engaging in discussions with and providing information to potential sources of debt financing, which would permit Volta to begin to seek to refinance the bridge loans before any termination of the merger agreement;

–	the fact that a vote of the Volta stockholders is required under Delaware law to adopt the merger agreement; and
–
the ability of Volta, if Shell breaches the merger agreement or fails to complete the merger when required to do so, to seek specific performance or monetary damages, subject to the terms and conditions in the merger agreement.

•
The consideration by the Volta board of directors, after discussions with Volta’s legal advisors, of the terms and conditions of the voting agreement, to which less than 2.35% of the Volta common stock is subject, which will terminate upon certain circumstances, including, among other things, (1) the Volta board of directors changing its recommendation to the Volta stockholders regarding the merger, (2) the termination of the merger agreement, and (3) any change to the material terms of the merger agreement that reduces the consideration payable or changes the form of consideration to be received by the Volta stockholders under the merger agreement, could reasonably be expected to materially and adversely affect the timing of payment of the merger consideration, imposes new liabilities and/or obligations on the Volta stockholders or otherwise amends or modifies the merger agreement in a manner adverse in any material respect to the Volta stockholders, or changes the closing conditions or termination rights of the merger agreement in a manner that adversely affects Volta in any material respect.

•
The consideration by the Volta board of directors, after discussions with Volta’s legal advisors, of the terms and conditions of the bridge loan agreement, pursuant to which Equilon has agreed to provide up to $20 million of bridge financing to provide Volta with financial viability during the period following the signing of the merger agreement.

•
That EICF entered into the forbearance agreement, pursuant to which, among other matters, EICF agreed to forbear from exercising its default-related rights and remedies with respect to certain purported defaults claimed by EICF to have occurred under the existing term loan agreement.

The Volta board of directors also considered various risks and other countervailing factors related to entering into the merger agreement, including, among other things, the following (not necessarily in order of relative importance):
•
That the up to $20 million of bridge financing that Equilon has agreed to lend to Volta to provide Volta with financial viability during the period following the signing of the merger agreement may not provide sufficient funds to enable Volta to conduct operations and pay all of its obligations through the end date under the merger agreement.

•
That Volta is required to make additional representations and warranties under the bridge loan agreement that it is not required to make under the merger agreement, and is subject to additional covenants and events of default under the bridge loan agreement that it is not subject to under the merger agreement, which may permit Equilon to not extend loans to Volta, or to call an event of default, under the bridge loan agreement in circumstances that would not permit Shell to fail to close the merger or to terminate the merger agreement. However, Shell has agreed in the merger agreement that any failure to provide bridge loans under the bridge loan agreement (regardless of whether Equilon is entitled to withhold funding under the bridge loan agreement) or any default under the bridge loan agreement, would not constitute a “Volta material adverse effect” (as defined in the section entitled “The Merger Agreement—Material Adverse Effect” beginning on page 79 of this proxy statement) under the merger agreement (provided that the underlying causes of any such failure or default may be considered in determining whether a “Volta material adverse effect” has occurred under the merger agreement to the extent not otherwise excluded by another exception contained in the definition of such term).

•
The fact that the Volta stockholders generally will have no ongoing equity participation in Volta following the merger, and that such stockholders will cease to participate in Volta’s future earnings growth, if any, or benefit from any future increase in its value following the merger.

•
The amount of time it could take to complete the merger, the fact that completion of the merger depends on factors outside of Volta’s control, including the receipt of required governmental and regulatory consents, approvals and clearances, that there is no order or legal restraint preventing the consummation of the merger, and the satisfaction of certain other closing conditions, and that there can be no assurance that the conditions to the merger will be satisfied even if the merger agreement is approved by the Volta stockholders.

•
The provision with respect to Shell’s efforts to obtain regulatory clearance, in which Shell has no obligation under the merger agreement to agree to or accept any restriction that (A) would reasonably be expected to impact Shell, Volta, or their respective subsidiaries or affiliates in a manner or amount that is material relative to the value of Volta and its subsidiaries, taken as a whole, (B) would require the sale, divesture, disposal or discontinuation of any assets, businesses, product lines, operations or interests other than the assets, businesses, product lines, operations or interests of Volta and its subsidiaries located in France, or (C) that involves any assets, businesses, product lines, operations or interests other than the EV charging business of Shell and its affiliates and subsidiaries as conducted in the United States on the date of the merger agreement.

•
The possibility that the merger might not be consummated and that if the merger is not consummated, (1) the indebtedness under the bridge loan agreement would become due and payable on the earliest of (i) the acceleration of obligations by Equilon under the bridge loan agreement upon an event of default, (ii) the later to occur of (x) the date that is 60 days after termination of the merger agreement (other than pursuant to a superior proposal), and (y) the date that is 91 days following maturity of Volta’s existing senior credit facilities under the existing term loan agreement, (iii) the effective time of the merger and (iv) termination of the merger agreement in connection with a superior proposal, (2) Volta may not be able to raise the capital needed to repay its indebtedness when due, including the indebtedness under the bridge loan agreement, and solve its liquidity concerns and continue to operate as an independent public company, (3) Volta would likely need to commence bankruptcy proceedings, in which event Volta stockholders will be unlikely to receive as much value for their shares of Volta common stock as they would have received if the merger had taken place, and may not receive anything at all, (4) the price of Volta shares would likely decrease since the current market price may reflect a market assumption that the merger will be consummated, (5) Volta may be unable to find a partner willing to engage in a similar transaction on terms as favorable as those set forth in Volta’s agreements with Shell and that, as a result of the termination of the merger agreement, possible acquirors may consider Volta to be an unattractive acquisition candidate, (6) Volta stockholders would not realize the anticipated benefits of the merger, and (7) Volta, in certain circumstances, may be required to pay Shell the termination fee of $5,919,165.
•
The terms of the merger agreement that restrict Volta’s ability to solicit alternative proposals from third parties and to provide confidential due diligence information to, or engage in discussions with, a third party interested in pursuing an alternative proposal, as further discussed under “The Merger Agreement—No Solicitation of Other Offers by Volta” beginning on page 83 of this proxy statement.

•
The terms of the merger agreement that require Volta to use commercially reasonable efforts to conduct the business of Volta in the ordinary course of business and to maintain its relations and goodwill as they exist as of the date of the merger agreement with customers, suppliers, landlords, and other persons or entities having material business dealings with Volta will restrict Volta’s ability to further reduce costs.

•
The fact that Volta has incurred and will continue to incur significant transaction costs and expenses in connection with the merger, regardless of whether the merger is consummated and, if the merger is not consummated, Volta will be required to pay its own expenses associated with the merger and the fact that the Volta board of directors, senior management and other employees will have expended significant time and effort and will have experienced significant distractions from their work during the pendency of the merger.

•	The potential for diversion of management attention away from Volta’s business and employee attrition.
•
The possible effects of the public announcement on, including, among other things, Volta’s customers and business relationships, the price of Volta common stock and Volta’s ability to attract and retain key personnel during the pendency of the merger.

•
The risk of litigation in connection with the merger, and the fact that litigation in connection with transactions such as the transactions contemplated by the merger agreement is common and potentially costly.

•
The fact that the merger consideration of $0.86 in cash per share of Volta common stock, while believed by the Volta board of directors to represent the best value available to the Volta stockholders under the circumstances, will result in a significant loss to a substantial portion of Volta’s stockholders.

•
The restrictions on the conduct of Volta’s business prior to the consummation of the merger and the requirement that Volta conduct its business in the ordinary course of business, subject to specific limitations, which may delay or prevent Volta from undertaking business opportunities that may arise before the completion of the merger and that, absent the merger agreement, Volta might have pursued, as further discussed under “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page 80 of this proxy statement.

The Volta board of directors considered all of these factors and concluded as a whole that the uncertainties, risks and potentially negative factors relevant to the merger were outweighed by the potential benefits that it expected the Volta stockholders would realize as a result of the merger.
In considering the recommendations of the Volta board of directors, you should be aware that certain directors and officers of Volta have interests in the merger that are in addition to, or different from, any interests they might have as stockholders. For more information, see “The Merger (Proposal 1)—Interests of Volta’s Directors and Executive Officers in the Merger” beginning on page 64 of this proxy statement.
This discussion of the information and factors considered by the Volta board of directors includes the principal positive and negative factors considered by the Volta board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the Volta board of directors. In view of the wide variety of factors considered by the Volta board of directors in connection with its evaluation of the merger and the complexity of these matters, the Volta board of directors did not find it practicable to, and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and to make its recommendations to the Volta stockholders. Rather, the Volta board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Volta board of directors may have given differing weights to different factors. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement captioned “Forward-Looking Statements” beginning on page 24 of this proxy statement. In addition, in arriving at its recommendation, the directors of Volta were aware of the interests of certain officers and directors of Volta as described in “The Merger (Proposal 1)—Interests of Volta’s Directors and Executive Officers in the Merger” beginning on page 64 of this proxy statement.
Opinion of Financial Advisor
At the meeting of the Volta board of directors on January 16, 2023, representatives of Raymond James rendered Raymond James’ oral opinion, which was subsequently confirmed by delivery of the Raymond James opinion to the Volta board of directors dated as of January 17, 2023, as to the fairness, as of such date, from a financial point of view, of the Common Share Transaction Consideration (as defined in the Raymond James opinion) to the holders of Volta common stock, to be received by such holders pursuant to the merger agreement, based upon and subject to the procedures followed, assumptions made, matters considered, qualifications and limitations of the review undertaken in connection with the preparation of the Raymond James opinion.
The full text of the Raymond James opinion is attached as Annex B to this document. The summary of the Raymond James opinion set forth in this document is qualified in its entirety by reference to the full text of such opinion. Holders of Volta common stock are urged to read the Raymond James opinion in its entirety.
Raymond James provided the Raymond James opinion for the information and assistance of the Volta board of directors (solely in each director’s capacity as such) in connection with, and for purposes of, its consideration of the merger. The Raymond James opinion only addresses whether the Common Share Transaction Consideration to be received by the holders of the Volta common stock in the merger pursuant to the merger agreement is fair, from a financial point of view, to such holders. The Raymond James opinion does not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the Volta board of directors or to any holder of Volta common stock as to how the Volta board of directors, such stockholder or any other person or entity should vote or otherwise act with respect to the merger or any other matter.
In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:
•	reviewed the financial terms and conditions as stated in the merger agreement;
•
reviewed certain information related to the historical condition and prospects of Volta, as made available to Raymond James by or on behalf of Volta, including, but not limited to, financial projections prepared by or on behalf of the management of Volta (which we refer to as the “Projections,” and which as used in this section means the projections described under “The Merger (Proposal 1)—Projected Financial Information—Summary of the Projections—Blow-Down Model” beginning on page 64 of this proxy statement); and certain liquidation valuations of inventory, machinery and equipment prepared by or on behalf of the management of Volta (which we refer to as the “Liquidation Values”);

•
reviewed: (1) certain information in Volta’s audited financial statements for the year ended December 31, 2021; and (2) certain unaudited internal financial information for the year ended December 31, 2022 shared with Raymond James by Volta, in the case of each of (1) and (2) that Raymond James deemed relevant to the Raymond James opinion;

•	utilized the information regarding Volta’s fully diluted shares outstanding as of the close of business on January 13, 2023 provided to Raymond James by Volta;
•	reviewed Volta’s recent public filings and certain other publicly available information regarding Volta;

•	reviewed the financial and operating performance of Volta and those of certain other selected public companies that Raymond James deemed relevant to the Raymond James opinion;
•
considered the information shared with Raymond James by Volta during the course of Raymond James’ engagement regarding Volta’s 2022 capital raise process and the strategic alternatives explored by Volta in 2022, including the process that culminated in the proposed merger;

•	reviewed certain publicly available financial terms of certain selected transactions that Raymond James deemed relevant to the Raymond James opinion;
•
reviewed the current and historical market prices and trading volume for Volta common stock, and the current market prices of the publicly traded securities of certain other selected public companies that Raymond James deemed relevant to the Raymond James opinion;

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors that Raymond James deemed appropriate;
•
received a certificate addressed to Raymond James from Volta regarding, among other things, the information, financial statements, Projections and Liquidation Values provided to, or discussed with, Raymond James by or on behalf of Volta; and

•
discussed with members of the senior management of Volta certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to the Raymond James opinion including, but not limited to, the past and current business operations of Volta and the financial condition and future prospects and operations of Volta.

With Volta’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of Volta, or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (fixed, contingent, derivative, off-balance sheet or otherwise) of Volta. With respect to the Projections, Liquidation Values and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with Volta’s consent, assumed that the Projections, Liquidation Values and such other information and data were reasonably prepared in good faith on bases reflecting the best then-currently available estimates and judgments of management of Volta or the party who prepared such Projections, Liquidation Values and such other information and data on behalf of Volta, and Raymond James relied upon Volta to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James was authorized by Volta to rely on the Projections and Liquidation Values and Raymond James expressed no opinion with respect to the Projections, Liquidation Values or the assumptions on which they were based. Raymond James relied upon and assumed, without independent verification, that the merger would be consummated in accordance with the terms of the merger agreement without waiver of, or amendment to, any of the conditions thereto. Raymond James also assumed that the terms of the merger agreement were the most favorable to Volta as could be negotiated under the circumstances. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct and that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James also relied upon and assumed, without independent verification, that: (1) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations; and (2) all governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed, or amendments, modifications or waivers made, that would have an effect on the merger or Volta that would be material to its analysis or the Raymond James opinion.
While Raymond James was aware that in connection with the merger, Volta intended to enter into a certain loan agreement (which we refer to as the “bridge financing”) with an affiliate of Shell pursuant to which such affiliate of Shell would agree to provide a subordinated secured loan to Volta immediately following the execution of the merger agreement, and to make additional subordinated secured loans to Volta from time to time after the execution of merger agreement, Raymond James has undertaken no analysis of the bridge financing and made no assumptions regarding the bridge financing in providing the Raymond James opinion. Volta conveyed to Raymond James that it will enter into certain agreements (which were not reviewed or considered in Raymond James’ analyses or the

Raymond James opinion) related to the bridge financing to avoid any events of default before the consummation of merger. To summarize for the avoidance of doubt: (1) the Raymond James opinion did not consider the potential effects of availability of the bridge financing or lack thereof; and (2) Raymond James did not express any opinion as to the fairness of the bridge financing to any person or entity.
Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger, or the availability or advisability of any alternatives to the merger. The Raymond James opinion is limited to the fairness, from a financial point of view, of the Common Share Transaction Consideration to be received by the holders of Volta common stock in the merger pursuant to the merger agreement. Raymond James expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of the Volta board of directors to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of Volta, on the fact that Volta was assisted by legal, accounting, regulatory and tax advisors, and, with the consent of Volta, relied upon and assumed the accuracy and completeness of the assessments by Volta and its advisors, as to all legal, accounting, regulatory and tax matters with respect to Volta and the merger.
In formulating its opinion, Raymond James considered only the Common Share Transaction Consideration to be received by the holders of Volta common stock in the merger pursuant to the merger agreement, and Raymond James did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Volta, or such class of persons, in connection with the merger, whether relative to the Common Share Transaction Consideration or otherwise. Raymond James was not requested to opine as to, and the Raymond James opinion did not express an opinion as to, or otherwise address, among other things: (1) the fairness of the merger to the holders of any class of securities, creditors or other constituencies of Volta, or to any other party, except and only to the extent expressly set forth in the last sentence of the Raymond James opinion; or (2) the fairness of the merger to any one class or group of Volta’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Volta’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the merger amongst or within such classes or groups of security holders or other constituencies). Raymond James expressed no opinion as to the impact of the merger on the solvency or viability of Volta or the ability of Volta to pay their respective obligations when they come due.
Material Financial Analyses
The following summarizes the material financial analyses reviewed by Raymond James with the Volta board of directors during its meeting on January 16, 2023. The analyses relied upon the closing price of the common stock of the selected companies listed below as of January 13, 2023. Unless otherwise indicated, for each of the following analyses performed by Raymond James, financial and market data and earnings estimates for the selected companies were based on the companies’ filings with the SEC and certain publicly available research analyst estimates for those companies. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Raymond James, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Raymond James. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Raymond James. No company or transaction used in the analyses described below is identical or directly comparable to Volta or the contemplated merger.
Selected Companies Analysis. Raymond James analyzed the relative valuation multiples of eight publicly-traded companies that operate in the EV charging space and that Raymond James deemed relevant, including:
•	Allego N.V. (“Allego”)
•	Blink Charging Co. (“Blink”)
•	EVgo Inc. (“EVgo”)
•	Ads-Tec Energy Public Limited Company (“Ads-Tec”)
•	Beam Global (“Beam”)
•	ChargePoint Holdings, Inc. (“ChargePoint”)

•	Tritium DCFC Limited (“Tritium”)
•	Wallbox N.V. (“Wallbox”)
Raymond James calculated a financial multiple of firm value compared to number of charging stalls for each company, where “firm value” was defined as market value (equal to the total number of shares of common stock outstanding multiplied by the share price) plus net debt (equal to total debt plus the book value of non-controlling interests less the amount of cash and cash equivalents), and the “number of charging stalls” was the count of charging stalls that was publicly disclosed for each company. The analysis was prepared using: (1) Volta’s most recent twelve months results ended December 31, 2022 except for the share price, which was as of January 13, 2023; (2) share data for the selected companies as of January 13, 2023 except for (a) Ads-Tec share count, which was as of November 4, 2022, (b) Tritium share count, which was as of December 20, 2022, and (c) Allego’s share count, which was as of May 10, 2022; and (3) public filings and press releases for the selected companies (other than Volta) as of September 30, 2022 except for: (a) Ads-Tec balance sheet, which was as of June 30, 2022, (b) Tritium balance sheet, which was as of June 30, 2022, (c) ChargePoint balance sheet, which was as of October 31, 2022 and (iv) Wallbox cash balance, which was as of December 31, 2022. The public filing data or the press release data used in the analyses were not prepared or published in connection with the merger or at the request of Raymond James and may or may not prove to be accurate. Raymond James reviewed the mean, median, minimum and maximum relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for Volta implied by the Common Share Transaction Consideration. Furthermore, Raymond James applied the minimum and maximum relative valuation multiples of the owned and operating EV charging stall companies for the firm value/charging stalls metric to Volta’s financial data and determined the implied equity value per share of Volta common stock and then compared those implied equity values per share to the Common Share Transaction Consideration of $0.86 per share.
The results of the selected public companies analysis are summarized below:
$ in millions, except share price.
Ticker	Company Name	Price January 13, 2023	Market Value	Net Debt	Firm Value	Charging Stalls	Firm Value/ Charging Stalls
Owned and Operating EV Charging Stall Companies
ALLG	Allego	$3.87	$1,034	$158	$1,193	23,579	$50,616
BLNK	Blink	13.57	690	(57)	633	4,354	145,451
EVGO	EVgo	5.86	1,554	(301)	1,253	NA	NA
		Min	$690	($301)	$633	4,354	$50,616
		Mean	1,093	(66)	1,027	13,967	98,033
		Median	1,034	(57)	1,193	13,967	98,033
		Max	1,554	158	1,253	23,579	145,451

Hardware and/or Third Party Owned Charging Stall Companies
ADSE	Ads-Tec	$3.39	$165	($69)	$97	NA	NA
BEEM	Beam	17.55	177	(5)	172	NA	NA
CHPT	ChargePoint	11.88	4,059	106	4,166	210,000	$19,836
DCFC	Tritium	1.49	232	18	249	7,600	32,798
WBX	Wallbox	4.57	784	13	798	366,000	2,180
		Min	$165	($69)	$97	7,600	$2,180
		Mean	1,084	13	1,096	194,533	18,271
		Median	232	13	249	210,000	19,836
		Max	4,059	106	4,166	366,000	32,798

VLTA (Proposed Transaction Value)		$0.86	$169	$10	$179	2,504	$71,346
VLTA (At the Market)		0.67	131	10	141	2,504	56,237

Selected Transaction Analysis. Raymond James analyzed publicly available information relating to selected acquisitions of companies within the EV charging industry (which we refer to as the “selected transactions”) and prepared a summary of the relative valuation multiples paid in these transactions. The selected transactions (and related dates of announcement) used in the analysis included:
•	Acquisition of MEGA-E Charging B.V. (“Mega-E”) by Allego, announced on March 17, 2022 and closed on March 17, 2022
•	Acquisition of SemaConnect Inc. (“SemaConnect”) by Blink, announced on June 14, 2022 and closed on June 15, 2022
•	Acquisition of Electric Blue Ltd. (“Electric Blue”) by Blink, announced on April 26, 2022 and closed on April 26, 2022
•	Acquisition of ViriCiti B.V. (“Viriciti”) by ChargePoint, announced on August 11, 2021 and closed on August 11, 2021
•	Acquisition of Has.to.be gmbh (“HTB”) by ChargePoint, announced on July 20, 2021 and closed on October 6, 2021
•	Acquisition of Blue Corner N.V (“Blue Corner”) by Blink, announced on May 11, 2021 and closed on May 11, 2021
Raymond James examined the transaction value compared to the number of charging stalls for each acquired company, where transaction value was defined as the total acquisition price for each selected transaction, including a combination of cash, stock and earn out, subject to customary adjustments, and the number of charging stalls was the count of charging stalls that are publicly disclosed for each company. The analysis was prepared using: (1) Volta’s most recent twelve months results ended December 31, 2022 except for: (a) Volta’s fully diluted share count, which was 196,021,711 as of January 13, 2023 as provided by Volta’s management; and (b) Volta’s number of charging stalls, which was as of January 12, 2023; and (2) publicly available information regarding transaction value and number of charging stalls, as of January 13, 2023, for certain selected precedent acquisition transactions except for Electric Blue’s charging stalls, which included charging stalls that were committed for future delivery. Raymond James did not differentiate, for the purpose of this analysis, the nature of consideration (consisting of the mix of cash vs. stock consideration) offered in the selected transactions by acquirors. The public filing data used in the analyses were not prepared or published in connection with the merger or at the request of Raymond James and may or may not prove to be accurate.
Raymond James reviewed the mean, median, minimum and maximum relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for Volta implied by the Common Share Transaction Consideration. Furthermore, Raymond James applied the minimum and maximum relative valuation multiples for the transaction value/charging stalls metric to Volta’s financial data and determined the implied equity value per share of Volta common stock and then compared those implied equity values per share to the Common Share Transaction Consideration of $0.86 per share. The results of the selected transaction analysis are summarized below:
$ in millions, except share price.
Announced Date	Buyer	Seller	Transaction Type	Transaction Value	Number of Charging Stalls	Transaction Value / Charging Stalls
Owned and Operated EV Charging Stall Transactions
March 17, 2022	Allego	Mega-E	Asset	$37	770	$47,612
			Median	$37	770	$47,612

Other EV Charging Related Transactions
June 14, 2022	Blink	SemaConnect	Corporate	$200	12,840	$15,576
April 26, 2022	Blink	Electric Blue	Corporate	23	1,150	20,348
August 11, 2021	ChargePoint	ViriCiti	Corporate	88	2,500	35,217
July 20, 2021	ChargePoint	HTB	Corporate	294	40,000	7,352
May 11, 2021	Blink	Blue Corner	Corporate	25	7,071	3,536

Announced Date	Buyer	Seller	Transaction Type	Transaction Value	Number of Charging Stalls	Transaction Value / Charging Stalls

			Min	$23	1,150	$3,536
			Mean	126	12,712	16,406
			Median	88	7,071	15,576
			Max	294	40,000	35,217

	VLTA (Proposed Transaction Value)		Corporate	$179	2,504	$71,346
	VLTA (At the Market)		Corporate	141	2,504	56,237
Liquidation Value Analysis. Raymond James prepared a liquidation analysis using information and assumptions provided by Volta’s management (which we refer to as the “Liquidation Value Analysis”). The Liquidation Value Analysis provides a summary of the liquidation values of Volta’s assets, including the recovery estimates under a low case scenario and a high case scenario, assuming a Chapter 7 liquidation in which a trustee appointed by the bankruptcy court (which we refer to as the “trustee”) would liquidate the assets of Volta. The analysis was prepared using Volta’s results for the year ended December 31, 2022 and other financial information provided to Raymond James by Volta. The analysis assumes, based on Raymond James’ experience with transactions and analyses of a similar nature, a 3% transaction fee for the trustee and $750,000 in fees for restructuring professionals per month. The Liquidation Value Analysis does not include: (1) estimates for the tax consequences that may be triggered upon the liquidation and sale of assets, which could lower potential recoveries; (2) estimated proceeds from insurance or indemnity recoveries; and (3) recoveries from any potential preference, fraudulent transfer, or other litigation or avoidance actions.
The net orderly liquidation value for ‘Inventory’ and ‘Machinery & Equipment’ line items were based on information provided by Volta. Other line items in the Liquidation Value Analysis were based on Volta’s balance sheet as of December 31, 2022. The Liquidation Value Analysis excludes operating leases, other non-current liability and warrant liabilities and assumes holders of Volta common stock would receive a range of $0.00/share (under the low case scenario) to $0.11/share (under a high case scenario). The Liquidation Value Analysis was prepared assuming that Volta’s Chapter 7 liquidation would commence on or around January 16, 2023 (which we refer to as the “conversion date”) and the trustee would be appointed to convert all of Volta’s assets into cash. Unless stated otherwise, the Liquidation Value Analysis is based on net book values as of December 31, 2022, which is assumed to be representative of Volta’s assets as of the conversion date. To be clear, there are additional factors that could negatively impact proceeds realized as set forth in the Liquidation Value Analysis, which include, but are not limited to: (1) turnover of key personnel; (2) challenging economic conditions; (3) delays in the liquidation process; and (4) withdrawal of marketing authorizations by regulatory bodies due to the Chapter 7 proceedings.
The Liquidation Value Analysis contains a number of estimates and assumptions that, although developed and considered reasonable by Volta’s management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of Volta and its management. The Liquidation Value Analysis presents information based on, among other information, Volta’s books and records and good-faith estimates regarding asset recoveries and claims resulting from a hypothetical liquidation under Chapter 7 of the Bankruptcy Code. The Liquidation Value Analysis is solely for the purpose of illustrating the effects of a hypothetical Chapter 7 liquidation of Volta, subject to the assumptions set forth therein. The Liquidation Value Analysis is not intended and should not be used for any other purpose. The Liquidation Value Analysis does not purport to be a valuation of Volta’s assets in the context of a holistic reorganization, and there may be a difference between the Liquidation Value Analysis and the values that may be realized in an actual liquidation. There can be no assurance as to values that would actually be realized in a Chapter 7 liquidation or when such values would be received, if at all. Additionally, the Liquidation Value Analysis does not represent a solvency opinion, and Raymond James is not opining on the solvency of Volta.

The results of the Liquidation Value Analysis are summarized below:
($ in 000s, except per share data)	Balance	Recovery Estimate %		Recovery Estimate $
		Low	High	Low	High
Cash & cash equivalents	$2,853	100%	100%	$2,853	$2,853
Accounts receivable, net of allowance for doubtful accounts	16,640	95%	100%	15,808	16,640
Inventory	22,516	100%	100%	22,516	22,516
Prepaid partnership costs	11,071	10%	100%	1,107	11,071
Prepaid expenses and other current assets	4,351	10%	100%	435	4,351
Current assets	$57,432	74%	100%	$42,719	$57,432
Machinery & equipment	64,284	85%	100%	54,641	64,284
Other non-current assets	1,782	10%	100%	178	1,782
Intangible assets	1,175	0%	100%	0	1,175
Goodwill	221	0%	100%	0	221
Long-term assets	$67,461	81%	100%	$54,819	$67,461
Total assets	$124,893	78%	100%	$97,539	$124,893
Short-term debt	($12,923)	100%	100%	($12,923)	($12,923)
Accounts payable	(41,590)	100%	100%	(41,590)	(41,590)
Accrued station installation costs	(7,531)	100%	100%	(7,531)	(7,531)
Accrued short-term leases	(9,069)	100%	100%	(9,069)	(9,069)
Accrued VAT & sales taxes	(203)	100%	100%	(203)	(203)
Deferred revenue	(14,789)	100%	100%	(14,789)	(14,789)
Total liabilities	$(86,105)	100%	100%	($86,105)	($86,105)

($ in 000s, except per share data)	Balance	Recovery Estimate %		Recovery Estimate $
		Low	High	Low	High
Liquidation costs
Accrued employee claims				($6,847)	($6,847)
Chapter 7 trustee fees				(2,926)	(3,747)
Chapter 7 professional fees (lawyers/accountants/advisors, etc.)				(2,250)	(5,036)
Chapter 7 shutdown team costs				(4,000)	(4,000)
Total liquidation costs				($16,023)	($19,630)

Proceeds Available for Equity				($4,589)	$19,159
Shares of Volta common stock outstanding as of December 31, 2022 as provided by Volta’s management (000’s)				174,198	174,198
$ / shares of Volta common stock				NM*	$0.11
*	“NM” means not meaningful.
Discounted Cash Flow Analysis. Raymond James evaluated the use of a discounted cash flow (the “DCF”) analysis in connection with its financial analysis of Volta. However, Raymond James did not utilize a DCF analysis due to: (1) substantial doubt regarding Volta’s ability to continue as a going concern, which made the estimates of future cash flows highly speculative; and (2) the uncertainty regarding adequately risk-adjusting prospective cash flows and the potential for high levels of variance in year over year operating results. For the avoidance of doubt, Raymond James did not utilize Wall Street consensus pricing projections for any of its analyses.
Additional Considerations. The preparation of an opinion regarding fairness is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all its analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of Volta.
In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Volta. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results that might be achieved, all of which may be significantly more or less favorable than suggested by its analyses. Such analyses were provided to the Volta board of directors (solely in its capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, of the Common Share Transaction Consideration to the holders of Volta common stock, to be received by such holders in connection with the proposed merger pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The Raymond James opinion was one of many factors taken into account by the Volta board of directors in making its determination to approve the merger. Neither the Raymond James opinion nor the analyses described above should be viewed as determinative of the Volta board of directors or Volta’s management’s views with respect to Volta or the merger. Raymond James did not solicit indications of interest with respect to a transaction involving Volta and did not advise Volta with respect to its strategic alternatives. Volta placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.
The Raymond James opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it as of January 16, 2023, and any material change in such circumstances and conditions may affect the Raymond James opinion, but Raymond James does not have any obligation to update, revise or reaffirm the Raymond James opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Volta since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.
During the two years preceding the date of the Raymond James opinion and in addition to any amount that was paid to Raymond James under that certain engagement letter between Volta and Raymond James, dated January 14, 2023, pursuant to which Raymond James was retained as a financial advisor to Volta to provide the Raymond James opinion, Raymond James has also provided advisory services to Volta in connection with Volta’s business combination with Tortoise Acquisition Corp. II in 2021 for which Raymond James received $500,000 as advisory fees, plus reimbursement for expenses subject to a maximum cap of $5,000, from Volta. Additionally, during the two years preceding the date of the Raymond James opinion, an affiliate of Raymond James has provided asset management services to Shell for which an affiliate of Raymond James received $34,170 as asset management services fees.
For services rendered in connection with the delivery of the Raymond James opinion, Volta paid Raymond James an investment banking fee of $1,000,000 upon delivery of its opinion. Volta also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel subject to a maximum cap of $75,000, and will indemnify Raymond James against certain liabilities arising out of its engagement.
Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Volta and Shell plc for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to Volta and/or Shell or other participants in the merger in the future, for which Raymond James may receive compensation.
Projected Financial Information
Volta does not, on a routine basis, publicly disclose long-term projections as to its future financial performance due to, among other reasons, the unpredictability of the underlying assumptions and estimates, although Volta has in the past provided investors with full-fiscal year financial guidance on certain financial metrics, including total revenue, as well as projected EV charging station installations, which are updated when necessary during the relevant fiscal year. On September 28, 2022, Volta issued a press release announcing its organizational realignment, revising its revenue guidance for the quarter ended September 30, 2022, and withdrawing its fiscal year 2022 revenue and installation guidance. During Volta’s November 14, 2022 earnings call for the quarter ended September 30, 2022, Volta reaffirmed that it was not providing any guidance for fiscal year 2022.
In connection with its efforts to evaluate various scenarios to raise capital for Volta, in June 2022 Volta senior management prepared projections for fiscal year 2022 through December 31, 2032 assuming that (1) Volta would not utilize any net operating losses for potential tax benefits, (2) no projections of balance sheet accounts are included, (3) operations within a period are reflected with the liquidity balance within the same period, (4) there are no changes to Volta’s employee compensation structure, and (5) Volta would obtain a $650 million delayed draw term loan from the U.S. Department of Energy’s Loan Programs Office, which would not be refinanced (which we refer to as the “growth model base case”).
In connection with its efforts to raise debtor-in-possession financing in preparation for a potential bankruptcy filing, in November 2022 Volta senior management prepared at the direction of the Volta board of directors projections for fiscal year 2022 through December 31, 2023 assuming that Volta would raise $50 million of debtor-in-possession financing and operate with a materially reduced cost structure, including not incurring any capital expenditures and selling a significant portion of its remaining machinery and equipment after completing the installation of all EV charging stations that Volta was then contractually committed to install or in instances where the construction process had already commenced, in order to preserve capital in an effort to bring Volta’s cash flows closer to a break-even point based on Volta’s existing business (which we refer to as the “blow-down model,” and collectively with the projections prepared under the growth model base case, the “Projections”)).
In connection with its evaluation of the merger and its decision to approve the merger instead of the alternative of filing for bankruptcy, the Projections prepared under the blow-down model were reviewed by Volta’s senior management with, and considered by, the Volta board of directors in connection with its evaluation and approval of the merger, as described more fully in the section entitled “The Merger (Proposal 1)—Recommendation of the Volta Board of Directors and Reasons for Recommendation” beginning on page 45 of this proxy statement. Because Volta was not able to raise the capital assumed to be available under the growth model base case, the Volta board of directors did not consider the Projections prepared under the growth model base case in connection with its evaluation of the merger.
The Projections prepared under the growth model base case were provided to Shell on October 28, 2022. Members of Volta senior management and representatives of Shell discussed the growth model base case to model alternative scenarios based on (1) different amounts of assumed capital provided, (2) the number, type and timing of EV charging stations installed and (3) other changed inputs. The Projections prepared under the growth model base case were not provided to Raymond James.
The Projections prepared under the blow-down model were provided to Raymond James on January 13, 2023. Raymond James reviewed the Projections prepared under the blow-down model for its information but did not use the Projections or rely upon the Projections for purpose of preparing the Raymond James opinion because, as described more fully in the section entitled “The Merger (Proposal 1)—Recommendation of the Volta Board of Directors and Reasons for Recommendation” beginning on page 45 of this proxy statement and “The Merger (Proposal 1)—Opinion of Financial Advisor” beginning on page 53 of this proxy statement, Raymond James considered but did not use a discounted cash flow analysis in connection with its financial analysis of Volta due to: (1) substantial doubt regarding Volta’s ability to continue as a going concern which made the estimates of future cash flows highly speculative; and (2) the uncertainty regarding adequately risk-adjusting prospective cash flows and the potential for high levels of variance in year over year operating results. The Projections prepared under the blow-down model were not provided to Shell.
The Projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available to the Volta board of directors, Raymond James and Shell as described above. The Projections were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States (which we refer to as “GAAP”), the published guidelines of the SEC regarding Projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, Volta’s senior management, and is subjective in many respects. The Projections were, in the view of Volta’s senior management, prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of senior management’s knowledge and belief, the expected course of action and the expected future financial performance of Volta on a standalone basis, subject to the assumptions and limitations described in this section. Furthermore, neither Volta’s independent auditors nor any other independent accountants have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, assume no responsibility for, and express no opinion or other form of assurance on, such information or its achievability.
The Projections are forward-looking statements. Although summaries of the Projections are presented with numerical specificity, the Projections reflect numerous assumptions and estimates as to future events made by Volta’s senior management, which it believes were reasonable at the time the Projections were prepared, taking into account the relevant information available to management at such time. However, this information is not fact and should not be relied upon as being necessarily predictive of actual future results. Important factors may affect actual results and cause the Projections not to be achieved. These factors include general economic conditions, accuracy of certain accounting assumptions, timing of business investments by Volta, changes in actual or projected cash flows, competitive pressures, changes in tax or other laws or regulations, and the other factors described in the section entitled “Forward-Looking Statements” beginning on page 24 of this proxy statement, the “Risk Factors” section in Volta’s 2021 Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and the information referenced in the section entitled “Where You Can Find Additional Information” beginning on page 108 of this proxy statement. The Projections do not take into account any circumstances or events occurring after the date that the Projections were prepared. Furthermore, the Projections were prepared on a standalone basis without giving effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, including the expenses payable pursuant to the merger agreement, the capital that is expected to become available to Volta’s business as a result of becoming a wholly owned subsidiary of Shell, the potential synergies that may be achieved as a result of the merger, or the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement. As a result, there can be no assurance that the Projections will be realized, and actual results may be materially better or worse than those contained in the Projections. The inclusion of this information in this proxy statement should not be regarded as an indication that Volta’s senior management, the Volta board of directors, Raymond James, Shell or any other recipient of this information considered, or now considers, the Projections to be material information of Volta or necessarily predictive of actual future results, nor should it be construed as financial guidance, and it should not be relied upon as such. The summary of the Projections is not included in this proxy statement in order to induce any stockholder to vote for the proposal to adopt the merger agreement or any of the other proposals to be voted on at the Special Meeting or to influence any stockholder to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to the shares of Volta common stock. The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Volta contained in Volta’s public filings with the SEC.
Certain of the measures included in the Projections may be considered non-GAAP financial measures, as noted below. These non-GAAP financial measures are useful to investors and management in understanding current profitability levels and liquidity that may serve as a basis for evaluating future performance and facilitating comparability of results. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Volta may not be comparable to similarly titled amounts used by other companies. The non-GAAP financial measures used in the Projections were relied upon by the Volta board of directors in connection with its consideration of the merger, and were provided to but were not relied on by Raymond James for purposes of its financial analyses and opinion. Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures and, therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure.
Summary of the Projections
Growth Model Base Case
Below is a summary of the Projections prepared under the growth model base case for fiscal years 2022 through 2032 prepared by senior management of Volta and provided to the Volta board of directors and Shell prior to the execution of the merger agreement. The Projections prepared under the growth model base case were not provided to Raymond James.
	Year Ending December 31,
	2022P	2023P	2024P	2025P	2026P	2027P	2028P	2029P	2030P	2031P	2032P
	($ in millions, and all amounts in USD)
Total Revenue	$60.1	$ 91.5	$162.8	$ 272.2	$412.7	$ 524.9	$631.5	$692.4	$749.5	$801.8	$855.5
Cost of Goods Sold	49.2	70.6	109.4	171.2	242.3	297.3	354.2	393.6	432.3	472.3	514.4
Gross Profit	10.8	20.9	53.4	101.0	170.4	227.5	277.4	298.8	317.2	329.6	341.1
Taxes	—	—	—	—	—	—	—	—	—	—	—
Depreciation and Amortization	19.7	30.8	39.7	51.8	62.7	75.1	87.9	98.4	106.4	110.4	110.4
Stock Based Compensation	52.7	23.1	23.1	23.1	23.1	23.1	23.1	23.1	23.1	23.1	23.1
Change in Fair Value of Warrant Liability	—	—	—	—	—	—	—	—	—	—	—
Selling, General and Administrative Expenses	143.8	95.5	95.5	95.5	100.2	105.3	110.5	116.0	121.8	127.9	134.3
Adjusted EBITDA(1)	(133.0)	(74.5)	(42.0)	5.5	70.2	122.3	166.8	182.8	195.4	201.6	206.8
Capital Expenditures	109.2	65.8	90.6	95.7	86.1	87.9	89.6	54.1	55.1	56.3	57.4
Capitalized Labor	(2.0)	(7.8)	(7.8)	(7.8)	(8.2)	(8.6)	(9.0)	(9.5)	(9.9)	(10.4)	(11.0)
Other Capital Investment / Expense	26.0	—	—	—	—	—	—	—	—	—	—
Unlevered Free Cash Flow(2)	(266.2)	(132.5)	(124.9)	(82.4)	(7.8)	43.0	86.3	138.2	150.2	155.8	160.4

(1)
EBITDA, a non-GAAP measure, refers to earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude stock based compensation and change in fair value of warrant liability and is equal to gross profit minus selling, general and administrative expenses.

(2)	Unlevered free cash flow, a non-GAAP measure, refers to Adjusted EBITDA, less capital expenditures, capitalized labor and other capital investment/expense.
Blow-Down Model
Below is a summary of the Projections prepared under the blow-down model for fiscal years 2022 and 2023 prepared by senior management of Volta and provided to the Volta board of directors and Raymond James on January 13, 2023 prior to the execution of the merger agreement. Raymond James reviewed the Projections prepared under the blow-down model for its information but did not use the Projections or rely upon the Projections for the purpose of preparing the Raymond James opinion. The Projections prepared under the blow-down model were not provided to Shell.
	Year Ending December 31,
	2022P	2023P
	($ in millions, and all amounts in USD)
Total Revenue	$55.7	$60.5
Cost of Goods Sold	37.9	42.1
Gross Profit	17.9	18.4
Taxes	—	—
Depreciation and Amortization	19.3	21.3
Stock Based Compensation	33.2	—
Change in Fair Value of Warrant Liability	—	—
Selling, General and Administrative Expenses	137.1	40.1
Adjusted EBITDA(1)	(119.3)	(21.7)
Capital Expenditures	96.8	—
Capitalized Labor	0.1	—
Other Capital Investment / Expense	—	—
Operating Unlevered Free Cash Flow(2)	(216.2)	(21.7)
(1)
EBITDA, a non-GAAP measure, refers to earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude stock based compensation and change in fair value of warrant liability and is equal to gross profit minus selling, general and administrative expenses.

(2)	Operating unlevered free cash flow, a non-GAAP measure, refers to Adjusted EBITDA, less capital expenditures, capitalized labor and other capital investment/expense.
Interests of Volta Directors and Executive Officers in the Merger
In considering the recommendation by the Volta board of directors that Volta stockholders vote to adopt the merger agreement, stockholders should be aware that the directors and executive officers of Volta have certain interests in the merger that may be different from, or in addition to, the interests of Volta stockholders generally. The members of the Volta board of directors were aware of these interests in evaluating the merger agreement and the merger and in recommending that Volta stockholders adopt the merger agreement. These interests may present such directors and executive officers with actual or potential conflicts of interest, and these interests are described in this section. The description below assumes that Volta does not enter into any new compensatory arrangements in connection with the merger with Volta’s directors or executive officers prior to the closing.
Volta’s executive officers for purposes of the discussion below, who each is or was an executive officer of Volta during the fiscal year ended December 31, 2022, include:
Current Executive Officers:
•	Vincent T. Cubbage, Interim Chief Executive Officer;
•	Brandt Hastings, Chief Commercial Officer;
•	Andrew B. Lipsher, Chief Development Officer;
•	Michelle Kley, Chief Legal Officer;

•	Stephen Pilatzke, Chief Accounting Officer;
Former Executive Officers:
•	Christopher Wendel, Former President and Co-Founder;
•	Scott Mercer, Former Chief Executive Officer and Co-Founder;
•	Francois Chadwick, Former Chief Financial Officer;
•	James S. DeGraw, Former General Counsel, Secretary & Chief Administrative Officer;
•	Nayda Kohl, Former Chief Marketing Officer;
•	Yifan Tang, Former Chief Technology Officer;
•	Julie Rogers, Former Chief People Officer; and
•	Praveen Mandal, Former Chief Technology Officer.
Volta’s directors for purposes of the discussion below, each of whom is or was a non-employee director of Volta during the fiscal year ended December 31, 2022, include:
•	Katherine J. Savitt;
•	Eli Aheto;
•	John J. Tough;
•	Bonita Stewart; and
•	Martin Lauber.
Treatment of Outstanding Volta Equity Awards—In General
As of the date of this proxy statement, certain of Volta’s executive officers and non-employee directors hold Volta RSU awards and Volta options, in each case, that were granted under Volta’s equity-based compensation plans and the applicable award agreements thereunder. In connection with the completion of the merger, all outstanding time-based Volta RSU awards and Volta options with an exercise price that is greater than the merger consideration will fully vest and be canceled and converted into the right to receive the merger consideration (in the case of the Volta options, less the exercise price), less all applicable withholding and other authorized deductions. For more details on the treatment of outstanding Volta equity awards in connection with the merger, see “The Merger Agreement—Treatment of Volta Equity Awards” beginning on page 76 of this proxy statement.
Treatment of the Founder Awards
Pursuant to Christopher Wendel’s (Volta’s former President) and Scott Mercer’s (Volta’s former Chief Executive Officer) separation agreement with Volta, in each case, dated as of March 26, 2022, their founder awards will fully vest in connection with the merger (irrespective of the share price targets to which such Volta RSU awards are subject) and be canceled and converted into the right to receive, with respect to each share of Volta common stock subject to their respective awards, the merger consideration, less all applicable withholding and other authorized deductions.
Treatment of Private Placement Warrants
The merger agreement provides that, at the effective time, each of the private placement warrants that is outstanding as of immediately prior to the effective time will, in accordance with its terms under the SPAC warrant agreement, automatically and without any required action on the part of the holder thereof, cease to represent a private placement warrant in respect of Volta common stock and will become a private placement warrant exercisable for the merger consideration. If a holder of a private placement warrant properly exercises its private placement warrant within 30 days following the public disclosure of the consummation of the merger by Volta pursuant to a Current Report on Form 8-K filed with the SEC, the Warrant Price (as defined in the SPAC warrant agreement) with respect to such exercise will be reduced by an amount (in dollars and in no event less than zero) equal to the difference of (1) the

Warrant Price in effect prior to such reduction minus (2) (a) the merger consideration minus (b) the Black-Scholes Warrant Value (as defined in the SPAC warrant agreement). Entities affiliated with Vincent T. Cubbage, Interim Chief Executive Officer and a director, and John J. Tough, a director, hold private placement warrants.
Management Incentive Plan
Volta maintains the MIP, which provides for payments upon the consummation of a “change in control” (as defined in the MIP) to the employees who participate in the MIP (the “participants”) (subject to the participant’s continued service with Volta) and payments and benefits upon a termination of a participant’s employment with Volta without “cause” or resignation by the participant for “good reason” (as defined in the MIP) within the 90-day period before or two years following the consummation of a “change in control” (as defined in the MIP) (any such termination or resignation, we refer to as a “qualifying termination”). Each of Volta’s current executive officers participate in the MIP.
Eligible participants may earn a retention bonus, subject to their continued service with Volta through and until the consummation of a change in control. The retention bonus will be paid from a retention pool of up to 3% of the merger consideration paid to Volta stockholders in a potential transaction, reduced by the amount of any net proceeds received by a participant in connection with the accelerated vesting of any Volta RSU awards or Volta options on account of the change in control. As of the date of this proxy statement, the individual allocations of the retention bonus pool have not yet been determined as they are subject to the participant’s continued employment through the closing date and the participant’s performance during the period before the closing date. Each share of the retention pool will be allocated at the discretion of Volta’s chief executive officer and must be ratified by the chair of Volta’s compensation committee.
Additionally, in the event of a qualifying termination, an executive officer will be entitled to receive the following benefits, subject to the participant executing a general release of claims in favor of Volta:
•
a lump sum payment equal to the sum of the participant’s base salary on the termination date and the participant’s target annual cash bonus for the year in which the termination date occurs, multiplied by a severance multiplier;

•	a prorated amount of the participant’s annual bonus through the termination date; and
•	a lump sum payment equal to the value of benefits continuation for a certain period following the termination date.
Under the MIP, any severance benefits (as defined in the MIP) payable to a participant will be reduced by any severance payments to which the participant would otherwise be entitled to under any general severance policy or plan maintained by Volta or any agreement between the participant and Volta that provides for severance payments, unless the policy, plan or agreement expressly provides for severance payments to be in addition to those provided under the MIP.
Offer Letters and Employment Agreements with Executive Officers
Volta is party to an offer letter or employment agreement with each of its executive officers. Each of Messrs. Hastings’s and Lipsher’s employment agreements has an initial one-year term that will be automatically extended for successive one-year periods thereafter unless either Volta or the executive officer gives a written notice at least 90 days prior to the end of the applicable term. The other executive officers are party to offer letters that have indefinite terms, which provide for employment at will.
Messrs. Hastings and Lipsher are entitled to the following payments and benefits under each of their respective employment agreements, subject to the executive officer executing a general release of claims in favor of Volta:
•
If Volta terminates the executive officer’s employment without “cause” (as defined in the employment agreement) or the executive officer resigns for “good reason” (as defined in the employment agreement), the executive officer will be entitled to: (1) base salary continuation for in Mr. Hastings’s case, two months, and in Mr. Lipsher’s case, the lesser of (a) the balance of the term of the employment agreement or (b) six months; (2) acceleration of all executive officer’s outstanding and unvested equity grants under Volta’s equity-based compensation plans; (3) any unpaid annual bonus for any year completed prior to the effective date of the termination; and (4) the value of COBRA reimbursements until the earlier of (a) 12 months following the termination date and (b) the date upon which the executive officer receives benefits coverage under similar plans.

•
Upon the consummation of a “change in control” (as defined in their employment agreement), all of the executive officer’s outstanding and unvested equity grants under Volta’s equity-based compensation plans will fully vest.

Ms. Kley is entitled to the following payments and benefits under her offer letter, subject to her execution of a general release of claims in favor of Volta:
•
If Volta terminates Ms. Kley’s employment without “cause” or Ms. Kley resigns for “good reason” (each as defined in the offer letter), Ms. Kley will be entitled to: (1) base salary continuation for six months; and (2) the value of COBRA reimbursements until the earlier of (a) 12 months following the termination date and (b) the date upon which Ms. Kley receives benefits coverage under similar plans.

•	Upon the consummation of a “change in control” (as defined in the offer letter), certain of Ms. Kley’s Volta RSU awards will fully vest.
Mr. Cubbage’s and Mr. Pilatzke’s offer letters each provides that upon a “change in control” (as defined in the offer letter), certain of the executive officer’s unvested Volta RSU awards will fully vest on account of such transaction.
No executive officer is entitled to receive any excise tax gross-up under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”).
Quantification of Potential Amounts Payable in Connection with the Merger
Merger-Related Compensation for Volta’s Executive Officers
The table below sets forth (1) the potential severance payments payable under the MIP; and (2) the estimated values of the proceeds related to the treatment of the Volta RSU awards on account of the merger. The amounts included below would be payable assuming, solely for purposes of this table, that the merger would be consummated on March 31, 2023, and that the employment of each of the executive officers was immediately terminated by the Company without “cause” or by the executive officer for “good reason” on such date. The table does not include the value of each executive officer’s retention bonus under the MIP as the individual allocations of the retention bonus pool have not yet been determined or ratified by the chair of Volta’s compensation committee in accordance with the terms of the MIP as of the date of this proxy statement, and therefore, this information was not available as of the date of this proxy statement. None of the executive officers hold outstanding unvested Volta options that have an exercise price that is less than the merger consideration ($0.86) as of the date of this proxy statement and therefore will not receive any proceeds related to the acceleration of unvested Volta options in connection with the merger.
Messrs. Chadwick, Tang and Mandal and Mses. Kohl and Rogers will not be entitled to receive any payments or benefits in connection with the merger.
Name	Cash ($)(2)	Benefits ($)(3)	Value of Acceleration of Unvested Volta RSU Awards ($)(4)	Value of Acceleration of Unvested Founder Awards ($)(5)	Total ($)
Vincent T. Cubbage(1)	$2,123,288	$60,000	$273,613	$—	$2,456,901
Brandt Hastings(1)	$2,123,288	$60,000	$433,318	$—	$2,616,606
Andrew B. Lipsher(1)	$1,698,630	$60,000	$131,042	$—	$1,889,672
Michelle Kley(1)	$1,698,630	$60,000	$258,000	$—	$2,016,630
Stephen Pilatzke(1)	$730,137	$30,000	$258,000	$—	$1,018,137
Christopher Wendel*	$—		$—	$3,870,000	$3,870,000
Scott Mercer*	$—	$—	$—	$4,515,000	$4,515,000
James S. DeGraw*	$—	$—	$210,276	$—	$210,276
*	Former executive officer.
(1)
Under the MIP, each participant will only be entitled to receive the greater of (a) the severance benefits under the MIP; or (b) either the severance benefits under another plan maintained by Volta or an agreement between the participant and Volta. Pursuant to the MIP, the executive officers listed above who are participants would be entitled to severance benefits under the MIP upon termination of their employment. See the section entitled “The Merger (Proposal 1)—Interests of Volta Directors and Executive Officers—Management Incentive Plan” for additional information beginning on page 66 of this proxy statement.

(2)
Represents the sum of (a) a lump sum payment equal to the participant’s base salary on the termination date, plus the participant’s target annual cash bonus for the year in which the termination date occurs, multiplied by a severance multiplier of two (in the case of Mr. Pilatzke, one) and (b) a prorated amount of the participant’s annual bonus through March 31, 2023.

(3)	Represents the estimated value of continued medical benefits payable by the Company through March 31, 2025 (in the case of Mr. Pilatzke, through March 31, 2024).
(4)
Amounts reported in this column reflect the aggregate value of each executive officer’s outstanding unvested and time-based Volta RSU awards, which is equal to the product obtained by multiplying the number of shares underlying each Volta RSU award by the merger consideration ($0.86).

(5)
Amounts reported in this column represents the aggregate value of each of Messrs. Mercer’s and Wendel’s founder awards, which is equal to the product obtained by multiplying the number of shares underlying each founder award by the merger consideration ($0.86).

Merger-Related Compensation for Volta’s Non-Employee Directors
The table below sets forth the estimated values of the proceeds related to the treatment of the Volta RSU awards on account of the merger payable to non-employee directors.
Name	Acceleration of Unvested Volta RSU Awards ($)(1)	Total ($)
Katherine J. Savitt	$93,013	$93,013
Eli Aheto	$93,013	$93,013
John J. Tough	$93,013	$93,013
Bonita Stewart	$93,013	$93,013
Martin Lauber	$93,013	$93,013
(1)
Amounts reported in this column reflect the aggregate value of each non-employee director’s outstanding unvested and time-based Volta RSU awards, which is equal to the product obtained by multiplying the number of shares underlying each Volta RSU award by the merger consideration ($0.86).

Arrangements with Shell
As of the date of this proxy statement, none of the executive officers of Volta have entered into any agreement or understanding with Shell regarding the potential terms of their individual employment arrangements following the consummation of the merger or the right to participate in any of Shell’s equity incentive compensation programs.
Prior to the signing of the merger agreement, Shell had general discussions with members of Volta’s management team regarding potential employment opportunities following the closing of the merger and indicated that Shell expects to retain a significant portion of Volta’s existing management team, but no specific discussions have occurred between Shell and members of Volta’s management team with respect to which individuals would be retained post-closing or the terms and conditions of any such post-closing employment arrangements. The Volta board of directors was aware of these general discussions. The closing of the merger is expected to entitle several executive officers of Volta that are participants in the MIP, including Messrs. Cubbage and Lipsher and Ms. Kley, to resign for “good reason” (as defined in the MIP), and such resignation would constitute a “qualifying termination” under the MIP, entitling such executive officers to receive the benefits described in the section entitled “—Quantification of Potential Amounts Payable in Connection with the Merger” beginning on page 67 of this proxy statement.
Insurance and Indemnification of Directors and Executive Officers
See the section entitled “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 87 of this proxy statement for a summary of the obligations of the surviving corporation with respect to insurance indemnification of directors and executive officers after the effective time.
Compensation and Benefits-Related Arrangements with the Surviving Corporation
See the section entitled “The Merger Agreement—Employee Matters” beginning on page 90 of this proxy statement, for a summary of certain post-closing covenants related to compensation and employee benefit arrangements.
Intent to Vote in Favor of the Merger
See the section entitled “The Merger Agreement—Voting Agreement” beginning on page 95 of this proxy statement, for a summary of the voting agreement entered into by Shell with each of Volta’s directors and executive officers, pursuant to which, among other things, and subject to the terms and conditions set forth in the voting agreement, each such director and executive officer agreed to vote his or her shares of Volta common stock, representing, as of the close of business on the record date, approximately 2.35% of the issued and outstanding shares of Volta common stock, “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment proposal.
Bridge Loans
The following discussion of the bridge loan agreement and intercreditor agreement is only a summary of the material provisions of the bridge loan agreement and intercreditor agreement and is qualified by reference to the copies of the bridge loan agreement and intercreditor agreement that are each attached as Exhibit C and Exhibit D, respectively, to the merger agreement, which is attached as Annex A to this proxy statement. Stockholders are urged to read the bridge loan agreement and intercreditor agreement carefully and in their entirety.
On January 17, 2023, concurrently with the execution of the merger agreement, Volta and certain of its subsidiaries entered into the bridge loan agreement with Equilon, pursuant to which Equilon agreed to provide a subordinated secured delayed draw term loan facility to Volta in an aggregate principal amount not to exceed $20 million. Volta borrowed $5 million under the bridge loan agreement on each of January 18, 2023 and January 31, 2023, and may also draw additional bridge loans in increments of $5 million, subject to the satisfaction of certain terms and conditions. The bridge loans mature on the earliest of (1) the acceleration of obligations by Equilon under the bridge loan agreement upon an event of default; (2) the later to occur of (x) the date that is 60 days after termination of the merger agreement (other than pursuant to Volta’s acceptance of a superior proposal), and (y) the date that is 91 days following maturity of Volta’s existing senior credit facilities under the existing term loan agreement; (3) the effective time of the merger; and (4) termination of the merger agreement in connection with Volta’s acceptance of a superior proposal. In the event the merger agreement is terminated in connection with Volta’s acceptance of a superior proposal, the third party making such superior proposal or its affiliate is required to comply with the terms and conditions of the bridge loan agreement and the intercreditor agreement that are required to be performed prior to or simultaneously with such termination of the merger agreement, including that such third party or its affiliate refinances or purchases from Equilon the indebtedness outstanding under the bridge loan agreement.
Additionally, Equilon, Volta, certain subsidiaries of Volta, and EICF have entered into the intercreditor agreement, providing for, among other things, the subordination of the bridge loans to certain amounts outstanding under the existing term loan agreement, pursuant to which Volta’s obligations (and the liens securing those obligations) under the bridge loan agreement are subordinated to Volta’s obligations (and the liens securing those obligations) under the existing term loan agreement.
Financing
The obligation of Shell and Merger Sub to consummate the merger is not subject to any financing condition. Shell and Merger Sub have represented to Volta that Equilon has and will have, as and when needed, access to sufficient and immediately available funds to provide the bridge loans under the bridge loan agreement, and that Shell has and will have, as and when needed, including as of the closing date, access to sufficient and immediately available funds to pay, and to cause Merger Sub to pay, the aggregate merger consideration payable in the merger and to consummate and perform, and to cause Merger Sub to consummate and perform, its obligations with respect to the merger and the other transactions contemplated by the merger agreement on the terms and subject to the conditions contemplated by the merger agreement.
Material U.S. Federal Income Tax Consequences of the Merger
General
The following summary discusses the material U.S. federal income tax consequences of the merger to holders of shares of Volta common stock. This discussion is based on the Code, applicable U.S. Department of Treasury regulations promulgated under the Code, published administrative interpretations and rulings and judicial decisions as in effect as of the date of this proxy statement, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary is for the general information of the holders of shares of Volta common stock only and does not purport to be a complete analysis of all potential tax effects of the merger.
This discussion addresses only the consequences of the exchange of shares of Volta common stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that may be important to a Volta stockholder in light of the Volta stockholder’s particular circumstances, or to a Volta stockholder that is subject to special rules, such as, without limitation:

•	a bank, insurance company, or other financial institution;
•	a tax-exempt organization or tax-qualified retirement plan;
•	a dealer or broker in securities or non-U.S. currencies;
•	a trader in securities who elects the mark-to-market method of accounting;
•	an individual subject to the alternative minimum tax provisions of the Code;
•	a mutual fund;
•	a U.S. expatriate or former citizen or long-term resident of the United States;
•	a non-U.S. pension fund and its affiliates;
•	a controlled foreign corporation or passive foreign investment company;
•	a person whose functional currency is not the U.S. dollar;
•	“S” corporations, partnerships or other pass-through entities;
•	a real estate investment trust or regulated investment company;
•	a Volta stockholder that holds its shares of Volta common stock through individual retirement or other tax-deferred accounts;
•	a Volta stockholder that exercises appraisal rights;
•	a Volta stockholder that holds shares of Volta common stock as part of a hedge, straddle, conversion or integrated transaction; or
•	a Volta stockholder that acquired shares of Volta common stock through the exercise of compensatory options or stock purchase plans or otherwise as compensation for services.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Volta common stock that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state therein or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (1) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more United States persons or (2) that has a valid election in effect under applicable U.S. Department of Treasury regulations to be treated as a United States person.

A “non-U.S. holder” is a beneficial owner of shares of Volta common stock that is neither a U.S. holder nor a partnership (nor an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Volta common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding shares of Volta common stock should consult its own tax advisors.
This discussion of the material U.S. federal income tax consequences of the merger is not a complete description of all potential U.S. federal income tax consequences of the merger to holders of Volta common stock. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Furthermore, this discussion does not address the tax consequences of transactions occurring prior to, concurrently with or after the merger (whether or not such transactions are in connection with the merger) including, without limitation, the exercise of warrants, options or rights to purchase Volta common stock in anticipation of the merger, or the tax consequences of the merger to persons holding “qualified small business stock,” Volta warrants or Volta equity awards. Finally, this discussion does not address any U.S. state or local or any non-U.S. tax consequences of the merger, the potential application of the Medicare contribution tax on net investment income or any U.S. federal estate, gift or alternative minimum tax consequences. Accordingly, each Volta stockholder should consult its own tax advisor to determine the particular U.S. federal, state, local or non-U.S. income or other tax consequences to it of the merger.

No opinion of counsel or ruling from the IRS has been or will be obtained regarding the U.S. federal income tax consequences of the merger described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a Volta stockholder would ultimately prevail in a final determination by a court.
U.S. Federal Income Tax Consequences to U.S. Holders
The receipt of the merger consideration by U.S. holders in exchange for their Volta common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder will recognize taxable capital gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received in the merger for its Volta common stock; and (2) such U.S. holder’s adjusted tax basis in its shares of Volta common stock exchanged therefor. A U.S. holder’s adjusted tax basis in a particular share of Volta common stock generally will equal the price the U.S. holder paid for such share of Volta common stock.
If a U.S. holder’s holding period in the shares of Volta common stock that such U.S. holder surrenders in the merger is greater than one year as of the date of the completion of the merger, the capital gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized in connection with the merger is subject to limitations under the Code. If a U.S. holder acquired different blocks of shares of Volta common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of shares of Volta common stock that it holds (i.e., Volta common stock acquired at the same cost in a single transaction). U.S. holders who acquired shares of Volta common stock at different times and/or at different prices should consult their own tax advisors regarding the application of these rules to them in light of their own circumstances.
U.S. Federal Income Tax Consequences to Non-U.S. Holders
The receipt of the merger consideration by a non-U.S. holder of Volta common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:
•
the gain, if any, recognized by the non-U.S. holder is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment (or, in the case of an individual, a fixed base) maintained by such non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met; or
•
the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the outstanding Volta common stock at any time during the five-year period preceding the merger, and Volta is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the shorter of the five-year period preceding the date of the merger or the period that the non-U.S. holder held its shares of Volta common stock.

Gain described in the first bullet point above will be subject to tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder (unless an applicable income tax treaty provides otherwise). Additionally, any gain described in the first bullet point above recognized by a non-U.S. holder that is a corporation also may be subject to an additional “branch profits tax” at a 30% rate (or lower rate or exemption provided by an applicable income tax treaty). A non-U.S. holder described in the second bullet point above will be subject to tax at a rate of 30% (or a lower rate or exemption provided by an applicable income tax treaty) on any capital gain realized, which may be offset by U.S.-source capital losses recognized by the non-U.S. holder in the same taxable year. If the third bullet point above applies to a non-U.S. holder, capital gain recognized by such non-U.S. holder will be subject to U.S. federal income tax at generally applicable U.S. federal income tax rates generally in the same manner as a U.S. holder. We believe that we are not, and we do not anticipate becoming, a “United States real property holding corporation.” However, because the determination of whether we are a “United States real property holding corporation” depends on the fair market value of our United States real property interests relative to the fair market value of our global real property interests and other business assets, there can be no assurance that we do not currently constitute or will not become a “United States real property holding corporation.” Non-U.S. holders owning (actually or constructively) more than 5% of the outstanding Volta common stock should consult their own tax advisors regarding the U.S. federal income tax consequences of the merger to them in light of their own circumstances.

Backup Withholding and Information Reporting
Payments made to a U.S. holder or non-U.S. holder in exchange for shares of Volta common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and U.S. federal backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return an IRS Form W-9 (or applicable successor form), certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided by such U.S. holder is correct and that such U.S. holder is not subject to backup withholding. To avoid backup withholding, a non-U.S. holder is required to establish an exemption, for example, by completing and providing to the applicable withholding agent the appropriate IRS Form W-8 (or applicable successor form) for the non-U.S. holder, in accordance with the instructions thereto.
Any amount withheld under the backup withholding rules will be allowed as a refund or credit against the U.S. federal income tax liability of a Volta stockholder, provided that the required information is timely furnished to the IRS. The IRS may impose a penalty upon a Volta stockholder that fails to provide the correct taxpayer identification number. Each U.S. holder and non-U.S. holder is urged to consult its own tax advisor regarding the information reporting and backup withholding tax rules that may apply to it in light of its own circumstances.
Regulatory Clearances
Required Approvals
Under the merger agreement, the merger cannot be completed until (1) any applicable waiting period under the HSR Act has expired or been terminated; and (2) the French FDI approval is obtained from the French Ministry of the Economy. Volta and Shell made the necessary filings with the FTC and the DOJ on January 25, 2023, as a result of which, and as of the date of this proxy statement, the applicable waiting period under the HSR Act is scheduled to expire on February 24, 2023, at 11:59 p.m., Eastern Time, unless otherwise earlier terminated or extended if the DOJ or FTC requests additional information and documentary material. Shell, with Volta’s cooperation, made the necessary filings with the French Ministry of the Economy regarding the FDI approval on January 31, 2023.
Even after the applicable waiting period under the HSR Act expires or is terminated, the FTC and the DOJ retain the authority to challenge the merger on antitrust grounds before or after the merger is completed. Likewise, at any time before or after the consummation of the merger, a U.S. state or a foreign governmental authority with jurisdiction over the parties could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Neither Volta nor Shell can provide assurance that any action under antitrust laws will not result in the delay or abandonment of the merger.
Volta has an indirect wholly owned French subsidiary and business activities in France. Under the French FDI law, the acquisition of control over a French company by a foreign investor where such company’s activities in France are deemed sensitive requires prior approval from the French Ministry of the Economy. Non-compliance with the French FDI law can trigger significant sanctions, including the blocking or reversal of the proposed transaction in France and large fines. While there are reasonable arguments that Volta’s activities do not constitute sensitive activities under the French FDI law, Shell and Volta view it as advisable to proceed with a foreign investment filing in France to obtain the French FDI approval.
Commitments to Obtain Regulatory Approvals
Under the merger agreement, Volta and Shell are required to use their commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including using commercially reasonable efforts to accomplish the following:
•
obtain all consents, permits, approvals, or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any material contract identified on Volta’s confidential disclosure letter, to the extent required to permit the parties to consummate the transactions contemplated by the merger agreement;

•	obtain all necessary actions or nonactions, waivers, consents, approvals, waiting period expirations or terminations, orders, and authorizations from governmental entities, make all necessary notices, applications, petitions, registrations, declarations, and filings, and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any action, suit, claim, arbitration, investigation, or other proceeding by or before, any governmental entity, including (1) under the HSR Act with respect to the FTC and the DOJ, and (2) from the French Ministry of the Economy under the French FDI law; and
•
execute and deliver any additional instruments necessary to consummate the transactions contemplated by the merger agreement and fully to carry out the purposes of the merger agreement; provided, however, that neither Volta nor any of its subsidiaries will commit to the payment of any fee, penalty, or other consideration, or make any other concession, waiver, or amendment under any contract in connection with obtaining any consent without the prior written consent of Shell (which cannot be unreasonably withheld, conditioned, or delayed).

Notwithstanding the foregoing, none of Shell, Merger Sub or any of Shell’s other subsidiaries is required to, and Volta may not and may not permit any of its subsidiaries to, without the prior written consent of Shell, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order that (1) would reasonably be expected to, individually or in the aggregate, impact Shell, Volta, or their respective subsidiaries or affiliates in a manner or amount that is material relative to the value of Volta and its subsidiaries, taken as a whole (without giving effect to the merger); (2) would require the sale, divesture, disposal or discontinuation of any assets, businesses, product lines, operations or interests other than the assets, businesses, product lines, operations or interests of Volta and its subsidiaries located in France; or (3) with respect to Shell and its affiliates and subsidiaries (other than, following the closing of the merger, Volta and its subsidiaries), involves any assets, businesses, product lines, operations or interests other than the EV charging business of Shell and its affiliates and subsidiaries as conducted in the United States on the date of the merger agreement. In addition, Shell, Merger Sub and Volta will use their commercially reasonable efforts not to take any action after the date of the merger agreement that would reasonably be expected to materially delay or prevent the obtaining of any permission, approval or consent from any governmental authority necessary to be obtained prior to completing the merger.
De-listing and De-registration of Volta Common Stock and Volta Public Warrants
If the merger is completed, Volta common stock and the Volta public warrants will be de-listed from the NYSE and de-registered under the Exchange Act. As such, following completion of the merger and such de-registration, Volta will no longer file periodic reports with the SEC.
Litigation Relating to the Merger
Following the announcement of the merger agreement and through February 17, 2023, Volta has received two demand letters (one of which included a draft complaint) from purported Volta stockholders, and three lawsuits have been filed by purported Volta stockholders, related to the transactions contemplated by the merger agreement. On February 15, 2023, Volta received a demand letter from a purported Volta stockholder to inspect books and records pursuant to 8 Del. § 220 and to issue supplemental disclosures to address certain alleged misstatements and omissions in the preliminary proxy statement filed by Volta with the SEC on February 8, 2023. On February 15, 2023, Volta received a draft complaint which generally alleges that the preliminary proxy statement fails to disclose or misrepresents allegedly material information in violation of Sections 14(a) and 20(a) of the Exchange Act, along with an accompanying demand that Volta issue supplemental disclosures to address those claims. On February 15, 2023, Justin Small, a purported Volta stockholder, filed a complaint in the United States District Court for the Northern District of California, Case No. 3:23-cv-00685-SK. On February 16, 2023, Michael Arndt, a purported Volta stockholder, filed a complaint in the United States District Court for the Northern District of California, Case No. 3:23-cv- 00699-KAW. On February 17, 2023, Ryan O’Dell, a purported Volta stockholder, filed a complaint in the United States District Court for the Southern District of New York, Case No. 1:23-cv-01378. The complaints generally allege that the preliminary proxy statement fails to disclose or misrepresents allegedly material information in violation of Sections 14(a) and 20(a) of the Exchange Act. Volta believes that the allegations in these demand letters and in these complaints are without merit. Legal proceedings from such purported Volta stockholders relating to such demand letters may be filed in the future. Volta may receive additional demand letters, and additional lawsuits may be filed, arising out of the transactions contemplated by the merger agreement in the future.

THE MERGER AGREEMENT
Below is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement in its entirety carefully, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.
Explanatory Note Regarding the Merger Agreement
The following summary of the merger agreement, and the copy of the merger agreement attached to this proxy statement as Annex A, are intended only to provide information regarding the terms of the merger agreement. The merger agreement and the related summary are not intended to be a source of factual, business or operational information about Volta, Shell or Merger Sub, and the following summary of the merger agreement and the copy thereof included as Annex A are not intended to modify or supplement any factual disclosure about Volta in any documents Volta has or will publicly file with the SEC. The merger agreement contains representations and warranties by, and covenants of, Volta, Shell and Merger Sub that were made only for purposes of the merger agreement and as of specified dates. The representations, warranties and covenants of each party in the merger agreement were made only for the purposes of, and were and are solely for the benefit of the parties to, the merger agreement, may be subject to limitations agreed upon by the contracting parties, including, in the case of Volta, being qualified by Volta’s confidential disclosure letter, were made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality, or Volta material adverse effect or Shell material adverse effect qualifiers, applicable to the contracting parties that generally differ from those applicable to holders of Volta common stock. Accordingly, the representations and warranties may not describe the actual state of affairs as of the date of the merger agreement, or at any other time, and holders of Volta common stock should not rely on them as statements of fact. In addition, information concerning the subject matter of the representations, warranties and covenants contained in the merger agreement may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Volta’s public disclosures. Volta’s confidential disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the merger agreement. Holders of Volta common stock are not third-party beneficiaries of these representations, warranties and covenants under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Volta or any of its affiliates or of Shell or any of its affiliates.
Additional information about Volta may be found elsewhere in this proxy statement and in Volta’s other public filings with the SEC. See the section entitled “Where You Can Find Additional Information” beginning on page 108 of this proxy statement.
The Merger
The merger agreement provides that, at the effective time, Merger Sub will be merged with and into Volta, the separate corporate existence of Merger Sub will cease, and Volta will continue as the surviving corporation and become a wholly owned subsidiary of Shell. From and after the effective time, all of the property, rights, privileges, immunities, powers, franchises, licenses and authority of Volta and Merger Sub will vest in the surviving corporation, and all of the debts, liabilities, obligations, restrictions and duties of Volta and Merger Sub will become the debts, liabilities, obligations, restrictions and duties of the surviving corporation. At the effective time, the certificate of incorporation of Volta will be amended and restated, and as so amended and restated will be the certificate of incorporation of the surviving corporation, and the bylaws of Merger Sub as in effect immediately prior to the effective time will be the bylaws of the surviving corporation, in each case, until subsequently amended as provided therein or by applicable law, except that references to the name of Merger Sub will be replaced by references to the name of the surviving corporation.
The directors of Merger Sub immediately prior to the effective time will, from and after the effective time, be the directors of the surviving corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the effective time will, from and after the effective time, be the officers of the surviving corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
Closing of the Merger
Under the merger agreement, the closing of the merger will take place virtually by the electronic exchange of documents at 8:00 a.m., Eastern Time, on a date to be agreed upon by the parties, that is no later than the second business day after the satisfaction or, to the extent permitted by applicable law, waiver of the last of the conditions to the merger to be satisfied or waived, (other than any such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions at the closing), unless another date or place is agreed to in writing by Shell and Volta. For more information on the conditions to the merger, please see the section entitled “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 91 of this proxy statement.
As promptly as practicable on the closing date, the parties will file with the Secretary of State of the State of Delaware a certificate of merger with respect to the merger (which we refer to as the “certificate of merger”), executed in accordance with the DGCL, and make any other filings and recordings required to be made under the DGCL in connection with the merger. The merger will become effective at such date and time as the certificate of merger is filed with the Secretary of State of the State of Delaware, or at such later time as agreed to in writing by Shell and Volta and specified in the certificate of merger.
Effect of the Merger on Volta Common Stock
At the effective time, by virtue of the merger and without any action on the part of any party or any holder of any shares of Volta capital stock or any capital stock of Merger Sub:
•
each share of Volta Class A common stock, par value $0.0001 per share (which we refer to as “Volta common stock”) issued and outstanding immediately prior to the effective time that is owned by Shell or Merger Sub or any of their respective subsidiaries or any person or entity that directly or indirectly owns all of the equity interests in Shell or Merger Sub will be canceled without any consideration delivered in exchange therefor (which we refer to as the “Shell canceled shares”);

•
each share of Volta common stock and Volta Class B common stock, par value $0.0001 per share (which we refer to as “Volta Class B common stock”), that is owned by Volta or any of its subsidiaries, including shares held as treasury stock, will be canceled without any consideration delivered in exchange therefor (which we refer to as the “Volta canceled shares”, and together with the Shell canceled shares, the “canceled shares”). As of the date of this proxy statement, no shares of Volta Class B common stock were issued and outstanding or held as treasury shares;

•
each share of Volta common stock issued and outstanding immediately prior to the effective time (other than any canceled shares or dissenting shares (as further described in the section entitled “Appraisal Rights” beginning on page 101 of this proxy statement)), will be automatically canceled and converted into the right to receive the merger consideration; and

•
each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the surviving corporation, and all such shares together shall constitute the only outstanding shares of capital stock of the surviving corporation.

Payment Procedures
Prior to the effective time, Shell will designate a paying agent (which we refer to as the “paying agent”) reasonably acceptable to Volta to act as the paying agent for Volta stockholders in connection with the merger. At or prior to the closing, Shell will deposit with the paying agent cash in an amount sufficient to pay the aggregate merger consideration (which cash we refer to as the “payment fund”). Subject to certain conditions in the merger agreement, the paying agent is required to invest the payment fund if and as directed by Shell; provided that such investment shall be in obligations of, or guaranteed by, the U.S., in commercial paper obligations of issuers organized under the law of a state in the U.S., rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings

Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion, or in mutual funds investing in such assets. Any interest and other income resulting from such investments will be paid to, and be the property of, Shell. No investment losses resulting from investment of the payment fund will diminish the rights of any of the Volta stockholders to receive the merger consideration or any other payment as provided in the merger agreement.
As reasonably promptly as practicable after the effective time, Shell will cause the paying agent to mail or otherwise provide to each holder of record of any shares of Volta common stock and whose shares of Volta common stock were converted into the right to receive the merger consideration a letter of transmittal in a form (which we refer to as the “letter of transmittal”) which will specify that delivery will be effected, and risk of loss and title to the certificate representing such shares will pass, only upon delivery of the certificate representing such shares to the paying agent, together with instructions thereto. Upon (1) in the case of shares of Volta common stock represented by a certificate, the surrender of such certificate for cancellation to the paying agent together with the letter of transmittal, duly, completely and validly executed in accordance with the instructions thereto, or (2) in the case of shares of Volta common stock held in book-entry form, the receipt of an “agent’s message” by the paying agent, in each case together with such other documents as may reasonably be required pursuant to such instructions or by the paying agent, the holder of such shares will be entitled to receive the merger consideration in exchange for each such share of Volta common stock.
No interest will be paid or accrue on the cash payable upon surrender of any certificates (or shares of Volta common stock held in book-entry form).
From and after the effective time, there will be no further registration of transfers on the stock transfer books of the surviving corporation of the shares of Volta common stock that were outstanding immediately prior to the effective time. After the effective time, each share of Volta common stock that has not been surrendered will represent only the right to receive, upon surrender (together with the transmittal materials and such other documents described above), the merger consideration (net of any withholding) to which the holder of such shares is entitled by virtue of the merger.
Treatment of Volta Warrants
The merger agreement provides that, at the effective time, each SPAC warrant that is outstanding as of immediately prior to the effective time will, in accordance with its terms under the SPAC warrant agreement, automatically and without any required action on the part of the holder thereof, cease to represent a SPAC warrant in respect of Volta common stock and will become a SPAC warrant exercisable for the merger consideration. If a holder of a SPAC warrant properly exercises its SPAC warrant within 30 days following the public disclosure of the consummation of the merger by Volta pursuant to a Current Report on Form 8-K filed with the SEC, the Warrant Price (as defined in the SPAC warrant agreement) with respect to such exercise will be reduced by an amount (in dollars and in no event less than zero) equal to the difference of (1) the Warrant Price in effect prior to such reduction minus (2) (a) the merger consideration minus (b) the Black-Scholes Warrant Value (as defined in the SPAC warrant agreement). The Volta public warrants are listed on the NYSE under the symbol “VLTA.WS.” Following the consummation of the merger, the Volta public warrants will be de-listed from the NYSE and de-registered under the Exchange Act.
The merger agreement further provides that, at the effective time, each legacy warrant that is outstanding as of immediately prior to the effective time will, in accordance with its terms, automatically and without any required action on the part of the holder thereof, cease to represent a legacy warrant exercisable for Volta common stock and will become a legacy warrant exercisable for the merger consideration.
Treatment of Volta Equity Awards
The merger agreement provides that, as of the effective time, each then outstanding Volta options (whether or not vested or exercisable) that has an exercise price per share of Volta common stock that is less than the merger consideration and time-based Volta RSU award (whether or not vested) granted under any of Volta’s equity-based compensation plans will vest in full and be canceled and converted into the right to receive the merger consideration (less the exercise price, in the case of the Volta options), less all applicable withholding and other authorized deductions. All outstanding Volta options that have an exercise price per share of Volta common stock that is greater than or equal to the merger consideration will be canceled for no consideration as of the effective time.
With respect to the performance-based Volta RSU awards, all outstanding and unvested performance-based Volta RSU awards will be canceled in connection with the merger, other than the founder awards. Under Mr. Mercer’s and

Mr. Wendel’s separation agreements with Volta, the founder awards will fully vest in connection with the merger and be canceled and converted into the right to receive, with respect to each share of Volta common stock subject to their respective awards, the merger consideration, less all applicable withholding and other authorized deductions.
Volta Equity-Based Compensation Plans
Pursuant to the merger agreement, Volta will take all actions necessary with respect to its 2021 Equity Incentive Plan, Founder Incentive Plan and Employee Stock Purchase Plan to provide that, subject to the consummation of the merger, all of its equity-based compensation plans will terminate as of the effective time.
Appraisal Rights
Notwithstanding anything to the contrary in the merger agreement, shares of Volta common stock that are issued and outstanding immediately prior to the effective time (other than canceled shares) and held by a Volta stockholder who has not voted in favor of adoption of the merger agreement or consented to the merger in writing and who is entitled to and has properly demanded appraisal of such shares in accordance with Section 262 of the DGCL (we refer to such shares of Volta common stock collectively as the “dissenting shares” until such time as such Volta stockholder fails to perfect, withdraws or otherwise loses the right to appraisal under the DGCL with respect to such shares) will not be converted into the right to receive the merger consideration, but instead will automatically be canceled and will cease to exist, and each holder of dissenting shares will be entitled to receive payment of the appraised value of such shares held by them in accordance with Section 262 of the DGCL, except that all dissenting shares held by Volta stockholders who have failed to perfect or who have withdrawn or lost their rights to appraisal of such shares pursuant to Section 262 of the DGCL will be treated as if they had been converted at the effective time into the right to receive the merger consideration, without interest, in the manner provided in the merger agreement, and such shares shall not be deemed to be dissenting shares.
Volta is required to provide Shell (1) reasonably prompt written notice of any demands for appraisal of any shares of Volta common stock, withdrawals of such demands and any other demands, notices or instruments pursuant to the DGCL or other applicable law received by Volta relating to appraisal demands; and (2) the opportunity and right to direct all negotiations and proceedings with respect to such demands. Volta will not, except with the prior written consent of Shell, (x) make any payment (unless required pursuant to a binding, non-appealable order of a court of competent jurisdiction) with respect to, settle or offer to settle, any such demand, (y) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or (z) agree to do or commit to do any of the foregoing.
Representations and Warranties
The merger agreement contains representations and warranties of the parties. These include representations and warranties of Volta with respect to:
•	due organization, good standing, and corporate power to carry on its businesses as conducted;
•	subsidiaries;
•	capitalization;
•	corporate authority relative to the merger agreement and due execution, delivery and enforceability of the merger agreement;
•	requisite stockholder approval;
•	no conflicts and required consents and approvals;
•	SEC documents and the absence of undisclosed liabilities;
•	absence of certain changes or events;
•	tax matters;
•	benefits matters and compliance regarding the Employee Retirement Income Security Act of 1974, as amended, and the regulations and other guidance promulgated thereunder;
•	litigation matters;

•	compliance with applicable laws;
•	material permits;
•	material contracts;
•	real properties and title to assets;
•	intellectual property;
•	privacy and cybersecurity protection;
•	advertising;
•	labor matters;
•	environmental matters;
•	regulatory matters;
•	anti-takeover provisions;
•	insurance;
•	anti-corruption laws;
•	international trade compliance and matters related to the Committee on Foreign Investment in the U.S.;
•	interested party transactions;
•	product warranty and products liability;
•	brokers’ fees and expenses; and
•	the opinion of Volta’s financial advisor.
The merger agreement also contains customary representations and warranties of Shell and Merger Sub, including with respect to:
•	due organization, good standing, and corporate power to carry on their respective businesses as conducted;
•	corporate authority relative to the merger agreement and due execution, delivery and enforceability of the merger agreement;
•	no conflicts and required consents and approvals;
•	litigation matters;
•	absence of certain agreements;
•	brokers’ fees and expenses;
•	capitalization of Merger Sub
•	ownership of Volta common stock; and
•	sufficient funds.
Certain representations and warranties contained in the merger agreement are qualified by references to “Volta material adverse effect,” as described below. The representations and warranties contained in the merger agreement will expire at the effective time. The representations, warranties and covenants made by Volta in the merger agreement are qualified by information contained in Volta’s confidential disclosure letter delivered to Shell in connection with the execution of the merger agreement and by filings that Volta has made with the SEC (subject to certain specified exceptions). The representations, warranties and covenants of each party in the merger agreement were made only for the purposes of, and were and are solely for the benefit of the parties to, the merger agreement, may be subject to limitations agreed upon by the contracting parties, including, in the case of Volta, being qualified by Volta’s confidential disclosure letter, were made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality, or Volta material adverse effect or Shell material adverse effect qualifiers, applicable to the contracting parties that generally differ from those applicable to holders of Volta common stock. Accordingly, the representations and warranties may not describe the actual state of affairs as of the date of the merger agreement, or at any other time, and holders of Volta common stock should not rely on them as statements of fact. In addition, information concerning the subject matter of the representations, warranties and covenants contained in the merger agreement may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Volta’s public disclosures. Volta’s confidential disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the merger agreement. Holders of Volta common stock are not third-party beneficiaries of these representations, warranties and covenants under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Volta or any of its affiliates or of Shell or any of its affiliates.
Material Adverse Effect
A “Volta material adverse effect” with respect to Volta means any fact or circumstance arising after the date of the merger agreement, occurrence, change, effect, event or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the (x) business, assets, liabilities or results of operations of Volta and its subsidiaries, taken as a whole, or (y) the ability of Volta to consummate the merger and the other transactions contemplated by the merger agreement on or before the end date. For the purposes of clause (x), no such fact or circumstance arising after the date of the merger agreement, occurrence, effect, change, event or development to the extent arising out of, resulting from or related to (in each case, individually or in the aggregate) any of the following will be deemed to constitute a Volta material adverse effect or will be taken into account when determining whether a Volta material adverse effect has occurred or would reasonably be expected to occur:
(1)
any conditions affecting the United States economy, or any other national or regional economy or the global economy generally, including inflation or any changes in the rate of increase or decrease of inflation;

(2)
any legislative or political conditions in the United States or any other country or region in the world, acts of war, the commencement, continuation or escalation of a war, acts of armed hostility, sabotage, terrorism or any material worsening of such conditions;

(3)
any natural or manmade disasters, force majeure events, domestic or foreign social protest or social unrest or national or international emergency in the United States or any other country or region of the world;

(4)	any pandemics (including the COVID-19 pandemic), epidemics or contagious disease outbreaks, including, in each case, the response of governmental entities (including COVID-19 measures);
(5)	any changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world;
(6)	any changes required by GAAP or other accounting standards (or interpretation or enforcement thereof);
(7)	any changes in any laws issued by any governmental entity (or interpretation or enforcement thereof);
(8)	any changes, including the continuation or worsening of supply chain disruptions, generally affecting the industries in which Volta and its subsidiaries operate;
(9)
any failure by Volta to meet any internal or published projections, estimates, forecasts, predictions or expectations of revenue, earnings or other financial performance metrics or any budgets or plans or any change in the market price or trading volume of Volta common stock, as well as any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to Volta or any of its subsidiaries;

(10)	the public announcement or pendency or consummation of the merger or any of the other transactions contemplated by the merger agreement;
(11)	any transaction litigation or any suit, action or other proceeding relating to dissenting shares;
(12)	any action expressly required to be taken in accordance with the merger agreement;
(13)	any failure to take any action resulting from Shell’s failure to grant any approval or consent requested by Volta to take any action restricted or prohibited by the merger agreement;

(14)	any breach by Shell or Merger Sub of the merger agreement, or by Equilon of the bridge loan agreement or the intercreditor agreement; or
(15)
any failure to provide the bridge loans under the bridge loan agreement (regardless of whether Equilon is entitled to withhold funding under the bridge loan agreement) or any default under the bridge loan agreement (provided that the underlying causes of any such failure or default may be considered in determining whether a “Volta material adverse effect” has occurred to the extent not otherwise excluded by another exception to this definition);

provided that, with respect to the exceptions in clauses (1), (2), (3), (4), (5), (6), (7) and (8), if such fact or circumstance arising after the date of the merger agreement, occurrence, effect, change, event or development has had a disproportionate adverse effect on Volta and its subsidiaries, taken as a whole, relative to other companies operating in the industries in which Volta and its subsidiaries operate, then only the incremental disproportionate adverse effect of such fact or circumstance arising after the date of the merger agreement, occurrence, effect, change, event or development will be taken into account for the purpose of determining whether a “Volta material adverse effect” exists or has occurred.
A “Shell material adverse effect” with respect to Shell or Merger Sub means any fact, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of Shell or Merger Sub to consummate the merger on or before the end date.
Conduct of Business Before Completion of the Merger
The merger agreement provides for certain restrictions on Volta’s and its subsidiaries’ activities until the earlier of the effective time or the date (if any) the merger agreement is terminated. In general, except as set forth in Volta’s confidential disclosure letter, as expressly required by the merger agreement, as required by applicable law, for actions taken in good faith pursuant to COVID-19 measures, as consented to in writing by Shell (which consent in certain specified cases, may not be unreasonably withheld, conditioned or delayed), Volta and each of its subsidiaries is required to (1) use reasonable best efforts to conduct the business of Volta and its subsidiaries in the ordinary course of business; (2) conduct the business of Volta and its subsidiaries in compliance with all applicable laws including all applicable anti-corruption laws; and (3) use commercially reasonable efforts to preserve intact in all material respects its current business organization, assets and technology, keep available the services of its employees (other than where termination of such services is for cause) and maintain its relations and goodwill as they exist as of the date of the merger agreement with customers, suppliers, landlords, and other persons or entities having material business dealings with Volta. In addition, subject to the exceptions described in the immediately preceding sentence, Volta must not:
•
(1) declare, set aside, or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other equity interests or voting securities (other than dividends and distributions solely between or among Volta and its wholly owned subsidiaries or between or among its wholly owned subsidiaries); (2) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities (other than as permitted in the merger agreement); or (3) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Volta or any of its subsidiaries or any securities of Volta or any of its subsidiaries convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Volta or any of its subsidiaries, or any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire any such capital stock, securities or interests, except for (a) the payment of the exercise price of Volta options outstanding on the date of the merger agreement with Volta common stock, (b) shares of Volta common stock withheld in order to pay taxes in connection with the exercise, vesting and settlement of Volta equity awards and other awards pursuant to the Volta stock plans, including the founder awards, (c) the acquisition of shares of Volta common stock in connection with the forfeitures of Volta equity awards and the founder awards, or (d) any such transaction solely between or among Volta and its wholly owned subsidiaries or between or among Volta’s wholly owned subsidiaries;

•
authorize for issuance, issue, deliver, sell, transfer, grant, pledge or otherwise subject to any lien (other than liens imposed by applicable securities laws or liens securing the obligations under the existing term loan agreement) (1) any shares of capital stock, voting securities or other equity interest in Volta or any of its subsidiaries (other than certain of such issuances or transactions permitted in the merger agreement); (2) any securities convertible into or exchangeable or exercisable for, or rights of any kind to acquire or sell, any such capital stock, voting securities or equity interest in Volta or any of its subsidiaries; (3) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire any capital stock or voting securities of, or other equity interests in, Volta or any of its subsidiaries; (4) any new Volta equity awards, founder awards or other rights issued by Volta or any of its subsidiaries that are linked in any way to the price of any class of capital stock of Volta or any shares of capital stock of any of its subsidiaries, the value of Volta, any of its subsidiaries or any part of Volta or any of its subsidiaries or any dividends or other distributions declared or paid on any shares of capital stock of Volta or any of its subsidiaries; or (5) any Volta voting debt;

•
(1) amend the certificate of incorporation or the bylaws of Volta; (2) amend the certificate of incorporation, formation or other organizational documents of any of its subsidiaries; or (3) amend or waive any material term of any securities of Volta or any of its subsidiaries;

•	create any subsidiary;
•	make or adopt any material change in its accounting methods, principles or practices, except as may be required by a change in GAAP or law;
•
directly or indirectly acquire, dispose of, sell, assign or abandon or agree to acquire, dispose of, sell, assign or abandon in any transaction any equity interest in, or any business or business division of, any person or entity;

•
acquire or sell, lease (as lessor), grant exclusive licenses to, mortgage, sell and leaseback or otherwise subject to any lien (other than certain permitted liens), or otherwise dispose of any material properties or assets or any material interests therein other than with respect to (1) transactions between Volta and its wholly owned subsidiaries or between Volta’s wholly owned subsidiaries, (2) acquisitions of supplies or equipment and the sale or other disposition of products in the ordinary course of business, or (3) the sale or other disposition of unnecessary, obsolete or worthless equipment;

•
incur, create, modify, assume, endorse or otherwise become liable for any indebtedness, or guarantees thereof, other than the bridge loans, the refinancing of the bridge loans, the obligations under the existing term loan agreement and indebtedness between Volta and its wholly owned subsidiaries or between Volta’s wholly owned subsidiaries;

•
except as required by the express terms of any Volta benefit plan as in effect on the date of the merger agreement, (1) establish, adopt, amend or terminate any Volta benefit plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Volta benefit plan if it were in existence as of the date of the merger agreement, (2) increase in any manner the target annual cash compensation opportunity of any current or former employees of Volta or any of its subsidiaries with annual base compensation in excess of $200,000, (3) increase in any manner the severance, change in control, retention or similar compensation of any current or former employees of Volta or any of its subsidiaries, (4) grant any equity or equity-based awards or any long-term cash incentive awards, or amend or modify the terms of any outstanding awards, under any Volta benefit plan, or (5) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Volta benefit plan;

•
(1) hire any employee or engage any individual contractor with annual compensation of $200,000 or higher, (2) terminate the employment of any employee or the services of any individual contractor (other than where such termination is for cause) with annual compensation of $200,000 or higher, or (3) hire any employee or engage any individual contractor with annual compensation of less than $200,000, except to fill an open position arising upon the termination of an employee or contractor as of the date of the merger agreement;

•
(1) become a party to, establish, adopt, amend, extend, commence participation in or terminate any collective bargaining agreement or other agreement or arrangement with a labor union, labor organization or other employee-representative body, or (2) recognize or certify any labor union, labor organization or other employee-representative body as the bargaining representative for any employees of Volta or any of its subsidiaries;

•
(1) settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration related to the matters set forth in Volta’s confidential disclosure letter, or (2) except as permitted by the merger agreement, settle or compromise any other litigation, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitrations that involve monetary damages in an amount not in excess of $100,000 in any individual case and do not involve any injunctive or other non-monetary relief or impose material restrictions (other than confidentiality, non-disparagement or similar restrictions) on the business or operations of Volta and any of its subsidiaries, taken as whole;

•
assign or otherwise convey title to any intellectual property rights owned by Volta or any of its subsidiaries or grant any exclusive licenses to any intellectual property rights owned by Volta or any of its subsidiaries;

•
take any action or fail to take any lawful action, if such action or failure to take such action would reasonably be likely to result in the loss, lapse, abandonment, invalidity or unenforceability of any material intellectual property rights;

•
make, change or revoke any material election with respect to taxes or any entity classification election, file any material amended tax return, change any material accounting method or change any accounting period for taxes, settle or compromise any material tax liability, enter into any closing or similar agreement with a governmental entity with respect to a material amount of taxes, surrender any right to claim a material tax refund, or consent to any extension or waiver of the limitations period applicable to any material tax or material tax return (other than as a result of an automatic extension of time to file a tax return that does not require any action by any tax authority);

•	incur any capital expenditures in an amount in excess of $8,000,000 in the aggregate;
•
materially amend, modify, renew or terminate any real estate lease or material site lease, or site leases that are material to Volta and its subsidiaries, taken as a whole, other than amendments, modifications, renewals or terminations pursuant to the express terms of the applicable real estate lease or site lease or that lower the amount of rent payable thereunder without materially increasing any of the obligations thereunder, or enter into any new material lease, sublease, license or other agreement for the use or occupancy of any real property as office space;

•
except as permitted by the merger agreement, terminate, cancel or make any material changes to the structure, limits or terms and conditions of any of the insurance policies, including allowing the insurance policies to expire without renewing such policies or obtaining comparable replacement insurance, or failing to pay premiums, in each case except as would not reasonably be likely to be material to Volta and its subsidiaries, taken as a whole;

•	enter into a new line of business or abandon or discontinue any existing line of business;
•
enter into, materially amend, accelerate any material term of, cancel, fail to exercise an expiring renewal option, grant a material waiver or release under or modify in any material respect, terminate or assign or transfer to any person or entity other than a subsidiary of Volta any material contract or any contract that would constitute a material contract required to be disclosed on the Volta confidential disclosure letter if in effect as of the date of the merger agreement;

•
except as provided under the merger agreement, adopt a plan of agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or file a petition in bankruptcy under any provisions of applicable bankruptcy law on its behalf, or consent to the filing of any bankruptcy petition against it under any similar applicable law, or enter into any agreement, understanding or arrangement with respect to the voting of equity securities of Volta or any of its subsidiaries;

•
make or forgive any loan to any other person or entity (other than the advancement of expenses to its employees, officers or directors in connection with the performance of their duties in an amount not in excess of $50,000 in the aggregate);

•
enter into a transaction with any stockholder, director or executive officer of Volta that would be required to be reported by Volta pursuant to Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended;

•
authorize or direct any officer or employee of, or agent engaged by, Volta or any of its subsidiaries while acting on its behalf, to make, offer or authorize any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any government official or any other person or entity, where such payment, gift, promise or other advantage would constitute a violation of applicable anti-corruption laws; or

•	authorize, commit to, agree to or otherwise enter into any binding commitment to take any of the foregoing actions.
Volta Special Meeting and Volta Board Recommendation
The merger agreement requires Volta to duly call, set a record date for, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the proxy statement to its stockholders (but within 40 calendar days of such mailing), for the purpose of (1) seeking the Volta stockholder approval; and (2) seeking the approval of the adjournment proposal.
Volta will (1) submit the merger agreement for adoption by its stockholders at such meeting; (2) unless the Volta board of directors has made an adverse recommendation change (as defined in the section entitled “The Merger Agreement—No Solicitation of Other Offers by Volta” beginning on page 83 of this proxy statement), use appropriate efforts to solicit from its stockholders proxies in favor of the matters to be considered at such meeting; and (3) not submit any other proposal in connection with such meeting. Volta is permitted to adjourn or postpone such meeting if (x) such adjournment is necessary to enable Volta to solicit additional proxies required to constitute a quorum necessary to conduct the business of such meeting and/or obtain the Volta stockholder approval whether or not there is a quorum present; (y) such adjournment or postponement is required by law, order or a request from the SEC; or (z) the Volta board of directors has determined in good faith (after consultation with outside legal counsel) that it is required by applicable law) in order to give its stockholders sufficient time to evaluate any information or disclosure that Volta has sent to its stockholders or otherwise made available to its stockholders. Without the prior written consent of Shell (which will not be unreasonably withheld, conditioned or delayed), such meeting will not be postponed or adjourned (i) by more than ten days at a time; (ii) with respect to the purpose set forth in the foregoing clause (x), by more than 30 days after the date on which such meeting was (or was required to be) originally scheduled; or (iii) on more than two occasions. In no event will the record date of such meeting be changed without Shell’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable law.
Unless the Volta board of directors has validly made an adverse recommendation change (as defined in the section entitled “The Merger Agreement—No Solicitation of Other Offers by Volta” beginning on page 83 of this proxy statement), Volta will (1) include the Volta board recommendation in the proxy statement; and (2) use its reasonable best efforts to solicit proxies to obtain the Volta stockholder approval. Promptly (but no later than five days, to the extent practicable) following the later to occur of (a) confirmation by the SEC that it has no further comments on the proxy statement; and (b) the expiration of the ten-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act, Volta will cause the proxy statement in definitive form to be filed with the SEC and mailed to the Volta stockholders.
No Solicitation of Other Offers by Volta
Under the terms of the merger agreement, subject to certain exceptions described below, Volta has agreed that, from the date of the merger agreement until the earlier of the receipt of the Volta stockholder approval or the date (if any) on which the merger agreement is terminated, Volta will not, and will cause its subsidiaries, and its and their respective officers and directors not to (and will use reasonable best efforts to cause its and its subsidiaries’ other representatives not to) directly or indirectly, and the Volta board of directors and each committee of the Volta board of directors will not:

(1)	approve, agree to, accept, endorse, recommend, declare advisable or submit to a vote of its stockholders any alternative proposal;
(2)
fail to make, or withdraw, qualify, withhold, modify or amend, in a manner adverse to Shell and Merger Sub, the Volta board recommendation or fail to include the Volta board recommendation in the proxy statement;

(3)	make any public statement, filing or release overtly and unambiguously adverse to the Volta board recommendation;
(4)
fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against any alternative proposal subject to Regulation 14D under the Exchange Act within 10 days after the commencement of such alternative proposal;

(5)	approve, adopt or recommend any alternative proposal, or propose publicly to approve, adopt or recommend, any alternative proposal;
(6)
following the commencement by a third party of any tender offer or exchange offer related to Volta common stock, fail to publicly reaffirm the Volta board recommendation within the later of (x) three business days after Shell so requests in writing, and (y) seven business days following the commencement by such third party of such tender offer or exchange offer related to Volta common stock;

(7)
enter into any letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other similar contract (except for certain confidentiality agreements) providing for any alternative proposal or a potential alternative proposal or requiring Volta to abandon, terminate, materially delay or fail to consummate, or that would otherwise materially impede or interfere with, the merger or any of the other transactions contemplated by the merger agreement (which we refer to as an “alternative acquisition agreement”); or

(8)	agree or resolve to take any action set forth in the foregoing clauses (1) through (7).
We refer to each action set forth in foregoing clauses (1) through (5) as an “adverse recommendation change.”
In addition, under the merger agreement, Volta has agreed that it will and will cause its subsidiaries, and its and their respective officers and directors to, and will use its reasonable best efforts to cause its and its subsidiaries’ other representatives to:
•
immediately cease existing solicitation, knowing encouragement, knowing facilitation, discussions or negotiations with any persons or entities, or the provision of any information to any persons or entities, with respect to any alternative proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an alternative proposal (which we refer to as an “inquiry”) and immediately terminate any such person’s or entity’s access to any physical or electronic data rooms;

•
(1) as promptly as reasonably practicable (and in any event within two business days) following the date of the merger agreement, request the prompt return or destruction of all confidential information previously furnished to any person or entity (other than Shell and its affiliates, and any person or entity contacted by Volta or any of its representatives solely for the purpose of raising capital, and in each case their respective representatives) that has made an inquiry; and (2) until the earlier of the effective time or the date, if any, on which the merger agreement is validly terminated, enforce the provisions of any existing confidentiality or non-disclosure agreement entered into with respect to any inquiry (except with respect to immaterial breaches thereof); provided that, if the Volta board of directors determines in good faith after consultation with Volta’s outside legal counsel that the failure to waive a particular standstill provision would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law, Volta will be permitted to grant waivers of, and not to enforce, any standstill provision to the extent necessary to permit the counterparty thereto to make such an alternative proposal directly to the Volta board of directors; and

•
from and after the date of the merger agreement until the earlier of the effective time or the date, if any, on which the merger agreement is validly terminated, not, directly or indirectly, (1) solicit, initiate or knowingly encourage or facilitate any inquiry or an alternative proposal; (2) furnish non-public information to or afford access to the business, employees, officers, contracts, properties, assets, books and records of

Volta and its subsidiaries to any person or entity in connection with an inquiry or an alternative proposal; or (3) enter into, continue or otherwise participate in any discussions or negotiations with any person or entity with respect to an inquiry or an alternative proposal, subject to certain exceptions.
Notwithstanding the prohibitions described above, if Volta receives, prior to the earlier of the receipt of the Volta stockholder approval or the date, if any, on which the merger agreement is validly terminated, a bona fide unsolicited written alternative proposal that did not result from an intentional or material breach of Volta’s non-solicitation obligations, then Volta and its representatives subject to providing Shell prior written notice of such alternative proposal, may (1) furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of Volta and its subsidiaries to the person or entity who made such alternative proposal and such person’s or entity’s representatives pursuant to (but only pursuant to) one or more certain confidentiality agreements (provided that Volta has furnished, made available or provided access to Shell to any such non-public information (to the extent not previously furnished, made available or provided to Shell or its representatives) prior to, concurrent with or within 24 hours after such information or access is furnished or afforded to such person or entity or its representatives); and (2) enter into, or otherwise participate in, any discussions or negotiations with any person or entity and such person’s or entity’s representatives regarding such alternative proposal pursuant to (but only pursuant to) one or more certain confidentiality agreements if:
•
the Volta board of directors has determined in good faith (after consultation with its financial advisors and outside legal counsel) that such alternative proposal constitutes or would reasonably be expected to lead to a superior proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Other Offers by Volta” beginning on page 83 of this proxy statement); and

•
the Volta board of directors has determined in good faith (after consultation with its outside legal counsel) that the failure to take such action would reasonably be likely to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law.

Volta is required to promptly (and in any event within 48 hours after receipt of any inquiry that constitutes, or would reasonably be expected to lead to, any alternative proposal) advise Shell of the receipt of such inquiry and the terms and conditions of any such alternative proposal, and Volta is required as promptly as reasonably practicable after so advising Shell to provide to Shell: (1) a copy of such inquiry, alternative proposal and all related material documentation, if in writing; or (2) a written summary of the material terms of such alternative proposal, if oral and keep Shell reasonably informed on a current basis of (x) material changes or modifications to the terms of any such alternative proposal, and (y) any material communications with respect to any material changes or modifications to the terms of any such alternative proposal.
An “alternative proposal” for purposes of the merger agreement means any bona fide offer or proposal from any person, entity or group, with respect to any direct or indirect:
•	merger, consolidation, share exchange, other business combination or similar transaction involving Volta or any of its subsidiaries;
•
sale, contribution or other disposition, directly or indirectly of any business or assets of Volta or any of its subsidiaries representing 20% or more of the consolidated revenues, net income or assets of Volta and any of its subsidiaries, taken as a whole;

•
issuance, sale or other disposition, directly or indirectly, to any third party of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Volta;

•
transaction in which any third party will acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Volta; or

•	any combination of the foregoing.
A “superior proposal” for purposes of the merger agreement means any unsolicited bona fide written alternative proposal made by a third party, which the Volta board of directors determines in good faith (after consultation with Volta’s outside legal counsel and financial advisors) is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction more favorable to Volta stockholders from a financial point of view than the merger from a financial point of view, taking into account all relevant factors, including all the terms and conditions of such alternative proposal (including the conditionality, timing, and likelihood of consummation of such alternative proposal) and the merger agreement, as well as any changes to the terms of the merger agreement proposed by Shell in response to any alternative proposal. When determining whether an offer constitutes a superior proposal, references in the definition of the term “alternative proposal” to 20% will be replaced with references to 50%.
Adverse Recommendation Change; Matching Rights
At any time prior to the earlier of the receipt of the Volta stockholder approval or the date, if any, on which the merger agreement is validly terminated,
•
the Volta board of directors may make an adverse recommendation change and cause Volta to terminate the merger agreement in order to enter into a definitive agreement providing for a bona fide unsolicited written alternative proposal received after the date of the merger agreement that did not result from an intentional or material breach of non-solicitation obligations (subject to payment by Volta to Shell of the termination fee described under the section entitled “The Merger Agreement—Termination Fee” beginning on page 93 of this proxy statement), if the Volta board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors that such alternative proposal constitutes a superior proposal, and the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law; and

•
the Volta board of directors may make an adverse recommendation change contemplated by clauses (2), (4) or (5) of the definition of “adverse recommendation change” in response to an intervening event (as defined in the section entitled “The Merger Agreement—Adverse Recommendation Change; Matching Rights”) if the Volta board of directors has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law.

Prior to making an adverse recommendation change for any reason set forth above, Volta must provide Shell with at least four business days’ prior written notice advising Shell that the Volta board of directors intends to make an adverse recommendation change. The notice must specify the reasons for such adverse recommendation change due to (1) the receipt of a bona fide unsolicited written alternative proposal, the material terms and conditions of any superior proposal (including the identity of the third party making such superior proposal) and, if applicable, include a copy of the most current draft of any alternative acquisition agreement and any other material documents with respect to the superior proposal that include any terms and conditions of the superior proposal that are not set forth in such draft, and (2) an intervening event, the basis for such intervening event, including a reasonably detailed description of the intervening event.
Prior to making an adverse recommendation change or terminating the merger agreement to enter into a definitive agreement with respect to a superior proposal, (1) Volta is required and must use reasonable best efforts to cause its representatives to negotiate in good faith for a four-business-day period after delivering the notice described above (to the extent Shell desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement and consider any other proposals or offers (if any) made by Shell, and, (2) after considering such negotiated adjustments and any proposals or offers made by Shell during such four-business-day negotiation period, the Volta board of directors will have determined (x) after consultation with its financial advisors and outside legal counsel that in the case of an adverse recommendation change or termination of the merger agreement with respect to an alternative proposal, such alternative proposal continues to constitute a superior proposal and (y) after consultation with its outside legal counsel that, in the case of an adverse recommendation change or termination of the merger agreement pursuant to the receipt of an alternative proposal that constitutes a superior proposal, or an adverse recommendation change with respect to an intervening event, that, in each case, the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law.
In the event of any revisions to an alternative proposal constituting a superior proposal, Volta is required to deliver a new written notice to Shell and engage in negotiations with Shell as set forth above, except that references to the four-business-day period above shall be deemed to be references to a two-business-day period. In the event of any material change to the facts or circumstances relating to the intervening event, Volta is required to deliver reasonably prompt written notice of such material change (which notice shall include a reasonably detailed description of such material change) including that Volta will provide Shell with an additional two-business-day period prior to making an adverse recommendation change, and such period will begin upon the date of Shell’s receipt of the notice of such material change.
An “intervening event” for purposes of the merger agreement means any change, effect, development, event or occurrence materially affecting the business, assets or operations of Volta and its subsidiaries, taken as a whole, that first becomes known to the Volta board of directors after the date of the merger agreement but before obtaining the Volta stockholder approval, to the extent not known to or reasonably foreseeable by the Volta board of directors as of or prior to the date thereof; provided, however, that in no event will (1) the receipt, existence or terms of an alternative proposal or any matter relating thereto or consequence thereof; (2) any changes in law or the settlement (or any offer or proposal of settlement) of any lawsuits, investigations, inquiries, audits, suits, proceedings, claims, examinations or other administrative or judicial proceedings; (3) changes in the market price or trading volume of the shares of Volta common stock, or Volta or any of its subsidiaries meeting or exceeding internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of any of the foregoing may be considered in determining whether an intervening event has occurred or would reasonably be expected to result); or (4) any event, development or change relating solely to Shell or its affiliates, in each case, constitute an “intervening event” or be taken into account in determining whether an intervening event has occurred or would reasonably be expected to result.
Nothing in the merger agreement prohibits Volta or the Volta board of directors from (1) disclosing to Volta stockholders a position contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act, (2) issuing a “stop, look and listen” communication to Volta stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (3) making any disclosure to Volta stockholders required (after consultation with Volta’s outside legal counsel) under U.S. federal or state law, in each case so long as any such disclosure does not include any statement that constitutes, and does not otherwise constitute, an adverse recommendation change under the merger agreement
Access to Information
Prior to the effective time or the termination of the merger agreement, and subject to certain exceptions, Volta will and will cause each of its subsidiaries to afford Shell and Shell’s representatives, upon reasonable advance notice, during normal business hours, reasonable access to all their respective employees, properties, books and records, contracts, information technology systems and, during such period, Volta will and will cause each Volta subsidiary to, use commercially reasonable efforts to furnish to Shell all other information available to it and prepared in the ordinary course of business concerning its business, properties and personnel as Shell may reasonably request. However, Volta is not required to provide access to or disclose information that (1) may not be disclosed pursuant to any confidentiality agreement; (2) is subject to attorney-client, attorney work product or other legal privilege; and/or (3) the disclosure of which would violate applicable law, provided that in the case of each of clauses (1) through (3), Volta will provide notice to Shell of the fact that it is not providing such access or disclosure, including a description of the general nature of the information being withheld.
Directors’ and Officers’ Indemnification and Insurance
Under the merger agreement, for six years after the effective time, Shell is required to cause the surviving corporation and its subsidiaries to indemnify (including the advancement of attorneys’ fees and expenses) to the full extent of all rights thereto existing in favor of each individual who was prior to the date of the merger agreement, is as of the date of the merger agreement, or who becomes prior to the effective time, a director, manager or officer of Volta or any of its subsidiaries or who is as of the date of the merger agreement, or who thereafter commences prior to the effective time, serving at the request of Volta or any of its subsidiaries as a director, manager or officer of another person or entity (which we refer to as the “indemnified parties”), in such capacity, as provided in any indemnification agreement covering such person or in Volta’s amended and restated certificate of incorporation or amended and restated bylaws, in each case as in effect on the date of the merger agreement, for acts or omissions occurring prior to the effective time with respect to any claims against such directors, managers, or officers arising out of such acts or omissions, except as otherwise required by applicable law. All rights to exculpation, elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, in favor of the indemnified parties as provided in any indemnification agreements or in Volta’s amended and restated certificate of incorporation and amended and restated bylaws, in each case as in effect on the date of the merger agreement, will survive the transactions contemplated by the merger agreement.

In addition, for a period of six years after the effective time, Shell and the surviving corporation are required to either cause to maintain in effect the current policies of directors’ and officers’ liability insurance maintained by Volta or its subsidiaries, as the case may be, or provide substitute policies for Volta and its subsidiaries and their current and former directors, managers and officers who are currently covered by the directors’ and officers’ liability insurance currently maintained by Volta or its subsidiaries, in either case, with reference to the policies made available by Volta to Shell or its representatives prior to the date of the merger agreement, in an amount not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance currently maintained by Volta or its subsidiaries with respect to claims arising from facts or events that occurred at or before the effective time, except that in no event will Shell or the surviving corporation be required to pay with respect to such policies in respect of any one policy year more than 250% of the greater of (1) the aggregate annual premium of the policy currently in effect on the date of the merger agreement, and (2) the aggregate annual premium of the policy in effect prior to the closing, a copy of the proposal for which has been made available to Shell, and if the surviving corporation is unable to obtain such insurance, it will obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to such maximum amount, in respect of each policy year within such period. In lieu of such insurance, prior to the closing date Volta may, at its option, purchase a “tail” directors’ and officers’ liability insurance policy for Volta and its subsidiaries and their current and former directors, managers and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by Volta or its subsidiaries, with such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance currently maintained by Volta or its subsidiaries with respect to claims arising from facts or events that occurred at or before the effective time; provided, that in no event shall the cost of any such policy exceed the maximum cost amount described in the immediately preceding sentence.
HSR and Other Regulatory Approvals; Consents
Under the merger agreement, Volta and Shell are required to use their commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including using commercially reasonable efforts to accomplish the following:
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obtain all consents, permits, approvals, or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any material contract identified on Volta’s confidential disclosure letter, to the extent required to permit the parties to consummate the transactions contemplated by the merger agreement;

•
obtain all necessary actions or nonactions, waivers, consents, approvals, waiting period expirations or terminations, orders, and authorizations from governmental entities, make all necessary notices, applications, petitions, registrations, declarations, and filings, and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any action, suit, claim, arbitration, investigation, or other proceeding by or before, any governmental entity, including (1) under the HSR Act with respect to the FTC and the DOJ, and (2) from the French Ministry of the Economy under the French FDI law; and

•
execute and deliver any additional instruments necessary to consummate the transactions contemplated by the merger agreement and fully to carry out the purposes of the merger agreement; provided, however, that neither Volta nor any of its subsidiaries will commit to the payment of any fee, penalty, or other consideration, or make any other concession, waiver, or amendment under any contract in connection with obtaining any consent without the prior written consent of Shell (which cannot be unreasonably withheld, conditioned, or delayed).

Each of the parties will furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.
Subject to applicable law relating to the exchange of information, Shell and Volta each have the right to review in advance, and to the extent practicable each will consult with the other in connection with, all of the information relating to Shell or Volta, as the case may be, and any of their respective subsidiaries, that appears in any filing (other than any filings under the HSR Act) made with, or written materials submitted to, any third party and/or any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement. In exercising the foregoing rights, each of Shell and Volta agree to act reasonably and as promptly as reasonably practicable.

Subject to applicable law and the instructions of any governmental entity, Volta and Shell will keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by the merger agreement, including promptly furnishing the other with copies of notices or other written communications received by Volta or Shell, or any of their respective subsidiaries, from any governmental entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, will provide the other party and its counsel with the opportunity to participate in any meeting with any governmental entity in respect of any filing, investigation, or other inquiry in connection therewith.
Subject to the terms and conditions of the merger agreement, each of Shell and Volta will use its commercially reasonable efforts to resolve any objections that may be asserted by any governmental entity with respect to the merger agreement or the transactions contemplated by the merger agreement. Shell and Volta, with respect to any threatened or pending preliminary or permanent injunction or other order or law that would adversely affect the ability of the parties hereto to consummate the transactions contemplated by the merger agreement, will use commercially reasonable efforts to prevent the entry, enactment, or promulgation thereof, as the case may be.
Shell and Volta will promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of any of the transactions contemplated by the merger agreement relating to any such consent or approval.
Further, Volta and Shell each agree to make the necessary filings under the HSR Act and the French FDI law with respect to the transactions contemplated by the merger agreement as soon as practicable, and in any event no later than ten business days after the date of the merger agreement, and furnish promptly any additional information that may be requested pursuant to the HSR Act or any other antitrust or related law in connection with such filings and under the French FDI law.
To the extent permitted by law, each of Shell and Volta will consult in advance and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other antitrust law, and with the French Ministry of the Economy. Shell and Volta will cooperate fully with each other in connection with the making of all such filings or responses. In addition, except as may be prohibited by any governmental entity or by any applicable law, each party hereto will permit authorized representatives of the other parties to attend any meeting, communication, or conference with any governmental entity in connection with such proceedings under or relating to the HSR Act or any other antitrust law, and before the French Ministry of the Economy. Without limiting the generality of the foregoing, each party will promptly provide to the other (or the other’s respective advisors) upon request copies of all correspondence between such party and any governmental entity relating to the transactions contemplated by the merger agreement. The parties may, as they deem advisable and necessary, designate any nonpublic information provided to the other under this covenant of the merger agreement as restricted to “outside counsel only” and any such information will not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the nonpublic information; provided, however, that each of Volta and Shell may redact (1) any valuation and related information and (2) information whose disclosure is restricted by contractual arrangements before sharing any information provided to any governmental entity with another party on an “outside counsel only” basis. Shell paid directly to the applicable governmental entity the applicable filing fee required in connection with the filings and other materials required under the HSR Act, and will pay in connection with any other antitrust notifications, and any fees due to the French Ministry of the Economy.
Each of Shell, Merger Sub and Volta will use its commercially reasonable efforts to avoid or eliminate each and every impediment under the HSR Act and any other antitrust law so as to enable the closing to occur as soon as possible (and in any event no later than the end date), including (1) licensing, leasing, operating, conducting in a specified manner, holding separate or restricting or limiting any assets, businesses, product lines, operations or interests, or (2) otherwise taking or committing to take actions that after the closing would limit Shell or its affiliates’ or subsidiaries’ freedom of action with respect to one or more of the assets, businesses, product lines, operations or interests of Shell, Volta and their respective affiliates and subsidiaries, in each case as may be required in order to avoid the filing of a lawsuit by any governmental entity with respect to the transactions contemplated by the merger agreement seeking to enjoin or materially delay the closing, or the entry of, or to effect the dissolution of any order in any such suit or proceeding, which would otherwise have the effect of preventing or materially delaying the closing, or to obtain the approval of any governmental entity (any such action in the foregoing clauses (1) and (2), a “Restriction”); provided that any such Restriction is conditioned upon the consummation of the transactions contemplated by the merger agreement.
Notwithstanding anything to the contrary in the merger agreement, Shell’s obligation under the merger agreement does not include agreeing to any Restriction that, and Shell is not required to accept (and Volta will not accept without Shell’s written consent) any Restriction that (1) would reasonably be expected to, individually or in the aggregate, impact Shell, Volta, or their respective subsidiaries or affiliates in a manner or amount that is material relative to the value of Volta and its subsidiaries, taken as a whole (without giving effect to the merger); (2) would require the sale, divesture, disposal or discontinuation of any assets, businesses, product lines, operations or interests other than the assets, businesses, product lines, operations or interests of Volta and its subsidiaries located in France; or (3) with respect to Shell and its affiliates and subsidiaries (other than, following the closing, Volta and its subsidiaries), involves any assets, businesses, product lines, operations or interests other than the EV charging business of Shell and its affiliates and subsidiaries as conducted in the United States on the date of the merger agreement.
Volta and Shell acknowledge that the FTC and the DOJ have recently begun the practice of sending a letter (which we refer to as a “pre-consummation warning letter”) to persons or entities filing notifications under the HSR Act stating that, although the waiting period under the HSR Act for the proposed transaction will soon expire, the staff of the FTC or the DOJ (as applicable) has not yet completed its non-public investigation of the proposed transaction and that if the parties close the proposed transaction before such agency completes its investigation, they do so at their own risk inasmuch as the applicable agency may challenge the proposed transaction, even after the HSR Act waiting period has expired. For the avoidance of doubt, Volta and Shell agree that the receipt by any of them or by their affiliates of a pre-consummation warning letter or other verbal or written communication from the staff of the FTC or the DOJ to the same effect shall not constitute grounds for the assertion that a condition to closing under the merger agreement has not been satisfied.
Treatment of Indebtedness
The merger agreement requires Volta to use commercially reasonable efforts to deliver to Shell executed payoff letters at least three business days prior to the closing date which will include the payoff amounts under the existing term loan agreement and certain other credit facilities made available to Volta or its affiliates as specified in the merger agreement and provide that all guarantees and liens granted in connection with such credit agreements and any other obligations secured thereby will, upon payment of the amount set forth in the payoff letters at or prior to the effective time, be automatically released and terminated.
Employee Matters
For a one-year period following the closing date, Shell has agreed to provide, or cause the surviving corporation and its subsidiaries to provide, with respect to each employee of Volta who remains an employee of the surviving corporation or its subsidiaries or becomes an employee of Shell or its subsidiaries as of the effective time (which we refer to as the “continuing employees”), with target annual cash compensation, severance, health, welfare and retirement benefit opportunities (but excluding equity-based compensation) that are, in the aggregate, substantially comparable to such compensation and benefit opportunities (but excluding equity-based compensation) provided to continuing employees immediately prior to the closing.
Shell also has agreed under the merger agreement to use commercially reasonable efforts to grant continuing employees credit for any service with Volta or its subsidiaries under applicable employee benefit plans maintained by Shell or its affiliates for the benefit of continuing employees and in accordance with Shell’s employment terms and conditions, except to the extent that any such recognition would result in a duplication of benefits, and to waive certain participation restrictions for continuing employees who become eligible to participate in applicable Shell welfare plans.
Under the merger agreement, Shell will cause the surviving corporation or its applicable subsidiary to honor and perform under the terms and conditions of Volta’s MIP.
Other Covenants and Agreements
The merger agreement contains additional covenants and agreements relating to, among other matters:

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consultation and consent rights regarding any press releases or other public announcements or disclosures with respect to the merger, the merger agreement or the other transactions contemplated by the merger agreement;

•	certain reporting requirements under Section 16(a) of the Exchange Act;
•	the de-listing of Volta common stock;
•	eliminating any applicability of state takeover laws;
•	notice, cooperation and coordination relating to transaction-related litigation, if any; and
•	resignations of directors and officers of Volta and its subsidiaries.
Conditions to the Closing of the Merger
The respective obligations of Volta, Shell and Merger Sub to consummate the merger are subject to the satisfaction on or prior to the closing date of each of the following conditions, any and all of which may be mutually waived by Shell, Merger Sub and Volta, to the extent permitted by applicable law:
•	Volta stockholder approval—The receipt of the Volta stockholder approval;
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HSR Clearance—The expiration or termination of the waiting period (or extensions thereof) under the HSR Act relating to the merger and no agreement with any governmental entity not to consummate the merger will be in effect;

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No Injunctions or Restraints—The absence of any law or order of any governmental entity of competent jurisdiction will be in effect that prevents, makes illegal or prohibits the consummation of the merger; and

•
French FDI Approval—The receipt of all consents and approvals required by or from the French Ministry of the Economy in connection with the change of control of Volta’s French subsidiary, Volta France SARL, contemplated by the merger agreement and the expiration or termination of the waiting period (or extensions thereof) under the French FDI law relating to the change of control of Volta France SARL;

The obligations of Shell and Merger Sub to consummate the merger are further subject to the satisfaction on or prior to the closing date of each of the following conditions, any and all of which may be waived exclusively by Shell:
•
Accuracy of Representations and Warranties—The representations and warranties of Volta in the merger agreement (without giving effect to any references to any “Volta material adverse effect” or other “materiality” qualifications) being true and correct as of the date of the merger agreement, and as of the closing date as though made on and as of the closing date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except where failure to be so true and correct would not, individually or in the aggregate, have a Volta material adverse effect, except that (1) certain representations and warranties related to the capitalization of Volta’s subsidiaries and the capitalization of Volta must be true and correct in all respects, except for any de minimis inaccuracies, as of the closing date (except that those representations and warranties which address matters only as of a particular date need only be so true and correct as of such particular date) and (2) certain representations and warranties related to Volta’s due organization and qualification, its power and authority to enter into the merger agreement, its subsidiaries, its capitalization structure, finders’ and brokers’ fees, anti-takeover laws and the opinion of Volta’s financial advisor must be true and correct (without giving effect to any references to any “Volta material adverse effect” or other “materiality” qualifications) in all material respects as of the closing date as though made on and as of the closing date (except that those representations and warranties which address matters only as of a particular date need only be so true and correct as of such date);

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Compliance with Covenants—Performance or compliance in all material respects by Volta of the obligations, covenants and agreements required to be performed or complied with by it under the merger agreement at or prior to the closing date;

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Officer Certificate—The receipt by Shell of a certificate, dated as of the closing date, signed by an executive officer of Volta, certifying that the conditions set forth in the two bullet points immediately above have been satisfied; and

•	No Volta Material Adverse Effect—since the date of the merger agreement, there has not occurred a Volta material adverse effect which is continuing as of the closing date.
The obligations of Volta to consummate the merger are further subject to the satisfaction on or prior to the closing date of each of the following conditions, any and all of which may be waived exclusively by Volta:
•
Accuracy of Representations and Warranties—The representations and warranties of Shell and Merger Sub in the merger agreement (without giving effect to any references to any “Shell material adverse effect” or other “materiality” qualifications) being true and correct as of the date of the merger agreement and as of the closing date as though made on and as of the closing date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except where failure to be so true and correct would not, individually or in the aggregate, have a Shell material adverse effect (with such term as described under the section entitled “The Merger Agreement—Material Adverse Effect” beginning on page 79 of this proxy statement).

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Compliance with Covenants—Performance or compliance in all material respects by Shell and Merger Sub of the obligations, covenants and agreements required to be performed or complied with by it at or prior to the closing date; and

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Officer Certificate—The receipt by Volta of a certificate, dated as of the closing date, signed by an officer of Shell and Merger Sub certifying that the conditions set forth in the two bullet points immediately above have been satisfied.

Termination of the Merger Agreement
Termination by Volta or Shell
The merger agreement may be terminated at any time before the effective time, whether before or after receipt of the Volta stockholder approval:
•	by mutual written consent of Volta and Shell; or
•	by either Volta or Shell if:
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the closing has not occurred on or before the end date; provided, however, that this right to terminate the merger agreement will not be available to any party whose material breach of any provision of the merger agreement is the principal cause of or results in the failure of the effective time to have occurred by the end date;

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a governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any applicable law or order which is then in effect, that prevents, makes illegal or prohibits the consummation of the merger, which law or order has become final and non-appealable; provided, however, that this right to terminate the merger agreement will not be available to any party whose material breach of the merger agreement is the principal cause of or results in the issuance of such final and non-appealable law or order; or

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Volta fails to obtain the Volta stockholder approval at the special meeting (including any adjournment or postponement thereof) at which a vote is taken on the adoption of the merger agreement; provided, however, that this right to terminate the merger agreement will not be available to any party whose material breach of any provision of the merger agreement is the principal cause of or results in the failure to obtain the Volta stockholder approval at the special meeting.

Termination by Volta
The merger agreement may be terminated at any time before the effective time by Volta if:
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Shell or Merger Sub has breached or violated their respective representations, warranties, covenants or agreements under the merger agreement, in each case, if such breach or violation would reasonably be expected to have a Shell material adverse effect and such breach or violation is not capable of being cured, or is not cured by Shell or Merger Sub on or before the earlier of (1) the end date and (2) 30 days after delivery of written notice thereof by Volta; provided, however, that Volta will not have the right to terminate the merger agreement pursuant to this provision if Volta is in material breach of any of its representations, warranties, covenants or agreements under the merger agreement such that a condition to the obligations of Shell and Merger Sub to consummate the merger would not then be satisfied as of the date of termination; or
•
at any time prior to receiving the Volta stockholder approval, Volta enters into a definitive agreement providing for a superior proposal in accordance with the “no shop” provision of the merger agreement, as long as (1) Volta has complied with the requirements of the “no shop” provision of the merger agreement in connection with such superior proposal, as further described under the section entitled “The Merger Agreement—No Solicitation of Other Offers by Volta” beginning on page 83 of this proxy statement; (2) prior to or simultaneously with such termination, Volta pays to Shell the $5,919,165 termination fee described below; and (3) prior to or simultaneously with such termination, the third party making such superior proposal or its affiliate has complied with the terms and conditions of the bridge loan agreement and the intercreditor agreement that are required to be performed prior to or simultaneously with such termination of the merger agreement, including that such third party or its affiliate refinances or purchases from Equilon the indebtedness outstanding under the bridge loan agreement.

Termination by Shell
The merger agreement may be terminated by Shell if:
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Volta has breached or violated its representations, warranties, covenants or agreements under the merger agreement, in each case, if such breach or violation would give rise to the failure of a condition to the obligations of Shell and Merger Sub to consummate the merger and such failure is not capable of being cured, or is not cured on or before the earlier of (1) the end date and (2) 30 days after delivery of written notice thereof by Shell; provided, however, that Shell will not have the right to terminate the merger agreement pursuant to this provision if (a) it or Merger Sub is in material breach of any representation, warranty, covenant or agreement under the merger agreement such that a condition to the obligations of Volta to consummate the merger would not then be satisfied; or (b) Equilon is then in material breach of any of its covenants or agreements set forth in the bridge loan agreement; or

•
at any time prior to receipt of the Volta stockholder approval, if the Volta board of directors has effected an adverse recommendation change or Volta has willfully breached its obligations described under the section entitled “The Merger Agreement—No Solicitation of Other Offers by Volta” beginning on page 83 of this proxy statement, except that Shell’s right to terminate the merger agreement pursuant to this provision will expire on the 15th business day following the date on which such right to terminate first arose.

Termination Fee
The merger agreement provides that Volta will pay Shell a termination fee of $5,919,165 if:
•	Volta terminates the merger agreement in order to enter into a definitive written agreement providing for a superior proposal;
•
Shell terminates the merger agreement because the Volta board of directors has effected an adverse recommendation change or Volta has willfully breached its obligations described under the section entitled “The Merger Agreement—No Solicitation of Other Offers by Volta” beginning on page 83 of this proxy statement, except that Shell’s right to terminate pursuant to this provision expires at 5:00 p.m. Eastern Time on the 15th business day following the date on which such right to terminate first arose; or

•
(1) a bona fide alternative proposal has become publicly known or announced and is not publicly withdrawn at least 10 business days prior to the date of such termination; (2) the merger agreement is terminated (a) by Volta or Shell as a result of the effective time having not occurred on or before the end date and so long as a material breach by the terminating party of any provision of the merger agreement is not the principal cause of nor results in the failure of the effective time to have occurred, (b) by Volta or Shell if Volta fails to obtain the Volta stockholder approval and a material breach by the terminating party of any provision of the merger agreement is not the principal cause of nor results in the failure to obtain the Volta stockholder approval, or (c) by Shell if there has been any breach or violation by Volta of any representation, warranty, covenant or agreement of Volta as described above in the section entitled

“The Merger Agreement—Termination of the Merger Agreement—Termination by Shell”; and (3) within 12 months of such termination, an alternative proposal is consummated or Volta enters into a definitive agreement in respect of an alternative proposal that is subsequently consummated, provided, however, that for purposes of this provision, the references to 20% in the definition of “alternative proposal” will be deemed to be references to 50%.
In no event will Volta be obligated to pay the termination fee on more than one occasion. In the event that the termination fee is received by Shell, none of Volta, any of its subsidiaries, any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement, except in the event of fraud or willful breach of any representation, warranty or covenant or agreement contained in the merger agreement occurring prior to such termination; provided, however, that nothing in the merger agreement shall affect or limit the liability of any party to a voting agreement for any breach or violation of the voting agreement.
Effect of Termination
In the event of termination of the merger agreement in accordance with its terms, the merger agreement will become void and have no effect (except that provisions relating to the confidentiality agreement between the parties, the effect of termination, payment of the termination fee and other expenses and other miscellaneous provisions will survive); provided that no party will be relieved of liability for fraud or willful breach of any representation, warranty or covenant or agreement of the merger agreement prior to or in connection with such termination. For purposes of the merger agreement, “willful breach” means a material breach of the merger agreement by Volta, Shell or Merger Sub (or, solely with respect to the no-shop provision, by any affiliate or representative of Volta acting at the authorization or direction of Volta) that is the consequence of an action undertaken or omission by the breaching party (or, if applicable, the breaching representative or affiliate), with the actual knowledge that the taking of such action or omission would, or would reasonably be expected to, cause such material breach of the merger agreement, and “fraud” means common law fraud that is committed with actual knowledge of falsity and with the intent to deceive or mislead another party to the merger agreement.
Expenses
Except as otherwise expressly provided in the merger agreement, all fees and expenses incurred in connection with the merger agreement and the other transactions contemplated by the merger agreement will be paid by the party incurring the fee or expense, whether or not such transactions are consummated, except that Shell will pay the applicable filing fee required under the HSR Act, or in connection with any other applicable antitrust notifications, and any fees due to the French Ministry of the Economy under the French FDI law.
Amendments, Specific Performance, Extensions and Waivers
Amendments
Subject to certain limitations, the merger agreement may be amended by written agreement of each of the parties at any time prior to the effective time.
Specific Performance
Under the merger agreement, the parties have agreed that each party will be entitled to:
•	an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of the merger agreement; and
•	enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy at law or in equity.
Extensions and Waivers
Under the merger agreement, at any time prior to the effective time, Shell and Merger Sub, on the one hand, and Volta, on the other hand, may:
•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party;
•	waive compliance by the other party with any of the agreements or covenants contained in the merger agreement; and
•	waive the satisfaction of any of the conditions contained in the merger agreement to the extent such party is permitted to waive such conditions.
Additionally, no extension or waiver will be made which, pursuant to applicable law, requires further approval by the holders of shares of Volta common stock, without such further approval being obtained.
Governing Law; Jurisdiction
The merger agreement is governed by Delaware law.
The parties have agreed to submit to the exclusive personal jurisdiction of the state courts of the State of Delaware, or any federal court sitting in the State of Delaware. The parties have also agreed to waive all rights to a jury trial arising out of the merger agreement.
Voting Agreement
The following discussion of the voting agreement is only a summary of the material provisions of the voting agreement and is qualified by reference to the copy of the voting agreement, which is attached hereto as Exhibit B to the merger agreement, which is attached as Annex A to this proxy statement. Stockholders are urged to read the voting agreement carefully and in its entirety.
Concurrently with the execution of the merger agreement, Shell entered into the voting agreement with each supporting stockholder, pursuant to which, among other things, and subject to the terms and conditions set forth in the voting agreement, each supporting stockholder agreed to vote his or her shares of Volta common stock, and any additional shares of Volta common stock of which they acquire beneficial ownership after the date of the voting agreement, (1) in favor of the proposal to adopt the merger agreement and the adjournment proposal and (2) against any competing transaction that may be proposed, any proposal which would reasonably be expected to result in a breach of any covenant of Volta under the merger agreement, and any proposal that would reasonably be expected to prevent or materially delay the consummation of the merger.
The voting agreement terminates upon the earliest to occur of: (1) the effective time; (2) the making of an adverse recommendation change by the Volta board of directors or a committee thereof; (3) the date on which the merger agreement is terminated in accordance with its terms; (4) the date upon which an adverse amendment (as defined in the section entitled “The Merger Agreement—Voting Agreement”) is effected; and (5) the termination of such voting agreement by mutual written consent of the applicable supporting stockholder and Shell. An “adverse amendment” means any amendment to the merger agreement that is effected, or any waiver of Volta’s or the supporting stockholders’ rights under the merger agreement that is granted, in each case, without the supporting stockholder’s prior written consent, that (a) reduces the merger consideration to be received by the stockholders of Volta; (b) changes the form of merger consideration payable to the stockholders of Volta; (c) could reasonably be expected to materially and adversely affect the timing of payment of the merger consideration to the supporting stockholder; (d) imposes new liabilities and/or obligations of the supporting stockholders under the merger agreement or otherwise amends or modifies the merger agreement in a manner adverse in any material respect to the supporting stockholders; or (e) changes the conditions to closing or termination rights of the merger agreement in a manner that adversely affects Volta in any material respect.
Each voting agreement does not limit or affect any actions taken, inaction or omissions by a supporting stockholder in such stockholder’s capacity as a director, officer, employee, trustee or fiduciary of Volta, including in exercising rights under the merger agreement.
As of February 17, 2023, the record date for the Special Meeting, the supporting stockholders held in the aggregate 4,096,115 shares of Volta common stock, representing approximately 2.35% of the outstanding shares of Volta common stock. Entities affiliated with Energize Ventures, which are affiliated with Volta director John J. Tough, TortoiseEcofin Borrower LLC, which is affiliated with Volta director and Interim Chief Executive Officer Vincent T. Cubbage, and Virgo Hermes, LLC, which was formerly affiliated with Volta director Eli Aheto, did not enter into a voting agreement.
The Volta board of directors unanimously recommends, on behalf of Volta, that you vote “FOR”
the proposal to adopt the merger agreement.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 2)
Volta stockholders may be asked to adjourn the Special Meeting to a later date or time if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to constitute a quorum or to approve the proposal to adopt the merger agreement.
Volta does not intend to call a vote on the adjournment proposal if the proposal to adopt the merger agreement (Proposal No. 1) is approved by the requisite number of shares of Volta common stock at the Special Meeting.
The approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Volta common stock entitled to vote on the adjournment proposal that are present at the Special Meeting via the Special Meeting website or represented by proxy at the Special Meeting and are voted for or against the adjournment proposal (provided that a quorum is present). Abstentions are not considered votes for or against this proposal, and thus, will have no effect on the outcome of the adjournment proposal. If your shares are held in street name by your broker, bank or other nominee and you do not instruct the broker, bank or nominee how to vote your shares, a “broker non-vote” will arise but will have no effect on the outcome of the adjournment proposal.
The Volta board of directors unanimously recommends that you vote “FOR”
the adjournment proposal.

MARKET PRICES AND DIVIDEND DATA
Volta common stock is listed on the NYSE under the symbol “VLTA” and the Volta public warrants are listed on the NYSE under the symbol “VLTA.WS.” The closing sale price of Volta common stock on January 17, 2023, the last trading day prior to the execution of the merger agreement, was $0.7270 per share. As of February 17, 2023, there were 174,578,460 shares of Volta common stock outstanding held by approximately 153 stockholders of record. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by banks, brokers and other nominees. On February 17, 2023, the most recent practicable date before the filing of this proxy statement, the closing price of Volta common stock on the NYSE was $0.8536 per share. The closing sale price of the Volta public warrants on January 17, 2023, the last trading day prior to the execution of the merger agreement, was $0.098 per share. On February 17, 2023, the most recent practicable date before the filing of this proxy statement, the closing sale price of the Volta public warrants was $0.2088 per share. You are encouraged to obtain current market quotations for Volta common stock in connection with voting your shares of Volta common stock.
We have never declared or paid any cash dividends on Volta common stock. In the event that the merger is not consummated, our payment of any future dividends would be at the discretion of the Volta board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors the Volta board of directors may deem relevant.
Following the closing of the merger, there will be no further market for Volta common stock and the Volta public warrants, and Volta common stock and the Volta public warrants will be de-listed from the NYSE and de-registered under the Exchange Act. As a result, following the closing of the merger and such de-registration, we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of shares of Volta common stock as of February 17, 2023 by:
•	each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of Volta common stock based on SEC filings;
•	each of our directors and named executive officers; and
•	all directors and executive officers of Volta as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person or entity has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including Volta options, Volta warrants, and time-based Volta RSU awards that are currently exercisable or exercisable within 60 days of February 17, 2023.
The beneficial ownership of the Volta capital stock is based on 174,578,460 shares of Volta capital stock outstanding as of February 17, 2023, comprised of 174,578,460 shares of Volta common stock and no shares of Volta Class B common stock. Shares of Volta common stock that may be acquired by an individual or group within 60 days of February 17, 2023 pursuant to the exercise of Volta options, Volta warrants or time-based Volta RSU awards that are currently exercisable or exercisable within 60 days of February 17, 2023 are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or entity shown in the table.
Unless otherwise indicated, we believe that all persons or entities named in the table below have sole voting and investment power with respect to all shares of voting common stock beneficially owned by them.
Unless otherwise indicated, the address for each Volta stockholder listed is: c/o Volta Inc. 155 De Haro Street San Francisco, California 94103.
	Shares Beneficially Owned(1)
	Number	Percentage(2)
Directors and Named Executive Officers
Vincent T. Cubbage(3)	1,691,935	*
Eli Aheto(4)	261,598	*
Martin Lauber(5)	465,153	*
Katherine J. Savitt(6)	402,362	*
Bonita C. Stewart(7)	215,538	*
John J. Tough(8)	12,821,249	7.3%
Francois Chadwick(9)	202,253	*
Brandt Hastings(10)	209,797	*
Andrew B. Lipsher(11)	2,397,080	1.4%
Scott Mercer(12)	7,963,913	4.6%
Christopher Wendel(13)	8,150,487	4.7%

All directors and executive officers as a group (13 persons)(14)	34,781,365	19.9%

5% Stockholders
Entities Affiliated with Energize Ventures(15)	12,821,249	7.3%
TortoiseEcofin Borrower LLC(16)	9,818,890	5.6%
Virgo Hermes, LLC(17)	16,222,891	9.3%
BlackRock, Inc.(18)	8,987,633	5.2%
∗	Less than 1%
(1)
This table is based upon information supplied by officers, directors, principal stockholders and Volta’s transfer agent, and information contained in Schedules 13D and 13G filed with the SEC. Unless otherwise noted in the footnotes to this table, Volta believes each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned by such stockholder. Applicable percentages for named executive officers and directors are based on 174,578,460 shares of Volta common stock outstanding as of February 17, 2023, adjusted as required by the rules promulgated by the SEC. Applicable percentages for the 5% stockholders are as reflected in the most recent Schedules 13D and 13G filed with the SEC.
(2)
For purposes of determining percentages of shares beneficially owned, Volta does not include in the number of outstanding shares those shares subject to performance-based Volta RSU awards which are not scheduled to vest within 60 days of February 17, 2023, because the holders of such shares have no voting or disposition rights with respect to the shares. All shares subject to time-based Volta RSU awards and Volta options which are scheduled to vest within 60 days of February 17, 2023 and have voting rights, are included in the number of outstanding shares.

(3)
Shares beneficially owned by Vincent T. Cubbage consist of (i) 489,900 shares held by 3 Chiefs Family Trust (“3 Chiefs”) and (ii) 1,202,035 shares of Volta common stock held directly by Mr. Cubbage. Charlene M. Cubbage is the trustee and a beneficiary of 3 Chiefs, along with her children, and has sole voting and investment power over the shares held by 3 Chiefs.

(4)
Shares beneficially owned by Eli Aheto consist of (i) 41,261 shares of Volta common stock held directly by Pacific Premier Trust Custodian FBO Eli Aheto IRA, (ii) 212,362 shares of Volta common stock issuable upon the exercise of Volta options currently exercisable or exercisable within 60 days of February 17, 2023, and (iii) 7,975 shares of Volta common stock held directly by Eli Aheto.

(5)
Shares beneficially owned by Martin Lauber consist of (i) 136,521 shares of Volta common stock issuable upon the exercise of Volta options currently exercisable or exercisable within 60 days of February 17, 2023 and (ii) 328,632 shares of Volta common stock held directly by Martin Lauber.

(6)
Shares beneficially owned by Katherine J. Savitt consist of (i) 394,387 shares of Volta common stock issuable upon the exercise of Volta options currently exercisable or exercisable within 60 days of February 17, 2023 and (ii) 7,975 shares of Volta common stock held directly by Katherine J. Savitt.

(7)
Shares beneficially owned by Bonita C. Stewart consist of (i) 65,987 shares of Volta common stock held directly by Bonita K. Coleman Living Trust (the “Living Trust”), (ii) 141,576 shares of Volta common stock issuable upon the exercise of Volta options currently exercisable or exercisable within 60 days of February 17, 2023, and (iii) 7,975 shares of Volta common stock held directly by Bonita C. Stewart. Ms. Stewart is the trustee for the Living Trust and has sole voting and investment power over the shares held by the Living Trust. As such, Ms. Stewart may be deemed to be the beneficial owner of such shares.

(8)
Shares beneficially owned by John J. Tough include (i) 242,700 shares of Volta common stock issuable upon the exercise of Volta options currently exercisable or exercisable within 60 days of February 17, 2023, and (ii) 7,975 shares of Volta common stock held directly by John J. Tough. (See also the shares beneficially owned by entities affiliated with Energize Ventures in footnote 15, below).

(9)
Shares beneficially owned by Francois Chadwick include 202,253 shares of Volta common stock issuable upon the exercise of Volta options currently exercisable or exercisable within 60 days of February 17, 2023. As of August 22, 2022, Mr. Chadwick was no longer the chief financial officer or an employee of Volta.

(10)
Shares beneficially owned by Brandt Hastings include (i) 76,078 shares of Volta common stock issuable upon the exercise of Volta options currently exercisable or exercisable within 60 days of February 17, 2023, (ii) 127,175 shares issuable upon the settlement of time-based Volta RSU awards that vest within 60 days of February 17, 2023, and (iii) 6,544 shares of Volta common stock held directly by Brandt Hastings.

(11)
Shares beneficially owned by Andrew B. Lipsher include (i) 427,063 shares of Volta common stock issuable upon the exercise of Volta options currently exercisable or exercisable within 60 days of February 17, 2023, (ii) 40,161 shares issuable upon the settlement of time-based Volta RSU awards that vest within 60 days of February 17, 2023, (iii) 1,842,956 shares of Volta common stock held directly by Andrew B. Lipsher, and (iv) 86,900 shares of Volta common stock held indirectly by Andrew B. Lipsher through Little Rose Partners, LLC.

(12)
Shares beneficially owned by Scott Mercer as set forth in his Amendment No. 3 to Schedule 13D filed with the SEC on February 6, 2023 consist of (i) 7,304,610 shares of Volta common stock held directly by Scott Mercer and (ii) 659,303 shares of Volta common stock issuable upon the exercise of stock Volta options. Excludes 5,250,000 performance-based Volta RSU awards which would not vest within 60 days of February 17, 2023 and are subject to the achievement of applicable share price thresholds: one third of these awards will vest if the price of Volta common stock equals or exceeds $15.00, one third of these awards will vest if the price of Volta common stock equals or exceeds $20.00, and one third of these awards will vest if the price of Volta common stock equals or exceeds $25.00 (in each case for 20 trading days within any 30-trading-day period on or prior to August 26, 2026). Scott Mercer is a former director and chief executive officer of Volta. On March 28, 2022, Volta announced that Mr. Mercer resigned as an officer and employee of Volta. Mr. Mercer continued to serve as chief executive officer of Volta for a transition period ending on April 15, 2022. Accordingly, Mr. Mercer is a named executive officer with respect to Volta’s fiscal year ending December 31, 2022.

(13)
Shares beneficially owned by Christopher Wendel as set forth in his Amendment No. 2 to Schedule 13D filed with the SEC on November 15, 2022 consist of 8,150,487 shares of Volta common stock held directly by Christopher Wendel. Excludes 4,500,000 performance-based Volta RSU awards which would not vest within 60 days of February 17, 2023 and are subject to the achievement of applicable share price thresholds: one third of these awards will vest if the price of Volta common stock equals or exceeds $15.00, one third of these awards will vest if the price of Volta common stock equals or exceeds $20.00, and one third of these awards will vest if the price of Volta common stock equals or exceeds $25.00 (in each case for 20 trading days within any 30-trading-day period on or prior to August 26, 2026). Christopher Wendel is the former president of Volta. On March 28, 2022, Volta announced that Mr. Wendel resigned as an officer and employee of Volta. Mr. Wendel is a named executive officer with respect to Volta’s fiscal year ending December 31, 2022.

(14)
Shares held by all executive officers and directors as a group include (i) 10,642,730 shares of Volta common stock issuable upon the exercise of Volta options currently exercisable or exercisable within 60 days of February 17, 2023 and (ii) 167,336 shares issuable upon the settlement of time-based Volta RSU awards that vest within 60 days of February 17, 2023.

(15)
Shares beneficially owned by entities affiliated with Energize Ventures consist of (i) 8,414,566 shares held by Energize Ventures Fund LP (“EVF”); (ii) 1,644,107 shares held by Energize Growth Fund I LP (“EGF”), (iii) 1,848,507 shares held by EV Volta SPV LLC (“Volta SPV” and, together with EVF and EGF, the “Energize Funds”) and (iv) 663,394 shares issuable upon exercise of legacy warrants held by EVF. John Tough is the Managing Partner of EVF and has sole voting and investment power over the shares held by EVF and as such may be deemed to be the beneficial owner of such shares. Mr. Tough disclaims any beneficial ownership of the shares held by EVF. Energize Growth I GP LLC (“Growth GP”) is the general partner of EGF and Energize Ventures GP LLC (“Ventures GP”) is the manager of Volta SPV. John Tough is the Managing Partner of Growth GP and Ventures GP and has sole voting and investment power over the shares held by the Energize Funds. As such, Mr. Tough may be deemed to be the beneficial owner of such shares. Mr. Tough disclaims any beneficial ownership of the shares held by the Energize Funds. Also includes (i) 242,700 shares of Volta common stock issuable upon the exercise of Volta options currently exercisable or exercisable within 60 days of February 17, 2023, and (ii) 7,975 shares of Volta common stock held directly by John J. Tough (see footnote 8, above). The principal address of the Energize Funds is 1 South Wacker Drive, Suite 1620, Chicago, Illinois 60606.
(16)
Shares beneficially owned by TortoiseEcofin Borrower LLC (“TortoiseEcofin Borrower”), which is affiliated with Vincent T. Cubbage, includes 5,933,333 shares issuable upon exercise of private placement warrants. TortoiseEcofin Parent Holdco LLC (“TortoiseEcofin Parent”) is the sole member of TortoiseEcofin Borrower, and TortoiseEcofin Investments, LLC (“TortoiseEcofin Investments”, and together with TortoiseEcofin Borrower and TortoiseEcofin Parent, the “Tortoise Entities”) is the sole member of TortoiseEcofin Parent. TortoiseEcofin Investments is controlled by a board of directors, which consists of Robert M. Belke, Brad Armstrong, H. Kevin Birzer, Gary P. Henson, Brad Hilsabeck, Ron Cordes and Rehana Nathoo. Tortoise Capital Advisors, L.L.C. (“Tortoise Capital Advisors”) is an investment adviser to the Tortoise Entities. Primary responsibility for the day-to-day management of the Tortoise Entities is the joint responsibility of a team of portfolio managers consisting of Brian A. Kessens, James R. Mick, Matthew G.P. Sallee, Robert J. Thummel, Stephen Pang and Nicholas S. Holmes. Tortoise Capital Advisors has sole voting and dispositive power over the shares and warrants held by TortoiseEcofin Borrower. The address of TortoiseEcofin Borrower is 6363 College Boulevard, Overland Park, Kansas 66211.

(17)
Shares beneficially owned by Virgo Hermes, LLC (“Virgo LLC”) consist of (i) 7,112,449 shares of Volta common stock and (ii) 9,110,442 shares of Volta common stock subject to a Volta warrant exercisable within 60 days of February 17, 2023, all of which are held directly by Virgo LLC. Jesse Watson is the Managing Partner and Chief Investment Officer of Virgo LLC. The principal address of Virgo LLC is 1201 Howard Avenue, Burlingame, California 94010.

(18)
Shares beneficially owned by Blackrock, Inc. as set forth in its Schedule 13G filed with the SEC on February 10, 2023 consist of 8,987,633 shares of Volta common stock. The principal address of Blackrock, Inc. is 55 East 52nd Street New York, NY 10055.

The SEC requires Volta’s directors and officers, and stockholders who own more than 5% of the Volta common stock, to report their ownership of Volta common stock and any changes in that ownership to the SEC and the NYSE. Officers and directors, and stockholders owning more than 5% of Volta common stock, must provide Volta with copies of all such forms that they file.

APPRAISAL RIGHTS
If the merger is consummated, stockholders who continuously hold shares of Volta common stock through the effective time, who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights of appraisal, will be entitled to seek appraisal of their shares in connection with the merger under Section 262 the DGCL (which we refer to as “Section 262”). The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of shares of Volta common stock unless otherwise expressly noted herein. Only a holder of record of shares of Volta common stock is entitled to demand appraisal of the shares registered in that holder’s name. A “beneficial owner” is a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity. A person having a beneficial interest in shares of Volta common stock held of record in the name of another person, such as a broker, bank, trust or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Volta common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or the other nominee.
Under Section 262, if the merger is completed, holders of shares of Volta common stock who: (1) submit a written demand for appraisal of their shares; (2) do not vote in favor of the adoption of the merger agreement; (3) continuously are the record holders of such shares through the effective time; and (4) otherwise exactly follow the procedures set forth in Section 262 may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive, in lieu of the merger consideration, payment in cash of the “fair value” of the shares of Volta common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. However, after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of Volta common stock as measured in accordance with subsection (g) of Section 262; or (b) the value of the aggregate merger consideration in respect of the shares of Volta common stock for which appraisal rights have been pursued and perfected exceeds $1 million (we refer to conditions (a) and (b) as the “ownership thresholds”). Unless the Delaware Court of Chancery in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the surviving corporation may voluntarily pay to each stockholder entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary cash payment, unless paid at such time. The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.
Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who were stockholders on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 (and Section 114 of the DGCL, if applicable) may be accessed without subscription or cost. This proxy statement constitutes Volta’s notice to stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the merger, any holder of shares of Volta common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Volta common stock, Volta believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.
Stockholders wishing to exercise the right to seek an appraisal of their shares of Volta common stock must do ALL of the following:
•	the stockholder must not vote in favor of the proposal to adopt the merger agreement;
•	the stockholder must deliver to Volta a written demand for appraisal before the vote on the merger agreement at the Special Meeting;
•
the stockholder must continuously hold the shares from the date of making the demand through the effective time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time); and

•
the stockholder (or any person who is the beneficial owner of shares of Volta common stock held either in a voting trust or by a nominee on behalf of such person) or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

In addition, one of the ownership thresholds must be met. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement, abstain or not vote its shares.
Notwithstanding subsection (a) of Section 262 (but subject to this paragraph), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or paragraph (d)(2) of Section 262, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262, and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of Section 262.
Filing Written Demand
Any holder of shares of Volta common stock wishing to exercise appraisal rights must deliver to Volta, before the vote on the adoption of the merger agreement at the Special Meeting at which the proposal to adopt the merger agreement will be submitted to stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the merger agreement. A holder of shares of Volta common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting, or otherwise fail to vote, on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. A proxy or vote against the adoption of the merger agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the Special Meeting of Volta stockholders will constitute a waiver of appraisal rights.
Only a holder of record of shares of Volta common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Volta common stock must be executed by or on behalf of the holder of record, and must reasonably inform Volta of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.
STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BROKER, BANK OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.
A beneficial owner of shares held in “street name” who wishes to exercise appraisal rights should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the stockholder of record. If shares are held through a broker, bank or other nominee who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee, and must identify the depository nominee as the stockholder of record. Any beneficial owner who wishes to exercise appraisal rights and holds shares through a nominee holder is responsible for ensuring that the demand for appraisal is timely made by the stockholder of record. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the stockholder of record of the shares, which may be a central securities depository nominee if the shares have been so deposited.
A record stockholder, such as a broker, bank, fiduciary, depository or other nominee, who holds shares as a nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners. In such case, the written demand for appraisal must set forth the number of shares covered by such demand. Unless a demand for appraisal specifies a number of shares, such demand will be presumed to cover all shares held in the name of such stockholder.
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
Volta Inc.
Attention: Corporate Secretary
155 De Haro Street
San Francisco, California 94103
Any holder of shares of Volta common stock who has delivered a written demand to Volta and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to Volta a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the merger consideration within 60 days after the effective time. If an appraisal proceeding is commenced and Volta, as the surviving corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the merger consideration being offered pursuant to the merger agreement.

Notice by the Surviving Corporation
If the merger is completed, within 10 days after the effective time, the surviving corporation will notify each holder of shares of Volta common stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the merger agreement, that the merger has become effective and the effective date thereof.
Filing a Petition for Appraisal
Within 120 days after the effective time, but not thereafter, the surviving corporation or any holder of shares of Volta common stock who has complied with Section 262 and is entitled to seek appraisal under Section 262 (including for this purpose any beneficial owner of the relevant shares) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder (or beneficial owner), demanding a determination of the fair value of the shares held by all dissenting stockholders entitled to appraisal. The surviving corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Volta common stock. Accordingly, any holders of shares of Volta common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Volta common stock within the time and in the manner prescribed in Section 262. The failure of a holder of Volta common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.
Within 120 days after the effective time, any holder of shares of Volta common stock who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which Volta has received demands for appraisal, and the aggregate number of holders of such shares. The surviving corporation must mail this statement to the requesting stockholder within 10 days after receipt by the surviving corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of Volta common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.
If a petition for an appraisal is duly filed by a holder of shares of Volta common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the surviving corporation and all of the stockholders shown on the written statement described above at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the court. The costs of these notices are borne by the surviving corporation. After notice to stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates (if any) to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings. The Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights if neither of the ownership thresholds is met.
Determination of Fair Value
After determining the holders of Volta common stock entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Volta common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary payment, unless paid at such time.
In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.
Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Volta nor Shell anticipates offering more than the merger consideration to any stockholder exercising appraisal rights, and each of Volta and Shell reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Volta common stock is less than the merger consideration. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares of Volta common stock entitled to an appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. In the absence of such determination or assessment, each party bears its own expenses.
If any stockholder who demands appraisal of his, her or its shares of Volta common stock under Section 262 fails to perfect, or effectively loses or withdraws, such holder’s right to appraisal, the stockholder’s shares of Volta common stock will be deemed to have been converted at the effective time into the right to receive the merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time, if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration in accordance with Section 262.

From and after the effective time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of Volta common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Volta common stock, if any, payable to stockholders as of a time prior to the effective time. If no petition for an appraisal is filed, if neither of the ownership thresholds described above has been satisfied as to the stockholders seeking appraisal rights, or if the stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal and an acceptance of the merger, either within 60 days after the effective time or thereafter with the written approval of the surviving corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective time.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

FUTURE STOCKHOLDER PROPOSALS
If the merger is completed, Volta will have no public stockholders, and there will be no public participation in any of our future stockholder meetings. However, if the merger is not completed, stockholders will continue to be entitled to attend and participate in meetings of stockholders.
If the merger is completed, Volta does not expect to hold the 2023 Annual Meeting of Stockholders. However, if the merger is not completed, Volta will hold a 2023 annual meeting of its stockholders.
As described in our annual proxy statement for the 2022 annual meeting of stockholders filed on June 13, 2022, if the merger is not completed, Volta stockholders have the opportunity to submit proper proposals for inclusion in our proxy statement and for consideration at the annual meeting of stockholders to be held in 2023 (which we refer to as the “2023 annual meeting”) by submitting their proposals in writing to our Corporate Secretary in a timely manner by April 13, 2023 and otherwise complying with the requirements of Rule 14a-8 of the Exchange Act.
In addition, our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of such proposed business in writing and comply with certain other requirements in order to be considered by Volta stockholders at the annual meeting.
To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices at Volta Inc., 155 De Haro Street, San Francisco, California 94103, Attention: Corporate Secretary, no earlier than March 14, 2023 and no later than April 13, 2023. However, in the event that the date of the annual meeting is more than 30 days before, or more than 60 days after, the anniversary date of the previous year’s meeting, notice of a proposal will be timely if it is delivered to or mailed and received at our principal executive offices no earlier than 120 days prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made in accordance with our amended and restated bylaws.
A copy of Volta’s amended and restated bylaws is available upon request without charge from the Corporate Secretary of Volta at the address set forth above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov.
Volta filings referred to above are also available on our website, www.voltacharging.com, under “Investors,” without charge. Information contained on our website does not constitute a part of this proxy statement. In addition, you may obtain a copy of the reports, without charge, upon written request to: Volta Inc., 155 De Haro Street, San Francisco, California 94103, Attention: Corporate Secretary. Each such request must set forth a good faith representation that, as of the close of business on the record date, the person making the request was a beneficial owner of Volta common stock entitled to vote at the Special Meeting. In order to ensure timely delivery of such documents before the Special Meeting, any such request should be made promptly to Volta. A copy of any exhibit to a filing may be obtained upon request by a stockholder (for a fee limited to Volta’s reasonable expenses in furnishing the exhibit) to Volta Inc., 155 De Haro Street, San Francisco, California 94103, Attention: Corporate Secretary.
The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference in this proxy statement is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and before the date of the Special Meeting (including any adjournment or postponement thereof):
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on April 15, 2022, as amended on September 9, 2022;
•
Quarterly Reports on Form 10-Q for the quarter ended (1) March 31, 2022, filed on May 13, 2022, as amended on September 9, 2022, (2) June 30, 2022, filed on August 12, 2022, and (3) September 30, 2022, filed on November 14, 2022.

•	Definitive Proxy Statement for Volta’s 2022 annual meeting of stockholders, filed on June 13, 2022; and
•
Current Reports on Form 8-K, filed on April 18, 2022, May 31, 2022, June 10, 2022, June 13, 2022, June 27, 2022, July 12, 2022, July 15, 2022, August 2, 2022, September 29, 2022, November 25, 2022, January 6, 2023, January 18, 2023, January 24, 2023.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.
No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated February 21, 2023. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to Volta stockholders does not and will not create any implication to the contrary.

Annex A
AGREEMENT AND PLAN OF MERGER

Dated as of January 17, 2023

among

VOLTA INC.

and

SHELL USA, INC.,

SEV SUBSIDIARY, INC.

Exhibits

Exhibit A	Certificate of Incorporation of Volta, Inc.	A-64

Exhibit B	Form of Voting Agreement	A-66

Exhibit C	Form of Bridge Loan Agreement	A-74

Exhibit D	Form of Intercreditor Agreement	A-128

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 17, 2023, among Volta Inc., a Delaware corporation (the “Company”), Shell USA, Inc., a Delaware corporation (“Parent”), and, following its formation and becoming a party to the Agreement, SEV Subsidiary, Inc., a Delaware corporation to be formed as a direct wholly owned Subsidiary of Parent (“Merger Sub”).
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (the “Merger”), are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (iii) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, including the Merger and the Voting Agreements, upon the terms and subject to the conditions set forth in this Agreement; (iv) directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at a meeting of the stockholders of the Company; and (v) recommended that the stockholders of the Company vote in favor of the adoption of this Agreement in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”);
WHEREAS, the board of directors of Parent has (and immediately following Merger Sub’s formation the board of directors of Merger Sub shall have) approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the DGCL, and Parent, as the sole stockholder of Merger Sub, will duly execute and deliver to Merger Sub (immediately following its formation) and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, adopting this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to Parent’s willingness to enter into this Agreement, certain stockholders of the Company have entered into a voting agreement in the form attached as Exhibit B hereto with Parent (the “Voting Agreement”), pursuant to which, among other things, such Persons have agreed, on the terms and subject to the conditions set forth in the Voting Agreement, to vote all of such Persons’ shares of Class A Common Stock, $0.0001 par value per share, of the Company (the “Company Class A Common Stock”), in favor of the adoption of this Agreement, among other matters;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the Company’s willingness to enter into this Agreement, (i) the Company and certain of the Company Subsidiaries have entered into that certain subordinated secured loan agreement in the form attached as Exhibit C hereto, dated as of the date of this Agreement (together with any promissory notes issued thereunder, the “Bridge Loan Agreement”), with an Affiliate of Parent pursuant to which such Affiliate of Parent has agreed, subject to the terms and conditions thereof, to provide a subordinated secured loan in the amount of $5,000,000 (the “Initial Bridge Loan”) to the Company and the applicable Company Subsidiaries immediately following the execution and delivery of this Agreement, and to make additional secured loans to the Company and the applicable Company Subsidiaries in an aggregate principal amount of $15,000,000 (together with the Initial Bridge Loan, the “Bridge Loans”) from time to time after the execution and delivery of this Agreement upon the terms and subject to the conditions and limitations set forth in the Bridge Loan Agreement; and (ii) such Affiliate of Parent, the Company and certain of the Company Subsidiaries, and EICF Agent LLC have entered into a subordination and intercreditor agreement in the form attached as Exhibit D hereto, dated as of the date of this Agreement (the “Intercreditor Agreement”), providing for, among other things, the subordination of the Bridge Loans to that certain Term Loan, Guarantee and Security Agreement, dated June 19, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Term Loan”), by and among the Company, as parent, certain of the Company Subsidiaries, as borrowers and/or as guarantors, EICF Agent LLC, as administrative agent and collateral agent, the lenders party thereto and the other parties thereto, subject to the terms and conditions of the Intercreditor Agreement;
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and
WHEREAS, certain capitalized terms used in this Agreement are defined in Section 1.1.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I

Definitions
Section 1.1 Certain Definitions. For all purposes of this Agreement, the following capitalized terms have the following respective meanings:
“Acceptable Confidentiality Agreement” has the meaning assigned to such term in Section 6.3(f)(iii).
“Ad Material” has the meaning assigned to such term in Section 5.18.
“Adverse Recommendation Change” has the meaning assigned to such term in Section 6.3(a).
“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Affordable Care Act” means, collectively, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.
“Agreement” has the meaning assigned to such term in the Preamble.
“Alternative Acquisition Agreement” has the meaning assigned to such term in Section 6.3(a).
“Alternative Proposal” has the meaning assigned to such term in Section 6.3(f)(i).
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the UK Bribery Act, as amended; or (c) all applicable national, regional, provincial, state, municipal or local laws and regulations that prohibit tax evasion, money laundering or otherwise dealing in the proceeds of crime or the bribery of, or the providing of unlawful gratuities, facilitation payments, or other benefits to, any Government Official or any other Person.
“Antitrust Division” has the meaning assigned to such term in Section 4.3(b).
“Applicable Parent Plan” has the meaning assigned to such term in Section 7.11(b).
“Benefit Plan” means the following, whether or not subject to ERISA, (a) any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, (b) any plan that would be an “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, if it were subject to ERISA, such as foreign plans and plans for directors, (c) any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other equity-based compensation (whether qualified or nonqualified), and (d) any bonus, employment, deferred compensation, incentive compensation, severance, change in control, retention or termination pay, fringe benefit, education reimbursement, vacation or holiday pay, welfare, cafeteria, flexible spending, hospitalization or other medical, dental, vision life, disability, accident or other insurance, supplemental unemployment benefits, savings, profit-sharing, pension, or retirement plan, program, agreement or arrangement (including any employment agreement), and each other employee benefit plan, program, policy, agreement or arrangement, in each case whether formal or informal, written or oral, funded or unfunded.
“Bridge Loan Agreement” has the meaning assigned to such term in the Recitals.
“Bridge Loans” has the meaning assigned to such term in the Recitals.
“Business Day” means any day other than (i) a Saturday or a Sunday, or (ii) a day on which banking institutions are authorized or required by Law to be closed in New York City.
“Capitalization Date” has the meaning assigned to such term in Section 5.3(a).
“Certificate” has the meaning assigned to such term in Section 3.1(c).
“Certificate of Merger” has the meaning assigned to such term in Section 2.3.
“Class B Common Stock” has the meaning assigned to such term in Section 5.3(a).
“Closing” has the meaning assigned to such term in Section 2.2.
“Closing Date” has the meaning assigned to such term in Section 2.2.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning assigned to such term in the Preamble.

“Company 401(k) Plan” has the meaning assigned to such term in Section 7.11(e).
“Company Benefit Plan” has the meaning assigned to such term in Section 5.10(a).
“Company Benefit Plans” has the meaning set forth in Section 5.10(a).
“Company Board” has the meaning assigned to such term in the Recitals.
“Company Bylaws” has the meaning assigned to such term in Section 5.1.
“Company Capital Stock” has the meaning assigned to such term in Section 5.3(a).
“Company Charter” has the meaning assigned to such term in Section 5.1.
“Company Class A Common Stock” has the meaning assigned to such term in the Recitals.
“Company Disclosure Letter” has the meaning assigned to such term in Article V.
“Company Employees” has the meaning set forth in Section 5.19(a).
“Company Entity” has the meaning set forth in Section 5.10(a).
“Company Financial Advisor” has the meaning assigned to such term in Section 5.28.
“Company Indemnified Parties” has the meaning assigned to such term in Section 7.4(a).
“Company Intellectual Property” means all Intellectual Property Rights that are owned by or purported to be owned by the Company or any of the Company Subsidiaries.
“Company Material Adverse Effect” means any fact or circumstance arising after the date of this Agreement, occurrence, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on (i) the business, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the Merger and the other transactions contemplated hereby on or before the End Date; provided, however, that for the purposes of clause (i), any fact, or circumstance arising after the date of this Agreement, occurrence, effect, change, event or development to the extent arising out of, resulting from or related to (in each case, individually or in the aggregate): (A) conditions affecting the United States economy, or any other national or regional economy or the global economy generally, including inflation or any changes in the rate of increase or decrease of inflation; (B) legislative or political conditions in the United States or any other country or region in the world, acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage, terrorism or any material worsening of such conditions; (C) natural or man-made disasters, force majeure events, domestic or foreign social protest or social unrest (whether or not violent) or national or international emergency (including any escalation or general worsening of any of the foregoing, including, in each case, the response of Governmental Entities) in the United States or any other country or region of the world; (D) pandemics (including the COVID-19 pandemic), epidemics or contagious disease outbreaks (or escalation or worsening of any such events or occurrences), including, in each case, the response of Governmental Entities (including COVID-19 Measures); (E) changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index); (F) changes required by GAAP or other accounting standards (or interpretation or enforcement thereof); (G) changes in any Laws issued by any Governmental Entity (or interpretation or enforcement thereof); (H) changes, including the continuation or worsening of supply chain disruptions, generally affecting the industries in which the Company and the Company Subsidiaries operate; (I) any failure by the Company to meet any internal or published projections, estimates, forecasts, predictions or expectations of revenue, earnings or other financial performance metrics or any budgets or plans or any change in the market price or trading volume of the Company Class A Common Stock, as well as any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of the Company Subsidiaries (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (J) the public announcement (including as to the identity of the parties and Parent’s plans or intentions with respect to the business of the Company and the Company Subsidiaries) or pendency or consummation of the Merger or any of the other transactions contemplated hereby, including by reason of the identity of Parent or any communication by Parent or any of its Affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Company, including the impact of the foregoing on any relationships with customers, suppliers, vendors, employees or regulators; (K) Transaction Litigation or any suit, action or other proceeding relating to Dissenting Shares; (L) any action expressly required to be taken in accordance with this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement, or taken at the written direction of Parent; (M) any failure to take any action resulting from Parent’s failure to grant any approval or consent requested by the Company to take any action restricted or prohibited by this Agreement; (N) any breach by Parent or Merger Sub of this Agreement, or by the Affiliate of Parent party to the Bridge Loan Agreement of the Bridge

Loan Agreement or the Intercreditor Agreement, or (O) any failure to provide Bridge Loans under the Bridge Loan Agreement (regardless of whether the Affiliate of Parent party to the Bridge Loan Agreement is entitled to withhold funding under the Bridge Loan Agreement) or any default under the Bridge Loan Agreement (provided that the underlying causes of any such failure or default may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein), shall not constitute a Company Material Adverse Effect and shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur; provided, however, that the incremental disproportionate adverse effect of any fact or circumstance arising after the date of this Agreement, occurrence, effect, change, event or development referred to in each of the foregoing clauses (A), (B), (C), (D), (E), (F), (G) or (H) may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent disproportionately adversely affecting the Company and the Company Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company and the Company Subsidiaries operate.
“Company Recommendation” has the meaning assigned to such term in Section 5.4.
“Company Related Parties” means, collectively, the Company and the Company Subsidiaries and any of their respective former, current or future stockholders, managers, members, directors, officers, employees, agents, advisors, other representatives or successors or assignees of any of the foregoing.
“Company RSU” means any restricted stock unit granted under any of the Company Stock Plans.
“Company SEC Documents” has the meaning assigned to such term in Section 5.7(a).
“Company Source Code” means any source code for any Software used in the conduct of the businesses of the Company or any of the Company Subsidiaries that is owned by the Company or any of the Company Subsidiaries.
“Company Stock Award” means any Company Stock Option or Company RSU.
“Company Stock Option” means any option to purchase Company Class A Common Stock granted under any of the Company Stock Plans.
“Company Stock Plans” means the Company’s 2021 Equity Incentive Plan, Founder Incentive Plan and 2021 Employee Stock Purchase Plan, including appendices, in each case, as may be amended from time to time.
“Company Stockholder Meeting” has the meaning assigned to such term in Section 7.12(a).
“Company Subsidiary” means any Subsidiary of the Company.
“Company Voting Debt” has the meaning assigned to such term in Section 5.3(d).
“Company Warrants” means, collectively, the SPAC Warrants and the Legacy Warrants.
“Confidentiality Agreement” has the meaning assigned to such term in Section 7.2(a).
“Consent” has the meaning assigned to such term in Section 4.3(b).
“Continuing Employees” has the meaning assigned to such term in Section 7.11(a).
“Contract” has the meaning assigned to such term in Section 4.3(a).
“Copyrights” has the meaning assigned to such term in the definition of Intellectual Property Rights.
“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions or mutations thereof, or any related or associated epidemics, pandemics or disease outbreaks, or any escalation or worsening of any of the foregoing (including any subsequent waves).
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guideline or recommendation of or promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to COVID-19 that is aimed at protecting the health and safety of individuals (and excluding, for the avoidance of doubt, Laws, directives, guidelines or recommendations that are primarily focused on addressing issues relating to the economy) and including, in each case, any changes in any such Law, directive, guideline or recommendation.
“Credit Facilities” means the (i) Premium Finance Agreement, by and between Volta Inc. and AFCO Acceptance Corporation, dated October 26, 2022; and (ii) Existing Term Loan.
“Delaware Secretary” means the Secretary of State of the State of Delaware.
“DGCL” has the meaning assigned to such term in the Recitals.

“Dissenting Shares” has the meaning assigned to such term in Section 3.3(a).
“dollars” and “$” shall have the meaning assigned to such terms in Section 10.4.
“Effective Time” has the meaning assigned to such term in Section 2.3.
“End Date” has the meaning assigned to such term in Section 9.1(b)(i).
“Environmental Laws” means applicable Laws governing pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata and natural resources), human health and worker safety, including applicable Laws governing production, use, storage, treatment, transportation, disposal, handling, emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Substances or the investigation, clean-up or remediation of Hazardous Substances.
“Environmental Permits” means Permit required by Environmental Laws for the business of the Company and the Company Subsidiaries.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and other guidance promulgated thereunder.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Existing Term Loan” has the meaning assigned to such term in the Recitals.
“Filed Company Contract” has the meaning assigned to such term in Section 5.14(a).
“Foreign Plan” has the meaning assigned to such term in Section 5.10(i).
“Founder PSUs” means the performance-based Company RSUs granted to each of Scott Mercer (grant number of VAR00355) and Christopher Wendel (grant number of VAR00351) on November 15, 2021.
“Fraud” shall mean common law fraud that is committed with actual knowledge of falsity and with the intent to deceive or mislead another party hereto.
“French Ministry of Economy” means the French Minister of the Economy, Finance and Industrial and Digital Sovereignty (Ministère de l’Économie, des Finances et de la Souveraineté industrielle et numérique).
“FTC” has the meaning assigned to such term in Section 4.3(b).
“GAAP” has the meaning assigned to such term in Section 5.7(b).
“Government Official” means any official or employee of any government, or any agency, ministry, department of a government (at any level), person acting in an official capacity for a government regardless of rank or position, official or employee of an entity wholly or partially controlled by a government (for example, a state owned oil company), political party and any official of a political party; candidate for political office, officer or employee of a public international organization, such as the United Nations or the World Bank, or immediate family member (meaning a spouse, child, sibling, parent, or household member) of any of the foregoing.
“Governmental Entity” has the meaning assigned to such term in Section 4.3(b).
“Hazardous Substances” means any pollutant, contaminant, chemical, petroleum (including any fraction, derivatives, by-products thereof and petroleum hydrocarbons), regulated asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, or industrial, solid, toxic, radioactive, ignitable, corrosive, reactive, or hazardous substance, material, waste, chemicals or agent, including all substances, materials, wastes, chemicals or agents which are regulated, the subject of liability or requirements for investigation or remediation under, or otherwise subject to, any Environmental Law.
“HSR Act” has the meaning assigned to such term in Section 4.3(b).
“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) obligations under letters of credit, bank guarantees and other similar contractual obligations entered into by or on behalf of such Person, (iv) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (v) the deferred purchase price of goods or services (other than trade payables, prepayments, deposits or accruals in the Ordinary Course of Business), including any “earn-out” payments, contingent payments, seller notes or other similar obligations in connection with the acquisition of a business, (vi) net liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, or (vii) any guarantee of (or similar commitment regarding) any of the foregoing.
“Initial Bridge Loan” has the meaning assigned to such term in the Recitals.
“Inquiry” has the meaning assigned to such term in Section 6.3(a).
“Insurance Policies” has the meaning assigned to such term in Section 5.23.
“Intellectual Property Rights” means all intellectual property rights, whether registered or unregistered, of every kind and description throughout the world, including rights in and to (i) all classes and types of patents and patent applications in any jurisdiction worldwide, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (“Patents”); (ii) trademarks, service marks, trade names, domain names, social media accounts, trade dress, design rights and other similar designations of source or origin, together with the goodwill associated with any of the foregoing in any jurisdiction worldwide (“Trademarks”); (iii) copyrights and copyrightable subject matter, including moral rights, whether registered or unregistered (“Copyrights”); (iv) rights in Software (whether in source code, object code or other form), algorithms, databases, works or other materials, manuals, compilations and data; (v) trade secrets and all other confidential and proprietary information, ideas, know-how, marketing and technical information, product specifications, compositions, inventions, processes, formulae, models and methodologies, whether or not patentable; (vi) all rights in the foregoing and in other similar intangible assets; and (vii) all applications and registrations for the foregoing.
“Intercreditor Agreement” has the meaning assigned to such term in the Recitals.
“Interim Period” has the meaning assigned to such term in Section 6.1.
“Intervening Event” means any occurrence, effect, change, event or development materially affecting the business, assets or operations of the Company and the Company Subsidiaries, taken as a whole, that first becomes known to the Company Board after the date of this Agreement but before the obtaining the Requisite Stockholder Approval, to the extent not known to or reasonably foreseeable by the Company Board as of or prior to the date hereof; provided, however, that in no event will (i) the receipt, existence or terms of an Alternative Proposal or any matter relating thereto or consequence thereof, (ii) any changes in Law or the settlement (or any offer or proposal of settlement) of any lawsuits, investigations, inquiries, audits, suits, proceedings, claims, examinations or other administrative or judicial proceedings, including any matter set forth in Section 6.1(l) of the Company Disclosure Letter, (iii) changes in the market price or trading volume of the shares of Company Class A Common Stock, or the Company or any Company Subsidiary meeting or exceeding internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of any of the foregoing may be considered in determining whether an Intervening Event has occurred or would reasonably be expected to result), or (iv) any event, development or change relating solely to Parent or its Affiliates, in each case, constitute an “Intervening Event” or be taken into account in determining whether an Intervening Event has occurred or would reasonably be expected to result.
“IP License Agreements” has the meaning assigned to such term in Section 5.14(b)(vii).
“IRS” means the U.S. Internal Revenue Service.
“IT Systems” means all Software, firmware, hardware (including computers, servers, databases, peripheral devices and telecommunications devices), networks, interfaces, platforms and related systems, in each case, whether owned, leased, licensed or used by the Company or any of the Company Subsidiaries.
“Knowledge” means, with respect to any matter in question, (i) in the case of the Knowledge of the Company, the actual knowledge of the Persons set out in Section 10.04(a) of the Company Disclosure Letter, in each case, after reasonable inquiry of those employees and individual contractors of the Company and the Company Subsidiaries who would reasonably be expected to have actual knowledge of the matter in question, and (ii) in the case of the Knowledge of Parent and Merger Sub, the actual knowledge of the Persons set out in Section 10.04(a) of the Parent Disclosure Letter, in each case, after reasonable inquiry of those employees and individual contractors of Parent and its Affiliates who would reasonably be expected to have actual knowledge of the matter in question. With respect to matters involving Intellectual Property Rights, reasonable inquiry does not require the Company, any Company Subsidiary or any of the foregoing natural persons to have conducted or obtained any freedom-to-operate opinions or similar opinions of counsel or any Patent, Trademark, or other Intellectual Property Right clearance searches or perform any prior art, prior use or similar searches of Intellectual Property Right records or make inquires of any third parties.
“Law” has the meaning assigned to such term in Section 4.3(a).
“Leased Real Property” has the meaning assigned to such term in Section 5.15(b).

“Legacy Warrant” means a warrant issued pursuant to a Legacy Warrant Agreement.
“Legacy Warrant Agreement” means each of the following warrant agreements: (i) that certain Stock Purchase Warrant, dated March 26, 2020, by and between Volta Charging Industries, LLC (as successor to Volta Industries, Inc.). and Energize Ventures LLC, (ii) that certain Common Stock Warrant, dated April 15, 2019, by and between Volta Charging Industries, LLC (as successor to Volta Industries, Inc.) and Virgo Hermes, LLC, (iii) that certain Common Stock Warrant, dated March 31, 2017, by and between Volta Charging Industries, LLC (as successor to Volta Industries, Inc.) and Virgo Hermes, LLC, (iv) that certain Common Stock Warrant, dated November 15, 2016, by and between Volta Charging Industries, LLC (as successor to Volta Industries, Inc.) and Virgo Hermes, LLC, and (v) that certain Warrant to purchase Class A Common Stock of Volta Charging Industries, LLC (as successor to Volta Industries, Inc.), dated December 26, 2018, by and between Volta, Inc. (as successor to Volta Industries, Inc.) and Energize Ventures LLC (formerly known as Invenergy Future Fund, LP.).
“Letter of Transmittal” has the meaning assigned to such term in Section 3.2(b).
“Liens” means any pledge, lien, easement, right-of-way, encroachment, restriction, charge, mortgage, encumbrance, claim, infringement, option, right of first refusal, preemptive right, transfer restriction, security interest or other restriction of any nature.
“Losses” means all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements.
“Material Contract” has the meaning assigned to such term in Section 5.14(b).
“Maximum Amount” has the meaning assigned to such term in Section 7.4(b).
“Merger” has the meaning assigned to such term in the Recitals.
“Merger Agreement” has the meaning assigned to such term in Annex I.
“Merger Consideration” has the meaning assigned to such term in Section 3.1(c).
“Merger Sub” has the meaning assigned to such term in the Preamble.
“Merger Sub Common Stock” has the meaning assigned to such term in Section 3.1.
“Multiemployer Plan” has the meaning assigned to such term in Section 5.10(b).
“Negotiation Period” has the meaning assigned to such term in paragraph (B) of Section 6.3(d).
“Notice” has the meaning assigned to such term in paragraph (A) of Section 6.3(d).
“NYSE” means the New York Stock Exchange.
“Off-the-Shelf Software” means any Software, data or content that is generally available on standard terms.
“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft,” or under a contract that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated, integrated or with which such Software is combined or distributed or that is derived from or linked to such Software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under some or all of the terms of such contract, including under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Sun Industry Standards License (SISL); (v) the BSD License; and (vi) the Apache License.
“Order” has the meaning assigned to such term in Section 4.3(a).
“Ordinary Course of Business” means the ordinary course of business of the Company and the Company Subsidiaries, as conducted as of the date of this Agreement (including the past practice of the Company and the Company Subsidiaries in responding to the effects of the COVID-19 pandemic).
“Other Required Company Filing” has the meaning assigned to such term in Section 7.1(e).
“Other Required Parent Filing” has the meaning assigned to such term in Section 7.1(f).
“Parent” has the meaning assigned to such term in the Preamble.
“Parent Disclosure Letter” has the meaning assigned to such term in Article IV.

“Parent Material Adverse Effect” means, with respect to Parent or Merger Sub, any fact, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger on or before the End Date.
“Parent Related Parties” means, collectively, Parent, Merger Sub and their respective Affiliates or any of their or their Affiliates’ respective, direct or indirect, former, current or future general or limited partners, stockholders, managers, members, directors, officers, employees, agents, advisors, other representatives or successors or assignees of any of the foregoing.
“Parent Welfare Plans” has the meaning assigned to such term in Section 7.11(c).
“Patents” has the meaning assigned to such term in the definition of Intellectual Property Rights.
“Paying Agent” has the meaning assigned to such term in Section 3.2(a).
“Payment Fund” has the meaning assigned to such term in Section 3.2(a).
“Payoff Amount” has the meaning assigned to such term in Section 7.13.
“Permits” means licenses, permits, certificates, consents, franchises (including similar authorizations or permits), exemptions, variances, qualifications, accreditations, and other approvals and authorizations of any Governmental Entity.
“Permitted Liens” means, collectively: (i) suppliers’, mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of Law or otherwise incurred in the Ordinary Course of Business (A) that are for amounts not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the consolidated financial statements of the Company, and (B) that are not, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries; (ii) Liens for Taxes, utilities and other governmental charges that are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the consolidated financial statements of the Company; (iii) all present and future Laws, including requirements and restrictions of zoning, building and other applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities that do not materially interfere with the market value or marketability of the impacted property or the business of the Company and the Company Subsidiaries as currently conducted; (iv) statutory Liens of landlords for amounts not yet due and payable; (v) deposits made in the Ordinary Course of Business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising, in each case, in the Ordinary Course of Business; (vi) Liens resulting from securities Laws; (vii) recorded or unrecorded easements, quasi-easements, rights of re-entry, rights of way, covenants and other similar encumbrances or defects or imperfections of title to real property that do not materially impair the use, operation or occupancy of the Leased Real Property by the Company or applicable Company Subsidiary or materially detract from the value or marketability of such property based upon its current use; (viii) Liens that affect the underlying fee interest of the Leased Real Property; (ix) any non-exclusive licenses to Intellectual Property Rights granted in the Ordinary Course of Business; (x) Liens securing the Existing Term Loan; and (xi) Liens set forth on Section 10.04(b) of the Company Disclosure Letter.
“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
“Personal Data” means any data or information that identifies, is reasonably capable of being used to identify, or could reasonably be identifiable, directly or indirectly, with a particular consumer, or any other data or information that constitutes personal data or personal information under any applicable Privacy Law or any policy of the Company or any of the Company Subsidiaries relating to privacy.
“Pre-consummation Warning Letter” has the meaning assigned to such term in Section 7.3(d).
“Preferred Stock” has the meaning assigned to such term in Section 5.3(a).
“Privacy Laws” means all applicable Laws worldwide relating to the privacy or security of Personal Data and all binding guidance thereunder issued by a Governmental Entity, including, to the extent applicable, Section 5 of the Federal Trade Commission Act, the CAN-SPAM Act, the EU General Data Protection Regulation (EU) 2016/679 and all laws implementing it, the California Consumer Privacy Act of 2018 and the California Privacy Rights Act (upon and after its entry into effect), the Illinois Biometric Information Privacy Act, Children’s Online Privacy Protection Act, state data breach notification Laws, state data security Laws and state social security number protection Laws.

“Privacy Obligations” means all applicable Privacy Laws and any obligations under Contracts, the Privacy Policies of the Company, or any consents obtained by the Company, in each case that are related to privacy, security, data protection or Processing of Personal Data.
“Privacy Policies” means, collectively, all of the Company’s applicable rules, policies and procedures and notices published on any of the Company’s websites, domains or software, contained within any of the Company’s terms of use, online privacy policies or otherwise made available by the Company regarding (a) the collection, use, storage, disposal, protection, disclosure, sale, transfer or distribution of Personal Data of individuals, including such information from visitors and users of any of the Company’s websites, domains or software, and (b) the rights made available to such individuals under applicable Privacy Laws.
“Private Placement Warrants” has the meaning assigned to such term in the SPAC Warrant Agreement.
“Processing” means any operation or set of operations which is performed on Personal Data, whether or not by automated means, including collection, recording, organization, structuring, storage, adaptation, alteration, moderation, retrieval, consultation, use, disclosure, transmission, dissemination, control or otherwise making available, alignment or combination, restriction, erasure or destruction.
“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made publicly available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving revenue from the sale or provision thereof.
“Proxy Statement” has the meaning assigned to such term in Section 7.1(a).
“Public Warrants” has the meaning assigned to such term in the SPAC Warrant Agreement.
“Real Estate Leases” has the meaning assigned to such term in Section 5.15(b).
“Regulation S-K” means Regulation S-K promulgated under the Securities Act.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata) of any Hazardous Substance.
“Representatives” has the meaning assigned to such term in Section 6.3(a).
“Requisite Stockholder Approval” has the meaning assigned to such term in Section 5.5.
“Sanctioned Country” means any country or territory with which dealings are broadly and comprehensively prohibited by any country or territory-wide Sanctions Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Russia, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).
“Sanctioned Person” means any Person (i) subject to Sanctions Laws imposed by the United States, the United Kingdom, the European Union, or the United Nations; (ii) any Person located, organized, operating, or resident in, or a government instrumentality of, any Sanctioned Country, (iii) the government of a Sanctioned Country or the Government of Venezuela; and (iv) any Person directly or indirectly fifty percent (50%) or greater owned or controlled by a Person described in the foregoing clauses.
“Sanctions Laws” means all national and supranational laws, regulations, decrees, orders, or other acts with force of law of the United States, the United Kingdom, or the European Union, or United Nations Security Council resolutions concerning trade and economic sanctions, including embargoes, the freezing or blocking of assets of targeted Persons, other restrictions on exports, imports, investment, payments, or other transactions targeted at particular Persons or countries, including any Laws threatening to impose such trade and economic sanctions on any Person for engaging in proscribed or targeted behavior.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Security Breach” means any action that compromises the availability, authenticity, integrity or confidentiality of data (including Personal Data) or outputs, or a material systems failure, data loss or theft, unauthorized access, malware attack or other security breach or failure.
“Site Lease” each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property used, or reserved or held for future use, as a charging area or to place charging equipment used to supply electricity to charge electric vehicles.

“Software” means computer programs, including all source code, object code, and documentation related thereto and all software modules, tools, algorithms, data, compilations of data and databases.
“SPAC Warrant” means, prior to the Effective Time, the Public Warrants and the Private Placement Warrants each exercisable to purchase one (1) share of Company Class A Common Stock and, after the Effective Time, a warrant to purchase Merger Consideration.
“SPAC Warrant Agreement” means that certain Amended and Restated Warrant Agreement, dated August 26, 2021, by and among Volta Inc., Computershare Trust Company, N.A. and Computershare Inc.
A “Subsidiary” of any Person means, (i) any other Person (other than a partnership, joint venture or limited liability company) of which 50% or more of the total voting power of shares of stock or other equity interests entitled to vote in the election of directors, managers or trustees is at the time of determination owned or controlled, directly or indirectly, by such first Person, and (ii) any partnership, joint venture or limited liability company of which (A) 50% or more of the total voting interests are owned or controlled, directly or indirectly, by such Person, whether in the form of membership, general, special or limited partnership interests or otherwise (or if there are no such voting interests 50% or more of the capital accounts, distribution rights, equity interests or general or limited partnership interests, as applicable) are owned or controlled, directly or indirectly, by such Person, or (B) such Person or any Subsidiary of such Person is a controlling general partner of such entity.
“Superior Proposal” has the meaning assigned to such term in Section 6.3(f)(ii).
“Surviving Corporation” has the meaning assigned to such term in Section 2.1.
“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.
“Tax Law” means any Law relating to Taxes or Tax Returns.
“Tax Return” means any return, declaration, statement, report, schedule, form, election, notice, information return or other document (including any attachment thereto or amendment thereof) filed or required to be filed with any Governmental Entity with respect to any Tax (in each case, whether in written, electronic or other form).
“Taxes” means all federal, state, local, provincial and non-U.S. taxes and other withholdings, charges, fees, levies, assessments or similar charges of any kind whatsoever that are in the nature of a tax that are imposed, administered, assessed or collected by any Governmental Entity, including any income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, unemployment, escheat, abandoned or unclaimed property, withholding, franchise, value added, stamp, occupation, licensing, recording, documentary, environmental, and windfall profit taxes, together with all interest, penalties and additions imposed with respect to such amounts, whether or not disputed.
“Termination Fee” means $5,919,165.00.
“Trademarks” has the meaning assigned to such term in the definition of Intellectual Property Rights.
“Transaction Litigation” has the meaning assigned to such term in Section 7.5(b).
“Treasury Regulations” means the temporary and final regulations promulgated under the Code by the United States Department of Treasury.
“Union” has the meaning assigned to such term in Section 5.19(f).
“U.S. Antitrust Agencies” has the meaning assigned to such term in Section 7.3(d).
“Voting Agreement” has the meanings assigned to such terms in the Recitals.
“Willful Breach” means a material breach of this Agreement by a party hereto (or, solely with respect to Section 6.3(a), by any Affiliate or Representative of the Company acting at the authorization or direction of the Company) that is the consequence of an action undertaken or omission by the breaching party (or, if applicable, the breaching the Representative or Affiliate), with the actual knowledge that the taking of such action or omission would, or would reasonably be expected to, cause such material breach of this Agreement.
“Work Product Protection” has the meaning assigned to such term in Section 7.2(a).

ARTICLE II

The Merger
Section 2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence as the surviving corporation in the Merger (the “Surviving Corporation”) and as a direct wholly owned Subsidiary of Parent.
Section 2.2 Closing. Unless this Agreement shall have been terminated pursuant to Article IX, the closing (the “Closing”) of the Merger shall take place through an electronic exchange of documents, at 8:00 a.m., Eastern Time, on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than two (2) Business Days after the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions at the Closing), or at such other place, time and date as may be agreed in writing between the Company and Parent. Any such electronic exchange of documents referenced in the prior sentence shall be deemed to have occurred at the offices of Norton Rose Fulbright US LLP, 555 California Street, Suite 3300, San Francisco, California 94104. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 2.3 Effective Time. Concurrently with the Closing, the parties shall file with the Delaware Secretary the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and filed in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Delaware Secretary, or at such later time as the Company and Parent may agree in writing and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
Section 2.4 Effects. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.
Section 2.5 Certificate of Incorporation and Bylaws. The certificate of incorporation of the Company shall, at the Effective Time, by virtue of the Merger and without any further action by any party, be amended and restated to read in its entirety as set forth on Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, subject to Section 7.4(a). The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall at the Effective Time, by virtue of the Merger and without any further action by any party, be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, subject to Section 7.4(a), except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation.
Section 2.6 Directors and Officers of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation, as the case may be. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation, as the case may be.
ARTICLE III

Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates
Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, any holder of shares of Company Class A Common Stock or shares of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) or any other Person:
(a) Conversion of Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, and all such shares together shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Treasury Stock; Cancellation of Parent-Owned Stock.
(i) Each share of Company Class A Common Stock held by the Company (or held in the Company’s treasury) or any Company Subsidiary immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(ii) Each share of Company Class A Common Stock that is owned directly by Parent or Merger Sub or any of their respective Subsidiaries or any Person that directly or indirectly owns all of the equity interests in Parent or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(iii) Each share of Company Class B Common Stock held by the Company (or held in the Company’s treasury) or any Company Subsidiary immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(c) Conversion of Company Class A Common Stock. Subject to Section 3.2 and Section 3.3, each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled or converted into shares of the Surviving Corporation in accordance with Section 3.1(b)) shall be converted into the right to receive the $0.86, without interest (the “Merger Consideration”) and net of withholding of Taxes as provided in Section 3.2(g). All such shares of Company Class A Common Stock converted pursuant to this Section 3.1(c), when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Class A Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.
(d) Adjustments to the Merger Consideration. Without limiting the restrictions set forth in Section 6.1, if between the date of this Agreement and the Effective Time the outstanding shares of Company Class A Common Stock or securities convertible into or exchangeable into or exercisable for shares of such capital stock (including the Company Stock Options, Company RSUs and Company Warrants) shall have been changed into a different number of shares or a different class, by reason of any stock dividend or distribution, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), merger, combination, issue, tender, exchange offer or other exchange of shares, or any other similar event shall have occurred, then the Merger Consideration will be appropriately adjusted to provide to Parent, Merger Sub and the holders of Company Class A Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit the Company, any Company Subsidiary or any other Person to take any action that is prohibited by the terms of this Agreement, and in no event shall this Section 3.1(d) result in the Merger Consideration or any other consideration hereunder being increased in the aggregate.
Section 3.2 Exchange of Certificates; Payment Fund.
(a) Paying Agent. As reasonably promptly as practicable after the date hereof and in any event, prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for purposes of effecting the payment of the aggregate Merger Consideration to which such holders shall become entitled pursuant to Section 3.1(c). At or prior to the Closing, Parent shall deposit with the Paying Agent, cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 3.1(c). All such cash deposited pursuant to this Section 3.2(a) is hereinafter referred to as the “Payment Fund.”
(b) Letter of Transmittal. As reasonably promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail or otherwise provide to each holder of record of any shares of Company Class A Common Stock as of immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Section 3.1(c) a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may specify subject to the Company’s reasonable approval, and shall be prepared prior to the Effective Time), together with instructions thereto.
(c) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of shares of Company Class A Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Paying Agent together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, or (ii) in the case of shares of Company Class A Common Stock held in book-entry form, the receipt of an “agent’s message” by the Paying Agent, in each case together with such other documents as may reasonably be required pursuant to such instructions or by the Paying Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such shares of Company Class A Common Stock have been converted pursuant to Section 3.1(c). In the event of a transfer of ownership of

Company Class A Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a transferee if the Certificate representing such Company Class A Common Stock (or, if such Company Class A Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid, in each case, to the satisfaction of the Paying Agent. Each share of Company Class A Common Stock and, until surrendered as contemplated by this Section 3.2(c), any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender (together with the transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions or by the Paying Agent) the Merger Consideration, without any interest thereon and net of any withholding, that the holders of shares of Company Class A Common Stock are entitled to receive in respect of such shares pursuant to Section 3.1(c). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of Company Class A Common Stock held in book-entry form).
(d) No Further Ownership Rights in Company Class A Common Stock. The Merger Consideration paid in accordance with the terms of this Article III upon conversion of any shares of Company Class A Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Class A Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Class A Common Stock that were outstanding immediately prior to the Effective Time. Subject to Section 3.2(e), if, after the Effective Time, any Certificates formerly representing shares of Company Class A Common Stock (or shares of Company Class A Common Stock held in book-entry form) are duly and validly presented to Parent or the Paying Agent, they shall be canceled and exchanged as provided in this Article III.
(e) No Liability. Any portion of the Payment Fund (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates formerly representing shares of Company Class A Common Stock (or shares of Company Class A Common Stock held in book-entry form) twelve (12) months after the Effective Time shall be returned to Parent or an Affiliate thereof designated by Parent, upon demand, and any such holder who has not tendered its Certificates formerly representing shares of Company Class A Common Stock (or shares of Company Class A Common Stock held in book-entry form) for the Merger Consideration in accordance with Section 3.1(c) prior to such time shall thereafter look only to Parent (subject to applicable abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, without interest and net of withholding of Taxes as provided in Section 3.2(g), in respect of such holder’s surrender of their Certificates formerly representing shares of Company Class A Common Stock; provided, that none of the Company, Parent, the Surviving Corporation or the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Law. Any portion of the Payment Fund remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.
(f) Investment of Payment Fund. The Paying Agent shall invest any cash in the Payment Fund if and as directed by Parent; provided, that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding Ten Billion Dollars ($10,000,000,000), or in mutual funds investing in such assets. Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No investment losses resulting from investment of the Payment Fund shall diminish the rights of any of the Company’s stockholders to receive the Merger Consideration or any other payment as provided herein.
(g) Withholding Rights. Each of Parent, the Surviving Corporation, the Paying Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Class A Common Stock and any holder of a Company Stock Award described in Section 3.4 such amounts as such payor reasonably determines in good faith that it is required to deduct or withhold with respect to the making of such payment under applicable Tax Law. Any amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of Company Class A Common Stock or Company Stock Award, as the case may be, in respect of which such deduction or withholding was made. Parent, the Surviving Corporation, the Paying Agent shall timely remit any amounts that are deducted or withheld under this Section 3.2(g) to the appropriate Governmental Entity.
(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of a customary affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay the Merger Consideration deliverable in respect thereof pursuant to this Agreement without any interest thereon and subject to any applicable withholding for Taxes as provided in Section 3.2(g); provided, however, that the Paying Agent may, in accordance with its customary procedures and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a sum as it may determine is reasonably necessary as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
Section 3.3 Dissenting Shares.
(a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, but the holders of such Dissenting Shares shall be entitled to receive only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if, after the Effective Time, any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL (whether occurring before, at or after the Effective Time), such holder’s shares of Company Class A Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest and net of withholding of Taxes as provided in Section 3.2(g), and such shares shall not be deemed to be Dissenting Shares. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.
(b) The Company shall give reasonably prompt written notice to Parent of any demands for appraisal of any shares of Company Class A Common Stock, withdrawals of such demands and any other instruments, notices or demands served pursuant to the DGCL or other applicable Law received by the Company relating to appraisal demands, and Parent shall have the opportunity and right to direct, all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment (unless required pursuant to a binding, non-appealable Order of a court of competent jurisdiction) with respect to, or settle or offer to settle, any such demands, or waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or agree to do or commit to do any of the foregoing.
Section 3.4 Treatment of Company Stock Awards.
(a) No Assumption of Awards. No Company Stock Award shall be continued, converted, assumed or replaced by the Surviving Corporation in connection with the transactions contemplated hereby. From and after the Effective Time, there shall be no outstanding Company Stock Awards.
(b) Company Stock Options. As of the Effective Time, each then outstanding Company Stock Option (whether or not vested or exercisable) that has an exercise price per share of Company Class A Common Stock that is less than the Merger Consideration shall fully vest and shall be canceled and converted automatically into the right of the holder thereof to receive from the Surviving Corporation an amount in cash, without interest, payable as soon as practicable, but in any event within thirty (30) days, following the Effective Time equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Company Stock Option multiplied by (ii) the number of shares of Company Class A Common Stock subject to such Company Stock Option, net of withholding of Taxes as provided in Section 3.2(g). As of the Effective Time, each then outstanding Company Stock Option with a per share exercise price equal to or greater than the Merger Consideration shall cease to be outstanding, be canceled and cease to exist and the holder of any such Company Stock Option shall not be entitled to payment of any consideration therefor.
(c) Company RSUs. As of the Effective Time, each then outstanding time-based Company RSU (whether or not vested) and the Founder PSUs (irrespective of the share price targets) shall fully vest (to the extent not previously vested) and shall be canceled and converted automatically into the right of the holder thereof to receive a cash payment, without interest, from the Surviving Corporation payable as soon as practicable, but in any event within thirty (30) days, following the Effective Time equal to the product of (A) the Merger Consideration, and (B) the number of shares of Company Class A Common Stock subject to such time-based Company RSU or Founder PSU, as applicable, net of withholding of Taxes as provided in Section 3.2(g). As of the Effective Time, each then outstanding performance-based Company RSU (excluding the Founder PSUs) shall cease to be outstanding, be canceled and cease to exist, and the holder of any such performance-based Company RSU shall not be entitled to payment of any consideration therefor.
(d) Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Stock Plan) shall take all such actions as are necessary to (i) approve and effectuate the foregoing provisions of this Section 3.4, and (ii) terminate the Company Stock Plans effective as of the Effective Time, in each case, including making any determinations or adopting resolutions of the Company Board or a committee thereof or any administrator of a Company Stock Plan as may be necessary. The Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver shares of Company Class A Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Company Stock Options, Company RSUs or any other awards under any Company Stock Plan.
(e) Parent Actions. Immediately following the Effective Time, Parent shall transfer to the Surviving Corporation cash sufficient to pay the aggregate amounts payable with respect to outstanding Company Stock Awards pursuant to this Section 3.4, to the extent, if any, the Surviving Corporation does not otherwise have sufficient funds to make such payments.
Section 3.5 Treatment of Company Warrants.
(a) SPAC Warrants. At the Effective Time, each outstanding SPAC Warrant shall, in accordance with its terms, automatically and without any required action on the part of the holder thereof, cease to represent a SPAC Warrant exercisable for Company Class A Common Stock and shall become a SPAC Warrant exercisable for the Merger Consideration. If a holder properly exercises a SPAC Warrant within thirty (30) days following the public disclosure of the consummation of the Merger pursuant to a current report on Form 8-K filed with the SEC, the Warrant Price (as defined in the SPAC Warrant Agreement) shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Merger Consideration minus (B) the Black-Scholes Warrant Value (as defined in the SPAC Warrant Agreement).
(b) Legacy Warrants. At the Effective Time, each outstanding Legacy Warrant shall, in accordance with its terms, automatically and without any required action on the part of the holder thereof, cease to represent a Legacy Warrant exercisable for Company Class A Common Stock and shall become a Legacy Warrant exercisable for the Merger Consideration.
Section 3.6 Necessary Further Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under, or duty or obligation with respect to, any of the property, rights, privileges, powers or franchises, or any of the debts or liabilities, of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments, assumptions and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to continue, vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under, or duty or obligation with respect to, such property, rights, privileges, powers or franchises, or any such debts or liabilities, in the Surviving Corporation or otherwise to carry out the intent of this Agreement.
ARTICLE IV

Representations and Warranties of Parent and Merger Sub
Parent and Merger Sub each hereby represents and warrants to the Company that, except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent and the Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Letter”), it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed to qualify or apply to each with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face:
Section 4.1 Organization, Standing and Power. Parent is, and Merger Sub shall upon its formation be, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to conduct its businesses as presently conducted and to own, lease and use its assets in the manner in which its assets are currently owned, leased and used, except where the failure to have such power or authority, individually or in the aggregate, would not have a Parent Material Adverse Effect.
Section 4.2 Authority; Execution and Delivery; Enforceability. Parent has, and Merger Sub shall upon its formation have, all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of Parent and upon its formation, Merger Sub, and, assuming that the Merger is consummated in accordance with Section 251(h) of the DGCL, no other corporate proceedings (including, for the avoidance of doubt, any stockholder approval) on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement. Parent has and upon its joinder Merger Sub shall have duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against Parent and upon its joinder, Merger Sub, in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.
Section 4.3 No Conflicts; Consents.
(a) The execution and delivery by Parent of this Agreement does not, and the joinder of Merger Sub to this Agreement will not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (i) the governing or organizational documents of Parent or Merger Sub; (ii) any written and legally binding contract, lease, license, indenture, note, bond, agreement, undertaking or other instrument (a “Contract”) to which either Parent or Merger Sub is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 4.3(b), any judgment, decree, decision, injunction, ruling, writ or other similar order (“Order”) or statute, law, ordinance, rule, regulation, code, treaty, or other pronouncement having the effect of law, including common law enacted, issued, promulgated, enforced or entered by any Governmental Entity (“Law”), in each case, applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, would not have a Parent Material Adverse Effect.
(b) No consent, approval, clearance, waiver or order (each a “Consent”) of or from, or registration, declaration, notice or filing made to or with any government, court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether federal, national, state, provincial or local and whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Parent or its Affiliates in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and compliance with the waiting period requirements under the HSR Act, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) any filings and approvals required under the rules and regulations of NYSE, (iv) the filing of the Certificate of Merger with the Delaware Secretary, (v) the filing of a request for prior approval of the change of control of Volta France Sàrl contemplated by this Agreement with the French Ministry of Economy to be made under article L151-3 of the French Code Monétaire et Financier, and (vi) such other matters that, individually or in the aggregate, would not have a Parent Material Adverse Effect.
Section 4.4 Litigation. As of the date hereof, there is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that, individually or in the aggregate, would have a Parent Material Adverse Effect, nor is there any Order outstanding against or, to the Knowledge of Parent, threatened against Parent or Merger Sub that, individually or in the aggregate, would have a Parent Material Adverse Effect.
Section 4.5 Absence of Certain Agreements. Other than the Voting Agreement, Parent has not entered into any contract, agreement, arrangement or understanding, or authorized, committed or agreed to enter into any Contract, arrangement or understanding, pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to vote to adopt this Agreement or the Merger, or (ii) agrees to vote against any Superior Proposal; or (b) any third party has agreed to provide equity capital, directly or indirectly, to Parent or Merger Sub to finance in whole or in part the Merger.
Section 4.6 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or its Affiliates for which Company or any of its Affiliates would be liable.
Section 4.7 Capitalization of Merger Sub. Upon its formation, the authorized share capital of Merger Sub shall consist of 1,000 shares, par value $0.001 per share, 1,000 of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub upon its joinder and at the Effective Time will be, owned by Parent, and Merger Sub, upon its formation, shall be a direct wholly owned Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof other than business and activities incidental to its formation and organization and maintenance of its corporate existence and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement.
Section 4.8 Ownership of Company Class A Common Stock. Neither Parent nor Merger Sub, nor any “affiliate” or “associate” of either of the foregoing, is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL. Neither Parent nor any of its Affiliates beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Class A Common Stock or any options, warrants or other rights to acquire Company Class A Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.
Section 4.9 Adequacy of Funds. (i) Parent or an Affiliate of Parent (with respect to the Initial Bridge Loan) has, as of the date hereof, access to sufficient and immediately available funds to provide the Initial Bridge Loan to the Company or the applicable Company Subsidiary immediately following the execution and delivery of this Agreement, (ii) Parent or an Affiliate of Parent (with respect to any other Bridge Loan) has, as of the date hereof, and Parent or an Affiliate of Parent (with respect to any other Bridge Loan) will have, as and when needed, access to sufficient and immediately available funds to provide any other Bridge Loans to the Company or the applicable Company Subsidiary, and (iii) Parent has, as of the date hereof, and will have, as and when needed, including as of the Closing Date, access to sufficient and immediately available funds to pay, and to cause Merger Sub to pay, the aggregate consideration payable in the Merger and to consummate and perform, and to cause Merger Sub to consummate and perform, its respective obligations with respect to the Merger and the other transactions contemplated hereby on the terms and subject to the conditions contemplated hereby.
ARTICLE V

Representations and Warranties of the Company
The Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and, subject to Section 8.3(a), as of the Closing Date, that, except (a) as disclosed in the Company SEC Documents filed with, or furnished to, the SEC on or after August 26, 2021 and publicly available no less than one (1) Business Day prior to the date of this Agreement (but excluding in the case of this clause (a) any disclosures set forth therein under the heading “Risk Factors” (other than factual information contained therein) or any disclosure constituting “forward-looking statements” or other disclosures to the extent they are similarly predictive or forward-looking in nature (it being agreed that nothing disclosed in a Company SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.4, or Section 5.28)), or (b) as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”), it being agreed that, except as expressly indicated on any section or subsection of the Company Disclosure Letter, disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed to qualify or apply to each with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face:
Section 5.1 Organization, Standing and Power. Each of the Company and each of the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept). Each of the Company and the Company Subsidiaries has all requisite power and authority to conduct its businesses as presently conducted and to own, lease and use its assets in the manner in which its assets are currently owned, leased and used, except as would not have a Company Material Adverse Effect. Except as set forth in Section 5.1 of the Company Disclosure Letter, each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Company Material Adverse Effect. The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of the Company in effect as of the date of this Agreement (the “Company Charter”) and the amended and restated bylaws of the Company in effect as of the date of this Agreement (the “Company Bylaws”) and true and complete copies of the articles of incorporation, bylaws and limited liability company agreements (or equivalent constituent documents) of each Company Subsidiary in effect as of the date of this Agreement and all of the foregoing documents are in full force and effect and none of the Company or any Company Subsidiary is in material violation of any applicable provisions of any such documents.
Section 5.2 Company Subsidiaries.
(a) All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary, free and clear of all Liens, excluding Permitted Liens, and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws. Except as set forth in Section 5.2(a) of the Company Disclosure Letter, there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock or any securities of such Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, such Company Subsidiary, (y) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire from such Company Subsidiary, any capital stock or voting securities of, or other equity interests in, such Company Subsidiary, or (z) any rights issued by, or other obligations of, such Company Subsidiary that are linked in any way to the price of any class of capital stock or voting securities of, or other equity interests in, such Company Subsidiary, the value of such Company Subsidiary or any part of such Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of or voting securities of, or other equity interests in, such Company Subsidiary. Section 5.2(a) of the Company Disclosure Letter contains a true, correct and complete list as of the date of this Agreement of each of the Company Subsidiaries and their respective jurisdictions of organization.
(b) Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, none of the Company or any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person, in each case, other than securities held for investment by the Company or the Company Subsidiaries in the Ordinary Course of Business.
(c) Neither the Company nor any Company Subsidiary (i) owns any share capital of, or any equity interest of any nature in, any other Person, other than Subsidiaries of the Company, or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Person.
Section 5.3 Capital Structure.
(a) The authorized capital stock of the Company consists of 350,000,000 shares of Class A Common Stock, 50,000,000 shares of Class B Common Stock, $0.0001 par value per share (“Class B Common Stock”), and 10,000,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock” and, together with the Company Class A Common Stock and the Company Class B Common Stock, the “Company Capital Stock”). At the close of business on January 13, 2023 (the “Capitalization Date”), (i) 174,411,561 shares of Company Class A Common Stock were issued and outstanding (of which no shares were subject to vesting restrictions pursuant to the Company Stock Plans); (ii) no shares of Company Class A Common Stock or Class B Common Stock were issued and held in treasury; (iii) no shares of Class B Common Stock were issued and outstanding; (iv) no shares of Preferred Stock were issued and outstanding; (v) 25,583,711 shares of Company Class A Common Stock were reserved and available for issuance pursuant to the Company Stock Plans; (vi) 6,272,041 shares of Company Class A Common Stock were issuable upon exercise of outstanding Company Stock Options; (vii) 18,313,743 shares of Company Class A Common Stock were subject to outstanding Company RSUs; (viii) 8,621,440 shares of Company Class A Common Stock were issuable upon exercise of outstanding Public Warrants; (ix) 5,933,333 shares of Company Class A Common Stock were issuable upon exercise of outstanding Private Placement Warrants; and (x) 9,773,835 shares of Company Class A Common Stock were issuable upon exercise of outstanding Legacy Warrants. There is no current purchase period in effect under the Volta Inc. 2021 Employee Stock Purchase Plan. Except as set forth in Section 5.3(a) of the Company Disclosure Letter and for the issuance of any Class A Common Stock pursuant to a Company Stock Award or a Company Warrant that was issued and outstanding as of the Capitalization Date, since the Capitalization Date, the Company has not issued any Company Capital Stock, Company Warrants, Company Stock Options or Company RSUs or other equity or equity-based awards or warrants. Except as set forth in Section 5.3(a) of the Company Disclosure Letter, there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock or any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company, (y) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire from the Company, or any other obligation of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company, or (z) any rights issued by, or other obligations of, the Company that are linked in any way to the price of any class of Company Capital Stock, the value of the Company or any part of the Company or any dividends or other distributions declared or paid on any shares of capital stock of the Company. No Company Stock Option has been granted with an exercise price less than the fair market value of a share of Company Class A Common Stock on the date of grant.

(b) Section 5.3(b) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the Capitalization Date, of each outstanding Company Stock Award, in each case specifying the employee ID of the holder, the type of award, the number of underlying shares of Company Class A Common Stock, the date of grant, and, if applicable, the exercise price per share of Company Class A Common Stock and the expiration date.
(c) Section 5.3(c) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the Capitalization Date, of each outstanding Company Warrant, in each case specifying the holder, the type of Company Warrant, the number of underlying shares of Company Class A Common Stock, the exercise price (including any adjustments thereto), and the expiration date.
(d) All outstanding shares of Company Class A Common Stock are, and, at the time of issuance, all such shares that may be issued (i) upon the exercise of Company Stock Options, (ii) upon the vesting or settlement of Company RSUs pursuant to the Company Stock Plans and applicable award agreements, or (iii) upon the exercise of Company Warrants, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or bound. All grants of equity-based awards or other rights with respect to shares of Company Class A Common Stock to current or former directors, officers, employees, agents or consultants of the Company or any Company Subsidiary have been made in all material respects in accordance with applicable Law and the terms of the applicable Company Stock Plans and award agreements thereunder, as applicable, and any policy of the Company or Company Board (including any committee thereof) relating to the grant of such awards or rights. Except for acquisitions, or deemed acquisitions, of Company Class A Common Stock or other equity securities of the Company in connection with (x) the payment of the exercise price of Company Stock Options with Company Class A Common Stock (including in connection with “net exercises”), (y) required Tax withholding in connection with the exercise of, vesting or settlement of Company Stock Awards, and (z) forfeitures of Company Stock Awards, there are no outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary. There are no debentures, bonds, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s stockholders may vote (“Company Voting Debt”). None of the Company or any of the Company Subsidiaries is a party to or otherwise bound by any voting agreement voting trust, shareholder agreement, proxy or other agreement in effect with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company, or restricting the transfer of, or providing registration rights with respect to such capital stock, voting securities or other equity.
Section 5.4 Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject to receiving the Requisite Stockholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement. The Company Board has, by resolutions duly adopted by the requisite vote of the directors, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (b) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (c) approved this Agreement and the transactions contemplated hereby, including the Merger and the Voting Agreement, (d) assuming the accuracy of the representations and warranties set forth in Section 4.8, taken all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL will not apply with respect to or as a result of the Merger, this Agreement, the Voting Agreement, and the transactions contemplated hereby, (e) directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at a meeting of the stockholders of the Company; and (f) recommended that the stockholders of the Company vote in favor of the adoption of this Agreement in accordance with the DGCL (such recommendation, the “Company Recommendation”) (provided that, for the avoidance of doubt, any Adverse Recommendation Change by the Company Board in accordance with Section 6.3(d) shall not be a breach of the representation or warranty in this sentence). The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery hereof by Parent and the joinder of Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.
Section 5.5 Requisite Stockholder Approval. Assuming the accuracy of the representations in Section 4.8, the only vote of stockholders of the Company required under the DGCL, the Company Charter, the Company Bylaws and the rules and regulations of NYSE in order for the Company to validly perform its obligations under this Agreement is the adoption of this Agreement by the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of Company Class A Common Stock (the “Requisite Stockholder Approval”).

Section 5.6 No Conflicts; Consents.
(a) Except as set forth in Section 5.6 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the governing or organizational documents of any Company Subsidiary; (ii) any Material Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 5.6(b), any Order or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, would not have a Company Material Adverse Effect.
(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder and thereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) the filing of the pre-merger notification report under the HSR Act with the FTC and the Antitrust Division and compliance with the waiting period requirements of the HSR Act; (ii) the filing with the SEC of the Proxy Statement; (iii) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iv) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which the Company and the Company Subsidiaries are qualified to do business; (v) compliance with NYSE rules and regulations; (vi) the filing of a request for prior approval of the change of control of Volta France Sàrl contemplated by this Agreement with the French Ministry of Economy to be made under article L151-3 of the French Code Monétaire et Financier; and (vii) such other Consent, registration, declaration, notice or filing (x) that arises as a result of the identity, nature or ownership of Parent or Merger Sub or (y) the failure of which would not, individually or in the aggregate, have a Company Material Adverse Effect.
Section 5.7 Company SEC Documents; Undisclosed Liabilities.
(a) Except as set forth in Section 5.7 of the Company Disclosure Letter, the Company has timely furnished or filed (as applicable), together with any amendments required to be made with respect thereto, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since August 26, 2021 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, being collectively referred to as the “Company SEC Documents”).
(b) Each Company SEC Documents (i) at the time filed, complied in all material respects with the requirements of the Exchange Act, the Sarbanes-Oxley Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any Company SEC Document. None of the Company Subsidiaries are subject to the periodic reporting requirements of the Exchange Act. Each of the consolidated financial statements of the Company (including any related notes and schedules) included in the Company SEC Documents (A) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, and (B) complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Company Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in shareholders’ equity for the periods shown (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end adjustments that are not material in nature). No financial statements of any Person other than the consolidated Company Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company. Since January 1, 2022, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto. The accounting books and records of the Company and the Company Subsidiaries have since December 31, 2019 been, and are being, maintained in all material respects in accordance with GAAP and reflect only actual transactions. Grant Thornton LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(c) The Company has made available to Parent copies of all comment letters received by the Company from the SEC since August 26, 2021 relating to the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC, and (ii) to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.
(d) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.
(e) Except (i) as reflected or reserved against in the Company’s consolidated balance sheet as of September 30, 2022 (or the notes thereto) included in the Company SEC Documents, (ii) for liabilities and obligations incurred in connection with the negotiation, execution, delivery, and performance of this Agreement or the Merger, and (iii) for liabilities and obligations that have been incurred in the Ordinary Course of Business since September 30, 2022, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent, matured or unmatured or otherwise) which are required to be recorded or reflected on a balance sheet, including the footnotes thereto, under GAAP.
(f) The Company and the Company Subsidiaries have established and maintain a system of internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting, including assurance that (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP applied on a consistent basis, (ii) receipts and expenditures are executed in accordance with the authorization of management, and (iii) any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner. The Company has, in material compliance with Rule 13a-15 under the Exchange Act, designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the principal executive officer of the Company and the principal financial officer of the Company by others within those entities. Except as set forth on Section 5.7(f) of the Company Disclosure Letter, since December 31, 2020, there has not been and is not any (A) “significant deficiency” or “material weakness” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) which would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, or (B) fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
(g) The Company’s “disclosure controls and procedures” (as defined in Rules 13a 15(e) and 15d-15(e) under the Exchange Act) are designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.
(h) Since December 31, 2020, (i) neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee with responsibility for bookkeeping or accounting functions, auditor or accountant of the Company or any of the Company Subsidiaries has received any substantive written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures or methodologies of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in illegal or improper accounting or auditing practices, and (ii) no attorney representing the Company or any of Company Subsidiaries, whether or not employed by the Company or any Company

Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any Company Subsidiary or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any Company Subsidiary.
(i) Except as set forth in Section 5.7(i) of the Company Disclosure Letter, the Company is in compliance in all material respects with all current listing and corporate governance requirements of NYSE.
(j) Section 5.7(j) of the Company Disclosure Letter sets forth the Indebtedness of the Company and the Company Subsidiaries and the Company’s good faith estimate of the aggregate amount of cash and cash equivalents of the Company and the Company Subsidiaries, in each case, as of the date immediately prior to the date hereof.
Section 5.8 Absence of Certain Changes or Events. Except as set forth in Section 5.8 of the Company Disclosure Letter, from September 30, 2022 to the date of this Agreement, (a) there has not occurred a Company Material Adverse Effect, (b) each of the Company and the Company Subsidiaries has conducted its respective business in the Ordinary Course of Business in all material respects, and (c) neither the Company nor any of the Company Subsidiaries has taken any action that, if taken after the date hereof, would have required Parent’s consent pursuant to Section 6.1.
Section 5.9 Taxes.
(a) Except as set forth in Section 5.9(a) of the Company Disclosure Letter, each of the Company and each Company Subsidiary has: (i) timely filed or caused to be filed, taking into account any applicable extensions, all income and other material Tax Returns required to have been filed by it, such Tax Returns are true, accurate and complete in all material respects and were prepared in compliance with all applicable Laws in all material respects; and (ii) paid all income and other material Taxes required to have been paid by it. Neither the Company nor any Company Subsidiary is the beneficiary of any extension of time within which to file any Tax Return (other than automatic extensions that do not require any action by any tax authority).
(b) For taxable years for which the applicable statute of limitations for an assessment of Taxes has not expired, no deficiency for any Tax has been proposed, asserted or assessed in writing by a taxing authority against the Company or any Company Subsidiary which deficiency has not been fully paid, fully settled or finally withdrawn. Neither the Company nor any Company Subsidiary has waived or extended any statute of limitation for the assessment or collection of any Tax (other than an extension or waiver arising as a result of obtaining any automatic extension of time to file a Tax Return that does not require any action by any tax authority), which waiver or extension is still outstanding.
(c) Except as set forth in Section 5.9(c) of the Company Disclosure Letter, there are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing, pending or threatened in writing with respect to any Taxes or Tax Returns of the Company or any Company Subsidiary.
(d) Each of the Company and each Company Subsidiary has complied in all material respects with all applicable Tax Laws with respect to the collection or withholding of Taxes, including all related information reporting and recordkeeping requirements.
(e) Except as set forth in Section 5.9(e) of the Company Disclosure Letter, no Liens for Taxes exist against the Company or any of the Company Subsidiaries or any of their assets, except for Liens for Taxes not yet due and payable.
(f) Within the past six (6) years, no written claim has been received by the Company or any Company Subsidiary from any taxing authority (whether within or without the United States) in a jurisdiction where the Company or Company Subsidiary, as applicable, does not file a particular Tax Return or pay a particular Tax that indicates that the Company or Company Subsidiary, as applicable, may by obligated to file such Tax Return or pay such Tax, which claim has not been settled, resolved or withdrawn.
(g) For taxable years for which the applicable statute of limitations for an assessment of Taxes has not expired, none of the Company or any Company Subsidiary has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law), or as a transferee or successor. Neither the Company nor any Company Subsidiary will have any liability to make any payment pursuant to Section 965 of the Code after the Closing.
(h) Except as set forth in Section 5.9(h) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary (i) has any application pending with the IRS or other taxing authority requesting permission for any changes in accounting methods nor has the IRS or any other taxing authority notified the Company or any Company Subsidiary in writing that it is or may be required to change any accounting method; (ii) has requested or received a letter ruling from the IRS or other tax authority; or (iii) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date of the Closing under any provision of federal, state, local or foreign Tax Law or by agreement with any Governmental Entity as a result of (A) an installment sale or open transaction disposition on or prior to the Closing, (B) a closing agreement (whether under Section 7121 of the Code or under any corresponding provision of state, local or foreign Tax Law) executed on or prior to the Closing, (C) any intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 occurring prior to the Closing or any excess loss account within the meaning of Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision or administrative rule of state, local or non-U.S. Tax Law) in existence as of the Closing, (D) any “gain recognition agreement” described in Treasury Regulations issued under Section 367 of the Code (or any corresponding or similar provision or administrative rule of state, local or non-U.S. Tax Law) entered into by the Company or any Company Subsidiary prior to the Closing, (E) the use of an improper method of accounting for a period (or portion thereof) ending on or prior to the date of the Closing, or (F) any prepaid amount received outside of the Ordinary Course of Business on or prior to the date of the Closing.
(i) None of the Company or any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement (i) solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries, or (ii) that was entered into in the Ordinary Course of Business and the primary purpose of which is not related to Taxes.
(j) None of the Company or any Company Subsidiary is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which the Company or a Company Subsidiary is or was the common parent).
(k) Within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the merger is also a part, none of the Company or any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.
(l) None of the Company or any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(m) To the Company’s Knowledge, the Company and each Company Subsidiary are in compliance in all material respects with all transfer pricing requirements and Laws in all jurisdictions in which the Company or such Company Subsidiary, as the case may be, does business or has a taxable presence.
Section 5.10 Benefits Matters; ERISA Compliance.
(a) Section 5.10(a) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of all Benefit Plans maintained, or contributed (or with respect to which there is an obligation to contribute) to, by the Company or a Company Subsidiary (each, a “Company Entity”) or any ERISA Affiliate for the benefit of any present or former director, officer, employee, or service provider of any Company Entity, or with respect to which any Company Entity has any liability, including through an affiliation with an ERISA Affiliate (collectively, the “Company Benefit Plans”). Each Company Benefit Plan has been maintained and administered in material compliance with its terms and in compliance with applicable provisions of ERISA, the Code or any other applicable Law. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and has received a favorable determination letter from the IRS, or, in the case of a preapproved plan, the underlying preapproved plan is subject to a favorable opinion or advisory letter from the IRS and no event has occurred and no condition exists that is reasonably likely to result in the revocation by the IRS of the tax-qualification of any such Company Benefit Plan. All contributions and premiums required by and due from any Company Entity under the terms of each Company Benefit Plan or applicable Law have been timely paid or accrued in accordance with the terms of such Company Benefit Plan and the requirements of applicable Laws in all material respects.
(b) Except as set forth in Section 5.10(b) of the Company Disclosure Letter, none of the Company Entities has incurred, and, to the Company’s Knowledge, no event has occurred and no condition or circumstance exists that could result, directly or indirectly, in, any liability of any Company Entity (including, without limitation, any indirect, contingent or secondary liability, including through an ERISA Affiliate) (i) under Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code arising in connection with any employee pension benefit plan covered or previously covered by Title IV or Section 302 of ERISA or Section 412 of the Code or (ii) for failure to comply with the continuation of coverage requirements of ERISA Section 601 et seq. and Section 4980B of the Code. No Company Benefit Plan is a self-funded health or welfare benefit plan or a voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code). No asset or property of any Company Entity is subject to any lien arising under Section 430(k) of the Code or Section 303(k) or Section 4068 of ERISA. None of the Company Entities nor any of its ERISA Affiliates has ever maintained, contributed to, or ever had any liability with respect to, any Benefit Plan subject to Title IV of ERISA or any “multiemployer plan” (as described in Section 4001(a)(3) or Section 3(37) of ERISA) (a “Multiemployer Plan”) for which any Company Entity has any liability.
(c) Each Company Entity and each Company Benefit Plan, as applicable, have complied in all material respects with the requirements of the Affordable Care Act, and no Company Entity has incurred or expects to incur any penalty or Tax (whether or not assessed) under Section 4980H or Section 4980D of the Code related to the applicable requirements of the Affordable Care Act. The Company Entities have timely filed true, complete and correct Forms 1094-C and Forms 1095-C with respect to their employer group medical coverage, in each case to the extent required by Law.
(d) Other than as required under Section 601 et seq. of ERISA or Section 4980B of the Code or applicable Law, no Company Benefit Plan provides, and no Company Entity has any obligation to provide, for post-employment or retiree health, life insurance and/or other welfare benefits the full premium cost of which is paid by the applicable covered individual.
(e) With respect to each Company Benefit Plan, the Company has made available to Parent, to the extent applicable: (i) the most recent governing plan documents and all amendments thereto and the most recent trust documents and all amendments thereto, (ii) the most recent summary plan description and summaries of material modification thereto, and (iii) the most recent determination, advisory and/or opinion letter received from the IRS and (iv) the most recent annual report (Form 5500 series, including all required schedules and financial statements with respect thereto). There are no (x) pending or, to the Company’s Knowledge, threatened claims (other than routine claims for benefits) or (y) pending or, to the Company’s Knowledge, threatened investigations or audits by a Governmental Entity against any Company Entity with respect to any Company Benefit Plan as to which the Company or any Company Subsidiary has received written notice.
(f) Except as set forth in Section 5.10(f) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, whether alone or together with any other event, will (i) entitle any employee of any Company Entity to severance pay or any other payment or benefit; nor (ii) trigger any funding (through a grantor trust or otherwise), accelerate the time of payment, funding or vesting, or increase the amount of any compensation, severance or other benefits to any employee of any Company Entity or under any Company Benefit Plan.
(g) All compensation plans, programs, policies, contracts and arrangements of the Company Entities are either exempt from or in compliance in all material respects with the requirements of Section 409A of the Code, in both documentation and operation. No Company Entity has any obligation to “gross-up,” reimburse, make whole or otherwise indemnify any individual for the imposition of any tax, interest, or penalties under Section 4999 of the Code or under Section 409A of the Code.
(h) Section 5.10(h) of the Company Disclosure Letter contains a true and complete list of each individual who is a “covered employee” (within the meaning of Section 162(m) of the Code) with respect to the Company.
(i) Section 5.10(i) of the Company Disclosure Letter contains a list of all Company Benefit Plans providing for compensation or benefits to employees of any Company Entity or any ERISA Affiliate of any Company Entity who are providing services at a location, which are subject to the Laws of any jurisdiction outside of the United States (other than statutory plans) (a “Foreign Plan”). With respect to any Foreign Plan: (i) each such Foreign Plan has been maintained in all material respects in accordance with all applicable requirements and all applicable Laws; (ii) if it is intended to qualify for special tax treatment, such Foreign Plan meets all applicable requirements for such treatment; (iii) if it is intended to be funded and/or book-reserved, then each such Foreign Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and applicable GAAP; and (iv) no material liability exists or reasonably could be imposed upon the assets of any Company Entity or any ERISA Affiliate of any Company Entity by reason of such Foreign Plan.
Section 5.11 Litigation. Except as set forth on Section 5.11 of the Company Disclosure Letter, as of the date hereof, there is no, and since December 31, 2019, there has been no claim, demand, charge, complaint, suit, action, arbitration, audit, examination, other proceeding or, to the Knowledge of the Company, investigation, pending or, to the Knowledge of the Company, threatened against the Company, any Company Subsidiary or any present or former officer or director of the Company that, individually or in the aggregate, would be material to the Company and the Company Subsidiaries, taken as a whole, nor as of the date hereof is there any Order outstanding against or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its Affiliates) that, individually or in the aggregate, would be material to the Company and the Company Subsidiaries, taken as a whole.
Section 5.12 Compliance with Applicable Laws. Except as set forth in Section 5.12 of the Company Disclosure Letter, since December 31, 2019, the business of the Company and the Company Subsidiaries has been conducted in compliance with all Laws applicable thereto in all material respects. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, since December 31, 2019, the business of the Company and the Company Subsidiaries has at all times maintained and been in compliance with all franchises, licenses, permits, authorizations, variances, exemptions or approvals required by all Laws applicable thereto. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has received any written notice from a Governmental Entity since December 31, 2019, alleging that the Company or any of the Company Subsidiaries is not in material compliance with any Law applicable to the Company or such Company Subsidiary, as applicable.

Section 5.13 Material Permits. Except as set forth in Section 5.13 of the Company Disclosure Letter or as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries possesses all material Permits that are necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as conducted as of the date hereof. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) all such Permits are in full force and effect, and (b) neither the Company nor any Company Subsidiary has received written notice of any material default under, or the revocation, cancellation, non-renewal or adverse modification of, any such Permit.
Section 5.14 Contracts.
(a) As of the date of this Agreement, none of the Company or any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K (a “Filed Company Contract”) that has not been so filed.
(b) Except for this Agreement, the Filed Company Contracts, the Bridge Loan Agreement and the Intercreditor Agreement, Section 5.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of:
(i) each Contract to which the Company or any of the Company Subsidiaries is a party that purports to restrict in any material respect the ability of the Company or any Company Subsidiaries to (A) compete in any line of business or geographic area, or (B) solicit any customers or individuals for employment, in each case that is material to the Company and the Company Subsidiaries, taken as a whole;
(ii) each Contract that relates to the creation, incurrence, assumption, security of, or guarantee of Indebtedness in excess of $1,000,000 (other than any Indebtedness described in clause (iii) of the definition of Indebtedness) of the Company or any of the Company Subsidiaries that is outstanding or may be incurred by its terms, other than any such agreement solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries;
(iii) each partnership, joint venture, limited liability agreement or similar Contract to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Company Subsidiaries or securities held for investment by the Company or the Company Subsidiaries in the Ordinary Course of Business;
(iv) each material Contract between the Company or any Company Subsidiary, on the one hand, and, on the other hand, (A) any present executive, officer or director of either the Company or any of the Company Subsidiaries, or (B) to the Knowledge of the Company, any affiliate of any such executive, officer or director (other than the Company or any of the Company Subsidiaries), in each case, other than those Contracts filed as exhibits (including exhibits incorporated by reference) to any Company SEC Documents and other than any Company Benefit Plan;
(v) any labor, collective bargaining agreement or similar agreement with any collective bargaining representative, works council or industry trade group to which the Company or a Company Subsidiary is a party;
(vi) each Contract relating to the disposition or acquisition by the Company or any of the Company Subsidiaries of any material business or any material amount of assets (x) with material obligations remaining to be performed or material liabilities continuing after the date of this Agreement, and (y) involving consideration in excess of $1,000,000;
(vii) each Contract that is material to the Company and the Company Subsidiaries, taken as a whole, pursuant to which the Company or any of the Company Subsidiaries is a party that currently grants to any Person an exclusive license with respect to any Company Intellectual Property that (A) grants any license to any Person to use any of the Company Intellectual Property, excluding non-exclusive licenses granted to customers in connection with the sale of products or services entered into in the Ordinary Course of Business, or (B) receives any license from any Person to use the Intellectual Property Rights of a third party, in each case, excluding any Contract pursuant to which the Company or any Company Subsidiary receives any license to use any Off-the-Shelf Software or receives any non-exclusive licenses entered into in the Ordinary Course of Business (collectively, the “IP License Agreements”);
(viii) each research or development agreement (whether related to singular or joint research or development) to which the Company or a Company Subsidiary is a party that is material to the Company and the Company Subsidiaries, taken as a whole;

(ix) each Contract with a third party to which the Company or any Company Subsidiary is a party that would reasonably be expected to involve aggregate payments by the Company or such Company Subsidiary during calendar year 2021 or any subsequent twelve (12)-month period of at least $1,500,000;
(x) each Contract with a third party to which the Company or any Company Subsidiary is a party that would reasonably be expected to involve aggregate payments to the Company or such Company Subsidiary during calendar year 2022 of at least $1,500,000;
(xi) any Contract pursuant to which the Company or any Company Subsidiary grants any third party any “most favored nation” or similar most favored customer status, or rights of first or last offer, negotiation or refusal, in each case, that cannot be cancelled by the Company or any Company Subsidiary without penalty upon less than ninety (90) days’ notice and which is material to the Company and the Company Subsidiaries, taken as a whole;
(xii) any Contract that requires the Company to incur to any future capital expenditures by the Company or any of the Company Subsidiaries in excess of $1,000,000 individually or $10,000,000 in the aggregate;
(xiii) any Contract between the Company or any Company Subsidiary and a U.S. federal or state Governmental Entity of which the Company has Knowledge, pursuant to which the Company or any Company Subsidiary provides any goods or services;
(xiv) any Contract with a third party that provides for indemnification or assumption of liability by the Company or any Company Subsidiary without limit as to aggregate amount but excluding any such Contract with resellers, customers, licensees or suppliers in their capacity as such;
(xv) any Contract to which the Company or a Company Subsidiary is a party providing for the payment, increase or vesting of any material benefits or compensation in connections with the transactions contemplated hereby;
(xvi) any hedging, swap, derivative or similar Contract; and
(xvii) any Contract that involves any resolution or settlement of any actual or threatened suit, action or proceeding (x) with a value in excess of $500,000 individually, (y) that provides for any injunctive relief, or (z) pursuant to which the Company or any of the Company Subsidiaries have any other continuing non-monetary, material obligations, liabilities or restrictions.
Each Contract described in this Section 5.14(b) and each Filed Company Contract, in each case, is referred to herein as a “Material Contract”.
(c) Except as set forth in Section 5.14(c) of the Company Disclosure Letter or for matters which, individually or in the aggregate, would not have a Company Material Adverse Effect, (i) each Material Contract is in full force and effect and a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, and (ii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, except, in the case of clause (i), with respect to any Material Contract which expires by its terms (as in effect as of the date hereof). As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any written notice regarding any actual or alleged material violation or breach of or material default under, or intention to cancel or materially modify to the detriment of the Company or the Company Subsidiaries, any Material Contract, except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect.
Section 5.15 Real Properties; Title to Assets.
(a) Neither the Company nor any Company Subsidiary owns or has owned any real property.
(b) Section 5.15(b) of the Company Disclosure Letter contains, as of the date of this Agreement, a true, correct and complete list of all real property, other than Site Leases, that is leased, subleased, sub-subleased, or licensed to, or otherwise occupied by, the Company and the Company Subsidiaries, as applicable, (such property, the “Leased Real Property”), and sets forth a list of any and all leases, subleases, sub-subleases, licenses, sublicenses and occupancy agreements and purchase options for the use of the Leased Real Property to which the Company or any Company Subsidiary is a party with respect thereto (collectively, including all modifications and amendments thereto, the “Real Estate Leases”). The Company or one of the Company Subsidiaries, as the case may be, hold good, valid and subsisting leasehold interests in the Leased Real Property and, except as would not be material to the Company and the Company Subsidiaries taken as a whole, the Site Leases, pursuant to the applicable

Real Estate Lease or Site Leases, subject to proper authorization and execution of such Real Estate Lease or Site Leases by the other parties thereto and Permitted Liens, except in each case (in the case of each Real Estate Lease), or as would not be material to the Company and the Company Subsidiaries taken as a whole (in the case of the Site Leases), as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity. True and complete copies of all Real Estate Leases and material Site Leases have been made available to Parent, and such Real Estate Leases and material Site Leases have not been amended, modified or supplemented in any material respect except as reflected in the modifications, amendments and supplements thereto made available to Parent.
(c) Each Real Estate Lease and, except as would not be material to the Company and the Company Subsidiaries taken as a whole (in the case of the Site Leases), the Site Lease Leases, (i) are in full force and effect and valid, binding and legally enforceable obligations of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity; and (ii) except with respect to any Permitted Liens, have not been assigned in any manner by the Company or any of the applicable Company Subsidiaries.
(d) Neither the Company nor any Company Subsidiary has received written notice of any existing material default or event of default by the Company or any of the Company Subsidiaries under any Real Estate Lease or with respect to the Site Leases that are material to the Company and the Company subsidiaries, taken as a whole, and, to the Knowledge of the Company, no other party or parties to any such Real Estate Lease or with respect to the Site Leases that are material to the Company and the Company subsidiaries, taken as a whole, (with or without notice or lapse of time, or both) is in material breach or default thereunder.
(e) The Leased Real Property and the Site Leases constitute all of the real property occupied or otherwise used by the Company and the Company Subsidiaries as of the date hereof. The Leased Real Property, and with respect to the Site Leases that are material to the Company and the Company subsidiaries, taken as a whole, are in all material respects in good operating condition and in a state of good and working maintenance and repair, ordinary wear and tear excepted, and is believed by the management of the Company to be adequate and suitable for its current uses and purposes. To the Knowledge of the Company, there are no physical conditions or defects on any part of the Leased Real Property or with respect to the Site Leases that are material to the Company and the Company subsidiaries, taken as a whole, that would materially impair or would be reasonably expected to materially impair the continued operation of the business of the Company and the Company Subsidiaries as presently conducted at such Leased Real Property or Site Leases.
(f) Except as set forth in Section 5.15(f) of the Company Disclosure Letter, Each of the Company and the Company Subsidiaries has legal and valid title to, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not have a Company Material Adverse Effect.
Section 5.16 Intellectual Property Rights.
(a) Section 5.16(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all (i) issued registrations for any Patents, Trademarks, Copyrights and domain names that have not expired or been abandoned in the Ordinary Course of Business and (ii) currently pending applications for registration for any Patents, Trademarks, Copyrights and domain names, that are owned by the Company or any of the Company Subsidiaries, specifying in each case as applicable, the title, whether such item is an application or registration, either the application number or, if registered, the registration number, the jurisdiction, the record owner thereof and the registration date, if applicable. Each such registration and pending application is subsisting, and, to the Knowledge of the Company, each such registration is valid and enforceable.
(b) Section 5.16(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all IP License Agreements as of the date hereof. Except pursuant to the IP License Agreements, Company has not entered into any options, licenses or agreements of any kind relating to the Company Intellectual Property or the marketing or distribution thereof that is material to the Company and the Company Subsidiaries, taken as a whole, except nonexclusive licenses to end-users in the Ordinary Course of Business consistent with past practice.
(c) The Company or a Company Subsidiary owns, is licensed or otherwise has the right to use all material Intellectual Property Rights necessary for, currently used in, or held for use in the conduct of the business of the Company and the Company Subsidiaries, and will, immediately following the Closing, continue to own, be licensed, or have the right to use such Company Intellectual Property on substantially consistent terms and conditions as it was available to the Company immediately prior to the Closing, without restriction and without payment of any kind to any third party (other than amounts that would have been payable by the Company even if the transaction contemplated hereby did not occur); provided, however, that the foregoing representation and warranty shall not constitute a representation or warranty with respect to any actual or alleged infringement, misappropriation, or other violation of third-party Intellectual Property Rights. Except as set forth in Section 5.16(c) of the Company Disclosure

Letter, the Company or a Company Subsidiary is the sole and exclusive owner of (i) all registrations and applications for Patents, Trademarks and Copyrights included in the Company Intellectual Property and (ii) except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, other Intellectual Property Rights included in the Company Intellectual Property, in each case, free and clear of all Liens other than Permitted Liens. As of the date hereof, there is no suit, action or other proceeding pending or threatened by the Company or the Company Subsidiaries that a third party has infringed, misappropriated or otherwise violated any Company Intellectual Property and, to the Knowledge of the Company, no third party has or is infringing, misappropriating or otherwise violating any Company Intellectual Property. Since December 31, 2019, the Company has a complete and accurate record of all material correspondence with Persons with whom the Company has accused of infringing, misappropriating or otherwise violating any Company Intellectual Property. Section 5.16(c) of the Company Disclosure Letter sets forth a list of all post-grant administrative proceedings worldwide as of the date hereof challenging the validity of any Company Intellectual Property, specifying in each case as applicable, the type and forum of proceeding, the applicable case number and the current procedural status. Except for proceedings disclosed in Section 5.16(c), as of the date hereof, no Company Intellectual Property is involved in any post-grant administrative proceeding and, to the Company’s Knowledge, no such action is or has been threatened in writing with respect to any such Company Intellectual Property.
(d) To the Knowledge of the Company, the operation of the businesses of the Company and the Company Subsidiaries does not infringe, misappropriate, dilute or otherwise violate, and has not, since December 31, 2019, infringed, misappropriated, or diluted or otherwise violated any Intellectual Property Rights of third parties. There is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary that alleges that the use of Intellectual Property Rights by the Company or the Company Subsidiaries or that the Company or any Company Subsidiary infringes, misappropriates or dilutes or violates any Intellectual Property Rights of third parties.
(e) The Company and the Company Subsidiaries exercise ordinary and reasonable care in connection with the use of Open Source Software. The Company and the Company Subsidiaries are in compliance in all material respects with all Open Source Software licenses. The Company and the Company Subsidiaries do not use or distribute any Open Source Software in a manner that: (i) requires material source code owned by the Company or the Company Subsidiaries to be disclosed, licensed, publicly distributed or dedicated to the public, (ii) requires the licensing of any such owned source code for the purpose of making derivative works or (iii) imposes limitations on the Company’s or any Company Subsidiaries’ ability to charge consideration for the distribution, or restrict further distribution, of such owned source code.
(f) Neither the Company nor any of the Company Subsidiaries has (i) disclosed, delivered or licensed (or agreed to disclose, deliver or license) to any Person that is not an Affiliate, or (ii) permitted the disclosure or delivery to any escrow agent or other Persons that are not Affiliates of the Company of any Company Source Code (other than, in each case of clauses (i) and (ii), disclosure, delivery or licensing of Company Source Code to employees, consultants, service providers or other agents of the Company or any Company Subsidiary whose rights to use Company Source Code are limited to use primarily for the benefit of the Company or the Company Subsidiaries and subject to reasonable confidentiality restrictions). To the Knowledge of the Company, no event has occurred that (with or without notice or lapse of time, or both) has or would reasonably be expected to result in the disclosure or delivery by the Company or any of the Company Subsidiaries of any Company Source Code to any Person (other than employees, consultants service providers or other agents of the Company or the Company Subsidiaries) that is not an Affiliate of the Company or any of the Company Subsidiaries.
(g) Except as set forth in Section 5.16(g) of the Company Disclosure Letter, each Person who participated in the development of any material Intellectual Property Rights for or on behalf of the Company or any of the Company Subsidiaries has executed and delivered a written Contract with the Company or one of the Company Subsidiaries that is valid and enforceable as to the Company or Company Subsidiary and, to the Knowledge of the Company, the Person, that contains a present assignment to the Company or one of the Company Subsidiaries exclusive ownership of all such Intellectual Property Rights, on a worldwide basis, without payment of any additional consideration, including rights to sue for past, present and future damages with respect thereto, other than standard compensation that is payable for the employment of such Person. Without limiting the foregoing, to the Knowledge of the Company, no such Person owns, or has any right, claim, interest or option (including the right to further remuneration or consideration, other than standard compensation that is payable for the employment of such Person) with respect to, any such Company Intellectual Property.
(h) Except as set forth in Section 5.16(h) of the Company Disclosure Letter, the Company and the Company Subsidiaries own or have a valid right to access and use all material information technology assets and computers, systems, networks, hardware, software, websites, applications, data and databases and other data and information of their respective users, customers, employees, suppliers, vendors and any material third party data maintained, stored or otherwise processed by the Company and the Company Subsidiaries, and any such data processed or stored by third parties on behalf of the Company and the Company Subsidiaries; provided, however, that the foregoing representation and warranty shall not constitute a representation or warranty with respect to any actual or alleged infringement, misappropriation or other violation of third-party Intellectual Property Rights. All of the Company’s IT Systems in the possession of the Company and the Company Subsidiaries are in all material respects in good working order and condition and are sufficient in all material respects for the purposes for which they are used in the businesses of the Company and the Company Subsidiaries as currently conducted and have not materially malfunctioned or failed in a manner that has not been remediated prior to the date hereof. The Company and each of the Company Subsidiaries has established and maintains disaster recovery plans consistent in all material respects with: (i) all applicable Laws, (ii) all Material Contracts (including customer contracts) and (iii) all policies of the Company and the Company Subsidiaries relating to IT Systems security. To the Knowledge of the Company, none of the Software products (or any Software therein) distributed by the Company or any Company subsidiaries contains any computer virus, unauthorized disabling or erasing mechanism, worm, unauthorized software lock, drop dead device, Trojan horse, back door, time bomb or similar malicious contaminant.
(i) The Company and the Company Subsidiaries have implemented reasonable measures to maintain the confidentiality of their material trade secrets and other material proprietary information that the Company and the Company Subsidiaries own and intend to maintain as trade secrets or confidential information. Except as required by applicable Laws in connection with the filing of Patent applications, there has not been any intentional or unintentional disclosure or other release of any such trade secrets or such confidential information of the Company and the Company Subsidiaries by any of them to any third party in a manner that has resulted or is likely to result in the loss of trade secret or rights in and to such information that the Company and the Company Subsidiaries intend to maintain as trade secrets or confidential information.
(j) The representations and warranties set forth in this Section 5.16 set forth the Company’s and the Company’s Subsidiaries’ only representations and warranties regarding the Company’s or the Company Subsidiaries’ infringement, misappropriation or violation of Intellectual Property Rights of any Person.
Section 5.17 Privacy and Cybersecurity.
(a) Except as set forth in Section 5.17(a) of the Company Disclosure Letter, (i) since December 31, 2019, the Company and the Company Subsidiaries have been in compliance in all material respects with all applicable Privacy Obligations, including all applicable contractual obligations and all policies of the Company and the Company Subsidiaries relating to privacy, data protection and the collection and use of Personal Data processed by the Company and the Company Subsidiaries, (ii) the Company and the Company Subsidiaries maintain commercially reasonable policies, procedures and security measures with respect to the physical and electronic security and privacy of Personal Data, (iii) to the Knowledge of the Company, there has been no material unauthorized access to, exfiltration, disclosure or theft of any Personal Data processed by the Company or any of the Company Subsidiaries nor any breach, disruption or misuse of IT Systems, that would interfere with the operations of the Company and the Company Subsidiaries, and (iv) as of the date hereof, the Company and the Company Subsidiaries have not received any written notice or claim since December 31, 2019 alleging a violation of any Privacy Law, contractual obligations relating to privacy or Personal Data or any policy of the Company or any of the Company Subsidiaries relating to privacy or Personal Data in each case that, individually or in the aggregate, would be material to the Company and the Company Subsidiaries, taken as a whole.
(b) As of the date hereof, no written complaint, claim or enforcement action relating to an improper use or disclosure of, or a breach in the security of, any confidential or sensitive information, payment card data, personally identifiable information (including Personal Data), or other protected information relating to individuals has been made or threatened in writing since December 31, 2019 against the Company or any Company Subsidiary whether by a data subject or a Governmental Entity in each case that, individually or in the aggregate, would be material to the Company and the Company Subsidiaries, taken as a whole. As of the date hereof, there has been no material: (i) unauthorized disclosure by the Company or any Company Subsidiary of any sensitive information, payment card data, personally identifiable information (including Personal Data) or other information relating to individuals in the possession, custody or control of the Company or any Company Subsidiary, or (ii) to the Knowledge of the Company, breach of the Company’s security procedures resulting in unauthorized disclosure of such information to a third Person. Solely with respect to the Company and the Company Subsidiaries, neither the execution and delivery of this Agreement nor the consummation of the Closing will, pursuant to any relevant contract between the Company or any Company Subsidiary and a third party, result in a material breach or violation of, or constitute a material default under, any Privacy Obligations.
(c) All material Personal Data processing with respect to customers, employees, suppliers and business partners of the Company and the Company Subsidiaries is comprehensively mapped and included in a register of processing activities which is compliant in all material respects with Article 30 GDPR (to the extent applicable). A data protection officer is appointed in respect of the Company and the Company Subsidiaries where one is required to be appointed by applicable Law and where the Company and Company Subsidiaries have determined that a data protection officer is not mandatory, an analysis of why the appointment is not mandatory is made. The Company and the Company Subsidiaries have in place a data protection governance structure and accountability program which are intended to ensure compliance with applicable Law and Privacy Obligations. All notices and consents required by applicable Privacy Laws to ensure that Personal Data held by the Company and the Company Subsidiaries may be used to conduct the business in the same manner following the Closing as currently conducted, have been given and obtained in all material respects in accordance with applicable Privacy Laws. All marketing activities conducted with respect to the Company, any Company Subsidiary or the business of the Company and the Company Subsidiaries are and have been since December 31, 2019 compliant in all material respects with Privacy Obligations.
(d) Since December 31, 2019, to the Company’s Knowledge, all third parties to whom the Company and the Company Subsidiaries or any of its Affiliates disclose Personal Data relating to the business of the Company and the Company Subsidiaries, the Company, any Company Subsidiary or any of their respective business relations: (i) have had legitimate grounds to process such Personal Data and the Company and the Company Subsidiaries and/or its Affiliates has imposed limitations on such third parties’ use to ensure that their use remains within the scope of those grounds, and such use remains within the scope of these grounds; or (ii) process the disclosed Personal Data on the Company’s or its Affiliates’ behalf under data processing agreements which contain all mandatory provisions that meet the applicable Privacy Obligations and are subject to information security requirements that meet the applicable Privacy Obligations.
(e) Except as set forth in Section 5.17(e) of the Company Disclosure Letter, all exports of Personal Data related to the business of the Company and its Subsidiaries, the Company, any of its Subsidiaries or any of their respective business relations outside the country in which the Personal Data was collected comply with Privacy Obligations in all material respects and in each case, where required, export agreements or arrangements that are compliant in all material respects with the Privacy Obligations have been entered into and all associated authorizations, registrations and notification requirements have been completed in all material respects. All valid requests from data subjects in respect of their statutory rights (e.g., access, deletion, portability and rectification) have been complied with in material compliance with Privacy Obligations. Any Security Breach relating to Personal Data has been handled in compliance in all material respects with applicable Privacy Obligations and no such Security Breach has been reported to the relevant Governmental Entity. Since December 31, 2019, there have been no material written complaints or claims made by a data subject or sanctions or enforcement actions imposed by a Governmental Entity, in each case received by the Company or any Company Subsidiary and, to the Knowledge of the Company, there is no fact or circumstance that may lead to any of the foregoing.
(f) Since December 31, 2019, the Company and the Company Subsidiaries have implemented and maintain a written information security program comprised of processes, policies and technical, physical and administrative safeguards necessary to comply in all material respects with Privacy Obligations. Such written information security program is intended to (A) identify and address internal and external risks to the privacy, confidentiality, security, integrity and availability of the Company systems including Personal Data Processed therein against loss, theft, unauthorized or unlawful Processing, or other misuse and (B) maintain notification procedures in compliance in all material respects with applicable Privacy Obligations in the event of a Security Breach. The Company is and, since December 31, 2019, has been in compliance with its written information security program.
(g) To the Company’s Knowledge, the IT Systems are free of any and all material “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of, or unintended or unauthorized behavior by, such Systems (or all parts thereof) or data or other software of users. Since December 31, 2019, the Company and the Company Subsidiaries have implemented commercially reasonable safeguards intended to protect the IT Systems against the introduction of material malware into the IT Systems from software and technology platforms licensed from third parties.
(h) Since December 31, 2019, the Company and the Company Subsidiaries have implemented and maintain reasonable safeguards, including using virus checking software, penetration testing, consistent with reasonable industry standards applicable to the industry, intended to monitor all Company systems with respect to introduction of any malicious software (e.g., ransomware).
(i) Except as set forth in Section 5.17(i) of the Company Disclosure Letter, the Company and the Company Subsidiaries have back-ups, disaster recovery business continuity and emergency mode operation procedures in place to ensure the availability of Company information.
(j) Since December 31, 2019, the Company and the Company Subsidiaries have used commercially reasonable efforts to cause all third-party service providers, vendors, suppliers, subcontractors or other third parties Processing Personal Data, in each case on behalf of the Company and the Company Subsidiaries, to (i) comply with applicable Privacy Obligations in all material respects, (ii) maintain reasonable and appropriate technical, physical and administrative safeguards to protect the privacy, confidentiality, integrity and security of all Personal Data, and (iii) take reasonable steps to protect Personal Data from loss, theft, unauthorized or unlawful Processing or other misuse. To the Knowledge of the Company, since December 31, 2019, none of the Company’s and the Company Subsidiaries’ material third-party service providers, vendors, suppliers, subcontractors, or other third parties Processing the Company and the Company Subsidiaries Personal Data, have (A) suffered any Security Breach that resulted in any unauthorized access to or use of any Personal Data, (B) breached any obligations relating to Personal Data or (C) violated any Privacy Obligations, in each case of clauses (A)-(C), that, individually or in the aggregate, would be material to the Company and the Company Subsidiaries, taken as a whole.
(k) The information technology equipment and systems owned, used, or held for use by the Company are reasonably sufficient for the Company’s immediate needs; provided, however, that the foregoing representation and warranty shall not constitute a representation or warranty with respect to any actual or alleged infringement, misappropriation, or other violation of third-party Intellectual Property Rights. Since December 31, 2019, to the Knowledge of the Company, there have has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance failure or other adverse event affecting any systems that has caused or would reasonably be expected to cause any substantial disruption to the use of such systems or the Company any material loss or harm to Company, its personnel, property or other assets.
Section 5.18 Advertising. The Company represents and warrants that all materials and digital files published and/or displayed (“Ad Material”) and campaigns comply in all material respects with all applicable laws, regulations, and FTC and industry guidelines, including but not limited to: local, state and federal laws regarding political advertising and fair housing, and Native Advertising: A Guide for Business at https://www.ftc.gov/business-guidance/resources/native-advertising-guide-businesses. To the Knowledge of the Company, at no time since December 31, 2019 has the Company received any written complaint about the truth, falsity or deceptive nature of the Ad Material it has broadcast.
Section 5.19 Labor Matters.
(a) Section 5.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of January 15, 2023 of each full-time and part-time employee (including employees on workers’ compensation, maternity leave, or disability or medical leave, and employees on any other leaves of absence with a legal or contractual or policy right to reinstatement) employed by any Company Entity (hereinafter collectively referred to as “Company Employees”), and sets forth for each Company Employee the following: title or job position; hire date; rate of pay or current annual base compensation rate; fiscal year 2022 actual and fiscal year 2023 target percentage commission, bonus, or other incentive-based compensation; any other unpaid commission, bonus, or other incentive-based compensation; classification by the Company Entities as exempt or nonexempt for minimum wage and overtime purposes under the Fair Labor Standards Act, and other applicable wage and hour Laws; employment status; if the employee is anything but an at-will employee; termination date; leave status and type of leave; accrued but unused vacation or other paid time off; and accrued sick leave. Unless otherwise identified in Section 5.19(a) of the Company Disclosure Letter, all current Company Employees are at-will employees.
(b) Section 5.19(b) of the Company Disclosure Letter sets forth a true, correct and complete list of each independent contractor, consultant, or advisor of the Company Entities as of the date hereof, together with the aggregate amount paid to such independent contractor, consultant, or advisor.
(c) Except as set forth on Section 5.19(c)(i) of the Company Disclosure Letter, to the Company’s Knowledge, no Company Entity has made any commitments, understandings, or representations in any respect to any Person regarding (i) potential employment by Parent or any Company Entity after the Closing Date, or (ii) any terms and conditions of such potential employment by Parent or any Company Entity following the Closing Date. Except as set forth on Section 5.19(c)(ii) of the Company Disclosure Letter, as of the date hereof, no employee of the Company Entities have given notice to the Company Entities that any such Company Employee intends to terminate his or her employment with any Company Entity.
(d) Except as set forth on Section 5.19(d) of the Company Disclosure Letter, each Company Entity is in material compliance with all legally required forms related to immigration and work authorization of employees, including without limitation an Employment Eligibility Verification on USCIS Form I-9, and all applicable Laws respecting employment and employment practices, and terms and conditions of employment, including, but not limited to, all Laws relating to labor relations, unfair labor practices, equal employment opportunities, fair employment practices, reasonable accommodation, disability rights or benefits, wages and hours, minimum wage and overtime compensation, meal and rest periods, workplace safety, occupational health and safety, COVID-19, working conditions, vacation pay, paid sick leave, overtime pay, pay equity, notice of termination, promotion, immigration, child labor, employee privacy, family, medical and other leaves, classification of exempt versus non-exempt employees, and workers versus consultants and independent contractors, workers’ compensation and assessments, human rights and nondiscrimination, affirmative action, non-harassment, and non-retaliation in employment, hiring, background checks, drug testing, salary history inquiries, pay transparency, whistleblowing, unemployment insurance, and with all applicable recordkeeping laws, including, but not limited to, all accountings related to wages, sick pay, vacation accrual, and time records. No employee, officer or director of any Company Entity (i) is the subject of a pending allegation of workplace sexual harassment or assault, nor (ii) has any current employee, officer or director of any Company Entity been accused since December 31, 2019 of engaging in workplace sexual harassment or assault, in each case with respect to or in connection with such individual’s relationship with a Company Entity.
(e) Except as forth on Section 5.19(e) of the Company Disclosure Letter, (i) each Company Entity has withheld all amounts required by applicable Law or by agreement or policy to be withheld from the wages, salaries, and other payments to employees; (ii) no Company Entity is liable for any arrears of wages, salaries or other compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing (including commissions, bonuses, overtime, vacation pay, paid time off or other compensation); (iii) each Company Entity has paid in full to all employees, independent contractors, and consultants all wages, salaries, commissions, bonuses, benefits, fees, and other compensation that has come due and payable to or on behalf of such employees, independent contractors and consultants; and (iv) all individuals characterized and treated by the Company Entities as consultants or independent contractors are properly treated as independent contractors under all applicable Laws. To the Knowledge of the Company, no Company Employee is a party to any confidential information or other agreement that restricts the ability of such Company Employee to perform his or her duties for any Company Entity.
(f) No Company Entity is party to or bound by or negotiating a collective bargaining agreement or similar agreement with a labor organization, union, staff association, or works council (collectively, “Union”). There are no, and since December 31, 2019 there have been no, activities or proceedings to organize employees of any Company Entity, and no union representation elections related to employees of any Company Entity. There are no pending or since December 31, 2019 there have been no threatened strikes, work stoppages, walkouts, lockouts, slowdowns, concerted refusal to work overtime, or other similar labor disruption or dispute against or involving any Company Entity or any employees of any Company Entity. No Company Entity has a duty to bargain with any Union and no Company Entity has voluntarily recognized any Union as the exclusive bargaining representative of its employees.
(g) Except as set forth in Section 5.19(g) of the Company Disclosure Letter, the Company Entities have complied with the WARN Act and any applicable state mini-WARN Act.
(h) Except as set forth in Section 5.19(h) of the Company Disclosure Letter, the Company Entities have not had any obligations as a federal contractor, including, but not limited to, Executive Order No. 11246 of 1965, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, or any comparable state or local Law. The Company Entities have not been subject to any audit, investigation, or enforcement motion by any governmental entity in connection with any government contractor as to which the Company or any Company Subsidiary has received written notice.
Section 5.20 Environmental Matters. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws, which compliance has included obtaining, maintaining and complying with all Environmental Permits necessary for the conduct of their respective businesses as currently conducted; (b) neither the Company nor any of the Company Subsidiaries has received any written notice from a Governmental Entity since December 31, 2019 of, or is the subject of, or to the Knowledge of the Company, has been threatened since December 31, 2019 with, any claim or proceeding alleging non-compliance by the Company or such Company Subsidiary with any applicable Environmental Law or Environmental Permit or alleging liability of the Company or such Company Subsidiary under any Environmental Law; (c) to the Company’s Knowledge, there has been no Release or presence of or exposure to any Hazardous Substance that would reasonably be expected to result in material liability or a requirement for investigation, notification or remediation by the Company or any of the Company Subsidiaries under any Environmental Law; (d) neither the Company nor any of the Company Subsidiaries has received notice from a Governmental Entity since December 31, 2019 of potential responsibility or liability relating to any waste generated by the Company or the Company Subsidiaries or any Hazardous Substance arising under or relating to any Environmental Law; (e) neither the Company nor any of the Company Subsidiaries has entered into any contract with another Person of which the primary purpose is to assume, undertake or otherwise become subject to material liability of another Person under Environmental Law; and (f) the Company has delivered to, or has otherwise made available for inspection by Parent, all material investigation reports, studies, audits, test results or similar documents in the possession, control or custody of the Company or any Company Subsidiary relating to environmental, health or safety matters or Hazardous Substances.
Section 5.21 Regulatory Matters. None of the Company or any of the Company Subsidiaries is subject to regulation as a “public utility,” “electric utility,” “retail electric provider,” “distribution company” or similar term under applicable federal or state Laws. As of the date hereof, neither the Company nor any of the Company Subsidiaries has received any written notice of, or is the subject of, or to the Knowledge of the Company, has been threatened with, any claim or proceeding alleging that the Company or any Company Subsidiary is not in compliance with any state or federal regulations applicable to the sale of energy or energy services. None of the

Company or the Company Subsidiaries is subject to, or not exempt from, regulation under the Public Utility Holding Company Act. No prior consents or filings are required by or with the Federal Energy Regulatory Commission or any state utility commission for the execution, delivery and performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.
Section 5.22 Anti-Takeover Provisions. Assuming the accuracy of the representation contained in Section 4.8, the Company Board has taken all action necessary under the DGCL to ensure that no restrictions contained in any “fair price,” “control share acquisition,” “business combination,” or similar statute (including Section 203 of the DGCL) will apply to the execution, delivery, or performance of this Agreement, the Merger, or the other transactions contemplated hereby.
Section 5.23 Insurance. The Company and the Company Subsidiaries maintain insurance policies and surety and fidelity bonds (collectively, the “Insurance Policies”) in all material respects in such amounts and against such losses and risks as required by applicable Law, and any Contract to which they are party. Section 5.23 of the Company Disclosure Letter sets forth true, correct and complete list of all Insurance Policies maintained by or for the benefit of the Company or any Company Subsidiary. The Company has made available to Parent true and correct copies of each of the Insurance Policies. The Company and the Company Subsidiaries have paid, or caused to be paid, all premiums due under the Insurance Policies and have not received written notice that they are in default with respect to any obligations thereunder, and the limits of the Insurance Policies have not been materially eroded or the aggregate limits exhausted. Neither the Company nor any Company Subsidiary has received any written notice of cancellation, nonrenewal or termination with respect to any Insurance Policies. Neither the Company nor the Company Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers. The Company has properly reported, in accordance with the terms of the Insurance Policies, all material claims by the Company or any Company Subsidiary, which the Company has made under its Insurance Policies. There are no material claims by the Company or any Company Subsidiary pending as of the date of this Agreement under any of the Insurance Policies as to which coverage has been denied or disputed or, to the Knowledge of the Company, threatened to be denied or disputed.
Section 5.24 Anti-Corruption Laws.
(a) The Company and the Company Subsidiaries are aware of, have since December 31, 2019 been and are in material compliance with all Anti-Corruption Laws.
(b) To the Knowledge of the Company, no officer, or employee of, or agent engaged by, Company or any Company Subsidiary while acting on its behalf, has, made, offered or authorized any payment, gift, promise or other advantage, whether directly or through any other Person, to or for the use or benefit of any Government Official or any other Person, where such payment, gift, promise or other advantage would constitute a violation of Anti-Corruption Laws. To the Knowledge of the Company, no subcontractor, agent, or any other third parties acting on behalf of the Company has violated any Anti-Corruption Law.
(c) The Company and the Company Subsidiaries maintain internal controls and procedures reasonably designed to ensure compliance with Anti-Corruption Laws, including but not limited to using commercially reasonable efforts to ensure that all transactions are accurately recorded and reported in its books and records to reflect the true activities to which they pertain, such as the purpose of each transaction, with whom it was entered into, for whom it was undertaken, or what was exchanged, and the Company and the Company Subsidiaries have retained such books and records for the period required by applicable Law.
(d) To the Knowledge of the Company, neither the Company nor any Company Subsidiary, or officer, agent or employee engaged by the Company or any Company Subsidiary or acting on its behalf, is or has been involved in any formal investigation or other enforcement action by any Governmental Entity concerning any alleged violation of applicable Anti-Corruption Laws.
(e) To the Knowledge of the Company, no officer, agent or employee engaged by the Company or any Company Subsidiary or acting on its behalf is a Government Official.
Section 5.25 International Trade Compliance; CFIUS.
(a) The Company and the Company Subsidiaries are and since December 31, 2019 have been in material compliance with, and have not engaged in any conduct that would reasonably be expected to be sanctionable under, all applicable Sanctions Laws, and there are not now, nor have there been, (i) any formal inquiries as to which the Company has received written notice, or (ii) to the Knowledge of the Company, any other inquiries, proceedings, allegations, or inquiries pending, expected or threatened in writing against the Company or any of the Company Subsidiaries concerning violations or potential violations of, or conduct sanctionable under any applicable Sanctions Law.
(b) None of the Company, the Company Subsidiaries or Company Board members, officers or directors of the Company or the Company Subsidiaries, is a Sanctioned Person. To the Knowledge of the Company, no Sanctioned Person or group of Sanctioned Persons beneficially owns more than 5% of the Company.

(c) Neither the Company nor any of the Company Subsidiaries (i) is engaging in any transactions or other activity, directly or, to the Knowledge of the Company, indirectly, with any Sanctioned Person, nor (ii) has exported, reexported, or retransferred any article, item, component, Software, technology, service or technical data or taken any other act in material violation of any applicable export control Laws, including the U.S. International Traffic in Arms Regulations and the U.S. Export Administration Regulations.
(d) The Company is not a TID U.S. Business as defined in 31 C.F.R. Part 800.248.
Section 5.26 Interested Party Transactions. All related party disclosures required to be disclosed by the Company pursuant to Item 404 of Regulation S-K have been disclosed in the Company SEC Documents.
Section 5.27 Product Warranty; Products Liability.
(a) To the Knowledge of the Company, all of the Products conform in all material respects with all applicable contractual commitments and express and implied warranties. To the Knowledge of the Company, all Products comply in all material respects with all industry and trade association standards and legal requirements, if any, applicable to such Products, including consumer product, labeling, quality and safety Laws of the United States and each state in which the Company or any Company Subsidiary makes the Products available and each other jurisdiction (including foreign jurisdictions) in which the Company or any Company Subsidiary makes the Products available, in each case directly or indirectly through any reseller or distributor. None of the Products currently offered by the Company or in use has been subject to a recall.
(b) There are no existing or, to the Knowledge of the Company, threatened product liability claims against the Company for Products which are defective. The Company has not received any order from a Governmental Entity stating that any Product is defective or unsafe or fails to meet any standards promulgated by any such Governmental Entity.
Section 5.28 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Raymond James & Associates, Inc. (the “Company Financial Advisor”), is entitled to any broker’s, finder’s, financial advisor’s fee or other similar fee or commission (or any expenses related to such fee or commission) in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Affiliates. The Company’s good faith estimates of the fees of the Company’s Financial Advisor and any other financial advisor to be incurred by or on behalf of the Company in connection with the Merger and the other transactions contemplated by this Agreement are set forth in Section 5.28 of the Company Disclosure Letter.
Section 5.29 Opinion of Company Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor, to the effect that, as of the date thereof and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth in such opinion, the Merger Consideration to be received by the holders of Class A Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Class A Common Stock. The Company shall deliver or make available to Parent solely for informational purposes an executed copy of such opinion within one (1) Business Day of the later to occur of the date hereof and the date such written opinion is received by the Company.
ARTICLE VI

Covenants Relating to Conduct of Business
Section 6.1 Conduct of Business by the Company. Except (i) as set forth in Section 6.1 of the Company Disclosure Letter; (ii) as expressly required by this Agreement; (iii) for actions taken in good faith pursuant to COVID-19 Measures (it being understood that the Company will use its reasonable best efforts to provide reasonable notice to, and seek to consult with, Parent in connection with such actions), (iv) as required by applicable Law; or (v) with the prior written consent of Parent (which consent in the case of subclauses (f) through (x) of clause (b) of this Section 6.1 shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the earlier of the Effective Time and the date, if any, on which the Agreement is validly terminated pursuant to and in accordance with Article IX (the “Interim Period”), (A) the Company shall, and shall cause each Company Subsidiary to, (x) use reasonable best efforts to conduct the business of the Company and each Company Subsidiary in the Ordinary Course of Business, (y) conduct the business of the Company and each Company Subsidiary in compliance with all applicable Laws, including all applicable Anti-Corruption Laws, and (z) use commercially reasonable efforts to preserve intact in all material respects its current business organization, assets and technology, keep available the services of the Company Employees (other than where termination of such services is for cause) and maintain its relations and goodwill as they exist as of the date of this Agreement with customers, suppliers, landlords, and other Persons having material business dealings with the Company, and (B) without limiting the foregoing (but subject in all respects to clauses (i) through (v) of this sentence), the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:
(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries; (ii) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 6.1(b); or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Company Class A Common Stock or other equity securities of the Company in connection with (A) the payment of the exercise price of Company Stock Options outstanding on the date hereof with Company Class A Common Stock (including in connection with “net exercises”), (B) required Tax withholding in connection with the exercise, vesting and settlement of Company Stock Awards and other awards pursuant to the Company Stock Plans, (C) forfeitures of Company Stock Awards, or (D) transactions solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries;
(b) authorize for issuance, issue, deliver, sell, transfer, grant, pledge or otherwise subject to any Lien (other than Liens imposed by applicable securities Laws or Liens securing the Existing Term Loan): (i) any shares of Company Capital Stock or other equity interests or voting securities of the Company or any Company Subsidiary other than (A) the issuance of Company Class A Common Stock (x) upon the due exercise, vesting or settlement of Company Stock Awards issued pursuant to the Company Stock Plans, in each case outstanding on the date of this Agreement and in accordance with their terms in effect at such time, (y) upon the due exercise, vesting or settlement of Company Warrants, in each case outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time, or (z) in accordance with Section 6.1(i), or (B) transactions solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries; (ii) any securities convertible into or exchangeable or exercisable for, or rights of any kind to acquire or sell, capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (iii) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (iv) any new Company Stock Awards or other rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary; or (v) any Company Voting Debt;
(c) (i) amend the Company Charter or the Company Bylaws; (ii) amend the charter or organizational documents of any Company Subsidiary, or (iii) amend or waive any material term of any securities of the Company or any Company Subsidiary (including the Company Warrants or Company Stock Awards);
(d) create any Company Subsidiary;
(e) make or adopt any material change in its accounting methods, principles or practices, except as may be required by a change in GAAP or Law;
(f) directly or indirectly acquire, dispose of, sell, assign or abandon or agree to acquire, dispose of, sell, assign or abandon in any transaction any equity interest in, or any business or business division of, any Person;
(g) acquire or sell, lease (as lessor), grant exclusive licenses to, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any material properties or assets (including, for the avoidance of doubt, any Patents) or any material interests therein other than with respect to (A) transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries, (B) acquisitions of supplies or equipment and the sale or other disposition of Products in the Ordinary Course of Business, or (C) the sale or other disposition of unnecessary, obsolete or worthless equipment;
(h) incur, create, modify, assume, endorse or otherwise become liable for any Indebtedness, or guarantees thereof, other than the Bridge Loans, the refinancing of the Bridge Loan pursuant to Section 9.1(d), the Existing Term Loan and Indebtedness between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;
(i) except as required by the express terms of any Company Benefit Plan as in effect on the date hereof, (i) establish, adopt, amend or terminate any Company Benefit Plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, (ii) increase in any manner the target annual cash compensation opportunity of any current or former employees of the Company or the Company Subsidiaries with annual base compensation in excess of $200,000 as of the date hereof, (iii) increase in any manner the severance, change in control, retention or similar compensation of any current or former employees of the Company or the Company Subsidiaries, (iv) grant any equity or equity-based awards or any long-term cash incentive awards, or amend or modify the terms of any outstanding awards, under any Company Benefit Plan, or (v) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan;
(j) (i) hire any employee or engage any individual contractor with annual compensation of $200,000 or higher, (ii) terminate the employment of any employee or the services of any individual contractor (other than where such termination is for cause) with annual compensation of $200,000 or higher, or (iii) hire any employee or engage any individual contractor with annual compensation of less than $200,000, except to fill an open position arising upon the termination of an employee or contractor employed or engaged by the Company or a Company Subsidiary as of the date of this Agreement;
(k) (i) become a party to, establish, adopt, amend, extend, commence participation in or terminate any collective bargaining agreement or other agreement or arrangement with a labor union, labor organization or other employee-representative body, or (ii) recognize or certify any labor union, labor organization or other employee-representative body as the bargaining representative for any employees of the Company or any Company Subsidiary;
(l) (i) settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration related to any matter set forth in Section 6.1(l) of the Company Disclosure Letter, or (ii) except as permitted by Section 3.3(b) or Section 7.5, settle or compromise any other litigation, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitrations that involve monetary damages in an amount not in excess of $100,000 in any individual case and do not involve any injunctive or other non-monetary relief or impose material restrictions (other than confidentiality, non-disparagement or similar restrictions) on the business or operations of the Company and the Company Subsidiaries, taken as whole;
(m) assign or otherwise convey title (in whole or in part) to any Intellectual Property Rights owned by the Company or any Company Subsidiary or grant any exclusive licenses to any Intellectual Property Rights owned by the Company or any Company Subsidiary;
(n) take any action or fail to take any lawful action, if such action or failure to take such action would reasonably be likely to result in the loss, lapse, abandonment, invalidity or unenforceability of any material Patent, Trademark or Copyright within the Intellectual Property Rights;
(o) make, change or revoke any material election with respect to Taxes or any entity classification election pursuant to Section 7701 of the Code and the Treasury Regulations thereunder, file any material amended Tax Return, change any material accounting method or change any accounting period for Taxes, settle or compromise any material Tax liability, enter into any closing or similar agreement with a Governmental Entity with respect to a material amount of Taxes, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the limitations period applicable to any material Tax or material Tax Return (other than as a result of an automatic extension of time to file a Tax Return that does not require any action by any tax authority);
(p) incur any capital expenditures in an amount in excess of $8,000,000 in the aggregate;
(q) materially amend, modify, renew or terminate any Real Estate Lease or material Site Lease, or Site Leases that are material to the Company and the Company subsidiaries, taken as a whole, other than amendments, modifications, renewals or terminations pursuant to the express terms of the applicable Real Estate Lease or Site Lease or that lower the amount of rent payable thereunder without materially increasing any of the obligations thereunder, or enter into any new material lease, sublease, license or other agreement for the use or occupancy of any real property as office space;
(r) except as permitted by Section 7.4, terminate, cancel or make any material changes to the structure, limits or terms and conditions of any of the Insurance Policies, including allowing the Insurance Policies to expire without renewing such policies or obtaining comparable replacement insurance, or failing to pay premiums, in each case except as would not reasonably be likely to be material to the Company and the Company Subsidiaries, taken as a whole;
(s) enter into a new line of business or abandon or discontinue any existing line of business;
(t) enter into, materially amend, accelerate any material term of, cancel, fail to exercise an expiring renewal option, grant a material waiver or release under or modify in any material respect, terminate or assign or transfer to any Person other than a Company Subsidiary any Material Contract or any contract that would constitute a Material Contract required to be disclosed on the Company Disclosure Letter if in effect as of the date of this Agreement;

(u) except as provided under this Agreement, adopt a plan of agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or file a petition in bankruptcy under any provisions of applicable bankruptcy law on its behalf, or consent to the filing of any bankruptcy petition against it under any similar applicable Law, or enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company or any Company Subsidiary;
(v) make or forgive any loan to any other Person (other than the advancement of expenses to its employees, officers or directors in connection with the performance of their duties in an amount not in excess of $50,000 in the aggregate);
(w) enter into a transaction with any stockholder, director or executive officer of the Company that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K;
(x) authorize or direct any officer or employee of, or agent engaged by, the Company or any Company Subsidiary while acting on its behalf, to make, offer or authorize any payment, gift, promise or other advantage, whether directly or through any other Person, to or for the use or benefit of any Government Official or any other Person, where such payment, gift, promise or other advantage would constitute a violation of applicable Anti-Corruption Laws; or
(y) authorize, commit to, agree to or otherwise enter into any binding commitment to take any of the foregoing actions prohibited pursuant to clauses (a) through (x) of this Section 6.1.
Section 6.2 No Control. Without limiting any party’s rights or obligations under this Agreement, the parties understand and agree that nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time, and nothing herein shall be prohibited or required of any of the parties if such agreement would violate applicable Law. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 6.3 No Solicitation by the Company; Company Recommendation.
(a) Except as expressly permitted by this Section 6.3, the Company shall, and shall cause each of the Company Subsidiaries and its and the Company Subsidiaries’ officers and directors (and shall instruct and use its reasonable best efforts to cause its and their respective employees, consultants, legal counsel, financial advisors and agents and other representatives (such officers, directors employees, consultants, legal counsel, financial advisors and agents and other representatives, collectively, “Representatives”)), to:
(i) following execution of this Agreement, immediately cease any existing solicitations, knowing encouragement, knowing facilitation, discussions or negotiations with any Persons that may be ongoing with respect to any inquiry, indication of interest, proposal, discussion or offer that constitutes or would reasonably be expected to lead to, or result in, an Alternative Proposal (an “Inquiry”) and immediately terminate any such Person’s access to any physical or electronic data rooms;
(ii) (A) as promptly as reasonably practicable (and in any event within two (2) Business Days) following the date hereof, request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all confidential information previously furnished to any Person (other than Parent and its Affiliates, and any Person contacted by the Company or any of its Representatives solely for the purpose of raising capital, and in each case their respective Representatives) that has made an Inquiry, and (B) until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, enforce the provisions of any existing confidentiality or non-disclosure agreement entered into with respect to any Inquiry (except with respect to immaterial breaches thereof); provided, that if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to grant any waiver or release would reasonably be likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company shall be permitted to grant waivers of, and not to enforce, any standstill provision to the extent necessary to permit the counterparty thereto to make such an Alternative Proposal directly to the Company Board in accordance with the terms of this Section 6.3;
(iii) from and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, subject to the other provisions of this Section 6.3, not, directly or indirectly, (A) solicit, initiate or knowingly encourage or facilitate any Inquiry or an Alternative Proposal, (B) furnish non-public information to or afford access to the business, employees, officers, Contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any Person in connection with an Inquiry or an Alternative Proposal, or (C) enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to an Inquiry or an Alternative Proposal (other than (x) informing any Person that has made or, to the Knowledge of the Company, is considering making, an Inquiry or an Alternative Proposal, or its Representatives, of the existence of the provisions of this Section 6.3(a), (y) contacting a Person that has made an unsolicited Alternative Proposal, or its Representatives, solely to clarify the terms and conditions of such Alternative Proposal (but not, for the avoidance of doubt, to negotiate the terms of such Alternative Proposal), or (z) contacting any Person that makes an Inquiry or an Alternative Proposal after the date hereof and is party to a confidentiality agreement in effect between such Person and Company as of the date hereof that by its terms would prohibit compliance by the Company with any of the provisions of Section 6.3(c), or its Representatives, solely to request that such confidentiality agreement be promptly waived to the extent required to permit the Company to comply with its obligations hereunder); and
(iv) until the earlier of the Company’s receipt of the Requisite Stockholder Approval or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, subject to the other provisions of this Section 6.3, not, directly or indirectly, and the Company Board and each committee of the Company Board shall not, (A) approve, agree to, accept, endorse, recommend, declare advisable or submit to a vote of its stockholders any Alternative Proposal, (B) fail to make, or withdraw, qualify, withhold, modify or amend, in a manner adverse to Parent and Merger Sub, the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement, (C) make any public statement, filing or release overtly and unambiguously adverse to the Company Recommendation, (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Alternative Proposal subject to Regulation 14D under the Exchange Act within ten (10) days after the commencement of such Alternative Proposal, (E) approve, adopt or recommend any Alternative Proposal, or propose publicly to approve, adopt or recommend, any Alternative Proposal, (any of the foregoing clauses (A) through (E) in this subsection (iv), an “Adverse Recommendation Change”), (F) following the commencement by a third party of any tender offer or exchange offer related to the Company Class A Common Stock, fail to publicly reaffirm the Company Recommendation within the later of (x) three (3) Business Days after Parent so requests in writing, and (y) seven (7) Business Days following the commencement by such third party of such tender offer or exchange offer related to the Company Class A Common Stock, (G) enter into any letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other similar Contract (except for Acceptable Confidentiality Agreements) providing for any Alternative Proposal or a potential Alternative Proposal or requiring the Company to abandon, terminate, materially delay or fail to consummate, or that would otherwise materially impede or interfere with, the Merger or any of the other transactions contemplated hereby (an “Alternative Acquisition Agreement”), or (H) agree or resolve to take any action set forth in the foregoing clauses (A) through (G). Unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall not take any action to exempt any Person from the provisions of Section 203 of the DGCL or any other applicable state takeover statute. It is agreed that any Willful Breach of the restrictions set forth in this Section 6.3(a) by any Affiliate or Representative of the Company acting at the authorization or direction of the Company shall be deemed a breach of this Section 6.3(a) by the Company.
(b) Notwithstanding anything to the contrary in Section 6.3(a), if at any time following the date hereof and prior to the earlier of the Company’s receipt of the Requisite Stockholder Approval or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company or any Company Subsidiary or any of their respective Representatives receives a bona fide unsolicited written Alternative Proposal (which Alternative Proposal was first made after the date hereof and did not result from an intentional or material breach of this Section 6.3), the Company and its Representatives may, prior to (but not after) the Company’s receipt of the Requisite Stockholder Approval, subject to providing Parent prior written notice of such Alternative Proposal in accordance with Section 6.3(c), take the actions set forth in subsections (i) and (ii) of this Section 6.3(b) if the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel), that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (after consultation with its outside legal counsel) that the failure to take such action would reasonably be likely to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law: (i) furnish non-public information to and afford access to the business, employees, officers, Contracts, properties, assets, books and records of the Company and the Company Subsidiaries to the Person who made such Alternative Proposal and such Person’s Representatives pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (provided that the Company has furnished, made available or provided access to Parent to any such non-public information (to the extent not previously furnished, made available or provided to Parent or its Representatives) prior to, concurrent with or within twenty-four (24) hours after such information or access is furnished or afforded to such Person or its Representatives); and (ii) enter into, or otherwise participate in, any discussions or negotiations with any Person and such Person’s Representatives regarding such Alternative Proposal pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements.
(c) Promptly (but in no event more than forty-eight (48) hours) following receipt of any Inquiry that constitutes, or would reasonably be expected to lead to, any Alternative Proposal from and after the date of this Agreement and prior to the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company shall advise Parent of the receipt of such Inquiry, and the terms and conditions of any such Alternative Proposal (including, in each case, the identity of the Person making any such Inquiry or Alternative Proposal), and the Company shall as promptly as reasonably practicable after so advising Parent provide to Parent: (i) a copy of such Inquiry, Alternative Proposal and all related material documentation, if in writing; or (ii) a written summary of the material terms of such Alternative Proposal, if oral. With respect to any Alternative Proposal described in the immediately preceding sentence the Company shall keep Parent reasonably informed on a current basis (but in any event within forty-eight (48) hours of any such event) of (x) material changes or modifications to the terms of any such Alternative Proposal, and (y) any material communications from such Person to the Company or from the Company to such Person with respect to any material changes or modifications to the terms of any such Alternative Proposal.
(d) Notwithstanding anything herein to the contrary, at any time prior to the earlier of the Company’s receipt of the Requisite Stockholder Approval or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, (i) if and only if (x) the Company receives a bona fide unsolicited written Alternative Proposal (which Alternative Proposal did not result from an intentional or material breach of this Section 6.3) that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, and (y) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law, then the Company Board may make an Adverse Recommendation Change and terminate this Agreement pursuant to Section 9.1(d) to enter into a definitive agreement with respect to such Superior Proposal; and (ii) if and only if in response to an Intervening Event, the Company Board has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law, then the Company Board may make an Adverse Recommendation Change contemplated by clauses (B), (F) or (H) of the definition of Adverse Recommendation Change; provided, in each case that the Company Board may not make any Adverse Recommendation Change or terminate this Agreement pursuant to this Section 6.3(d) unless:
(A) the Company shall have first provided prior written notice to Parent (which notice shall not constitute an Adverse Recommendation Change or termination of this Agreement) (the “Notice”), at least four (4) Business Days in advance of the Company’s or the Company Board’s intention to take any action permitted under this Section 6.3(d), which Notice shall, if applicable, specify the reasons for the proposed Adverse Recommendation Change and, (x) in the case of a proposed Adverse Recommendation Change pursuant to Section 6.3(d)(i), the material terms and conditions of any Superior Proposal (including the identity of the Person making such Superior Proposal) and, if applicable, include a copy of the most current draft of any Alternative Acquisition Agreement and any other material documents with respect to the Superior Proposal that include any terms and conditions of the Superior Proposal that are not set forth in such draft, and (y) in the case of a proposed Adverse Recommendation Change pursuant to Section 6.3(d)(ii), the basis therefor, including a reasonably detailed description of the Intervening Event; and
(B) prior to making an Adverse Recommendation Change or terminating this Agreement to enter into a definitive agreement with respect to a Superior Proposal, (a) the Company shall, and shall use reasonable best efforts to cause its Representatives to, during period beginning the date the Notice is given and ending at 5:00 pm (Eastern Time) on the fourth (4th) Business Day after the date such Notice is given (the “Negotiation Period”), negotiate with Parent in good faith (solely to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and consider any other proposals or offers (if any) made by Parent, and (b) after considering such negotiated adjustments and any proposals or offers made by Parent during such Negotiation Period, the Company Board shall have determined (x) after consultation with its financial advisors and outside legal counsel that in the case of an Adverse Recommendation Change or termination of this Agreement pursuant to Section 6.3(d)(i), such Alternative Proposal continues to constitute a Superior Proposal, and (y) after consultation with its outside legal counsel that in the case of an Adverse Recommendation Change or termination of this Agreement pursuant to Section 6.3(d)(i) or an Adverse Recommendation Change pursuant to Section 6.3(d)(ii), that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law. In the event of any revisions to an Alternative Proposal constituting a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(d) with respect to such new written notice, except that references to the four (4) Business Day period above shall be deemed to be references to a two (2) Business Day period. In the event of any material change to the facts or circumstances relating to the Intervening Event, the Company shall be required to deliver reasonably prompt written notice of such material change (which notice shall include a reasonably detailed description of such material change) and to comply with the requirements of this Section 6.3(d) with respect to such new written notice, including that the Company will provide Parent with an additional two (2) Business Day period prior to making an Adverse Recommendation Change, and such period shall begin upon the date of Parent’s receipt of the notice of such material change.

For the avoidance of doubt, if Parent, within four (4) Business Days (or two (2) Business Days, in the event of a new written notice following material revisions to a Superior Proposal) following its receipt of a Superior Proposal notice makes an offer that, as determined in good faith by the Company Board (after consultation with its outside legal counsel and financial advisors) results in the applicable Alternative Proposal no longer being a Superior Proposal, then the Company shall have no right to terminate this Agreement pursuant to Section 9.1(d) as a result of such Alternative Proposal.
(e) Nothing contained in this Agreement shall prevent the Company or the Company Board from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, (ii) disclosing to the Company’s stockholders a position contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to any tender offer commenced by another Person constituting an Alternative Proposal, or (iii) from making any disclosure to the Company’s stockholders required (after consultation with outside legal counsel) under U.S. federal or state Law; provided, that this Section 6.3(e) shall not permit the Company or the Company Board to make an Adverse Recommendation Change except as expressly set forth in this Section 6.3. It is agreed that none of the actions contemplated by this Section 6.3(e), if taken, shall be considered an Adverse Recommendation Change and such actions shall not require the giving of notice or compliance with the procedures set forth in Section 6.3(d).
(f) For purposes of this Agreement:
(i) “Alternative Proposal” means any bona fide proposal or offer (whether or not in writing) by any Person or “group” within the meaning of Section 13(d) of the Exchange Act with respect to any direct or indirect (A) merger, consolidation, share exchange, other business combination or similar transaction involving the Company or any Company Subsidiary; (B) sale, contribution or other disposition, directly or indirectly of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole; (C) issuance, sale or other disposition, directly or indirectly, to any Person (or the shareholders of any Person) or “group” of Persons (within the meaning of Section 13(d) of the Exchange Act) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; (D) transaction in which any Person (or the shareholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any “group” which beneficially owns or has the right to acquire beneficial ownership of, securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; or (E) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by this Agreement).
(ii) “Superior Proposal” means any unsolicited bona fide written Alternative Proposal (with all percentages in the definition of Alternative Proposal increased to 50%) made by a Person or “group” within the meaning of Section 13(d) of the Exchange Act, which the Company Board determines in its good faith (after consultation with its financial advisors and outside legal counsel) is reasonably likely to be consummated in accordance with its terms taking into account all aspects (including legal, regulatory, timing, certainty of closing and financing aspects) of the Alternative Proposal, and if consummated, would result in a transaction on terms more favorable to the holders of Company Class A Common Stock (solely in their capacity as such) than the Merger from a financial point of view, taking into account all the terms and conditions of such Alternative Proposal and this Agreement and all financial, legal, regulatory and other aspects of such Alternative Proposal that the Company Board considers in good faith to be appropriate (including the conditionality, and the timing and likelihood of consummation, of such Alternative Proposal) and, in connection with any determination under Section 6.3(d), taking into account, if applicable, any negotiated adjustments to this Agreement and any other proposals or offers made by Parent during the Negotiation Period.
(iii) “Acceptable Confidentiality Agreement” means a confidentiality agreement that is either (a) in effect as of the execution and delivery of this Agreement; or (b) entered into after the execution and delivery of this Agreement containing terms that are not in any material respect less restrictive of, and not in any material respect more favorable to, a third party or “group” that is a party to such agreement and its Affiliates and Representatives than the terms set forth in the Confidentiality Agreement are to Parent and its Affiliates and Representatives, including with respect to standstill provisions; provided, however, that such confidentiality agreement shall not provide such Person with any exclusive right to negotiate with the Company or otherwise prohibit compliance by the Company or the Company Subsidiaries with any of the provisions of this Section 6.3 or any other obligations of the Company or the Company Subsidiaries under this Agreement.
(iv) For purposes of this Section 6.3 and Article IX, the term “Person” shall include any “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Affiliate of Parent or any of their Representatives.

ARTICLE VII

Additional Agreements
Section 7.1 Proxy Statement and Other Required SEC Filings.
(a) Preparation. Promptly after the execution of this Agreement (but in no event later than fifteen (15) Business Days after the date of this Agreement), the Company will prepare (with Parent’s reasonable cooperation) and file with the SEC a preliminary proxy statement to be sent to the stockholders of the Company in connection with the Company Stockholder Meeting (the proxy statement, including any amendments or supplements thereto, the “Proxy Statement”). The Company will not file the Proxy Statement with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give good faith consideration to all reasonable additions, deletions or changes suggested by Parent or its counsel. Subject to Section 6.3 and unless there has been an Adverse Recommendation Change, the Company will (i) include the Company Recommendation in the Proxy Statement; and (ii) use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval. Promptly (but no later than five days, to the extent practicable) following the later to occur of (A) confirmation by the SEC that it has no further comments on the Proxy Statement, and (B) expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act, the Company will cause the Proxy Statement in definitive form to be filed with the SEC and mailed to the stockholders of the Company. The Company shall also include the text of the fairness opinion of the Company Financial Advisor referenced in Section 5.29 (in its entirety) in the Proxy Statement together with a summary thereof.
(b) Mutual Assistance. Each of the Company, Parent and Merger Sub will furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other Party to be included in the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, and will otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, and the resolution of any comments to any of the foregoing received from the SEC.
(c) SEC Correspondence. The Parties will notify each other as promptly as practicable of the receipt of any comments, whether written or oral, from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, or for additional information, and will supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to such filings. The Parties will use their respective reasonable best efforts to resolve all SEC comments, if any, with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing as promptly as practicable after the receipt thereof.
(d) No Amendments to Proxy Statement. Except in connection with an Adverse Recommendation Change or thereafter, no amendment or supplement to the Proxy Statement will be made by the Company without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give good faith consideration to all reasonable additions, deletions or changes suggested by Parent or its counsel.
(e) Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will use its reasonable best efforts to promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NYSE. Except in connection with an Adverse Recommendation Change or thereafter, the Company may not file any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give good faith consideration to all reasonable additions, deletions or changes suggested by Parent or its counsel.
(f) Other Required Parent Filings. If Parent or Merger Sub determines that it is required to file any document with the SEC as a result of the Merger or the Company Stockholder Meeting pursuant to applicable Law (an “Other Required Parent Filing”), then Parent and Merger Sub will use their respective reasonable best efforts to promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Merger Sub will use respective reasonable best efforts to cause any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent nor Merger Sub may file any Other Required Parent Filing with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give good faith consideration to all reasonable additions, deletions or changes suggested by the Company or its counsel.

(g) Accuracy; Supplied Information.
(i) By the Company. On the date of filing with the SEC, the date of mailing to the stockholders of the Company (if applicable) of the Proxy Statement or any Other Required Company Filing, and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any Other Required Parent Filings will not, at the time that such Proxy Statement or Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(ii) By Parent. On the date of filing with the SEC, no Other Required Parent Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filing. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 7.2 Access to Information; Confidentiality; Cooperation.
(a) Subject to applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and to the Representatives of Parent reasonable access during normal business hours, upon reasonable advance notice, during the Interim Period, to all their respective employees, properties, books and records, Contracts, information technology systems and, during such period, the Company shall, and shall cause each Company Subsidiary to, use commercially reasonable efforts to furnish to Parent all other information available to it and prepared in the Ordinary Course of Business concerning its business, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any Company Subsidiary and solely for purposes that are, in good faith, directly and actually related to, and explicitly necessary for, the consummation of the Merger or the post-Closing integration of the Company and the Company Subsidiaries with Parent and its Subsidiaries); provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it reasonably determines, after consultation with outside legal counsel, that such disclosure or access would be reasonably likely to: (i) violate the terms of any confidentiality agreement of other Contract with a third party (provided, that the Company shall at Parent’s written request use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure); (ii) result in the loss of any attorney-client privilege or protection for work product prepared for or in anticipation of litigation (“Work Product Protection”) (provided that the Company shall reasonably cooperate with Parent and use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or Work Product Protection); (iii) violate any Law (provided that the Company shall reasonably cooperate with Parent and use its commercially reasonable efforts to provide such access or make such disclosure in a manner that does not violate Law); provided, further, in the case of each of the foregoing clauses (i) through (iii) that the Company has given notice to Parent of the fact that it is not providing such access or disclosure, including a description of the general nature of the information being withheld. All information exchanged pursuant to this Section 7.2 shall be subject to the Mutual Nondisclosure Agreement, dated as of October 20, 2022 between Parent and the Company (the “Confidentiality Agreement”).
(b) Without limiting the generality of Section 7.2(a), during the Interim Period, the Company agrees to, and to cause the Company Subsidiaries to, subject to applicable Law and Section 7.2(a) (i) reasonably cooperate with Parent and its Subsidiaries to facilitate planning for the post-Closing integration of the Company and the Company Subsidiaries with Parent and its Subsidiaries (including, at the request of Parent from time to time, reasonably cooperating with Parent and its Subsidiaries in the planning and development of a post-Closing integration plan), and (ii) provide reasonable access to key personnel mutually agreed by the Company and Parent to facilitate Parent’s efforts with respect to the post-Closing retention of such key personnel; provided, however, that such requests for access and cooperation from Parent shall not unreasonably interfere with the operation of the Company’s business or impede or delay the consummation of the transactions contemplated hereby.

(c) The Company may satisfy its obligations set forth in this Section 7.2 by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law, including as a result of any COVID-19 Measures.
Section 7.3 Regulatory Approvals; Consents.
(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) obtain all consents, permits, approvals, or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract identified on Section 7.3(a) of the Company Disclosure Letter, to the extent required to permit the parties to consummate the transactions contemplated hereby, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, waiting period expirations or terminations, orders, and authorizations from Governmental Entities, make all necessary notices, applications, petitions, registrations, declarations, and filings, and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any action, suit, claim, arbitration, investigation, or other proceeding by or before, any Governmental Entity, including (1) under the HSR Act with respect to the FTC and the Antitrust Division, and (2) from the French Ministry of Economy under article L151-3 of the French Code Monétaire et Financier, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that neither the Company nor any of the Company Subsidiaries shall commit to the payment of any fee, penalty, or other consideration, or make any other concession, waiver, or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned, or delayed). Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Parent and the Company shall each have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing (other than any filings under the HSR Act) made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as reasonably practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation, or other inquiry in connection therewith. Parent and the Company shall each, subject to the terms and conditions of this Agreement, use its commercially reasonable efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Parent and the Company, with respect to any threatened or pending preliminary or permanent injunction or other order or Law that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, shall use commercially reasonable efforts to prevent the entry, enactment, or promulgation thereof, as the case may be. Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of any of the transactions contemplated hereby relating to any such consent or approval.
(b) Parent, Merger Sub, and the Company agree to make (and to cause their respective ultimate parent entities, as defined under the HSR Act, to make) any necessary filings under (a) the HSR Act, and (b) with the French Ministry of Economy, as soon as practicable and no later than ten (10) Business Days after execution of this Agreement. Each of Parent and the Company shall furnish promptly to the FTC, the Antitrust Division, the French Ministry of Economy, and any other requesting Governmental Entity any additional information requested by either of them pursuant to the HSR Act or any other antitrust or related Law in connection with such filings, including all documents or information requested under 16 C.F.R. § 803.20 or other rules under the HSR Act, or under applicable French law with respect to the French Ministry of Economy. To the extent permitted by Law, each of Parent and the Company shall consult in advance and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other antitrust Law, and with the French Ministry of Economy. Parent and the Company shall cooperate fully with each other in connection with the making of all such filings or responses. In addition, except as may be prohibited by any Governmental Entity or by any applicable Law, each party hereto will permit authorized Representatives of the other parties to attend any meeting, communication, or conference with any Governmental Entity in connection with such proceedings under or relating to the HSR Act or any other antitrust Law, and before the French Ministry of Economy. Without limiting the generality of the foregoing, each party shall promptly provide to the other (or the other’s respective advisors) upon request copies of all correspondence between such party and any Governmental Entity relating to the transactions contemplated by this Agreement. The parties may, as they deem advisable and necessary, designate any nonpublic information provided to the other under this Section 7.3(b) as restricted to “outside counsel only” and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the nonpublic information; provided, however, that each of the Company and Parent may redact (A) any valuation and related information and (B) information whose disclosure is restricted by contractual arrangements before sharing any information provided to any Governmental Entity with another party on an “outside counsel only” basis. Parent shall pay directly to the applicable Governmental Entity the applicable filing fee required in connection with the filings and other materials required under the HSR Act, or in connection with any other antitrust notifications, and any fees due to the French Ministry of Economy.
(c) Each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts to avoid or eliminate each and every impediment under the HSR Act and any other antitrust Law so as to enable the Closing to occur as soon as possible (and in any event no later than the End Date), including (i) licensing, leasing, operating, conducting in a specified manner, holding separate or restricting or limiting any assets, businesses, product lines, operations or interests, or (ii) otherwise taking or committing to take actions that after the Closing would limit Parent or its Affiliates’ or Subsidiaries’ freedom of action with respect to, one or more of the assets, businesses, product lines, operations or interests of Parent, the Company and their respective Affiliates and Subsidiaries, in each case as may be required in order to avoid the filing of a lawsuit by any Governmental Entity with respect to the transactions contemplated by this Agreement seeking to enjoin or materially delay the Closing, or the entry of, or to effect the dissolution of any Order in any such suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing, or to obtain the approval of any Governmental Entity (any such action in the foregoing clauses (i) and (ii), a “Restriction”); provided, that any such Restriction is conditioned upon the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, Parent’s obligation under this Agreement shall not include agreeing to any Restriction that, and Parent shall not be required to accept (and the Company shall not accept without Parent’s written consent) any Restriction that (A) would reasonably be expected to, individually or in the aggregate, impact Parent, the Company, or their respective Subsidiaries or Affiliates in a manner or amount that is material relative to the value of Company and its Subsidiaries, taken as a whole (without giving effect to the Merger), (B) would require the sale, divesture, disposal or discontinuation of any assets, businesses, product lines, operations or interests other than the assets, businesses, product lines, operations or interests of the Company and the Company Subsidiaries located in France, or (C) with respect to Parent and its Affiliates and Subsidiaries (other than, following the Closing, the Company and the Company Subsidiaries), involves any assets, businesses, product lines, operations or interests other than the electric vehicle charging business of Parent and its Affiliates and Subsidiaries as conducted in the United States on the date of this Agreement.
(d) The parties acknowledge that the FTC and the Antitrust Division (together the “U.S. Antitrust Agencies”) have recently begun the practice of sending a letter (a “Pre-consummation Warning Letter”) to Persons filing notifications under the HSR Act stating that, although the waiting period under the HSR Act for the proposed transaction will soon expire, the U.S. Antitrust Agency’s staff has not yet completed its non-public investigation of the proposed transaction and that if the parties close the proposed transaction before the U.S. Antitrust Agency completes its investigation, they do so at their own risk inasmuch as the U.S. Antitrust Agency may challenge the proposed transaction, even after the HSR Act waiting period has expired. For the avoidance of doubt, the Company and the Parent agree that the receipt by any of them or by their Affiliates of a Pre-consummation Warning Letter or other verbal or written communications from the staff of the U.S. Antitrust Agencies to the same effect shall not constitute grounds for the assertion that a condition to closing under Annex I has not been satisfied.
Section 7.4 Indemnification, Exculpation and Insurance.
(a) Parent shall cause the Surviving Corporation and its Subsidiaries to: (i) indemnify (including the advancement of attorneys’ fees and expenses) to the full extent of all rights thereto existing in favor of each individual who was prior to the date of this Agreement, is as of the date of this Agreement, or who becomes prior to the Effective Time, a director, manager or officer of the Company or any of the Company Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company Subsidiaries as a director, manager or officer of another Person (the “Company Indemnified Parties”), in such capacity, as provided in any indemnification agreement set forth in Section 7.4(a) of the Company Disclosure Letter or in the Company Charter or Company Bylaws or other organizational documents, in each case as in effect on the date of this Agreement for acts or omissions occurring prior to the Effective Time for a period of six (6) years after the Effective Time with respect to any claims against such directors, managers, or officers arising out of such acts or omissions, except as otherwise required by applicable Law; and (ii) not amend, repeal, or otherwise modify such indemnification provisions in the documents described in clause (a) of this Section 7.4 in any respect that would adversely affect such rights during the period of six (6) years after the Effective Time, except as otherwise required by applicable Law. All rights to exculpation, elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Company Indemnified Parties as provided in any indemnification agreement set forth in Section 7.4(a) of the Company Disclosure Letter or in the Company Charter or Company Bylaws or other organizational documents, in each case as in effect on the date of this Agreement shall survive the transactions contemplated hereby, including the Merger, and shall continue in full force and effect in accordance with the terms thereof. Notwithstanding anything herein to the contrary, if any Company Indemnified Party notifies Parent or the Surviving Corporation on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person intends in good faith to seek indemnification pursuant to this Section 7.4, the provisions of this Section 7.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.
(b) For a period of six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company or the Company Subsidiaries, as the case may be, or provide substitute policies for the Company and the Company Subsidiaries and their current and former directors, managers and officers who are currently covered by the directors’ and officers’ liability insurance currently maintained by the Company or the Company Subsidiaries, in either case, with reference to the policies made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement, in an amount not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance currently maintained by the Company or the Company Subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time (with insurance carriers having at least an “A-” rating by A.M. Best with respect to directors’ and officers’ liability insurance), except that in no event shall Parent or the Surviving Corporation be required to pay with respect to such insurance policies in respect of any one (1) policy year more than 250% of the greater of (i) the aggregate annual premium of the policy currently in effect on the date of this Agreement, and (ii) the aggregate annual premium of the policy in effect prior to Closing, a copy of the proposal for which has been made available to Parent (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 7.4(b) it shall obtain as much comparable insurance as possible for the years within such six (6)-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. In lieu of such insurance, prior to the Closing Date the Company may, at its option, purchase a “tail” directors’ and officers’ liability insurance policy for the Company and the Company Subsidiaries and their current and former directors, managers and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by the Company or the Company Subsidiaries, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance currently maintained by the Company or the Company Subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, that in no event shall the cost of any such policy exceed the Maximum Amount. Parent and the Surviving Corporation shall maintain such policies in full force and effect and continue to honor the obligations thereunder.
(c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.4(c).
(d) Notwithstanding anything herein to the contrary, in the event that any claim for indemnification described in this Section 7.4(d) is asserted or made on or prior to the sixth (6th) anniversary of the Effective Time, all rights to indemnification herein in respect of such claim shall continue until the final disposition of such claim.
(e) The provisions of this Section 7.4(e) (i) shall survive consummation of the Merger and the other transactions contemplated hereby, (ii) are intended to be for the benefit of, and will be enforceable by, each Company Indemnified Party, his or her heirs, successors and assigns, each of which are express third-party beneficiaries hereof, and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by contract or otherwise.
Section 7.5 Notification of Certain Matters; Transaction Litigation.
(a) The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (and if in writing, furnish the other parties with copies of) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby. In connection with any such notice or other communication, the applicable party shall (i) permit the other party to review and discuss in advance (and to consider in good faith any reasonable comments made by the other party in relation to) any proposed response to any such communication from any such Person or any Governmental Entity, and (ii) consult with the other party, acting reasonably and as promptly as reasonably practicable, with respect to all the information relating to such other parties and any of their respective Subsidiaries that appears in any filing made with, or written materials submitted to, any such Person or any Governmental Entity in connection with the transactions contemplated by this Agreement.
(b) The Company shall as promptly as reasonably practicable notify Parent of, and keep Parent reasonably informed regarding, any suit, action or other proceeding commenced, or to the Knowledge of the Company, threatened against the Company or its current or former directors or officers relating to, arising out of or involving this Agreement, the Merger or any of the other transactions contemplated hereby (“Transaction Litigation”) (including by keeping Parent reasonably apprised of material decisions with respect to such litigation contemplated by the Company). The Company shall give Parent the right to review and comment on all material filings or material responses to be made by the Company in connection with any Transaction Litigation (and the Company shall in good faith take such comments, if reasonable, into account) and shall give Parent the opportunity to participate (subject to a customary joint defense agreement, and at Parent’s sole expense) in, but not control, the defense and settlement of any Transaction Litigation and shall not compromise or settle in full or in part any such Transaction Litigation unless Parent shall have consented in writing thereto (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Section 7.5(b), any suit, action or other proceeding relating to Dissenting Shares shall be governed by Section 3.3.
Section 7.6 Section 16 Matters; Takeover Laws.
(a) Prior to the Effective Time, the Company shall take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act; provided, however, that the Company shall not take any action under this Section 7.6(a) that is otherwise prohibited by this Agreement.
(b) If any Takeover Law shall become applicable to the transactions contemplated by this Agreement and the Voting Agreement, each of Parent, Merger Sub and the Company and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any such transaction.
Section 7.7 Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and the rules and policies of NYSE to cause the delisting of the Company Class A Common Stock and the SPAC Warrants from NYSE as promptly as practicable after the Effective Time (provided that no such action shall be required to be effective prior to the Effective Time).
Section 7.8 Public Announcements. Except with respect to any Adverse Recommendation Change or announcement made with respect to any Alternative Proposal, Superior Proposal or related matters in accordance with the terms of this Agreement, or any dispute between the parties regarding this Agreement or the transactions contemplated hereby, Parent and the Company shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger and any filings with any third party and/or any Governmental Entity (including any national securities exchange or national securities quotation system) with respect thereto, and shall not issue any such press release, make any such public statement or make any such filing prior to such consultation and opportunity to review and comment, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any rule of or listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Nothing in this Section 7.8 shall limit the ability of any party to make announcements to their respective Affiliates, and to their respective directors, officers, employees, customers, suppliers, landlords and other Persons having business dealings with such party, or to make public statements that are consistent with the parties’ prior public disclosure with respect to the transactions contemplated by this Agreement.
Section 7.9 Director and Officer Resignations. At the Closing, the Company shall use its reasonable best efforts to cause to be delivered to Parent a letter of resignation in a form reasonably satisfactory to Parent from each of the directors and officers (in their capacities as officers) of the Company and the Company Subsidiaries (other than directors and officers of the Subsidiaries whom Parent determines shall continue to serve in such capacities following the Effective Time), effective at the Effective Time.

Section 7.10 Merger Sub; Parent Subsidiaries; Formation of Merger Sub.
(a) Parent shall cause each of Merger Sub and any other applicable Subsidiary of Parent to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement.
(b) Parent shall promptly following the execution of this Agreement cause Merger Sub to be incorporated and, immediately upon such incorporation, to execute and deliver to the Company and Parent a joinder to this Agreement making Merger Sub party hereto.
Section 7.11 Employee Matters.
(a) Parent covenants and agrees that, at least until the first anniversary of the Closing, Parent shall or shall cause the Surviving Corporation and its Subsidiaries to provide to each Company Employee who remains employed by the Surviving Corporation or its Subsidiaries as of the Closing Date (“Continuing Employees”), to the extent that such Continuing Employee remains employed by the Surviving Corporation or another Affiliate of Parent after the Closing, with target annual cash compensation, severance, health, welfare and retirement benefit opportunities (but excluding equity-based compensation) that are, in the aggregate, substantially comparable to the target annual cash compensation, severance, health, welfare and retirement benefit opportunities (but excluding equity-based compensation) provided to such Continuing Employee immediately prior to the Closing.
(b) After the Closing Date, if a Continuing Employee is transitioned onto Parent’s employment terms and conditions (as defined and determined by Parent in its discretion), then Parent and its Affiliates shall use commercially reasonable efforts to grant such Continuing Employee credit for any service with the Company and the Company Subsidiaries (and their predecessors) earned prior to the Closing Date for purposes of determining eligibility to participate, vesting, and level of benefits under any plan, program or arrangement providing for severance or vacation benefits that was established or maintained by Parent or its Affiliates (excluding the Surviving Corporation and its Subsidiaries) as of the Closing Date and in which such Continuing Employee becomes eligible to participate upon such employment transition (each, an “Applicable Parent Plan”). Notwithstanding the immediately preceding sentence, (i) nothing in this Section 7.11(b) shall or shall be construed to result in the duplication of benefits or the funding thereof, and (ii) this Section 7.11(b) shall apply only if and to the extent that a Continuing Employee’s prior service with the Company and the Company Subsidiaries (and their predecessors) is relevant to determining the Continuing Employee’s eligibility to participate, vesting, or level of benefits under an Applicable Parent Plan.
(c) After the Closing Date, if a Continuing Employee is transitioned onto Parent’s employment terms and conditions (as defined and determined by Parent in its discretion), Parent hereby agrees that Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) shall (i) waive all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any welfare benefit plan, program or arrangement established or maintained by Parent or its Affiliates (including the Surviving Corporation and its Subsidiaries) on or after the Closing Date for the benefit of Continuing Employees (the “Parent Welfare Plans”), in each case (A) to the extent waived or satisfied by a Continuing Employee under any corresponding welfare benefit plan maintained by the Surviving Corporation or its Subsidiaries as of the Closing Date and (B) to the extent permitted by the terms of the applicable Parent Welfare Plan on the date of the Continuing Employee’s employment transition, and (ii) to the extent permitted by the terms of the applicable Parent Welfare Plan on the date of the Continuing Employee’s employment transition, use commercially reasonable efforts to recognize any deductibles, coinsurance and out of pocket expenses incurred on or before the Continuing Employee’s employment transition date by the Continuing Employee (or covered spouse or dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out of pocket provisions for the plan year in which the Continuing Employee’s employment transition occurs under any applicable group health Parent Welfare Plan.
(d) Parent shall cause the Surviving Corporation or its applicable Subsidiaries to honor and perform under the terms and conditions of the Company’s Management Incentive Plan.
(e) If requested by Parent at least ten (10) Business Days prior to the Closing Date (but conditioned upon the occurrence of the Closing), the Company shall use commercially reasonable efforts to seek approval from the board of directors of the Company to terminate or cause to be terminated its Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (the “Company 401(k) Plan”), the parties to this Agreement shall cooperate in good faith prior to the Closing with respect to the preparation and execution of all documentation necessary to effect the foregoing termination. To the extent the Company 401(k) Plan is terminated pursuant to Parent’s request, the Company Employees shall be eligible to participate in a Parent 401(k) plan that is intended to be qualified within the meaning of Section 401(a) of the Code (and meets the qualifications thereof) as soon as practicable following the Closing, and Parent shall take such actions as are necessary to permit Continuing Employees to rollover their account balances (including notes associated with plan loans) to such Parent 401(k) plan.

(f) As soon as practicable, but in no event later than twenty (20) Business Days after the date hereof, the Company will make available to Parent true and correct copies of preliminary Section 280G calculations (based on the assumptions set forth in the applicable calculations) with respect to each “disqualified individual” (within the meaning of Section 280G of the Code and determined as of the date hereof), which analysis may be updated from time to time (with any subsequent updates promptly provided to Parent). The Company shall use its reasonable best efforts to finalize any Section 280G calculations at least ten (10) Business Days prior to the Closing.
(g) The provisions of this Section 7.11 are solely for the benefit of Parent and its Affiliates (including the Company and the Company Subsidiaries), and no Company Employee, or individual associated therewith, shall be regarded for any purpose as a third-party beneficiary of this Section 7.11. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Benefit Plan or any other “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Company, Parent, Merger Sub or any of their respective Affiliates; (ii) alter or limit the ability of the Company, Parent, Merger Sub or any of their respective Affiliates to amend, modify or terminate any Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any Company Employee any right to employment or continued employment or continued service with the Company, Parent, Merger Sub or any of their respective Affiliates, or constitute or create an employment or similar agreement with any Person.
Section 7.12 Company Stockholder Meeting.
(a) Call of Company Stockholder Meeting. The Company will take all action necessary in accordance with applicable Law, the Company Charter and the Company Bylaws to establish a record date for, duly call, give notice of, convene and hold a meeting of the stockholders of the Company (including any adjournment or postponement thereof, the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the stockholders of the Company for the purpose of, among other things, (i) seeking the Requisite Stockholder Approval; (ii) in accordance with Regulation 14A under the Exchange Act, seeking advisory approval of a proposal in connection with a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the consummation of the Merger; and (iii) seeking approval of one or more adjournments of the Company Stockholder Meeting whether or not a quorum is present. Without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), but subject to the Company’s ability to adjourn or postpone the Company Stockholder Meeting in accordance with this Agreement, the Company Stockholder Meeting shall not be held later than 40 calendar days after the mailing of the Proxy Statement to the stockholders of the Company. Except as set forth in this Section 7.12, the Company may not adjourn or postpone the Company Stockholder Meeting. The Company will (A) submit this Agreement for adoption by the stockholders of the Company at the Company Stockholder Meeting; and (B) unless the Company Board (or a committee thereof) has made an Adverse Recommendation Change, use appropriate efforts to solicit (or cause to be solicited) from the stockholders of the Company proxies in favor of the matters to be considered at the Company Stockholder Meeting. Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the adoption of this Agreement shall be the only matter (other than (x) matters of procedure, including seeking approval of one or more adjournments of the Company Stockholder Meeting whether or not a quorum is present, and matters required by applicable Law to be voted on by the stockholders of the Company in connection with the adoption of this Agreement and (y) in accordance with Regulation 14A under the Exchange Act seeking advisory approval of a proposal in connection with a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the consummation of the Merger) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting.
(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, the Company will be permitted to postpone or adjourn the Company Stockholder Meeting if (i) such adjournment of the Company Stockholder Meeting is necessary to enable the Company to solicit additional proxies required to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting and/or to obtain the Requisite Stockholder Approval whether or not there is a quorum present; (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, order or a request from the SEC; or (iii) the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law to postpone or adjourn the Company Stockholder Meeting (including, if the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law) in order to give the stockholders of the Company sufficient time to evaluate any information or disclosure that the Company has sent to the stockholders of the Company or otherwise made available to the stockholders of the Company by issuing a press release, filing materials with the SEC or otherwise, in each case in accordance with the terms of this Agreement. Without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), the Company Stockholder Meeting will not be postponed or adjourned (A) by more than 10 days at a time; (B) with respect to Section 7.12(b)(i), by more than 30 days after the date on which the Company Stockholder Meeting was (or was required to be) originally scheduled; or (C) on more than two occasions. In no event will the record date of the Company Stockholder Meeting be changed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law.
(c) At the Company Stockholder Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the shares of Company Class A Common Stock then owned of record by Parent or Merger Sub, or with respect to which Parent or Merger Sub otherwise has, directly or indirectly, voting power, in favor of the adoption of this Agreement.
Section 7.13 Payoff of Credit Facilities. Prior to or at, and conditioned upon, the occurrence of the Closing, the Company shall deliver all notices and use commercially reasonable efforts to take all other actions reasonably requested by Parent to facilitate the termination of the commitments under the Credit Facilities, the repayment in full of all obligations then outstanding thereunder and the release of all Liens in connection therewith on the Closing Date, and use commercially reasonable efforts to deliver to Parent on or prior to the third (3rd) Business Day prior to the Closing customary payoff letters in respect of the Credit Facilities, including using commercially reasonable efforts to cause such payoff letters to (x) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other similar obligations related to the Credit Facilities as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”) and (y) state that all obligations (including guarantees) in respect thereof (other than those contingent indemnification obligations that customarily remain following termination of a credit agreement) and Liens in connection therewith on the assets of the Company or any of the Company Subsidiaries shall be, substantially concurrently with the receipt of the Payoff Amount on the Closing Date, automatically released or terminated.
ARTICLE VIII

Conditions Precedent
Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or mutual waiver by Parent, Merger Sub and the Company (where permissible pursuant to applicable Law) at or prior to the Closing Date of each of the following conditions:
(a) the Company shall have received the Requisite Stockholder Approval at the Company Stockholder Meeting;
(b) the waiting period (and any extensions thereof) applicable to the Merger pursuant to the HSR Act shall have expired or otherwise been terminated, and no agreement with any Governmental Entity not to consummate the Merger shall be in effect;
(c) no Law or Order of any Governmental Entity of competent jurisdiction shall be in effect that prevents, makes illegal or prohibits the consummation of the Merger; and
(d) all consents, approvals and filings required by or from the French Ministry of the Economy in connection with the change of control of Volta France Sàrl contemplated by this Agreement shall have been obtained or made, and all waiting periods (including any extensions thereof) (including any timing agreements with the applicable French Ministry of the Economy) relating to the change of control of Volta France Sàrl contemplated by this Agreement shall have expired or otherwise been terminated under article L151-3 of the French Code Monétaire et Financier.
Section 8.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions, any of which may be waived exclusively by Parent:
(a) (i) the representations and warranties of the Company set forth in Section 5.2(b) (Company Subsidiaries) and Section 5.3(a) (Capitalization Structure) shall be true and correct in all respects, except for inaccuracies that are de minimis in amount, as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be so true and correct as of such particular date), (ii) each of the representations and warranties of the Company contained in Section 5.1 (Organization, Standing and Power), Section 5.2(a) and (c) (Company Subsidiaries), Section 5.3(b), (c) and (d) (Capitalization Structure), Section 5.4 (Authority; Execution and Delivery; Enforceability), Section 5.5 (Requisite Stockholder Approval), Section 5.22 (Anti-Takeover Provisions), the first sentence of Section 5.28 (Brokers’ Fees and Expenses), and Section 5.29 (Opinion of Company Financial Advisor) shall be true and correct (without giving effect to any references to any “Company Material Adverse Effect” or other “materiality” qualifications) in all material respects as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be so true and correct as of such date), and (C) any other representations and warranties of the Company contained in Article V of this Agreement, other than those Sections specifically identified in clauses (i) and (ii) of this Section 8.2(a), shall be true and correct (without giving effect to any references to any “Company Material Adverse Effect” or other “materiality” qualifications)

as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date) except where failure to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect;
(b) the Company shall have complied with or performed in all material respects each covenant, agreement and obligation that the Company is required to comply with or to perform at or prior to the Closing Date;
(c) the Company shall have delivered to Parent a certificate signed by an executive officer of the Company and dated as of the Closing Date to the effect that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied; and
(d) since the date of this Agreement, there has not occurred a Company Material Adverse Effect which is continuing as of the Closing Date.
Section 8.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions, any of which may be waived exclusively by the Company:
(a) the representations and warranties of the Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any references to any “Parent Material Adverse Effect” or other “materiality” qualifications) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date) except where failure to be so true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect;
(b) Parent and Merger Sub shall have complied with or performed in all material respects each covenant, agreement and obligation that the Parent and Merger Sub are required to comply with or to perform at or prior to the Closing Date; and
(c) Parent and Merger Sub shall have delivered to the Company a certificate signed by an officer of Parent and Merger Sub and dated as of the Closing Date to the effect that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.
ARTICLE IX

Termination, Amendment and Waiver
Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Requisite Stockholder Approval (except to the extent expressly provided in this Section 9.1) as follows (and only as follows):
(a) by mutual written consent of the Company and Parent at any time prior to the Effective Time;
(b) by either the Company or Parent:
(i) if the Effective Time shall not have occurred on or before April 30, 2023 (the “End Date”); provided, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose material breach of any provision of this Agreement is the principal cause of or results in the failure of the Effective Time to have occurred by the End Date;
(ii) if a Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any applicable Law or Order which is then in effect that prevents, makes illegal or prohibits the consummation of the Merger, which Law or Order shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party whose material breach of this Agreement is the principal cause of or results in the issuance of such final and non-appealable Law or Order; or
(iii) if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (including any adjournment or postponement thereof) at which a vote is taken on the adoption of this Agreement, except that the right to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall not be available to any party whose material breach of any provision of this Agreement is the principal cause of or results in the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting.
(c) by the Company if there has been any breach or violation of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement, in each case, if such breach or violation would reasonably be expected to have a Parent Material Adverse Effect and such breach or violation is not capable of being cured, or is not cured by Parent or Merger Sub on or before the earlier of (i) the End Date, and (ii) thirty (30) days after delivery of written notice thereof by the Company; provided, however, that the Company may not terminate this Agreement pursuant to this Section 9.1(c) if the Company is then in material breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that a condition set forth in Section 8.2(a), (b) or (d) would not then be satisfied as of the date of the termination pursuant to this Section 9.1(c);
(d) by the Company (at any time prior to receiving the Requisite Stockholder Approval) in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 6.3(d); provided, that no such termination shall be effective unless (i) the Company has complied with the requirements of Section 6.3 in connection with such Superior Proposal, (ii) pays the Termination Fee prior to or simultaneously with such termination, and (iii) prior to or simultaneously with such termination, the Person making such Superior Proposal (or its applicable Affiliate) has complied with the terms and conditions of the Bridge Loan Agreement and the Intercreditor Agreement that are required to be performed prior to or simultaneously with such termination of this Agreement pursuant to this Section 9.1(d);
(e) by Parent if there has been any breach or violation of any representation, warranty, covenant or agreement of the Company contained in this Agreement which would give rise to the failure of a condition in Section 8.2(a), (b) or (d) and which such failure is not capable of being cured, or is not cured by the Company on or before the earlier of (i) the End Date, and (ii) thirty (30) days after delivery of written notice thereof by Parent; provided, however, that Parent may not terminate this Agreement pursuant to this Section 9.1(e) if either Parent or Merger Sub is then in material breach of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement such that a condition set forth in Section 8.3(a) or (b) would not then be satisfied as of the date of the termination pursuant to this Section 9.1(e) or if the Affiliate of Parent party to the Bridge Loan Agreement is then in material breach of any covenant or agreement of such Affiliate of Parent set forth in the Bridge Loan Agreement; or
(f) by Parent (at any time prior to receiving the Requisite Stockholder Approval) if an Adverse Recommendation Change shall have occurred, or if the Company shall have committed a Willful Breach of Section 6.3, except that Parent’s right to terminate this Agreement pursuant to this Section 9.1(f) will expire at 5:00 p.m. Eastern Time on the fifteenth (15th) Business Day following the date on which such right to terminate first arose.
Section 9.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1, written notice thereof shall be given to the other party or parties specifying the provisions of Section 9.1 pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of the Company, Parent or Merger Sub, other than the final sentence of Section 7.2(a), this Section 9.2, Section 9.3 and Article X, which provisions shall survive such termination; provided, however, that except as set forth in, and subject to the terms and conditions of Section 9.3, such termination shall not relieve any party of liability and each party shall remain liable for Losses resulting from any Fraud or Willful Breach of any representation, warranty or covenant or agreement contained in this Agreement prior to or in connection with such termination.
Section 9.3 Fees and Expenses. All fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.
(a) The Company shall pay to Parent the Termination Fee if:
(i) the Company terminates this Agreement pursuant to Section 9.1(d) or Parent terminates this Agreement pursuant to Section 9.1(f); or
(ii) (A) an Alternative Proposal shall have (x) become publicly known or announced (whether by or on behalf of the Company or the Person making such Alternative Proposal), and (y) not publicly withdrawn at least ten (10) Business Days prior to the termination of this Agreement; (B) this Agreement is terminated (x) pursuant to Section 9.1(b)(i) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to Section 9.1(b)(i)) at a time when the Requisite Stockholder Approval has not been obtained, (y) pursuant to Section 9.1(b)(iii), or (z) pursuant to Section 9.1(e); and (C) within twelve (12) months of such termination, the Company enters into a definitive agreement in respect of an Alternative Proposal that is subsequently consummated or an Alternative Proposal is consummated; provided, however, that for purposes of this Section 9.3(a)(ii), the references to 20% in the definition of “Alternative Proposal” shall be deemed to be references to 50%.
(b) Any Termination Fee due under Section 9.3(a) shall be paid by wire transfer of immediately available funds to an account designated by Parent (x) in the case of clause (i) of Section 9.3(a), within two (2) Business Days following the date of termination of this Agreement (or prior to or simultaneously with such termination, in the case of termination pursuant to Section 9.1(d)), and (y) in the case of clause (ii) of Section 9.3(a), within two (2) Business Days following the consummation of an Alternative Proposal as referred to in clause (ii) of Section 9.3(a). In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(c) The parties acknowledge and agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain payment, Parent commences any action, suit or proceeding which results in a judgment against the Company, the Company shall pay Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees of outside legal counsel) in connection with such action, suit or proceeding. The parties hereto agree that (except in the event of Fraud or any Willful Breach of any representation, warranty or covenant or agreement contained herein occurring prior to such termination and except for Parent’s rights under Section 10.10), upon termination of this Agreement under circumstances that entitle Parent to the Termination Fee, the payment of the Termination Fee shall be the sole and exclusive remedy available to the Parent Related Parties against the Company Related Parties for all Losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and, upon payment of the Termination Fee in such circumstances, (except in the event of Fraud or any Willful Breach of any representation, warranty or covenant or agreement contained herein occurring prior to such termination and except for Parent’s rights under Section 10.10) the Company Related Parties shall have no further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, except in the event of Fraud or any Willful Breach of any representation, warranty or covenant or agreement contained herein; provided, however, that nothing herein shall affect or limit the liability of any party to a Voting Agreement for any breach or violation of such Voting Agreement.
Section 9.4 Amendment. This Agreement may be amended by the parties at any time prior to the Effective Time, but only by an instrument in writing signed on behalf of each of the parties. No amendment will be made which, pursuant to applicable Law, requires further approval by the holders of shares of Company Class A Common Stock, without such further approval being obtained.
Section 9.5 Extension; Waiver. Subject to the requirements of applicable Law, at any time prior to the Effective Time, Parent and Merger Sub may: (a) extend the time for the performance of any of the obligations or other acts of the Company; (b) waive any inaccuracies in the representations and warranties of the Company contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any covenants and agreements of the Company contained in this Agreement; or (d) waive the satisfaction of any of the conditions contained in this Agreement to the extent Parent or Merger Sub is permitted to waive such conditions as provided herein. Subject to the requirements of applicable Law, at any time prior to the Effective Time, the Company may: (i) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub; (ii) waive any inaccuracies in the representations and warranties of the Parent or Merger Sub contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any covenants and agreements of Parent or Merger Sub contained in this Agreement; or (iv) waive the satisfaction of any of the conditions contained in this Agreement to the extent the Company is permitted to waive such conditions as provided herein. No extension or waiver will be made which, pursuant to applicable Law, requires further approval by the holders of shares of Company Class A Common Stock, without such further approval being obtained. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party to be bound thereby and specifically referencing this Agreement. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE X

General Provisions
Section 10.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
Section 10.2 Acknowledgment of Disclaimer of Other Representations and Warranties.
(a) The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV and any certificate delivered hereunder, (i) neither Parent nor Merger Sub makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and the Company is not relying on any representation or warranty except for those expressly set forth in Article IV, and (ii) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to Parent or Merger Sub or their respective businesses or otherwise in connection with the Merger, and, if made, such representation or warranty must not be relied upon by the Company as having been authorized by such entity.
(b) Parent and Merger Sub each acknowledges and agrees for all purposes, including for purposes of the Bridge Loan Agreement to the extent the Bridge Loan Agreement purports to incorporate provisions of this Agreement, that, except for the representations and warranties expressly set forth in Article V and any certificate delivered hereunder, (i) neither the Company nor any Company Subsidiary makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in Article V, (ii) no Person has been authorized by the Company or any Company Subsidiary to make any representation or warranty relating to the Company or any Company Subsidiary or their respective businesses or otherwise in connection with the Merger, and, if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such entity, and (iii) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Affiliates or their respective Representatives, including any materials or information made available in the data room in connection with the transactions contemplated hereby, via confidential information memorandum or in connection with presentations by the Company’s management or otherwise, whether made prior to or after the date hereof, are not and shall not be deemed to be or include representations or warranties unless, and then solely to the extent that, any such materials or information is the subject of any express representation or warranty set forth in Article V. Each of Parent and Merger Sub has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and the Company Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Merger Sub has relied on the results of its own independent review and analysis and the representations and warranties expressly set forth in Article V.
Section 10.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally prior to 5:00 pm (Eastern Time) on that day and otherwise on the next Business Day; (b) on the date sent if sent by electronic mail prior to 5:00 PM (Eastern Time) on that day and otherwise on the next Business Day; (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid; provided, that in each case of (a) through (d) that any notice given or deemed given on any day that is not a Business Day shall be deemed to have been given on the next Business Day. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
if to the Company, to:

Volta, Inc.
155 De Haro Street
San Francisco, CA 94103
Email: legal@voltacharging.com
Attention: Chief Legal Officer

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
535 Mission Street, 25th Floor
San Francisco, California, 94105
Email: mdorf@shearman.com
Attention: Michael S. Dorf

if to Parent or Merger Sub, to:

Shell USA, Inc.
150 N. Dairy Ashford Rd.
Houston, TX 77079
Email: Jose.Linardi@shell.com
Attention: Jose Maria Linardi

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP
555 California Street, Suite 3300
San Francisco, California 94104
Email: lior.nuchi@nortonrosefulbright.com; blake.redwine@nortonrosefulbright.com
Attention: Lior Nuchi and Blake Redwine

Section 10.4 Interpretation. When a reference is made in this Agreement to an Article, a Section, an Annex or an Exhibit, such reference shall be to an Article, a Section, an Annex or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect of the word “shall.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any Law defined or referred to herein, whether or not followed by the phrase “as amended,” means such Law as from time to time amended, modified, reenacted or supplemented, and includes all rules, regulations and statutory instruments issued thereunder or pursuant thereto, unless otherwise specifically indicated, except that, for purposes of any representations and warranties in this Agreement, references to any specific Law will be deemed to refer to such Law (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of the date of this Agreement (or for representations and warranties that are made as of a particular date, as of such date). References to any Contract are to that Contract as amended, modified or supplemented as of the date of this Agreement or, thereafter from time to time in accordance with the terms of such Contract and not in violation of this Agreement. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. The phrases “provided to,” “furnished to,” “made available,” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the party to which such information or material is to be provided in the virtual data room set up by the Company in connection with this Agreement or directly to Parent no later than 3:00 p.m., Eastern time, on the date hereof or any of its Representatives no later than 3:00 p.m., Eastern time, on the date hereof. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
Section 10.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 10.5 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 10.6 Counterparts. This Agreement may be executed in one or more counterparts, including by email with .pdf attachments and including via electronic signatures (including via DocuSign or any similar program or mechanism), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
Section 10.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter and the Exhibits and Annexes hereto), taken together with the Confidentiality Agreement and the other documents delivered in connection with this Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Merger and the other transactions contemplated by this Agreement. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies; provided, that the provisions of Section 7.4 are intended to be for the benefit of, and shall be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and representatives.
Section 10.8 Governing Law; Consent to Jurisdiction.
(a) This Agreement and all proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
(b) Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of the State of Delaware, or any federal court sitting in the State of Delaware, in the event any dispute arises out of or concerns this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the state courts of the State of Delaware, or any federal court sitting in the State of Delaware, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any proceeding arising out of or relating to this Agreement, and (v) agrees that a final and nonappealable judgment entered by the state courts of the State of Delaware or any federal court sitting in the State of Delaware shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 10.8(b) in any such proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 10.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.
Section 10.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided, however, that Parent or Merger Sub may, without the consent of any other party hereto, assign its rights under this Agreement to any direct or indirect wholly-owned Subsidiary of Parent or Merger Sub (provided, that such assignment shall not impede or delay the consummation of the transactions contemplated hereby or otherwise impede the rights of the stockholders of the Company under this Agreement); provided, further, that no such assignment permitted pursuant to this Section 10.9 shall relieve Parent or Merger Sub of its obligations hereunder; and provided, further, the Company may collaterally assign its rights and interests under this Agreement to the agents and lenders under the Existing Term Loan. Any other purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.
Section 10.10 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy at law or in equity. The parties further agree not to assert that a remedy of injunctive relief, specific performance or other equitable relief is unenforceable or invalid, nor to assert that a remedy of monetary damages would provide an adequate remedy. The parties’ rights in this Section 10.10 are an integral part of the transactions contemplated by this Agreement and each of the parties hereby waives any objections or defenses to any remedy referred to in this Section 10.10 (including (a) the objection or defense that a remedy at law would be adequate or that an award of such remedy is not an appropriate remedy for any reason at law or equity, and (b) any requirement under law to post a bond or other security as a prerequisite to obtaining such relief. For the avoidance of doubt, each party hereby agrees that there is not an adequate remedy at law for a breach of this Agreement by any party. The election of any party to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit such party from seeking to terminate this Agreement or damages for liability of the Company, Parent or Merger Sub for Willful Breach as provided in Section 9.2. Except as otherwise expressly set forth in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy, and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.
Section 10.11 Non-Recourse. Each party hereto agrees, on behalf of itself and its Affiliates and Representatives, that this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against (a) Parent and Merger Sub (and not any other Parent Related Party), or (b) the Company (and not any other Company Related Party), and then in each case only with respect to the specific obligations set forth herein with respect to such party. Except to the extent it is a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no Parent Related Party or Company Related Party, as the case may be, shall have any liability for any obligations or liabilities of Parent or Merger Sub, on the one hand, or the Company, on the other hand, for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, any failure of the transactions contemplated by this Agreement to be consummated or any breach or failure to perform hereunder.
Section 10.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 10.12.

IN WITNESS WHEREOF, the Company and Parent have duly executed this Agreement as of the date first written above.
VOLTA, INC.

By:	/s/ Vince Cubbage
Name:	Vince Cubbage
Title:	Interim Chief Executive Officer

SHELL USA, INC.

By:	/s/ Barbara Stoyko
Name:	Barbara Stoyko
Title:	Attorney-in-Fact
[Signature Page to the Merger Agreement]

JOINDER TO MERGER AGREEMENT
This Joinder (this “Joinder”), dated January 19, 2023, is delivered pursuant to that certain Agreement and Plan of Merger, dated January 17, 2023 (the “Merger Agreement”), between Volta Inc., a Delaware corporation (the “Company”), and Shell USA, Inc., a Delaware corporation (“Parent”).
By its execution and delivery to Parent and the Company of this Joinder, SEV Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), hereby agrees to become party to and be bound by the Merger Agreement as “Merger Sub” thereunder, with the same effect as if an original party thereto.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder as of the date first written above.
SEV SUBSIDIARY, INC.

By:	/s/Barbara M. Stoyko
Name:	Barbara M. Stoyko
Title:	President

EXHIBIT A
CERTIFICATE OF INCORPORATION OF
Volta, Inc.
************************
I, the undersigned, for the purpose of creating and organizing a corporation under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware (the “DGCL”), certify as follows:
1.	The name of the corporation is Volta, Inc. (the “Corporation”).
2.
The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.	The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
4.
The total number of shares of stock which the Corporation is authorized to issue is one thousand (1,000). All shares shall be Common Stock with a par value of one dollar ($0.001) per share and are to be of one class.

5.	The name and mailing address of the incorporator of the Corporation is:
Name: Shell USA, Inc.

Mailing Address: 150 N. Dairy Ashford Houston, Texas 77079
6.	Unless and except to the extent that the by-laws of the Corporation (the “By-Laws”) shall so require, the election of directors of the Corporation need not be by written ballot.
7.
To the fullest extent permitted by law, a director of the Corporation, or any person serving as a director of another corporation at the request of this Corporation, shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this Corporation (or such other corporation) or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit. No amendment to, modification of or repeal of this paragraph seven shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

8.
The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or other entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation. Any amendment, repeal or modification of this paragraph 8 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

This Corporation shall have the authority to the full extent not prohibited by law, as provided in the By-Laws of this Corporation or otherwise authorized by the Board of Directors or by the stockholders of this Corporation, to purchase and maintain insurance in any form from any affiliated or other insurance company and to use other arrangements (including, without limitation, trust funds, security interests, or surety arrangements) to protect itself or any person who is or was a director, officer, employee or agent of this Corporation or serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or entity against any expense, liability or loss asserted against, or incurred by any such person in any such capacity, or arising out of his or her status as such, whether or not this Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.
9.
In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend, or repeal the By-laws of the Corporation or adopt new By-laws without any action on the part of the stockholders; provided that any By-laws adopted or amended by the Board of Directors, and any powers thereby conferred, may be amended, altered, or repealed by the stockholders.

10.
The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) or the By-laws, from time to time, to amend the Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment hereof are conferred subject to such right.

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation pursuant to the DGCL, does make this Certificate of Incorporation, hereby acknowledging, declaring, and certifying that the foregoing Certificate of Incorporation is its act and deed and that the facts herein stated are true, and have accordingly hereunto set forth the signature of its authorized signatory this ____ day of _______, 2023.
Shell USA, Inc.

By:
Name:	Lynn S. Borgmeier Corporate Secretary

EXHIBIT B

FORM OF VOTING AGREEMENT
VOTING AGREEMENT
This Voting Agreement (this “Agreement”), dated as of January 17, 2023, is entered into by and among Shell USA, Inc., a Delaware corporation (“Parent”), and each of the stockholders of Volta Inc., a Delaware corporation (the “Company”), listed on signature pages attached hereto (each, a “Stockholder” and, collectively, the “Stockholders”). Parent and Stockholder are each sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”
WHEREAS, concurrently with the execution of this Agreement, the Company and Parent, and have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), by and among the Company, Parent and, following its formation and becoming a party to the Merger Agreement, SEV Subsidiary, Inc., a Delaware corporation to be formed as direct subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company, with the Company surviving the merger as the surviving corporation (the “Merger”), pursuant to the terms and conditions of the Merger Agreement;
WHEREAS, in order to induce Parent to enter into the Merger Agreement, each Stockholder is willing to make certain representations, warranties, covenants, and agreements as set forth in this Agreement with respect to the shares of Class A Common Stock, $0.0001 par value per share, of the Company (“Company Class A Common Stock”) Beneficially Owned by such Stockholder and as set forth below such Stockholder’s name on the signature pages hereto (the “Original Shares” and, together with any additional shares of Company Class A Common Stock pursuant to Section 6 hereof, the “Shares”); and
WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that each Stockholder, and each Stockholder has agreed to, execute and deliver this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth below and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1) Definitions. For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases, and correlative forms shall have the meanings assigned to them in this Section 1.
(a) “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities.
(b) “Beneficial Owner” shall mean the Person who Beneficially Owns the referenced securities.
2) Representations and Warranties of Each Stockholder. Each Stockholder on behalf of itself, hereby severally, and not jointly and severally, represents and warrants to Parent, as of the date hereof, that:
(a) Ownership of Shares. Such Stockholder: (i) is the record owner and Beneficial Owner of, and has good and marketable title to, all of the Original Shares free and clear of any proxy, voting restriction, adverse claim, or other Liens (other than Permitted Liens), other than those created by this Agreement or under applicable federal or state securities laws; (ii) has the sole voting and dispositive power over all of the Original Shares; (iii) does not own, of record or have Beneficial Ownership, of any shares of capital stock of the Company, or other rights to acquire shares of capital stock of the Company, in each case other than the Original Shares and the Company Options, Company RSUs and Company Warrants, if any, set forth below the Stockholders name on its signature page hereto; and (iv) has the sole right to dispose of the Original Shares, and none of the Original Shares is subject to any pledge, disposition, transfer or other agreement, arrangement or restriction, except as contemplated by this Agreement. Except pursuant to this Agreement, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character to which such Stockholder is a party relating to the pledge, disposition, or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.
(b) Power and Authority; Binding Agreement. Such Stockholder has full power and authority and legal capacity to enter into, execute, and deliver this Agreement and to perform fully such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the legal, valid, and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally.

(c) No Conflict. The execution, delivery and performance of this Agreement by such Stockholder does not conflict with or violate any Law applicable to such Stockholder or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of any Lien on any of the Shares pursuant to, any agreement or other instrument or obligation to which such Stockholder is a party.
(d) No Consents. No consent, approval, Order, or authorization of, or registration, declaration, or filing with, any Governmental Entity on the part of such Stockholder is required in connection with the valid execution and delivery of this Agreement, except such filings as may be required under the Exchange Act. No consent of Stockholder’s spouse is necessary under any “community property” or other laws in order for Stockholder to enter into and perform its obligations under this Agreement.
(e) No Litigation. To the knowledge of the Stockholder, there is no action, suit, investigation, or proceeding (whether judicial, arbitral, administrative, or other) (each an “Action”) pending against, or, to the knowledge of such Stockholder, threatened against or affecting, such Stockholder that would reasonably be expected to materially impair or materially adversely affect the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.
3) Agreement to Vote Shares.
(a) Agreement to Vote and Approve. Each Stockholder irrevocably and unconditionally agrees during the term of this Agreement, at any annual or special meeting of the Company called with respect to the following matters, and at every adjournment or postponement thereof, to vote or cause the holder of record to vote, in person or by proxy, or deliver a written consent (or cause a consent to be delivered), the Shares: (i) in favor of (1) the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement, and any other proposals related to thereto, and (2) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Merger; and (ii) against (1) any an Alternative Proposal, (2) any action, proposal, transaction, or agreement which would reasonably be expected to result in a breach of any covenant of the Company under the Merger Agreement, and (3) any action, proposal, transaction, or agreement that would reasonably be expected to prevent or materially delay the consummation of the Merger.
(b) Exceptions to Vote. Notwithstanding anything herein to the contrary in this Agreement, this Section 3 shall not require any Stockholder to be present (in person or by proxy) or vote (or cause to be voted), any of the Shares to amend, modify or waive any provision of the Merger Agreement in a manner that decreases the amount, changes the form of, imposes any material restrictions on or additional material conditions on the payment of the Merger Consideration, extends the End Date (other than as provided in the Merger Agreement), adversely affects the tax consequences to such Stockholder with respect to the consideration to be received in the Merger or otherwise adversely affects such Stockholder of the Company (in its capacity as such) in any material respect. Notwithstanding anything to the contrary in this Agreement, each Stockholder shall remain free to vote (or execute consents or proxies with respect to) the Shares with respect to any matter other than as set forth in Section 3(a) in any manner such Stockholder deems appropriate, including in connection with the election of directors of the Company.
4) No Voting Trusts or Other Arrangement. Each Stockholder agrees that during the term of this Agreement such Stockholder will not, and will not permit any entity under such Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares, or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Parent.
5) Transfer and Encumbrance. Each Stockholder agrees that during the term of this Agreement, other than in accordance with the terms of the Merger Agreement, such Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge, convey any legal or Beneficial Ownership interest in or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law, or otherwise), or encumber (“Transfer”) any of the Shares, or any Company Options, Company RSUs or Company Warrants (collectively, “Company Securities”), or enter into any contract, option, or other agreement with respect to, or consent to, a Transfer of, any of the Company Securities or such Stockholder’s voting or economic interest therein; provided, however, that the conversion of any Company Option, Company RSU or Company Warrant to a Share shall not be deemed a “Transfer” for purposed of this Agreement. Any attempted Transfer of Company Securities or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of the Company Securities by Stockholder (a) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or upon the death of Stockholder, or to a charitable entity qualified as a 501(c)(3) organization under the Code, or (b) if

Stockholder is not a natural person, to an Affiliate controlled by Stockholder or under common control with Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.
6) Additional Shares. Each Stockholder agrees that all shares of Company Class A Common Stock that such Stockholder purchases, acquires the right to vote, or otherwise acquires Beneficial Ownership of after the execution of this Agreement and prior to the Expiration Time, including upon exercise of any Company Option or Company Warrant or vesting of any Company RSU, shall be subject to the terms and conditions of this Agreement and shall constitute Shares for all purposes of this Agreement. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and such resulting securities shall be deemed to be “Shares” for all purposes of this Agreement.
7) Waiver of Appraisal and Dissenters’ Rights and Certain Other Actions.
(a) Waiver of Appraisal and Dissenters’ Rights. To the extent permitted by Law, each Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent in connection with the Merger that such Stockholder may have by virtue of ownership of the Shares.
(b) Waiver of Certain Other Actions. Each Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Action, derivative or otherwise, against Parent, the Company, or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing); or (b) to the fullest extent permitted under Law, alleging a breach of any duty of the Company Board, Parent or Merger Sub in connection with the Merger Agreement, this Agreement, or the transactions contemplated thereby or hereby, including the Merger.
8) Termination. This Agreement shall terminate upon the earliest to occur of (such earliest date, the “Expiration Time”): (a) the Effective Time; (b) the making of an Adverse Recommendation Change by the Company Board or a committee thereof; (c) the date on which the Merger Agreement is terminated in accordance with its terms; (d) the date upon which an Adverse Amendment (defined below) is effected; and (e) the termination of this Agreement by mutual written consent of the Parties; provided, however, that the provisions of Section 16 shall survive any termination of this Agreement. Nothing in this Section 8 shall relieve or otherwise limit the liability of any Party for any Willful Breach of this Agreement prior to such termination. “Adverse Amendment” means any amendment to the Merger Agreement that is effected, or any waiver of the Company’s or Stockholders’ rights under the Merger Agreement that is granted, in each case, without the Stockholder’s prior written consent, that (i) reduces the Merger Consideration to be received by the stockholders of the Company, (ii) changes the form of Merger Consideration payable to the stockholders of the Company, (iii) could reasonably be expected to materially and adversely affect the timing of payment of the Merger Consideration to the Stockholder pursuant to, and subject to the terms and conditions of Section 3.2 of the Merger Agreement, (iv) imposes new liabilities and/or obligations of the Stockholders under the Merger Agreement or otherwise amends or modifies the Merger Agreement in a manner adverse in any material respect to the Stockholders, or (v) changes the conditions to Closing or termination rights of the Merger Agreement in a manner that adversely affects the Company in any material respect.
9) No Solicitation. Subject to Section 10, Stockholder acknowledges that Stockholder has reviewed Section 6.3 of the Merger Agreement.
10) No Agreement as Director or Officer. Notwithstanding anything in this Agreement to the contrary, Stockholder makes no agreement or understanding in this Agreement in any capacity other than in Stockholder’s capacity as a record holder or Beneficial Owner of the Original Shares, and not in Stockholder’s capacity as a director or officer or employee of the Company or any of the Company Subsidiaries or in Stockholder’s capacity as a trustee or fiduciary of any Company Benefit Plan (if Stockholder holds such office), and nothing in this Agreement: (a) shall limit or affect any actions taken, inaction or omissions by Stockholder in Stockholder’s capacity as such a director, officer, employee, trustee or fiduciary, including in exercising rights under the Merger Agreement, and no such actions, inaction or omissions shall be deemed a breach of this Agreement; or (b) shall be construed to prohibit, limit, or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer, director, employee, trustee or fiduciary to the Company, the Company’s stockholders or any other Person.
11) Further Assurances. Each Stockholder agrees, from time to time, and without additional consideration, to execute and deliver such additional proxies, documents, and other instruments and to take all such further action as Parent may reasonably request to consummate and make effective the transactions contemplated by this Agreement.
12) Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, each Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of the Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.
13) Specific Performance. Each Party hereto acknowledges that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy at law or in equity. The Parties further agree not to assert that a remedy of injunctive relief, specific performance or other equitable relief is unenforceable or invalid, nor to assert that a remedy of monetary damages would provide an adequate remedy. The Parties’ rights in this Section 13 are an integral part of the transactions contemplated by this Agreement and each of the Parties hereby waives any objections or defenses to any remedy referred to in this Section 13 (including (a) the objection or defense that a remedy at law would be adequate or that an award of such remedy is not an appropriate remedy for any reason at law or equity, and (b) any requirement under law to post a bond or other security as a prerequisite to obtaining such relief). For the avoidance of doubt, each Party hereby agrees that there is not an adequate remedy at law for a breach of this Agreement by any Party. The election of any party to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit such Party from seeking to terminate this Agreement or damages for liability of any Party for any Willful Breach as provided in Section 8. Except as otherwise expressly set forth in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy, and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.
14) Entire Agreement; Amendment; Waivers. This Agreement supersedes all prior agreements, written or oral, between the Parties hereto with respect to the subject matter hereof and contains the entire agreement between the Parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the Parties hereto. No waiver of any provisions hereof by any Party hereto shall be deemed a waiver of any other provisions hereof by such waiving Party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such waiving Party.
15) Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) on the date of delivery if delivered personally prior to 5:00 pm (Eastern Time) on that day and otherwise on the next Business Day; (b) on the date sent if sent by electronic mail prior to 5:00 PM (Eastern Time) on that day and otherwise on the next Business Day; (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid; provided, that in each case of (a) through (d) that any notice given or deemed given on any day that is not a Business Day shall be deemed to have been given on the next Business Day. Such communications must be sent to the Stockholders at the address as set forth on such Stockholder’s signature page attached hereto and if to Parent shall be delivered to:
if to Parent, to:

Shell USA, Inc.
150 N. Dairy Ashford Rd.
Houston, TX 77079
Email: Jose.Linardi@shell.com
Attention: Jose Maria Linardi

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP
555 California Street, Suite 3300
San Francisco, California 94104
Email: lior.nuchi@nortonrosefulbright.com; blake.redwine@nortonrosefulbright.com
Attention: Lior Nuchi and Blake Redwine

16) Miscellaneous.
a) Governing Law. This Agreement and all proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Parties hereto in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
b) Submission to Jurisdiction. Each of the Parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of the State of Delaware, or any federal court sitting in the State of Delaware, in the event any dispute arises out of or concerns this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the state courts of the State of Delaware, or any federal court sitting in the State of Delaware, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any proceeding arising out of or relating to this Agreement, and (v) agrees that a final and nonappealable judgment entered by the state courts of the State of Delaware or any federal court sitting in the State of Delaware shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 16(a) in any such proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 15. However, the foregoing shall not limit the right of a Party to effect service of process on the other Party by any other legally available method.
c) Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 16(c).
d) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Merger is consummated.
e) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 16(e) with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
f) Counterparts. This Agreement may be executed in one or more counterparts, including by email with .pdf attachments and including via electronic signatures (including via DocuSign or any similar program or mechanism), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.
g) Section Headings. All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.
h) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties; provided, however, that Parent may, without the consent of any other Party hereto, assign its rights under this Agreement to any direct or indirect wholly-owned Subsidiary of Parent (provided, that such assignment shall not impede or delay the consummation of the transactions contemplated hereby or otherwise impede the rights of the stockholders of the Company under this Agreement). Any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

i) No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement.
j) Non-Recourse. Each Party hereto agrees, on behalf of itself and its Affiliates and Representatives, that this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Stockholder (and not any other Company Related Party) or Parent (and not any other Parent Related Party), as applicable, that are expressly named as Parties hereto, and then in each case only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent it is a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement and not otherwise), no Parent Related Party or Company Related Party, as the case may be, shall have any liability for any obligations or liabilities of Parent, on the one hand, or Stockholder, on the other hand, for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, any failure of the transactions contemplated by this Agreement to be consummated or any breach or failure to perform hereunder.
k) Disclosure. Each Stockholder consents to and authorizes the publication and disclosure by the Company and Parent of such Stockholder’s identity and holding of Shares, and the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement, and any other disclosure document required in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.
l) No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in either Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholders, and Parent shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholders in the voting or disposition of any Shares, except as otherwise expressly provided herein.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.
SHELL USA, INC.

By:
Name:
Title:
[Signature Page to Voting Agreement]

[STOCKHOLDER]

By:
Name:
Beneficial Ownership:

Company Class A Common Stock:

Company Options:

Company RSUs:

Company Warrants:

Street Address::

City/State/Zip Code:

Email:
[Signature Page to Voting Agreement]

EXHIBIT C

FORM OF BRIDGE LOAN AGREEMENT
TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

DATED AS OF JANUARY 17, 2023

AMONG

EQUILON ENTERPRISES LLC D/B/A SHELL OIL PRODUCTS US,

AS AGENT FOR THE LENDERS SIGNATORY HERETO,

VOLTA CHARGING, LLC, VOLTA INC., VOLTA MEDIA LLC, AND VOLTA CHARGING SERVICES LLC,

AS BORROWER

AND

THE OTHER CREDIT PARTIES SIGNATORY HERETO

THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY AND BY THE OTHER LOAN DOCUMENTS ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT, DATED AS OF THE DATE HEREOF (THE “INTERCREDITOR AGREEMENT”), AMONG BORROWER, AGENT AND EICF AGENT LLC, TO THE INDEBTEDNESS (INCLUDING INTEREST) OWED BY THE CREDIT PARTIES PURSUANT TO THAT CERTAIN TERM LOAN, GUARANTEE AND SECURITY AGREEMENT, DATED AS OF JUNE 19, 2019 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME), AMONG BORROWER, THE LENDERS PARTY THERETO AND EICF AGENT LLC, AND AGENT AND EACH LENDER IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.

TABLE OF CONTENT
PAGE
1.	AMOUNT AND TERMS OF CREDIT		A-89
	1.1	Term Loan	A-90
	1.2	Term and Prepayment.	A-90
	1.3	Use of Proceeds	A-90
	1.4	Single Loan	A-90
	1.5	Interest.	A-90
	1.6	[reserved]	A-91
	1.7	Receipt of Payments; Taxes	A-91
	1.8	Application and Allocation of Payments	A-91
	1.9	Accounting	A-91
	1.10	Indemnity	A-91
	1.11	Intentionally Omitted.	A-92
	1.12	Joinder of New Subsidiaries as a Credit Party, Etc	A-92
	1.13	Non-Funding Lenders.	A-92
	1.14	Substitution of Lenders.	A-92
2.	CONDITIONS PRECEDENT		A-93
	2.1	Conditions to the Loans	A-93
3.	REPRESENTATIONS, WARRANTIES AND AFFIRMATIVE COVENANTS		A-94
	3.1	Corporate Existence; Compliance with Law	A-94
	3.2	Executive Offices; Corporate or Other Names	A-94
	3.3	Corporate Power; Authorization; Enforceable Obligations	A-94
	3.4	Financial Statements; Books and Records.	A-95
	3.5	Material Adverse Change	A-95
	3.6	Collection of Accounts	A-95
	3.7	Subsidiaries	A-95
	3.8	Government Regulation; Margin Regulations	A-95
	3.9	Taxes; Charges	A-95
	3.10	Payment of Obligations	A-95
	3.11	ERISA.	A-96
	3.12	Litigation	A-96
	3.13	Intellectual Property	A-96
	3.14	Full Disclosure	A-97
	3.15	Environmental Liabilities	A-97
	3.16	Insurance	A-97
	3.17	Solvency	A-99
	3.18	Other Financings	A-99
	3.19	Conduct of Business	A-99
	3.20	Further Assurances	A-99
	3.21	Collateral/Maintenance of Property.	A-99
	3.22	Anti-Terrorism and Anti-Money Laundering Compliance.	A-100
	3.23	Maintenance of Corporate Existence	A-101
	3.24	Compliance with Laws, Etc	A-101
	3.25	Landlord Agreement	A-101
	3.26	Deposit Accounts; Cash Collateral Accounts.	A-101
	3.27	Assets of Parent	A-102
	3.28	After-acquired Property; Additional Collateral	A-102
	3.29	Equity Interests and Subsidiaries.	A-102
	3.30	Security Documents	A-103
	3.31	Intentionally Omitted.	A-103
	3.32	Government Contracts	A-100
	3.33	Customer and Trade Relations	A-103
	3.34	Bonding; Licenses	A-103
	3.35	Affiliate Transactions	A-103
	3.36	Post-Closing Matters	A-103
	3.37	Investment Company Act	A-103
	3.38	Notice of Change in Investment Company Status	A-104
	3.39	[reserved]	A-104
	3.40	Notice of Change in Organization Chart	A-104
	3.41	Merger Agreement Representations and Warranties	A-104
4.	FINANCIAL MATTERS; REPORTS		A-104
	4.1	Reports, Notices, and Related Rights.	A-104
	4.2	[reserved]	A-106
	4.3	Other Reports and Information	A-106
5.	NEGATIVE COVENANTS		A-106
	5.1	Indebtedness	A-106
	5.2	Liens	A-107

PAGE
	5.3	Investments; Fundamental Changes	A-107
	5.4	Asset Sales	A-107
	5.5	Restricted Payments	A-108
	5.6	Changes in Nature of Business	A-108
	5.7	Transactions with Affiliates	A-108
	5.8	Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments	A-108
	5.9	Modification of Certain Documents	A-108
	5.10	Accounting Changes; Fiscal Year	A-108
	5.11	Changes to Name, Locations, Etc	A-108
	5.12	Bank Accounts	A-108
	5.13	Margin Regulations	A-108
	5.14	Compliance with ERISA	A-108
	5.15	Hazardous Materials	A-108
	5.16	Parent	A-109
	5.17	Use of Proceeds	A-109
	5.18	Compliance with Anti-Terrorism Laws	A-109
	5.19	Sale-Leasebacks	A-109
	5.20	Leases	A-109
	5.21	Compensation	A-109
	5.22	Approval of Expenses	A-42
6.	SECURITY INTEREST		A-110
	6.1	Grant of Security Interest.	A-110
	6.2	Priority	A-111
	6.3	Agent’s Appointment as Attorney-in-fact	A-111
	6.4	Grant of License to Use Intellectual Property Collateral	A-112
	6.5	Commercial Tort Claims	A-112
	6.6	Duties of Agent	A-112
7.	EVENTS OF DEFAULT: RIGHTS AND REMEDIES		A-112
	7.1	Events of Default	A-112
	7.2	Remedies.	A-114
	7.3	Waivers by Credit Parties	A-115
	7.4	Proceeds	A-115
8.	SUCCESSORS AND ASSIGNS		A-115
9.	AGENT		A-118
	9.1	Appointment and Duties.	A-118
	9.2	Binding Effect	A-118
	9.3	Use of Discretion	A-118
	9.4	Delegation of Rights and Duties	A-119
	9.5	Reliance and Liability.	A-119
	9.6	Agent Individually	A-120
	9.7	Intentionally Omitted	A-120
	9.8	Expenses; Indemnities	A-120
	9.9	Resignation of Agent.	A-120
	9.10	Release of Collateral	A-120
10.	MISCELLANEOUS		A-121
	10.1	Complete Agreement; Modification of Agreement.	A-121
	10.2	Expenses	A-122
	10.3	No Waiver	A-122
	10.4	Severability; Section Titles	A-122
	10.5	Authorized Signature	A-123
	10.6	Notices	A-123
	10.7	Counterparts	A-123
	10.8	Time of the Essence	A-123
	10.9	GOVERNING LAW	A-123
	10.10	SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL	A-123
	10.11	Press Releases	A-124
	10.12	Reinstatement	A-124
	10.13	USA PATRIOT Act Notice and Customer Verification	A-124
	10.14	Sharing of Payments, Etc	A-124
	10.15	Intentionally Omitted.	A-125
	10.16	Confidentiality Agreements	A-125
11.	GUARANTEE		A-125
	11.1	The Guarantee	A-125
	11.2	Obligations Unconditional	A-125
	11.3	Reinstatement	A-126
	11.4	Subrogation; Subordination	A-126
	11.5	Remedies	A-126
	11.6	Instrument for the Payment of Money	A-126

PAGE
11.7	Continuing Guarantee	A-126
11.8	General Limitation on Guarantee Obligations	A-126
11.9	Release of Guarantors	A-127
11.10	Right of Contribution	A-127
INDEX OF EXHIBITS AND SCHEDULES
Schedule A	—	Definitions
Schedule B	—	Schedule of Term Loan Commitments
Schedule C	—	Agent’s, Lenders’ and Credit Parties’ Addresses for Notices
Schedule D	—	[reserved]
Schedule E	—	Restricted Locations
Schedule F	—	Post-Closing Matters
Disclosure Schedule (3.2)	—	Places of Business; Corporate Names
Disclosure Schedule (3.7)	—	Subsidiaries
Disclosure Schedule (3.9)	—	Taxes
Disclosure Schedule (3.11)	—	ERISA
Disclosure Schedule (3.12)	—	Litigation
Disclosure Schedule (3.13)	—	Intellectual Property
Disclosure Schedule (3.15)	—	Environmental Matters
Disclosure Schedule (3.16)	—	Insurance
Disclosure Schedule (3.18)	—	Existing Indebtedness
Disclosure Schedule (3.26)	—	Controlled Accounts
Disclosure Schedule (3.27)	—	Assets of Parent
Disclosure Schedule (3.32)	—	Government Contracts
Disclosure Schedule (3.34)	—	Bonding; Licensing
Disclosure Schedule (3.35)	—	Affiliate Transactions
Disclosure Schedule (5.3)	—	Investments
Disclosure Schedule (5.21)	—	Employee Compensation
Disclosure Schedule (6.1)	—	Actions to Perfect Liens
Exhibit A	—	Form of Perfection Certificate
Exhibit B	—	Budget
Exhibit C	—	Form of Secretarial Certificate
Exhibit D	—	Form of Power of Attorney
Exhibit E	—	Form of Compliance Certificate
Exhibit F	—	[Reserved]
Exhibit G	—	Form of Closing Certificate
Exhibit H	—	Form of Joinder Agreement
Exhibit I	—	Form of Perfection Certificate Supplement
Exhibit J	—	Form of Assignment Agreement
Exhibit K	—	Form of Delayed Draw Borrowing Request

TERM LOAN, GUARANTEE AND SECURITY AGREEMENT
This TERM LOAN, GUARANTEE AND SECURITY AGREEMENT, dated as of January 17, 2023, is made among VOLTA CHARGING, LLC, a Delaware limited liability company (“Volta Charging”), VOLTA INC., a Delaware corporation (“Parent”), VOLTA MEDIA LLC, a Delaware limited liability company (“Volta Media”), and VOLTA CHARGING SERVICES LLC, a Delaware limited liability company (“Volta Services” and collectively with Volta Charging, Parent and Volta Media, “Borrower”), VOLTA CHARGING INDUSTRIES, LLC, a Delaware limited liability company, the other Credit Parties from time to time party hereto, EQUILON ENTERPRISES LLC D/B/A SHELL OIL PRODUCTS US, a Delaware limited liability company (“Equilon”), as administrative agent and collateral agent (in such capacity, “Agent”) for the lenders set forth on Schedule B attached hereto and party hereto (each herein referred to as a “Lender” and collectively, the “Lenders”).
RECITALS
A. The Credit Parties desire that Borrower obtain the Term Loans described herein from the Lenders, and the Lenders are willing to provide the Term Loans all in accordance with and subject to the terms and conditions of this Agreement.
B. Capitalized terms used herein shall have the meanings assigned to them in Schedule A or elsewhere in this Agreement (or, if not so defined, as defined in the Merger Agreement) and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Schedule A shall govern. All schedules, attachments, addenda and exhibits hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, constitute but a single agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:
1. AMOUNT AND TERMS OF CREDIT
1.1 Term Loan.
(a) Closing Date Term Loan. Each Lender agrees severally, but not jointly, upon the terms and subject to the conditions of this Agreement, to make to the Borrower an advance (each, a “Closing Date Term Loan”; collectively, the “Closing Date Term Loans”) on the Closing Date in the principal amount not to exceed such Lender’s Closing Date Term Loan Commitment.
(b) Delayed Draw Term Loans. Subject to the satisfaction of the conditions in Section 2.1(b), upon not less than five (5) Business Days after delivery by Borrower to Agent of a Delayed Draw Borrowing Request by no later than 3:00 PM New York City time on such day, each Lender, severally, agrees to lend to Borrower during the Delayed Draw Term Loan Commitment Period, in one or more advances (each such advance, a “Delayed Draw Term Loan” and collectively, the “Delayed Draw Term Loans”, and together with any Closing Date Term Loans and PIK Loans each, a “Term Loan”, and collectively, the “Term Loans” or the “Loan”) in a principal amount not to exceed the Delayed Draw Term Loan Available Amount and the Delayed Draw Term Loan Commitment of such Lender; provided, however, that the aggregate Delayed Draw Term Loan Funded Amount of all Lenders shall in no event exceed the aggregate Delayed Draw Term Loan Commitments and no Delayed Draw Term Loan (other than the first Delayed Draw Term Loan, which may be made on or after the seventh day after the Closing Date) shall be made until fifteen (15) days have passed since the immediately preceding Closing Date Term Loan or Delayed Draw Term Loan, as the case may be. No Delayed Draw Term Loan shall be made until after receipt by Agent of the Delayed Draw Borrowing Request which contains the calculation of the Delayed Draw Term Loan Available Amount. Any Delayed Draw Term Loan shall be an amount of Five Million Dollars ($5,000,000). No Lender shall have any obligation to make a Delayed Draw Term Loan to Borrower if, both before and after giving effect to the Delayed Draw Term Loan, (A) [reserved] (B) the aggregate Delayed Draw Term Loan Funded Amount of all Lenders would exceed the aggregate Delayed Draw Term Loan Commitments, or (C) the Delayed Draw Term Loan Funded Amount of any Lender would exceed such Lender’s Delayed Draw Term Loan Commitment. The Delayed Draw Borrowing Request shall be irrevocable and binding on Borrower and shall obligate Borrower to accept the Delayed Draw Term Loans requested from the Lenders on the proposed funding date. No Delayed Draw Term Loan shall be made while the Delayed Draw Term Loan Commitment Period is suspended or on or after the end thereof. Amounts repaid or prepaid on any of the Term Loans may not be reborrowed.
1.2 Term and Prepayment.
(a) Upon the Maturity Date of the Loan, Borrower shall pay to Agent for the pro rata benefit of the Lenders (i) all outstanding principal and accrued but unpaid interest on the Loan and (ii) all other Obligations relating to the Loan then due to or incurred by Agent or the Lenders.
(b) Borrower shall have the right upon two (2) Business Days’ prior written notice to Agent, to make a voluntary prepayment of the Term Loans then outstanding in whole or in part.

1.3 Use of Proceeds. Borrower shall only use the proceeds of the Loan for working capital, capital expenditures and other lawful corporate purposes and to pay fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement; provided that all such proceeds shall be used as set forth in the applicable Budget provided on or after the Closing Date.
1.4 Single Loan. The Loan and all of the other Obligations shall constitute one general obligation of Borrower secured by all of the Collateral.
1.5 Interest.
(a) Borrower shall pay interest to Agent for the pro rata benefit of the Lenders on the outstanding balance of the Loan at a fixed rate equal to (i) from the Closing Date until the date that is three months thereafter, fifteen percent (15.0%) per annum and, (ii) on and after the date that is three months after the Closing Date, eighteen percent (18.0%) per annum, in each case (subject to Section 1.5(b)), as compounded interest, added to the aggregate principal amount of the Loans (the amount of any such compounded interest being a “PIK Loan”). The principal amount of each PIK Loan shall accrue interest in accordance with the provisions of this Agreement applicable to the Loans. All computations of interest on the Loan shall be made by Agent on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest is payable. In no event will Agent charge interest at a rate that exceeds the highest rate of interest permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.
(b) Interest shall be compounded (added to the aggregate principal amount of the Loans) (i) monthly in arrears, on the first Business Day of each Fiscal Month, and (ii) on the Maturity Date. Interest accruing at the Default Rate shall be payable upon demand by Agent. Notwithstanding Section 1.5(a), all interest accruing after the Maturity Date shall be payable on demand by Agent.
(c) Effective automatically upon the occurrence of any Event of Default arising under Section 7.1(a), 7.1(h) or 7.1(i), or in the case of any other Event of Default upon written notice from Agent to Borrower, and in each case for so long as any such Event of Default shall be continuing, the interest rate applicable to the Loan shall be increased by two percentage points (2.0%) per annum (such increased rate, the “Default Rate”), and all outstanding Obligations, including accrued but unpaid interest (to the extent permitted under applicable law), shall continue to accrue interest from the date of such Event of Default until the earlier of (x) the date on which such Obligations are paid in full and (y) the date on which such Event of Default ceases to be continuing, at the Default Rate applicable to such Obligations.
(d) [reserved]
(e) If any payment to the Agent or any Lender under this Agreement becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension.
(f) Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent for the pro rata benefit of the Lenders is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. In no event shall the total interest received by Agent for the pro rata benefit of the Lenders pursuant to the terms hereof exceed the amount that Agent could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.
1.6 [reserved]
1.7 Receipt of Payments; Taxes. Borrower shall make each payment under this Agreement (not otherwise made pursuant to Section 1.8) without set-off, counterclaim or deduction and free and clear of all Taxes not later than 3:00 PM New York City time on the day when due in lawful money of the United States of America in immediately available funds to an account specified by the Agent in writing, except as required by applicable law. If a Withholding Agent shall be required by applicable law to deduct any Taxes from any payment to any Recipient under any Loan Document, then the applicable Withholding Agent shall be entitled to make such deduction and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased so that, after making all required deductions (including such deductions applicable to additional sums payable under this Section 1.7), the applicable Recipient receives an amount equal to that which it would have received had no such deductions been made. Borrower shall timely pay to the relevant

Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 1.7, Borrower shall deliver to Agent a certified copy of a receipt issued by such Governmental Authority evidencing such payment or a copy of the return reporting such payment.
1.8 Application and Allocation of Payments. Borrower irrevocably agrees that Agent shall have the continuing and exclusive right to apply any and all payments against the then due and payable Obligations; provided, unless the Required Lenders determine otherwise, all payments against the Obligations shall be applied (a) first, to payment of costs and expenses, including attorneys’ fees, of Agent payable or reimbursable by Credit Parties under the Loan Documents; (b) second, to payment of all accrued unpaid interest on the Obligations; (c) third, to payment of principal on all remaining installments of the Loans in inverse order of maturity; (d) fourth, to payment of any other amounts owing constituting Obligations; and (e) fifth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto. Each of Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses second, third, fourth or fifth above.
1.9 Accounting. Each Lender is authorized to record on its books and records the date and amount of the Loan and each payment of principal thereof and such recordation shall constitute prima facie evidence of the accuracy of the information so recorded.
1.10 Indemnity. On and after a Merger Agreement Termination Event, Borrower and each other Credit Party executing this Agreement jointly and severally agree to indemnify and hold each Recipient and their Affiliates, and their respective employees, attorneys and agents (each, an “Indemnified Person”), harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses of any kind or nature whatsoever (including reasonable and documented out-of-pocket attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or with respect to the execution, delivery, enforcement, performance and administration of, or in any other way arising out of or relating to, this Agreement and the other Loan Documents or any other documents or transactions contemplated by or referred to herein or therein and any actions or failures to act with respect to any of the foregoing, including any and all product liabilities, Environmental Liabilities, Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Section 1.7 or Section 1.10) and reasonable legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”), except to the extent that any such Indemnified Liability is finally determined by a non-appealable court order by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct or arises solely out of disputes between and among the Agent and the Lenders. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY CREDIT PARTY, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR ANY ACT OR FAILURE TO ACT UNDER ANY POWER OF ATTORNEY OR FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.
1.11 Intentionally Omitted.
1.12 Joinder of New Subsidiaries as a Credit Party, Etc. As soon as possible (and in any event within twenty (20) days) after the formation of any new Subsidiary of a Credit Party and in any event prior to the transfer of any material assets to such new Subsidiary or simultaneously with the consummation of acquisition of any new Subsidiary of a Credit Party, Borrower shall take such actions as required by Section 3.28 and cause such new Subsidiary to become a Guarantor and a Grantor under this Agreement by having the following documents delivered to the Lenders: (i) a Secretarial Certificate, a Power of Attorney and a Joinder Agreement in the forms of Exhibits C, D and H attached hereto, respectively, duly completed, executed and delivered by such new Subsidiary, (ii) agreements and documents with respect to such new Subsidiary of the types described under the defined term Collateral Documents, (iii) [reserved] and (iv) an updated Disclosure Schedule (3.7).
1.13 Non-Funding Lenders.
(a) Unless Agent shall have received notice from any Lender prior to the date such Lender is required to make any payment hereunder with respect to the Loan that such Lender will not make such payment (or any portion thereof) available to Agent, Agent may assume that such Lender has made such payment available to Agent on the date such payment is required to be made in accordance with this Section 1 and Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. Any Lender that shall not have made available to Agent any portion of any payment described above (any such Lender, a “Non-Funding Lender”) agrees to pay such amount to Agent on demand together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to Agent, at the interest rate applicable at the time to the Term Loan. Such repayment shall then constitute the funding of the corresponding Loan (including any Loan deemed to have been made hereunder with such payment) or participation. The existence of any Non-Funding Lender shall not relieve any other Lender of its obligations under any Loan Document, but no other Lender shall be responsible for the failure of any Non-Funding Lender to make any payment required under any Loan Document.
(b) Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Term Loans and Term Loan Commitments, included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to Section 10.1(b)) for any voting or consent rights under or with respect to any Loan Document, provided that (A) the Term Loan Commitment of a Non-Funding Lender may not be increased, extended or reinstated, (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced, in each case, without the consent of such Non-Funding Lender. Moreover, for the purposes of determining Required Lenders and the Loans and Term Loan Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Term Loan Commitments outstanding.
1.14 Substitution of Lenders.
(a) Substitution Right. In the event that any Lender, other than Agent, that is not an Affiliate of Agent (any such Lender, an “Affected Lender’’), (i) becomes a Non-Funding Lender with respect to the Loan or (ii) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders is obtained but that requires the consent of all Lenders, Borrower may either pay in full such Affected Lender with respect to amounts due on the Term Loan of such Lender without premium or penalty and with the consent of Agent or substitute for such Affected Lender any Lender or any Affiliate of any Lender or any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to Agent (in each case, a “Substitute Lender”).
(b) Procedure. To substitute such Affected Lender or pay in full the Obligations owed to such Affected Lender under such Lender’s Term Loan, Borrower shall deliver a notice to Agent and such Affected Lender. The effectiveness of such payment or substitution shall be subject to the delivery to Agent by Borrower (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender with respect to such Lender’s Term Loan (including those that will be owed because of such payment and all Obligations that would be owed to such Lender as if it was solely a Lender hereunder), and (ii) in the case of a substitution, (A) payment of the assignment fee set forth in Section 8(a) and (B) an assumption agreement in form and substance satisfactory to Agent whereby the Substitute Lender shall, among other things, agree to be bound by the terms of the Loan Documents and assume the Term Loan Commitment of the Affected Lender.
(c) Effectiveness. Upon satisfaction of the conditions set forth in clause (b) above, Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full of all Obligations owing to such Affected Lender, such Affected Lender’s Term Loan Commitments shall be terminated and (ii) in the case of any substitution, (A) the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents with respect to such Lender’s Term Loan, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations and the termination of the Term Loan Commitments, and (B) the Substitute Lender shall become a “Lender” hereunder having a Term Loan Commitment in the amount of such Affected Lender’s Term Loan Commitment.
2. CONDITIONS PRECEDENT
2.1 Conditions to the Loans.
(a) Closing Date. No Lender shall be obligated to make a Closing Date Term Loan unless and until all of the following conditions have been satisfied in a manner satisfactory to Agent in its sole discretion, or waived in writing by Agent:
(i) Merger Agreement. The Merger Agreement shall have been executed and delivered by all parties thereto;
(ii) Intercreditor Agreement. The Intercreditor Agreement shall have been executed and delivered by all parties thereto;
(iii) Personal Property Requirements. The Agent shall have received UCC financing statements in appropriate form for filing under the Code;
(iv) USA PATRIOT Act. The Lenders and the Agent shall have timely received the information required under Section 10.13 and background investigations of the Guarantors and the Borrower’s management and the results thereof shall be satisfactory to Agent in its sole discretion and, to the extent requested at least seven (7) Business Days prior to the Closing Date, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least three days prior to the Closing Date.
(v) Closing Certificate. The Borrower shall have delivered to Agent a duly executed Closing Certificate.
(vi) Secretarial Certificate. The Borrower shall have delivered to Agent a completed and duly executed Secretarial Certificate.
(b) Closing Date Term Loans and Delayed Draw Term Loans. No Lender shall be obligated to make a Closing Date Term Loan or a Delayed Draw Term Loan, as the case may be, unless and until all of the following conditions have been satisfied in a manner satisfactory to Agent in its sole discretion, or waived in writing by Agent:
(i) Delayed Draw Borrowing Request. In the case of any Delayed Draw Term Loan, Agent shall have received a Delayed Draw Borrowing Request not later than five (5) Business Days prior to the date of advance of such Loan:
(ii) Merger Agreement. The Merger Agreement is in effect.
(iii) Budget. Such Loan is reflected in the Budget and Borrower’s expenses since the Closing Date are all in compliance with each Budget provided on or after the Closing Date (provided that any such expenses may exceed the Budget in which they are reflected by an amount up to 10% of the line item for such expense reflected in such Budget).
(iv) Representations and Warranties. Each Key representation or warranty by any Credit Party shall be true and correct (x) as stated as to representations and warranties which contain materiality limitations, and (y) in all material respects as to all other representations and warranties; except to the extent that any such representation or warranty is expressly stated to relate to a specific earlier date, in which case, such representation and warranty shall be true and correct as of such earlier date (x) as stated as to representations and warranties which contain materiality limitations, and (y) in all material respects as to all other representations and warranties; and
(v) Default. No Key Event of Default has occurred or is continuing or would result after giving effect to the Loan.
3. REPRESENTATIONS, WARRANTIES AND AFFIRMATIVE COVENANTS
To induce Agent and the Lenders to enter into this Agreement and to induce the Lenders to make the Loan, Borrower and each other Credit Party, jointly and severally, represent and warrant to Agent and each Lender (each of which representations and warranties shall survive the execution and delivery of this Agreement), and promise to and agree with Agent and each Lender until the Termination Date as follows (provided that, before the Trigger Date, Credit Parties (i) make no such representations and warranties, other than the Key representations and warranties (for the avoidance of doubt, it is understood and agreed that the occurrence of the Trigger Date, in and of itself, shall not trigger the making of the following representations and warranties), and (ii) are not bound by any of such promises and agreements, other than Key covenants):
3.1 Corporate Existence; Compliance with Law. Each Grantor: (a) is, as of the Closing Date, and will continue to be (i) (A) a corporation, limited liability company or limited partnership, as applicable, duly organized, and validly existing and (B) in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) duly qualified to do business and in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect, and (iii) in compliance with all Requirements of Law and Contractual Obligations, except to the extent failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (b) has and will continue to have (i) the requisite corporate power and authority and the legal right to execute, deliver and perform its obligations under the Loan Documents, and to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore or proposed to be conducted, and (ii) except as could not, individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect, all licenses, permits, franchises, rights, powers, consents or approvals from or by all Persons or Governmental Authorities having jurisdiction over such Grantor that are necessary or appropriate for the conduct of its business.
3.2 Executive Offices; Corporate or Other Names. (a) Each Grantor’s name as it appears in official filings in the state of its incorporation or organization, (b) the type of entity of each Grantor, (c) the organizational identification number issued by each Grantor’s state of incorporation or organization or a statement that no such number has been issued, (d) each Grantor’s state of organization or incorporation, and (e) the location of each Grantor’s chief executive office and locations of Collateral when not in use by a customer of any Grantor are as set forth in Disclosure Schedule (3.2) and, except as set forth in such Disclosure Schedule, such locations have not changed during the preceding twelve (12) months. As of the Closing Date, during the prior five (5) years, except as set forth in Disclosure Schedule (3.2), no Grantor has been known as or conducted business in any other name (including trade names) than the name of such Grantor set forth on the signature page hereto. Borrower has only one state of incorporation or organization.
3.3 Corporate Power; Authorization; Enforceable Obligations. The execution, delivery and performance by each Grantor of the Loan Documents to which it is a party, and the creation of all Liens provided for herein and therein: (a) are and will continue to be within such Grantor’s power and authority; (b) have been and will continue to be duly authorized by all necessary or proper action; (c) are not and will not be in violation of any Requirement of Law or Contractual Obligation of such Grantor; (d) do not and will not result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Collateral; and (e) do not and will not require the consent or approval of any Governmental Authority or any other Person other than any consent or approval that has been obtained. As of the Closing Date, each Loan Document shall have been duly executed and delivered on behalf of each Grantor party thereto, and each such Loan Document upon such execution and delivery shall be and will continue to be a legal, valid and binding obligation of such Grantor, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.
3.4 Financial Statements; Books and Records.
(a)The annual, monthly and weekly Financial Statements of the Grantors delivered pursuant to Section 4.1 present fairly in all material respects the financial condition of such Grantors as of the date of each such Financial Statement in accordance with GAAP (subject to normal year-end adjustments and to the absence of footnotes in the case of unaudited statements).
(b)The Grantors shall keep proper Books and Records in which proper entries, reflecting all consolidated and consolidating financial transactions, will be made in accordance with GAAP and all Requirements of Law in all material respects of all financial transactions and the assets and business of each Grantor on a basis consistent with the Financial Statements.
3.5 Material Adverse Change. Between September 30, 2022 and the Closing Date, no events with respect to any Grantor have occurred that alone or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect. No Requirement of Law or Contractual Obligation of any Grantor has or has had or would reasonably be expected to have a Material Adverse Effect. No Grantor is in default, and to such Grantor’s knowledge no third party is in default, under or with respect to any of its Contractual Obligations, that alone or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.
3.6 Collection of Accounts. Credit Parties will continue to collect on their Accounts in accordance with customary practices in the media industry and consistent with the normal collection policy of the Credit Parties as in effect in the period prior to the Closing Date.
3.7 Subsidiaries. Except as set forth in Disclosure Schedule (3.7), as of the Closing Date, Borrower does not have any Subsidiaries. The issued and outstanding Stock of Borrower and its Subsidiaries (excluding all rights to purchase, options, warrants or similar rights or agreements pursuant to which Borrower or such Subsidiaries’ may be required to issue, sell, repurchase or redeem any of its Stock) as of the Closing Date is accurately reflected in the organizational chart delivered pursuant to Section 3.29(c) and set forth on Schedule 10(a) to the Perfection Certificate or any Perfection Certificate Supplement (whichever was most recently delivered to Agent).
3.8 Government Regulation; Margin Regulations. No Grantor is subject to or regulated under any Federal or state statute, rule or regulation that restricts or limits such Person’s ability to incur Indebtedness, pledge its assets, or to perform its obligations under the Loan Documents. The making of the Loan, the application of the proceeds and repayment thereof, and the consummation of the transactions contemplated by the Loan Documents do not and will not violate any Requirement of Law. No Grantor is engaged, nor will it engage, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulation U of the Federal Reserve Board as now and hereafter in effect (such securities being referred to herein as “Margin Stock”). No Grantor owns any Margin Stock, and none of the proceeds of the Loan or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock. No Grantor will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.
3.9 Taxes; Charges. Except as disclosed in Disclosure Schedule (3.9), all tax returns, reports and statements required by any Governmental Authority to be filed by Borrower or any other Grantor have, as of the Closing Date, been filed and will, until the Termination Date, be filed with the appropriate Governmental Authority and no tax Lien has been filed against any Grantor or any Grantor’s property. Disclosure Schedule (3.9) sets forth as of the Closing Date those taxable years for which any Grantor’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. As of the Closing Date, no Grantor has agreed or been requested to make any adjustment under Section 481(a) of the IRC, by reason of a change in accounting method or otherwise, which would reasonably be expected to have a Material Adverse Effect.

3.10 Payment of Obligations. Each Grantor will pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its material Charges and other obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and none of the Collateral is or would reasonably be expected to become subject to any Lien or forfeiture or loss as a result of such contest.
3.11 ERISA.
(a)No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other existing ERISA Events, would reasonably be expected to have a Material Adverse Effect. Except as disclosed in Disclosure Schedule (3.11), (i) the present value of all accumulated benefit obligations of the Grantors under each Plan (based on the assumptions used for purposes of ASC 715) did not, as of the date of the most recent Financial Statements reflecting such amounts, exceed the fair market value of the assets of such Plan by more than $550,000, and (ii) the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of ASC 715) did not, as of the date of the most recent Financial Statements reflecting such amounts, exceed the fair market value of the assets of such underfunded Plans by more than $550,000. No Grantor or ERISA Affiliate has incurred or reasonably expects to incur any Withdrawal Liability in excess of $550,000.
(b) Each Grantor shall furnish to the Agent (x) as soon as possible after, and in any event within five (5) days after any Responsible Officer of any Credit Party knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event would reasonably be expected to result in liability of the Credit Parties or any of their ERISA Affiliates in an aggregate amount exceeding $550,000 or the imposition of a Lien, a statement of a Responsible Officer of such Credit Party setting forth details as to such ERISA Event and the action, if any, that such Credit Party or such ERISA Affiliate proposes to take with respect thereto; (y) upon request by the Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party or any ERISA Affiliate with the Department of Labor with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by any Credit Party) as the Agent shall reasonably request and (z) promptly following any request therefor, copies of (i) any documents described in Section 101(k) of ERISA that any Credit Party or its ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(1) of ERISA that any Credit Party or its ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if any Credit Party or its ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Credit Party or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.
3.12 Litigation. Except as specifically disclosed in Disclosure Schedule (3.12), there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of each Credit Party, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party or any of their respective Properties which:
(a) purport to affect or pertain to this Agreement, any other Loan Document, or any of the Transactions contemplated hereby or thereby; or
(b) would reasonably be expected to result in equitable relief or monetary judgment(s), individually or in the aggregate, in excess of $550,000 and unless fully covered by insurance and the issuer(s) of the applicable policies have not disclaimed coverage.
No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, except with respect to matters set forth on Disclosure Schedule (3.12), no Credit Party or any Subsidiary of any Credit Party is the subject of an audit or, to each Credit Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any Requirement of Law. Each Grantor shall notify Agent promptly in writing upon learning of the existence, threat or commencement of any such Litigation or any such order, investigation or audit.
3.13 Intellectual Property. Each Grantor owns, or is licensed to use, all such Intellectual Property material to its business as currently conducted, except for such Intellectual Property the failure of which to so own or be so licensed would not reasonably be expected to have a Material Adverse Effect. Each Grantor will take all necessary steps to preserve its ownership and licenses in such Intellectual Property so as to permit Agent to sell, transfer, rent, or use the Collateral following a Remedies Event. To permit Agent to sell, transfer, rent, or use the Collateral following a Remedies Event, each Grantor hereby grants to Agent an irrevocable, nonexclusive, worldwide license (exercisable without payment of royalty or other compensation to such Grantor), including in such license the right to sublicense, use and practice any Intellectual Property now owned or hereafter acquired by such Grantor and access to all media in which any of the licensed items may be recorded or stored and to all software and programs used for the compilation or printout thereof. As of the Closing Date, the Grantors own or are licensed to use the Intellectual Property as set forth in Disclosure Schedule (3.13). Each Grantor shall maintain the patenting and registration of all Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or other appropriate Governmental Authority. In the event that any Grantor becomes aware that any Intellectual Property material to the conduct of its business has been infringed, misappropriated or diluted by a third party in any material respect, such Grantor promptly shall notify the Agent and shall take such actions as are appropriate under the circumstances to protect such Intellectual Property. Notwithstanding the foregoing, each Grantor may transfer, abandon, or otherwise dispose of Intellectual Property that is, in the applicable Grantor’s reasonable business judgment, no longer economically practicable or commercially desirable to maintain, or used or useful in its business, in each case, in the ordinary course of business; provided that in the case of registered Intellectual Property, Agent has given prior written consent (email acceptable) to such transfer, abandon or disposition, which consent shall not be unreasonably withheld, delayed or denied.
3.14 Full Disclosure. No information contained in any Loan Document, the Financial Statements or any written statement furnished by or on behalf of any Grantor under any Loan Document, or to induce Agent and the Lenders to execute the Loan Documents (as such information has been amended, supplemented or superseded by any other information later delivered to the same parties receiving such information, provided that the delivery of such amended, supplemented or superseding information shall not cure any Event of Default arising under Section 7.1(b) other than with respect to this Section 3.14), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which they were made.
3.15 Environmental Liabilities. Except as set forth in Disclosure Schedule (3.15), as of the Closing Date, (a) no Grantor is subject to any Environmental Liabilities or, to any Grantor’s knowledge, potential Environmental Liabilities, that would reasonably be expected to result in Environmental Liabilities to Grantors in excess of $550,000 in the aggregate and (b) no written notice has been received by any Grantor identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of any Grantor, there are no facts, circumstances or conditions that would reasonably be expected to result in any Grantor being identified as a “potentially responsible party” under CERCLA or analogous state statutes, in each such case if such circumstance would reasonably be expected to result in Environmental Liabilities in excess of $550,000 in the aggregate. Each Grantor: (i) shall comply in all material respects with all applicable Environmental Laws and environmental permits, except for any such non-compliance that could not reasonably be expected to result in Environmental Liabilities to Grantors in excess of $550,000, (ii) shall notify Agent in writing within thirty (30) days if and when it becomes aware of any Release, on, at, in, under, above, to, from or about any real property owned, leased or occupied by a Grantor if such Release would reasonably be expected to result in Environmental Liabilities to Grantors in excess of $550,000 in the aggregate, (iii) shall notify Agent in writing within thirty (30) days if and when it becomes aware of any claims that could form the basis for any Environmental Liabilities that would reasonably be expected to result in Environmental Liabilities in excess of $550,000 in the aggregate, and (iv) shall notify Agent in writing within thirty (30) days if and when it becomes aware of any occurrences of non-compliance with Environmental Laws or environmental permits, except for any such non-compliance that could not reasonably be expected to result in Environmental Liabilities to Grantors in excess of $550,000. Each Credit Party has made available to Agent copies of all existing environmental reports, reviews and audits and all documents prepared since January 1, 2010 pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody, control or otherwise available to the Credit Parties.
3.16 Insurance. As of the Closing Date, Disclosure Schedule (3.16) lists all insurance of any nature maintained by Borrower with respect to the Collateral as well as all liability insurance maintained by the Grantors, as well as a summary of the terms of such insurance.
(a) Coverage. Without limiting any of the other obligations or liabilities of the Grantors under this Agreement, the Grantors shall, during the term of this Agreement, carry and maintain, at its own expense, at least the minimum insurance coverage set forth in this Section 3.16. All insurance carried pursuant to this Section 3.16 shall be placed with such insurers having a minimum A.M. Best rating of A-:VIII (or as may be otherwise reasonably acceptable to the Agent) and be in such form, with terms, conditions, limits and deductibles as shall be reasonably acceptable to Agent. The insurance required to be carried and maintained by Grantors hereunder shall, in all events, include, without limitation, the following:
(i) All Risk Property Insurance. The Grantors shall maintain, all risk property insurance covering against physical loss or damage, including but not limited to fire and extended coverage, and collapse coverage. Coverage shall be written on a replacement cost basis in an amount reasonably acceptable to Agent; and,

(ii) Commercial General Liability Insurance. The Grantors shall maintain comprehensive general liability insurance written on an occurrence basis with a limit of not less than $2,000,000. Such coverage shall include, but not be limited to, premises/operations, broad form contractual liability, products/completed operations, property damage and personal injury liability; and,
(iii) Excess/Umbrella Liability Insurance. The Grantors shall maintain excess and/or umbrella liability insurance written on an occurrence basis in an amount not less than $5,000,000 providing coverage limits excess of the insurance limits required under subsection (a)(ii). Such insurance shall follow the form of the primary insurances and drop down in case of exhaustion of underlying limits and/or aggregates.
(b) Endorsements. The Grantors shall cause all insurance policies carried and maintained in accordance with this Section 3.16 to be endorsed as follows:
(i) Agent, on behalf of Lenders, shall be an additional insured and loss payee with respect to property policy described in subsection (a)(i). Agent, on behalf of Lenders, shall be an additional insured with respect to liability policies described in subsections (a)(ii) and, to the extent allowed by law (iii). It shall be understood that any obligation imposed upon the Grantors, including but not limited to the obligation to pay premiums, shall be the sole obligation of the Grantors and not that of the Agent; and,
(ii) With respect to property policy described in subsection (a)(i), the interests of the Agent shall not be invalidated by any action or inaction of any Grantor or any other Person, and shall insure the Agent regardless of any breach or violation by any Grantor or any other Person, of any warranties, declarations or conditions of such policies; and,
(iii) The insurers thereunder shall waive all rights of subrogation against Agent, any right of setoff or counterclaim and any other right to deduction, whether by attachment or otherwise; and,
(iv) If such insurance is canceled for any reason whatsoever, including nonpayment of premium, such cancellation shall not be effective as to the Agent until thirty (30) days after receipt by Agent of written notice from such insurer.
(c) Certifications. On the Closing Date, and at each policy renewal, but not less than annually, the Grantors shall provide to the Agent a certification from each insurer or by an authorized representative of each insurer. Such certification shall identify the underwriters, the type of insurance, the limits, deductibles, and term thereof and shall specifically list the special provisions delineated in section (b) above for such insurance required for this Section 3.16.
(d) Intentionally Omitted.
(e) Notice to Agent. The Grantors shall notify the Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 3.16 is taken out by any Credit Party; and promptly deliver to the Agent a copy of such policy or policies.
Borrower shall direct all present and future insurers under its policies of insurance to pay all proceeds payable thereunder with respect to the Collateral directly to Agent for application pursuant to Section 1.2(f) of the EICF Loan Agreement. If any insurance proceeds are paid by check, draft or other instrument payable to Borrower and Agent jointly, Agent may endorse Borrower’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.
3.17 Solvency. Both before and after giving effect to (a) the Loan, the issuance of the Guarantees of the Obligations and the pledge of assets as security therefor by all of the Grantors, (b) the disbursement of the proceeds of the Loan pursuant to the instructions of the Borrower, and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Credit Parties taken as a whole are Solvent.
3.18 Other Financings. Except as disclosed in Disclosure Schedule (3.18) attached hereto, none of the Credit Parties has outstanding as of the Closing Date any Indebtedness.
3.19 Conduct of Business. Each Grantor (a) shall conduct its business substantially as now conducted or as reasonably related, ancillary, complementary, or incidental thereto or as otherwise permitted hereunder, and (b) shall at all times maintain, preserve and protect all of the Collateral and keep the same in good repair, working order and condition and make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with manufacturer specifications and industry practices; provided such Grantor shall not be obligated to comply with the foregoing covenant if, (i) in such Grantor’s reasonable business judgment, such Collateral is no longer economically practicable or commercially desirable to maintain, or used or useful in its business, in each case, in the ordinary course of business and (ii) in the event fair market value of such Collateral, individually or in the aggregate, exceeds $550,000, Agent has given prior written consent (email acceptable) which consent shall not be unreasonably withheld, delayed or denied.

3.20 Further Assurances. At any time and from time to time, upon the written request of Agent and at the sole expense of the Grantors, the Grantors shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Agent may reasonably deem desirable (a) to obtain the full benefits of this Agreement and the other Loan Documents, (b) to protect, preserve and maintain Agent’s rights in any Collateral and security interests or the equivalent under any foreign law, or (c) to enable Agent to exercise all or any of the rights and powers herein granted.
3.21 Collateral/Maintenance of Property.
(a) Each Grantor holds and will continue to hold good title to any of its property constituting the Collateral and none of such property is or will be subject to any Liens except Permitted Liens.
(b) Each Grantor shall (i) maintain and preserve in all material respects in good working order and condition the Collateral and all other of its property necessary in the conduct of its business, and such Collateral shall be maintained in accordance with all manufacturer’s suggested and recommended maintenance procedures, including preventive maintenance, (ii) obtain, maintain and preserve all material rights, permits, licenses, approvals and privileges (including all Permits) necessary, used or useful, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary or appropriate filings with, and give all required notices to, Governmental Authorities, and (iii) maintain the Collateral in compliance with all statutes, laws, ordinances, regulations, standards, directives, orders, judgments and permits (including environmental) issued by any Governmental Authority.
(c) Collateral shall not be located in, in transit to or used by a customer, in any country, state, nation, or territory (i) listed on the Lists or otherwise under United States sanctions for conducting business or (ii) set forth on Schedule E hereto (as such Schedule E may be amended by written notice from time to time by Agent to Borrower on a prospective basis) (each a “Restricted Location”). Upon an amendment to Schedule E pursuant to the forgoing sentence such that Collateral is located in a Restricted Location that was not located in a Restricted Location prior to such amendment, no Grantor shall extend or renew any rental agreements or enter into any new rental agreements which would cause the Collateral to be located in, in transit to or in use in a Restricted Location by a customer of such Grantor and such Grantor shall remove such Collateral from such Restricted Location within fifteen (15) days from the delivery of such notice or, if such Collateral is subject to a rental agreement with a customer of such Grantor at such time, fifteen (15) days from the end of the then current term of such rental agreement.
(d) Real Property. Schedules 8(a) and 8(b) to the Perfection Certificate dated the Closing Date contain a true and complete list of each interest in Real Property (i) owned by any Credit Party as of the date hereof and describes the type of interest therein held by such Credit Party and whether such owned Real Property is leased and if leased whether the underlying lease contains any option to purchase all or any portion of such Real Property or any interest therein or contains any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein and (ii) leased, subleased or otherwise occupied or utilized by any Credit Party, as lessee, sublessee, franchisee or licensee, as of the date hereof and describes the type of interest therein held by such Credit Party and, in each of the cases described in clauses (i) and (ii) of this Section 3.21(d), whether any lease requires the consent of the landlord or tenant thereunder, or other party thereto, to the Transactions.
(e) Collateral located outside the United States. If the Credit Parties collectively own in excess of $1,000,000 in the aggregate of assets or property in any jurisdiction or jurisdictions outside of the United States of America, then the Credit Parties shall promptly (and in any event within 5 Business Days thereafter) notify the Agent in writing of the existence, value, nature and location of such assets. If the Required Lenders request in their absolute discretion, then the Credit Parties shall (i) execute and deliver to the Agent such other documents as the Required Lenders shall reasonably deem necessary to grant to the Agent for the benefit of the Lenders, a Lien on any assets or property in any foreign jurisdiction, which shall be subject to no Liens other than Permitted Liens, (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required hereunder in accordance with all applicable Requirements of Law (including any requirements under the law of any applicable foreign jurisdiction), including the filing of financing statements in such jurisdictions as may be reasonably requested by the Agent, and (iii) otherwise take such actions and execute and/or deliver to the Agent such documents as the Agent shall require to confirm the validity, perfection and priority of the Lien hereunder on such assets or properties. The Credit Parties shall also provide Agent with such information as Agent may reasonably request from time to time regarding any Accounts that are owed to a Credit Party by any account debtor that is not a Person organized under the laws of the United States of America.
3.22 Anti-Terrorism and Anti-Money Laundering Compliance.
(a) No Credit Party and, to the knowledge of the Credit Parties, no Person who owns a controlling interest in or otherwise controls a Credit Party, and no customer of a Credit Party, is (i) listed on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list (“Other Lists” and, collectively with the SDN List, the “Lists”) maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”); or (ii) a Person (a

“Designated Person”) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”). The OFAC Laws and Regulations and the Executive Orders are collectively referred to in this Agreement as the “Anti-Terrorism Laws”. Each of the Credit Parties represents and warrants that it requires, and has taken reasonable measures to ensure compliance with the requirement, that no Person who owns any other direct interest in a Credit Party is or shall be listed on any of the Lists or is or shall be a Designated Person. This Section 3.22 shall not apply to any Person to the extent that such Person’s interest in the Borrower is through a U.S. Publicly-Traded Entity. As used in this Agreement, “U.S. Publicly-Traded Entity” means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a Person.
(b) Each Credit Party represents and warrants that it has taken reasonable measures appropriate to the circumstances (and in any event as required by law), with respect to each holder of a direct or indirect interest in such Credit Party, to assure that funds invested by such holders in the Credit Parties are derived from legal sources (“Anti-Money Laundering Measures”). The Anti-Money Laundering Measures have been undertaken in accordance with the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq. (“BSA”), and all applicable laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957 (collectively with the BSA, “Anti-Money Laundering Laws”).
(c) Each Credit Party represents and warrants to Agent and each Lender, to its actual knowledge after making due inquiry, that no such Credit Party or any holder of a direct or indirect interest in such Credit Party (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering under 18 U.S.C. §§ 1956 and 1957, drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA, (ii) has been assessed civil penalties under any Anti-Money Laundering Laws, or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.
(d) Each Credit Party represents and warrants to Agent and each Lender that it has taken reasonable measures appropriate to the circumstances (in any event as required by law), to ensure that such Credit Party is in compliance with all current and future Anti-Money Laundering Laws and laws, regulations and government guidance for the prevention of terrorism, terrorist financing and drug trafficking.
(e) Each Credit Party and its respective directors, officers and employees and, to the knowledge of the applicable Credit Party, the agents of each Credit Party and their Subsidiaries, are in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, including without limitation the UK Bribery Act, in all material respects. The Credit Parties and their Subsidiaries have instituted and maintained, and shall maintain, policies and procedures designed to ensure continued compliance with the FCPA and any other applicable anti-corruption laws.
3.23 Maintenance of Corporate Existence. Each Credit Party shall preserve and maintain (a) its legal existence and good standing under the laws of the jurisdiction of its incorporation or organization and (b) it rights (charter and statutory), privileges, franchises and Permits necessary or desirable in the conduct of its business, except, in the case of this clause (b), where the failure to do so would not, in the aggregate, have a Material Adverse Effect.
3.24 Compliance with Laws, Etc. Each Credit Party shall comply with all applicable Requirements of Law, Contractual Obligations and Permits, except for such failures to comply that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
3.25 Landlord Agreement. Grantors shall use commercially reasonable best efforts to obtain a landlord waiver from the landlord of their Chief Executive Office, which landlord waiver shall be reasonably satisfactory in form and substance to Agent, within the time period set forth on Schedule F.
3.26 Deposit Accounts; Cash Collateral Accounts.
(a) Borrower and each Guarantor shall maintain a cash management system which is reasonably acceptable to Agent (the “Cash Management System”), which shall operate as set forth in this Section 3.26.
(b) All Proceeds of Collateral held by any Credit Party (other than funds being collected pursuant to the provisions stated below) shall be deposited in one or more bank accounts or securities investment accounts, as set forth on Disclosure Schedule (3.26) or other accounts in form and substance reasonably satisfactory to Agent subject to the terms of this Agreement and the applicable Control Agreements.

(c) The Credit Parties have delivered, or cause to be delivered, to EICF Facility Agent a Control Agreement duly authorized, executed and delivered by each bank where each deposit account (other than an Excluded Account) for the benefit of a Credit Party is maintained (each such account, a “Controlled Account”). None of the Credit Parties shall establish any deposit accounts after the Closing Date into which Proceeds of any Collateral are deposited without the prior consent of Agent. Borrower shall promptly (but in no event later than ten (10) Business Days, or such later date as agreed by Agent with Required Lender consent) deliver, and shall cause each other Credit Party to deliver, to Agent (or, for so long as the EICF Loan Agreement and the Intercreditor Agreement are in effect, EICF Facility Agent) a Control Agreement covering each new deposit account (other than an Excluded Account) that is established after the Closing Date; provided that until such time as such Control Agreement is delivered to Agent (or, for so long as the EICF Loan Agreement and the Intercreditor Agreement are in effect, EICF Facility Agent), such new deposit account shall have a cash balance not to exceed $10,000 at any time.
(d) The Credit Parties and their respective directors, employees and agents shall promptly deposit or cause the same to be deposited, any monies, checks, notes, drafts or any other payment relating to and/or Proceeds of Collateral which come into their possession or under their control in the applicable Controlled Accounts.
(e) Notwithstanding anything to the contrary contained herein, Parent shall (i) establish a new deposit account, which account shall not be subject to a Control Agreement, to receive and hold exclusively the proceeds of the PPP Loan, (ii) not comingle the proceeds of the PPP Loan in such account with any other funds and only to make transfers or disbursements from such account for PPP Forgivable Uses (as defined in the EICF Loan Agreement) and (iii) maintain all records required to be submitted in connection with the forgiveness of the PPP Loan.
3.27 Assets of Parent. Parent represents and warrants that, as of the Closing Date, it has no material assets other than its Ownership Interests of the Borrower and the other assets and contracts described on Disclosure Schedule (3.27). Parent covenants and agrees to transfer and assign free and clear of any Liens and without monetary consideration to one of the Borrowers any Intellectual Property it owns within thirty (30) days after the Closing Date.
3.28 After-acquired Property; Additional Collateral. Each Grantor shall:
(a) Subject to this Section 3.28, with respect to any property acquired after the Closing Date by any Credit Party that is intended to be subject to the Lien created by any of the Loan Documents but is not so subject, promptly (and in any event within thirty (30) days after the acquisition thereof) (i) execute and deliver to the Agent such other documents as the Agent shall reasonably deem necessary or advisable to grant to the Agent for the benefit of the Lenders, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required hereunder in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Agent. The Borrower shall otherwise take such actions and execute and/or deliver to the Agent such documents as the Agent shall reasonably require to confirm the validity, perfection and priority of the Lien hereunder on such after-acquired properties.
(b) As soon as possible (and in any event within twenty (20) days) after the formation of any new domestic Subsidiary of a Credit Party and in any event prior to the transfer of any material assets to such new Subsidiary, or simultaneously with the consummation of acquisition of any new Subsidiary of a Credit Party, (i) deliver to the Agent (or, for so long as the EICF Loan Agreement and the Intercreditor Agreement are in effect, EICF Facility Agent) the original certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Credit Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Credit Party and (ii) cause such new Subsidiary (A) to execute a Joinder Agreement in the form of Exhibit H or such comparable documentation to become a Grantor and Guarantor under this Agreement, and (B) to take all actions necessary or advisable in the opinion of the Agent to cause the Lien created hereunder to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law (including any applicable foreign laws), including the execution by Borrower or the applicable Credit Party of a Joinder Agreement in the form of Exhibit H or such comparable documentation to the applicable Pledge Agreement and the filing of financing statements (or foreign equivalents) in such jurisdictions as may be reasonably requested by the Agent and to the extent such new Subsidiary owns Collateral which is located in the United States.
(c) Promptly grant to the Agent, within thirty (30) days of the acquisition thereof, a security interest in and Mortgage on (i) each Real Property owned in fee by such Credit Party as is acquired by such Credit Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $500,000, as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 5.2). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens or other Liens acceptable to the Agent. The

Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Credit Party shall otherwise take such actions and execute and/or deliver to the Agent such documents as the Agent shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a title policy, a survey and local counsel opinion (in form and substance reasonably satisfactory to the Agent) in respect of such Mortgage).
3.29 Equity Interests and Subsidiaries.
(a) Equity Interests. Schedules 1(a) and 10(a) to the Perfection Certificate dated the Closing Date set forth a list of (i) all the Subsidiaries of Borrower and the other Credit Parties and their jurisdictions of organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date. All Equity Interests of each Credit Party are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Borrower, are owned by Borrower, directly or indirectly through Wholly Owned Subsidiaries. Each Credit Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it hereunder, free of any and all Liens, rights or claims of other persons, except the security interest created by the Loan Documents and by the EICF Loan Agreement (and the “Loan Documents” as defined in the EICF Loan Agreement), and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.
(b) No Consent of Third Parties Required. Other than the approval of the Board of Directors of the issuer of the Equity Interests, no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or priority status of the security interest of the Agent in any Equity Interests pledged to the Agent for the benefit of the Lenders hereunder or the exercise by the Agent of the voting or other rights provided for hereunder or the exercise of remedies in respect thereof.
(c) Organizational Chart. Schedule 10(a) to the Perfection Certificate or any Perfection Certificate Supplement (whichever was most recently delivered to Agent) sets forth an accurate organizational chart, showing the ownership structure of Borrower and each Subsidiary on the Closing Date, and after giving effect to the Transactions, is set forth on Schedule 10(a) to the Perfection Certificate dated the Closing Date.
3.30 Security Documents. Each Loan Document, including any such document delivered pursuant to Sections 3.20 and 3.28 will, upon execution and delivery thereof, be effective to create in favor of the Agent, for the benefit of the Lenders, legal, valid and enforceable perfected Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Agent to the extent required hereunder), such Loan Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens.
3.31 Intentionally Omitted.
3.32 Government Contracts. Except as set forth in Disclosure Schedule (3.32), as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party’s Collateral is subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.
3.33 Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, written threatened termination or cancellation of, or any material adverse modification or change in (a) the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding twelve (12) calendar months caused them to be ranked among the ten (10) largest customers of such Credit Party or (b) the business relationship of any Credit Party with any supplier essential to its operations.
3.34 Bonding; Licenses. Except as set forth in Disclosure Schedule (3.34), as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it.
3.35 Affiliate Transactions. No Credit Party is party to any transaction with any Affiliate of the Borrower or of any Subsidiary of the Borrower, except those permitted by Section 5.7 hereof and those set forth on Disclosure Schedule (3.35).

3.36 Post-Closing Matters. The Credit Parties shall deliver to the Agent, in form and substance reasonably satisfactory to the Agent, the documents or items, or complete the actions, described on Schedule F on or before the dates specified thereon.
3.37 Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
3.38 Notice of Change in Investment Company Status. The Borrower shall provide Agent with prompt written notice of any change with respect to its representation in Section 3.37 above, but in no event later than fifteen (15) days following any such change.
3.39 [reserved].
3.40 Notice of Change in Organization Chart The Borrower shall provide Agent with an updated organizational chart within ten (10) Business Days following a change in the organization of any Credit Party.
3.41 Merger Agreement Representations and Warranties.
(a) (i) The representations and warranties of Parent set forth in Section 5.2(b) (Company Subsidiaries) of the Merger Agreement and Section 5.3(a) (Capitalization Structure) of the Merger Agreement are true and correct in all respects, except for inaccuracies that are de minimis in amount, as of the date of each funding of a Closing Date Term Loan or a Delayed Draw Term Loan (except that those representations and warranties which address matters only as of a particular date need only be so true and correct as of such particular date), (ii) each of the representations and warranties of Parent contained in Section 5.1 (Organization, Standing and Power) of the Merger Agreement, Section 5.2(a) and (c) (Company Subsidiaries) of the Merger Agreement, Section 5.3(b), (c) and (d) (Capitalization Structure) of the Merger Agreement, Section 5.4 (Authority; Execution and Delivery; Enforceability) of the Merger Agreement, Section 5.5 (Requisite Stockholder Approval) of the Merger Agreement, Section 5.22 (Anti-Takeover Provisions) of the Merger Agreement, the first sentence of Section 5.28 (Brokers’ Fees and Expenses) of the Merger Agreement, and Section 5.29 (Opinion of Company Financial Advisor) of the Merger Agreement is true and correct (without giving effect to any references to any “Company Material Adverse Effect” (as defined in the Merger Agreement) or other “materiality” qualifications) in all material respects as of the date of each funding of a Closing Date Term Loan or a Delayed Draw Term Loan as though made on and as of such date (except that those representations and warranties which address matters only as of a particular date need only be so true and correct as of such date), and (iii) any other representations and warranties of Parent contained in Article V of the Merger Agreement, other than those Sections specifically identified in foregoing clause (i) or (ii), is true and correct (without giving effect to any references to any “Company Material Adverse Effect” (as defined in the Merger Agreement) or other “materiality” qualifications) as of the date of each funding of a Closing Date Term Loan or a Delayed Draw Term Loan as though made on and as of such date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date) except where failure to be so true and correct would not, individually or in the aggregate, have a “Company Material Adverse Effect” (as defined in the Merger Agreement);
(b) Parent has complied with or performed in all material respects each covenant, agreement and obligation under the Merger Agreement that Parent is required to comply with or to perform under the Merger Agreement at or prior to the date of each funding of a Closing Date Term Loan or a Delayed Draw Term Loan; and
(c) since the date of this Agreement, there has not occurred a “Company Material Adverse Effect” (as defined in the Merger Agreement) which is continuing as of the date of each funding of a Closing Date Term Loan or a Delayed Draw Term Loan.
4. FINANCIAL MATTERS; REPORTS
4.1 Reports, Notices, and Related Rights.
The Credit Parties shall furnish to the Agent and each Lender:
(a) Monthly Reports. Within thirty (30) days after the last day of each Fiscal Month of the Credit Parties, the balance sheets of the Credit Parties on a consolidated and consolidating basis as at the end of such Fiscal Month and as of the end of the preceding Fiscal Year, and the related statements of operations, the related statements of profits and losses and related statements of cash flows of the Credit Parties on a consolidated basis for such Fiscal Month and for the elapsed portion of the Fiscal Year ended with the last day of such Fiscal Month, and, beginning with the Fiscal Month ending January 31, 2023 and thereafter, which shall set forth in comparative form such figures as at the end of and for such Fiscal Month and appropriate prior period and shall be certified by the Chief Financial Officer of the Borrower to have been prepared in accordance with GAAP and to present fairly in all material respects the financial position of the Credit Parties on a consolidated basis as at the end of such period and the results of operations for such period and for the elapsed portion of the Fiscal Year ended with the last day of such period, subject only to normal year-end and audit adjustments and the absence of footnotes; and
(b) Annual Reports. Within one hundred twenty (120) days after the end of each Fiscal Year of the Credit Parties, the audited consolidated balance sheet of the Credit Parties as of the end of such Fiscal Year and the related audited consolidated statements of operations for such Fiscal Year and for the previous Fiscal Year, the related audited consolidated statements of profits and losses and the related audited consolidated statements of cash flows and stockholders’ equity for such Fiscal Year and for the previous Fiscal Year, which shall be accompanied by an opinion, without a going concern or similar qualification or an exception as to scope, prepared by an independent certified public accountant of recognized national standing reasonably acceptable to Agent;
(c) Cash Balance. Within two (2) Business Days after the end of each Fiscal Month, Borrower will deliver a certificate reporting to Agent the Cash Balance as of the last day of the Fiscal Month just ended, which certificate shall be executed and certified by a Responsible Officer of the Borrower as true and correct;
(d) Budget. Borrower shall deliver to Agent and the Lenders, on a weekly basis, on or prior to the last Business Day of each week, a Budget beginning on the date of delivery thereof (provided that any delivery of a Budget as an attachment to a Delayed Draw Borrowing Request shall satisfy this Section 4.1(c)).
(e) Compliance Certificate. At the time the financial statements are furnished pursuant to Section 4.1(a), a Compliance Certificate in the form attached as Exhibit E executed by a Responsible Officer of the Borrower as to the financial performance of the Credit Parties. The Compliance Certificate shall include a listing of government contracts of the Borrower subject to the Federal Assignment of Claims Act of 1940 or any similar state or municipal law;
(f) Cashflow Report. Borrower shall deliver to Agent and the Lenders (i) a 13- week cash flow forecast for the Credit Parties on a weekly basis, on or prior to the last Business Day of each week for the period of 13 weeks beginning on the first day of the next week, such forecast to be accompanied by a certificate signed by a Responsible Officer of Borrower, in such Person’s capacity as such, to the effect that such forecast has been prepared in good faith consistent with past financial statements of the Credit Parties and based on assumptions believed by such Person to be reasonable as of such date and (ii) such other information as may reasonably be requested by the Agent and the Lenders in connection therewith, including without limitation following Borrower’s weekly cash calls or other meetings on cashflow forecast, a Responsible Officer of Borrower will notify Agent via telephone, for informational purposes, of the discussion and outcome of such calls or meetings;
(g) Responsible Officer’s Certificate Regarding Collateral. Concurrently with any delivery of Financial Statements under Section 4.1(a), a certificate of a Responsible Officer setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement;
(h) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Credit Party with any provincial securities commission or the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said commissions, or with any national securities exchange, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;
(i) Management Letters. Promptly after the receipt thereof by any Credit Party, a copy of any “management letter” received by any such Person from its independent chartered accountants and the management’s responses thereto;
(j) Annual Budgets. Promptly (and in any event within 2 Business Days) after approval by the Board of Directors of Parent (and in no event later than February 28 of each Fiscal Year), (i) a consolidated budget for Credit Parties in form reasonably satisfactory to the Agent, but to include balance sheets, statements of income and sources and uses of cash, capital expenditures, and projected borrowing availability on a consolidated basis under this Agreement, for each Fiscal Quarter of such Fiscal Year prepared in detail and (ii) a financial model for the subsequent Fiscal Year, in each case, prepared in summary form, with appropriate presentation and discussion of the principal assumptions upon which such budget or model is based, accompanied by the statement of a Responsible Officer of Borrower to the effect that each budget and model has been prepared in good faith and based on assumptions believed to be reasonable and, promptly when available, any significant revisions of such budget or model;
(k) Organization. Concurrently with any delivery of Financial Statements under Section 4.1(a), an accurate organizational chart as required by Section 3.29(c), or confirmation that there are no changes to Schedule 10(a) to the Perfection Certificate dated the Closing Date or since the most recent organizational chart delivered to Agent under this Section 4.1(k);
(l) Organizational Documents. Promptly provide copies of any Organizational Documents that have been amended or modified in accordance with the terms hereof and deliver a copy of any notice of default given or received by any Credit Party under any Organizational Document within fifteen (15) days after such Credit Party gives or receives such notice;
(m) Appraisals. At any time after the occurrence of an Event of Default promptly upon the request of the Agent, an appraisal report performed at the expense of Borrower by a nationally recognized appraiser satisfactory to Agent, setting forth in reasonable detail the orderly liquidation value of the Collateral; and

(n) Inspection of Property; Field Examinations and Audits. Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, (a) provide access to such property to Agent as frequently as Agent determines to be appropriate; and (b) permit Agent to conduct field examinations, audit, inspect and make extracts and copies from all of such Credit Party’s books and records, including invoices from and payments to the Credit Parties’ vendors, and evaluate and make verifications of any Collateral in any manner and through any medium that Agent considers advisable, in each instance, at the Credit Parties’ expense; provided the Credit Parties shall only be obligated to reimburse Agent for the expenses for one (1) such field examination, audit and inspection per year or at any time if an Event of Default has occurred and is continuing.
4.2 [reserved]
4.3 Other Reports and Information. The Grantors shall advise Agent and each Lender in reasonable detail promptly after becoming aware of: (a) any Lien, other than Permitted Liens, attaching to or asserted against any of the Collateral or any occurrence causing a material loss or decline in value of any Collateral and the estimated (or actual, if available) amount of such loss or decline; (b) any material change in the composition of the Collateral; and (c) the occurrence of any Event of Default or other event that has had or would reasonably be expected to have a Material Adverse Effect. The Grantors shall, upon the reasonable request of Agent or any Lender, furnish to Agent and Lenders such other reports and information in connection with the affairs, business, financial condition, operations, prospects or management of Borrower or any other Grantor or the Collateral, all in reasonable detail.
5. NEGATIVE COVENANTS
Borrower and each Credit Party executing this Agreement covenants and agrees (for itself and each other Credit Party) that, without Agent’s prior written consent, from the Closing Date until the Termination Date, neither Borrower nor any other Credit Party shall, directly or indirectly, by operation of law or otherwise (provided that, before the Trigger Date, Credit Parties are not bound by any of such covenants and agreements, other than Key covenants):
5.1 Indebtedness. Create, incur, assume or permit to exist any Indebtedness, except: (a) the Obligations, (b) Indebtedness existing as of the Closing Date set forth in Disclosure Schedule (3.18), (c) by endorsement of instruments or items of payment for deposit to the general account of such Credit Party, (d) for Guaranteed Indebtedness incurred for the benefit of Borrower if the primary obligation is permitted by this Agreement, (e) Indebtedness arising under that certain Note Purchase Agreement in an amount not to exceed $30,000,000, provided that such Indebtedness is at all times subordinated to the Obligations pursuant to the terms of the Subordination Agreement and provided that each of the holders thereof have executed and delivered the Subordination Agreement, (f) the PPP Loan, provided that Parent shall (i) use all of the proceeds of the PPP Loan exclusively for the PPP Forgivable Uses in the manner required under the PPP Rule to obtain forgiveness of the largest possible amount of the PPP Loan, (ii) use commercially reasonable efforts to conduct its business in a manner that maximizes the amount of the PPP Loan that is forgiven, (iii) apply for forgiveness of the PPP Loan in accordance with regulations implementing Section 1106 of the PPP Rule within thirty (30) days (or such longer period as the Agent may agree to in its sole discretion) after the last day of the eight (8) week period immediately following the date of funding of the PPP Loan and (iv) provide the Agent with a copy of its application for forgiveness and all supporting documentation required by the Small Business Administration or Continental Bank in connection with the forgiveness of the PPP Loan, and (g) additional Indebtedness (including Purchase Money Obligations) incurred after the Closing Date in an aggregate outstanding amount for all such Credit Parties combined not exceeding $550,000.
5.2 Liens. Incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of its property, whether now owned or hereafter acquired, or assign any right to receive income or profits, except for Permitted Liens.
5.3 Investments; Fundamental Changes. Merge or amalgamate with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or make any investment in or make any loan or advance to, any Person; except, (a) the De-SPAC First Merger and the De-SPAC Second Merger, (b) as expressly permitted by Section 5.7 below, (c) investments or loans existing as of the Closing Date and set forth in Disclosure Schedule (5.3), and (d) any Credit Party may form any direct or indirect Subsidiary after the Closing Date so long as within ten (10) Business Days after such formation, such Subsidiary becomes a Guarantor hereunder and grants to Agent a Lien in all of its rights, title and interests in, to and under its Collateral to secure the Obligations for the benefit of the Lenders, all pursuant to written documentation in form and substance reasonably satisfactory to Agent in accordance with Sections 1.12 and 3.28; provided, that no Credit Party shall transfer any assets or property to a new Subsidiary until all requirements of Sections 1.12 and 3.28 have been met for such new Subsidiary, (e) any capital contributions in, or loans or advances to, Volta Canada Inc., a corporation organized under the laws of Quebec, Canada (“Volta Canada”) (“Volta Canada Investments”), (i) that have been made prior to August 24, 2021 in an aggregate amount not exceeding an estimated $171,474.00, or (ii) made after January 1, 2022 to the extent the aggregate amount of Volta Canada Investments made after January 1, 2022 do not exceed $6,856,459 in the aggregate at any time, provided that immediately before and immediately after giving pro forma effect to the making of any such Volta Canada Investment, no Default or Event of Default shall have occurred and be continuing; (f) any capital contributions in, or loans or advances to, Volta Charging Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany (“Volta Germany”) (“Volta Germany Investments”), (i) that have been made prior to August 24, 2021 in an aggregate amount not exceeding an estimated $874,537.00, or (ii) made after January 1, 2022 to the extent the aggregate amount of Volta Germany Investments made after January 1, 2022 do not exceed $89,229,382 in the aggregate at any time, provided that immediately before and immediately after giving pro forma effect to the making of any such Volta Germany Investment, no Default or Event of Default shall have occurred and be continuing; (g) any capital contributions in, or loans or advances to, Volta France SARL, a limited liability company (Société A Responsabilité Limitée) organized under the laws of France (“Volta France”) (“Volta France Investments”), (i) that have been made prior to August 24, 2021 in an aggregate amount not exceeding an estimated $51,086.00, or (ii) made after January 1, 2022 to the extent the aggregate amount of Volta France Investments made after January 1, 2022 do not exceed $78,329,815 in the aggregate at any time, provided that immediately before and immediately after giving pro forma effect to the making of any such Volta France Investment, no Default or Event of Default shall have occurred and be continuing; or (h) any capital contributions in, or loans or advances to, Rakko Holding B.V., a private limited liability company organized under the laws of the Netherlands, and Volta Rakko B.V., a private limited liability company organized under the laws of the Netherlands (such entities, individually and collectively, “Volta Netherlands”) (“Volta Netherlands Investments”), (i) to the extent the aggregate amount of Volta Netherlands Investments made, whether prior to or after May 11, 2022, do not exceed $250,000 in the aggregate at any time, provided that immediately before and immediately after giving pro forma effect to the making of any such Volta Netherlands Investment after May 11, 2022, no Default or Event of Default shall have occurred and be continuing. For the avoidance of doubt, no Credit Party shall make any investment in or make any loan or advance to, any Person located outside of the United States without the prior written consent of Required Lenders other than as expressly set forth above in this Section 5.3.
5.4 Asset Sales. Sell, transfer, convey, assign, issue or otherwise dispose any of its assets or properties (including its accounts or any shares of its Stock) or engage in any sale-leaseback, synthetic lease or similar transaction, including without limitation the Collateral or Loan proceeds; provided, however, that (i) any Grantor may transfer any of its Collateral to any other Grantor, provided such Collateral remains subject to the Liens of Agent under this Agreement to secure the Obligations, (ii) Volta Services may enter into the Permitted Brookfield Sales and Other Permitted Sales, (iii) any Grantor may dispose of Collateral that is, in the applicable Grantor’s reasonable business judgment, no longer economically practicable or commercially desirable to maintain, or used or useful in its business, in each case, in the ordinary course of business; provided that, with respect to Collateral that has a fair market value in excess of $550,000, Agent has given prior written consent (email acceptable) which consent shall not be unreasonably withheld, delayed or denied, and (iv) Parent may issue Stock pursuant to an ATM Transaction, the Net Cash Proceeds (as defined in the EICF Loan Agreement) of which shall be used for general corporate purposes to the extent not otherwise prohibited by this Agreement, provided that, if required under Section 1.2(c) of the EICF Loan Agreement, the Credit Parties shall apply the Net Cash Proceeds (as defined in the EICF Loan Agreement) of such ATM Transaction as a Mandatory Prepayment (as defined in the EICF Loan Agreement) in accordance with Section 1.2(c) of the EICF Loan Agreement.
5.5 Restricted Payments. Make or permit any Restricted Payment.
5.6 Changes in Nature of Business. Make any changes in any of its business that would reasonably be expected to adversely affect repayment of the Obligations or would reasonably be expected to have a Material Adverse Effect, or engage in any business other than (a) that presently engaged in or (b) any business reasonably related, ancillary, complementary, or incidental thereto and reasonable extensions thereof.
5.7 Transactions with Affiliates. Enter into any lending, borrowing or other commercial transaction with any of its employees, directors, or Affiliates other than (a) loans or advances to employees in the ordinary course of business in an aggregate outstanding amount not exceeding $550,000 at any time and (b) transactions entered on arms-length terms as would be obtained in a transaction between parties that are not Affiliates or set forth on Disclosure Schedule (3.35).
5.8 Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments. Incur or otherwise suffer to exist or become effective or remain liable on or responsible for any Contractual Obligation limiting or restricting the ability of (a) any Credit Party to make Restricted Payments to, or investments in, or repay Indebtedness of, or otherwise sell property to, any Credit Party or (b) any Credit Party to incur or suffer to exist any Lien upon any property of any Credit Party, whether now owned or hereafter acquired, securing any of its Obligations (including any such limitation or restriction in the form of any “equal and ratable” clause and any similar Contractual Obligation requiring, when a Lien is granted on any property, another Lien to be granted on such property or any other property), except, for each of clauses (a) and (b) above, (x) pursuant to the Loan Documents, (y) limitations on Liens (other than those securing any Obligation) on any property whose acquisition, repair, improvement or construction is financed by Purchase Money Indebtedness in reliance upon Section 5.1(b) or (e) set forth in the Contractual Obligations governing such Indebtedness with respect thereto and (z) pursuant to the Merger Agreement or the EICF Loan Agreement (and the “Loan Documents” as defined in the EICF Loan Agreement).

5.9 Modification of Certain Documents. Amend, waive, or otherwise modify (a) its charter or by-laws or other Organizational Documents other than in connection with the issuance of Equity Interests by Parent permitted by this Agreement or (b) the Brookfield Master Sale Agreement or any agreements governing Other Permitted Sales in a manner material and adverse to the Agent or the Lenders.
5.10 Accounting Changes; Fiscal Year. Change its (a) accounting treatment or reporting practices, except as required by GAAP or any Requirement of Law or (b) its Fiscal Year or its method for determining Fiscal Quarters.
5.11 Changes to Name, Locations, Etc. Change (i) its name, Chief Executive Office, corporate offices from those set forth on Disclosure Schedule (3.2), (ii) its warehouses or other Collateral locations, or location of its records concerning the Collateral from those locations set forth on Disclosure Schedule (3.2); provided, that any Credit Party may change the location of electric charging stations in the ordinary course of business, (iii) the type of legal entity that it is, (iv) its organization identification number, if any, issued by its state of incorporation or organization or (v) its state of incorporation or organization from that set forth on Disclosure Schedule (3.2).
5.12 Bank Accounts. (a) Establish any depository or other bank account of any kind with any financial institution (other than the accounts set forth on Disclosure Schedule (3.26)) or (b) close or permit to be closed any of the accounts listed on Disclosure Schedule (3.26) in each case, without Agent’s prior written consent.
5.13 Margin Regulations. Use all or any portion of the proceeds of any credit extended hereunder to purchase or carry Margin Stock in contravention of Regulation U of the Federal Reserve Board.
5.14 Compliance with ERISA. No Credit Party or ERISA Affiliate shall cause or suffer to exist (a) any event that would reasonably be expected to result in the imposition of a Lien upon the assets of any Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, reasonably be expected to result in liabilities of the Credit Parties in excess of $550,000.
5.15 Hazardous Materials. Cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Property owned, leased, subleased or otherwise operated by any Credit Party that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Credit Party), other than such violations, Environmental Liabilities and effects that would not, in the aggregate, have a Material Adverse Effect.
5.16 Parent. Parent shall not (a) acquire any intellectual property, electric vehicle charging stations or other material assets with an aggregate fair market value in excess of $1,100,000 or enter into any new agreements other the Merger Agreement and other than agreements related to employment, administrative operations, issuance of equity, Parent’s ownership of the Borrowers, or other agreements similar in subject matter to those agreements described on Disclosure Schedule (3.27), and (b) accept or receive any dividends, property, cash or Cash Equivalents or other assets from any other Credit Party other than in the ordinary course of business.
5.17 Use of Proceeds. Use all or any of the proceeds of any Loans other than as set forth in Section 1.3.
5.18 Compliance with Anti-Terrorism Laws.
(a) Directly or indirectly, in connection with the Loans, knowingly (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
(b) Directly or indirectly, in connection with the Loans, knowingly cause or permit any of the funds of such Credit Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Anti-Terrorism Law.
(c) Knowingly cause or permit (i) an Embargoed Person to have any direct or indirect interest in or benefit of any nature whatsoever in the Credit Parties or (ii) any of the funds or properties of the Credit Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, an Embargoed Person.
(d) Deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Credit Parties’ compliance with this Section 5.18.

(e) The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law.
5.19 Sale-Leasebacks. Permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets. For the avoidance of doubt, Permitted Brookfield Sales and Other Permitted Sales shall not be prohibited by this Section 5.19.
5.20 Leases. Enter as lessee into any lease arrangement for real property to be used by any Credit Party as a Chief Executive Office, other office space or warehouse, if after giving effect thereto, the aggregate annual rental payments for all such leased properties would exceed $1,320,000 in the aggregate in any Fiscal Year. For the avoidance of doubt, this Section 5.20 shall not apply to any lease arrangement for real property used as an electric vehicle charging station location.
5.21 Compensation. Except as set forth on Disclosure Schedule (5.21), no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, pay any management, consulting or similar fees to any Affiliate of any Credit Party or to any officer, director or employee of any Credit Party or any Affiliate of any Credit Party except, in each case, payment of reasonable compensation for actual services rendered to the Credit Parties and their Subsidiaries in the ordinary course of business.
5.22 Approval of Expenses. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, pay any expenditure in excess of $100,000 not contemplated by a Budget.
6. SECURITY INTEREST
6.1 Grant of Security Interest.
(a) As collateral security for the prompt and complete payment and performance of the Obligations, each of Borrower and each other Credit Party executing this Agreement hereby grants to Agent for the benefit of the Lenders a security interest in and Lien upon all of its property and assets, whether real or personal, tangible or intangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title, or interest, including all of the following property in which it now has or at any time in the future may acquire any right, title or interest:
(i) all Accounts;
(ii) all deposit accounts;
(iii) all other bank accounts and all funds on deposit therein; all money, cash and cash equivalents;
(iv) all investment property;
(v) all Stock and all Distributions in respect thereof;
(vi) all goods (including, without limitation, inventory, equipment, and fixtures);
(vii) all chattel paper, documents and instruments;
(viii) all Books and Records;
(ix) all general intangibles (including, without limitation, all Intellectual Property, Intellectual Property applications, contract rights, choses in action, payment intangibles, licenses, Permits, and software, and all rights and interests under any key man life insurance policies);
(x) all letter-of-credit rights;
(xi) all commercial tort claims;
(xii) all property, including all property of every description, in custody or in transit for any purpose, including safekeeping, collection or pledge, for the account of Borrower or any Credit Party or to which Borrower or any Credit Party may have any right or power, including but not limited to cash;
(xiii) all other goods (including but not limited to fixtures) and personal property, whether tangible or intangible and wherever located;
(xiv) all supporting obligations and consents and agreements of any kind or nature that are material to the operation, management, maintenance and conduct of any Credit Party;
(xv) all Real Property of every kind and nature, including leases; and

(xvi) to the extent not otherwise included, all Proceeds, tort claims, insurance claims and other rights to payment not otherwise included in the foregoing and products of all and any of the foregoing and all accessions to, substitutions and replacements for, and rents and profits of, each of the foregoing (all of the foregoing, collectively, the “Collateral”).
Notwithstanding the foregoing, “Collateral” shall not include: (i) any property, aircraft, motor vehicles and other assets subject to certificates of title; (ii) any “intent-to-use” application unless and until a “statement of use” or “amendment to allege use” is filed and accepted by the U.S. Patent and Trademark Office or any other filing is made or circumstances otherwise change so that the interests of the applicable Grantor in such trademarks is no longer on an “intent-to-use” basis, at which time such trademarks shall automatically be deemed “Collateral” hereunder; (iii) (A) assets if the granting of a security interest in such asset would (x) be prohibited by any applicable Requirement of Law or (y) trigger termination of any agreement, document or instrument pursuant to any “change of control” or similar provision and (B) any contract, license, franchise or other agreement to the extent the pledge of such agreement is expressly prohibited by the terms thereof (provided that such contractual restriction shall not have been created in contemplation of this restriction); provided, however, the foregoing exclusions in this clause (iii) shall in no way be construed (A) to apply if any such prohibition would be rendered ineffective under the UCC (including Sections 9-406, 9-407 and 9-408 thereof) or other applicable Requirement of Law (including the United States bankruptcy code) or principles of equity, (B) so as to limit, impair or otherwise affect Agent’s unconditional continuing Liens upon any rights or interests of any Grantor in or to the Proceeds thereof (including proceeds from the sale, license, lease or other disposition thereof), including monies due or to become due under any such lease, license, contract, or agreement (including any Accounts or other Receivables), or (C) to apply at such time as the condition causing such prohibition shall be remedied and, to the extent severable, “Collateral” shall include any portion of such lease, license, franchise, contract, or agreement, or assets subject thereto that does not result in such prohibition; (iv) Excluded Accounts; (v) any property and assets the pledge of which would require governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained); (vi) unless such assets are required to be subject to a Lien in favor of the Agent for the benefit of the Lenders pursuant to Section 3.21(e), assets located outside the United States or the pledge of which would require registration or other action outside the United States; (vii) [reserved]; (viii) [reserved]; and (ix) assets in circumstances where Borrower and Agent determine in their reasonable discretion that the cost, burden or consequences (including material adverse tax consequences) of obtaining or perfecting a security interest in such assets is excessive in relation to the practical benefit afforded thereby; provided, that for the avoidance of doubt, no Grantor shall be required to enter into any foreign- law governed security documents in connection with any share pledge, intellectual property registered in any non-U.S. jurisdiction or any other grant of security interest, in each case under this provided clause except if assets of a Grantor are required to be subject to a Lien in favor of the Agent for the benefit of the Lenders pursuant to Section 3.21(e). Notwithstanding anything herein to the contrary or any other Loan Document, no Grantor shall be required to make any filings, enter into any documents or agreements or take any other actions to grant, record or perfect a security interest or Lien in the Collateral in, or deliver any legal opinions covered by, any jurisdiction other than in the United States or any of its states, including on any Collateral located outside of the United States, except if assets of a Grantor are required to be subject to a Lien in favor of the Agent for the benefit of the Lenders pursuant to Section 3.21(e).
(b) Borrower, Agent, each Lender and each other Grantor agrees that this Agreement creates, and is intended to create, valid and continuing Liens upon the Collateral in favor of Agent for the benefit of the Lenders. Each Grantor represents, warrants and promises to Agent and each Lender that: (i) such Grantor has rights in and the power to transfer each item of the Collateral upon which it purports to grant a Lien pursuant to this Agreement, free and clear of any and all Liens or claims of others, other than Permitted Liens; (ii) the security interests granted pursuant to this Agreement, upon completion of the filings and other actions listed on Disclosure Schedule (6.1) (which, in the case of all filings and other documents referred to in said Schedule, have been delivered to the Agent in duly executed form) and the filing of UCC-1 financing statements with respect to the Collateral, will constitute valid perfected security interests in all of the Collateral in favor of Agent for the benefit of the Lenders as security for the prompt and complete payment and performance of the Obligations, enforceable in accordance with the terms hereof against any and all creditors of and purchasers from any Grantor and such security interests are prior to all other Liens on the Collateral in existence on the date hereof except for Permitted Liens that have priority by operation of law; and (iii) no effective security agreement, mortgage, deed of trust, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is or will be on file or of record in any public office, except those relating to Permitted Liens. Each Grantor promises to defend the right, title and interest of Agent in and to the Collateral against the claims and demands of all Persons.
(c) Each Credit Party confirms that value has been given by the Agent to each such Credit Party, that each Credit Party has rights in the Collateral (other than after-acquired property) and that each Credit Party and the Agent have not agreed to postpone the time for attachment of the security interests created by this Agreement to any of the Collateral. The security interests created by this Agreement are intended to attach to: (i) existing Collateral when each Credit Party executes this Agreement, and (ii) Collateral subsequently acquired by each Credit Party immediately upon each such Credit Party acquiring any rights in such Collateral.

6.2 Priority. Each party hereto acknowledges that the liens hereunder granted are second priority liens pursuant to and subject to the conditions set forth in the Intercreditor Agreement.
6.3 Agent’s Appointment as Attorney-in-fact. As contemplated hereby, each Grantor shall execute and deliver a Power of Attorney in the form attached as Exhibit D. The power of attorney granted pursuant to the Power of Attorney and all powers granted under any Loan Document are powers coupled with an interest and shall be irrevocable until the Termination Date. The powers conferred on Agent under each Power of Attorney are solely to protect Agent’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Agent agrees not to exercise any power or authority granted under the Power of Attorney unless a Remedies Event has occurred. Each Grantor also hereby (i) authorizes Agent to file any financing statements, continuation statements or amendments thereto that (x) cover the Collateral, and (y) contain any other information required by Part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment and (ii) ratifies its authorization for Agent to have filed any such financing statements, if filed prior to the date hereof. Each Grantor acknowledges that, until the Obligations have been repaid in full, it is not authorized to file any financing statement or amendment or termination statement with respect to any such financing statement without the prior written consent of Agent and agrees that it will not do so without the prior written consent of Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the Code.
6.4 Grant of License to Use Intellectual Property Collateral. Solely for the purpose of enabling Agent to exercise rights and remedies under Section 7.2 hereof for the benefit of the Lenders (including, without limiting the terms of Section 7.2 hereof, in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell or otherwise dispose of Collateral) following a Remedies Event, each Grantor hereby grants to Agent an irrevocable, non-exclusive license (exercisable following a Remedies Event without payment of royalty or other compensation to such Grantor) to use, transfer, license or sublicense any Intellectual Property relating to any of the Collateral now owned, licensed to, or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, and represents, promises and agrees that any such license or sublicense is not and will not be in conflict with the contractual or commercial rights of any third Person; provided, that such license will terminate on the Termination Date.
6.5 Commercial Tort Claims. As of the date hereof, each Credit Party hereby represents and warrants that it holds no commercial tort claims other than those listed in Schedule 13 to the Perfection Certificate. If any Credit Party shall at any time hold or acquire a commercial tort claim, such Credit Party shall immediately notify Agent in writing signed by such Credit Party of the brief details thereof and grant to Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent. The requirement in the preceding sentence shall not apply to the extent that the amount of such commercial tort claim, together with the amount of all other commercial tort claims held by any Credit Party in which Agent does not have a security interest, does not exceed $500,000 in the aggregate for all Credit Parties.
6.6 Duties of Agent. Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as Agent deals with similar property for its own account. The powers conferred on Agent hereunder are solely to protect Agent’s interest in the Collateral and shall not impose any duty upon Agent to exercise any such powers. Agent shall be accountable only for amounts that it receives as a result of the exercise of such powers, and neither it nor any of its Related Persons shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. In addition, Agent shall not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehousemen, carrier, forwarding agency, consignee or other bailee if such Person has been selected by Agent in good faith.
7. EVENTS OF DEFAULT: RIGHTS AND REMEDIES
7.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder which shall be deemed to be continuing until waived in writing by Agent in accordance with Section 9.3 or cured in accordance with the terms and conditions of this Agreement (provided that, before the Trigger Date, the following Events of Default shall be inapplicable, other than the Key Events of Default):
(a) Borrower shall fail to pay the principal in respect of the Loan when due and payable or declared due and payable in accordance with the terms hereof; or the Borrower shall fail to pay interest in respect of the Loan within three (3) Business Days after such interest becomes due and payable in accordance with the terms hereof; or Borrower shall fail to pay any other Obligations within five (5) Business Days after any such other Obligation becomes due and payable in accordance with the terms hereof or any other Loan Document; or

(b) any Key representation or warranty in this Agreement or any other Loan Document, or in any written statement pursuant hereto or thereto, or in any report, financial statement or certificate made or delivered to Agent by any Borrower or any other Credit Party shall be untrue or incorrect in any material respect as of the date when made or deemed made, regardless of whether such breach involves a representation or warranty with respect to a Credit Party that has not signed this Agreement; or
(c) any Borrower or any other Credit Party shall fail or neglect to perform, keep or observe any Key covenant contained in Section 3.1(a)(i)(A), Section 3.16, Section 3.21, Section 3.22, Section 3.23, Section 3.36, Section 4.1, Section 4.3, each subsection of Section 5, and each subsection of Section 6 of this Agreement; or
(d) any Borrower or any other Credit Party shall fail or neglect to perform, keep or observe any Key covenant contained in Section 3.28 of this Agreement, and such failure or neglect shall continue unremedied for a period of five (5) Business Days; or
(e) any Borrower or any other Credit Party shall fail or neglect to perform, keep or observe any Key covenant contained in this Agreement or any of the other Loan Documents (other than as specified in paragraphs (a) through (d) above), and such failure or neglect shall continue unremedied for a period of thirty (30) days; or
(f) an event of default shall occur under any Contractual Obligation (other than the EICF Loan Agreement and the “Loan Documents” (as defined in the EICF Loan Agreement), which shall be subject to clause (q) below) of any Borrower or any other Credit Party (other than this Agreement and the other Loan Documents), and such event of default (i) involves the failure to make any payment (whether or not such payment is blocked pursuant to the terms of an intercreditor agreement or otherwise), whether of principal, interest or otherwise, and whether due by scheduled maturity, required prepayment, acceleration, demand or otherwise and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto, in respect of any Indebtedness (other than the Obligations) of such Person in an aggregate original principal amount exceeding $550,000, or (ii) causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness, or a portion thereof, in an aggregate original principal amount exceeding $550,000 to become due prior to its stated maturity or prior to its regularly scheduled date of payment; or
(g) there shall be commenced against any Borrower or any other Credit Party any Litigation seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that remains unstayed, undismissed or unbonded for sixty (60) consecutive days; or any Borrower or any other Credit Party shall have concealed, removed or permitted to be concealed or removed, any part of its property with intent to hinder, delay or defraud any of its creditors or made or suffered a transfer of any of its property or the incurring of an obligation that may be fraudulent under any bankruptcy, fraudulent transfer or other similar law; or
(h) a case or proceeding shall have been commenced involuntarily against any Borrower or any other Credit Party in a court having competent jurisdiction seeking a decree or order: (i) under the United States Bankruptcy Code or any other applicable Federal, state or foreign bankruptcy or other similar law, and seeking either (x) the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Person or of any substantial part of its properties, or (y) the reorganization or winding up or liquidation of the affairs of any such Person, and such case or proceeding shall remain undismissed, unstayed or unbonded for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding; or (ii) invalidating or denying any Person’s right, power, or competence to enter into or perform any of its obligations under any Loan Document or invalidating or denying the validity or enforceability of this Agreement or any other Loan Document or any action taken hereunder or thereunder; or
(i) any Borrower or any other Credit Party shall (i) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it or seeking appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for it or any substantial part of its properties, (ii) make a general assignment for the benefit of creditors, (iii) consent to or take any action in furtherance of, or, indicating its consent to, approval of, or acquiescence in, any of the acts set forth Section 7.1(h) or clause (i) or (ii) of this Section 7.1(i), or (iv) shall admit in writing its inability to, or shall be generally unable to, pay its debts as such debts become due; or
(j) a final judgment or judgments for the payment of money in excess of $550,000 in the aggregate shall be rendered against any Borrower or any other Credit Party, unless the same shall be (i) fully covered by insurance and the issuer(s) of the applicable policies have not disclaimed coverage, or (ii) vacated, stayed, bonded, paid or discharged within a period of thirty (30) days from the date of such judgment; or
(k) any provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms, or any Lien granted, or intended by the Loan Documents to be granted, to Agent for the benefit of the Lenders shall cease to be a valid and perfected Lien having the first priority (or a lesser priority if expressly permitted in the Loan Documents) in any of the Collateral (or any Credit Party shall so assert any of the foregoing); or

(l) a Change of Control shall have occurred with respect to any Credit Party; or
(m) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred and are then continuing, would reasonably be expected to have Material Adverse Effect; or
(n) any event occurs, whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed with respect to any property or facilities of the Credit Parties generating more than fifty percent (50%) of Borrower’s consolidated revenue for the Fiscal Year preceding such event and such cessation or curtailment continues for more than thirty (30) days; or
(o) an event of default shall occur under any other Loan Document; or
(p) if the obligation of any Guarantor under its Guarantee or under any of the Loan Documents is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement); or
(q) an “Event of Default” under and as defined in the EICF Loan Agreement (other than any that has occurred and is continuing on the date hereof, for so long as the lenders under the EICF Loan Agreement are forbearing from exercising remedies against the Collateral (as defined in the EICF Loan Agreement) in respect thereof) has occurred and the “Required Lenders” thereunder have elected to accelerate the loans thereunder or otherwise exercise remedies against the Collateral (as defined in the EICF Loan Agreement); or
(r) any Merger Agreement Termination Event has occurred and, except in the case of any such event resulting from acceptance of a Superior Proposal, sixty (60) days have passed since such occurrence.
7.2 Remedies.
(a) If any Merger Agreement Termination Event shall have occurred (and, except for those triggered by a person not a party to the Merger Agreement or affiliated with Shell Parent having made a Superior Proposal, such event shall be continuing for a period in excess of sixty (60) consecutive days), Agent may, and at the direction of Required Lenders, shall, take any one or more of the following actions: (i) by notice to Borrower declare all or any portion of the Obligations to be forthwith due and payable, whereupon such Obligations shall become and be due and payable; or (ii) exercise any rights and remedies provided to Agent for the benefit of the Lenders under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of any Event of Default described in Section 7.1(h)(i) or 7.1(i), the Obligations shall become immediately due and payable (and any obligation of the Lenders to make the Loan, if not previously terminated, shall immediately be terminated) without declaration, notice or demand by Agent.
(b) Without limiting the generality of the foregoing, each Grantor expressly agrees that upon the occurrence of any Merger Agreement Termination Event (which, except for those triggered by a person not a party to the Merger Agreement or affiliated with Shell Parent having made a Superior Proposal, shall be continuing for a period in excess of sixty (60) consecutive days) or Event of Default described in Section 7.1(h)(i) or 7.1(i) (each, a “Remedies Event”), Agent may collect, receive, assemble, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Agent shall have the right upon any such public sale, to the extent permitted by law, to purchase for the benefit of the Lenders the whole or any part of said Collateral so sold, free of any right of equity of redemption, which right each Grantor hereby releases. Such sales may be adjourned, or continued from time to time with or without notice. Agent shall have the right to conduct such sales on any Grantor’s premises or elsewhere and shall have the right to use any Grantor’s premises without rent or other charge for such sales or other action with respect to the Collateral for such time as Agent deems necessary or advisable.
(c) Upon any Remedies Event and at Agent’s request, Borrower and each other Grantor further agrees, to assemble the Collateral and make it available to Agent at places that Agent shall reasonably select, whether at its premises or elsewhere. Following a Remedies Event, until Agent is able to effect a sale, lease, or other disposition of the Collateral, Agent shall have the right to complete, assemble, use or operate the Collateral or any part thereof, to the extent that Agent deems appropriate, for the purpose of preserving such Collateral or its value or for any other purpose. Agent shall have no obligation to any Grantor to maintain or preserve the rights of any Grantor as against third parties with respect to any Collateral while such Collateral is in the possession of Agent. Following a Remedies Event, Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of Agent’s or the Lenders’ remedies with respect thereto without prior notice or hearing. To the maximum extent permitted by applicable law, Borrower and each other Grantor waives all claims, damages, and demands against Agent, each Lender, their Affiliates, agents, and the officers and employees of any of them arising out of the repossession, retention or sale of any Collateral except such as are determined in a final judgment by a court of competent jurisdiction to have arisen solely out of the gross negligence or willful misconduct of such Person. Borrower and each other Grantor agrees that ten (10) days’ prior notice by Agent to such Grantor of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters. Borrower and each other Grantor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which Agent and each Lender are entitled.
(d) Agent’s and each Lender’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent and each Lender may have under any Loan Document or at law or in equity. Recourse to the Collateral shall not be required. All provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited, to the extent necessary, so that they do not render this Agreement invalid or unenforceable, in whole or in part.
7.3 Waivers by Credit Parties. Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, Borrower and each other Credit Party executing this Agreement waives: (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Loan Documents; (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, any Collateral or any bond or security that might be required by any court prior to allowing Agent or any Lender to exercise any of their remedies; and (c) the benefit of all valuation, appraisal, marshaling and exemption laws. Borrower and each other Credit Party executing this Agreement acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Loan Documents and the transactions evidenced hereby and thereby.
7.4 Proceeds. The Proceeds of any sale, disposition or other realization upon any Collateral following a Remedies Event shall be applied by Agent upon receipt to the Obligations as set forth in Section 1.8 of this Agreement and after the indefeasible payment and satisfaction in full in cash of all of the Obligations, and after the payment by Agent of any other amount required by any provision of law, including Sections 9-608(a)(1) and 9-615(a)(3) of the Code (but only after Agent has received what Agent considers reasonable proof of a subordinate party’s security interest), the surplus, if any, shall be paid to the applicable Grantor or its representatives or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. In the event that any such Proceeds are insufficient to pay the Obligations in full, the Credit Parties shall remain liable, jointly and severally, for any deficiency.
8. SUCCESSORS AND ASSIGNS
(a) Each Loan Document shall be binding on and shall inure to the benefit of Borrower and each other Credit Party executing such Loan Document, Agent, each Lender, and their respective successors and assigns, except as otherwise provided herein or therein. If more than one party signs this instrument as Borrower, then the term “Borrower” as used herein shall mean all of such parties, jointly and severally. Neither Borrower nor any other Credit Party may assign, transfer, hypothecate, delegate or otherwise convey its rights, benefits, obligations or duties under any Loan Document without the prior express written consent of Agent (at the direction of Required Lenders). Any such purported conveyance by Borrower or such Credit Party without the prior express written consent of Agent shall be void. There shall be no third party beneficiaries of any of the terms and provisions of any of the Loan Documents. Each Lender reserves the right at any time create and sell participations in the Loan and the Loan Documents to any other Person (a “Participant”) without the consent of any Credit Party and, with the prior written consent of Borrower (provided such consent shall (i) following the occurrence of a Merger Agreement Termination Event, not be unreasonably withheld, conditioned or delayed, (ii) be deemed given if Borrower does not respond to a request for consent within five (5) Business Days from the date of such request, (iii) not be required in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund and (iv) following the occurrence of a Merger Agreement Termination Event, shall not be required if an Event of Default has occurred and is continuing) to sell, transfer or assign any or all of its rights in the Loan and under the Loan Documents to any other Person (an “Assignee”). Notwithstanding anything herein to the contrary contained herein, no consent is required for any assignment by Agent or any Lender, in the event that any person (such person, a “New Buyer”) not a party to the Merger Agreement or affiliated with Shell Parent has made a Superior Proposal that has been accepted by Parent in accordance with Section 9.1(d) of the Merger Agreement, for an assignment to New Buyer or an affiliate thereof. Any such sale, transfer or assignment shall be effected by a written assignment agreement substantially in the form of Exhibit J attached hereto (an “Assignment Agreement”) delivered by such Assignee to Agent and such Assignee shall pay to Agent an assignment fee in the amount of $3,500, which shall be paid to the Agent on the effective date of each such Assignment Agreement. Agent shall, acting solely for this purpose as an agent of Borrower, maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender and the principal amount of the Term Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Any assignment of the Term Loan shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(b) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (i), (ii) and (iv) of this Section 8(b)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower:
(i) any Lender that is a U.S. Person shall deliver to Borrower and Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(ii) any Lender that is not a U.S. Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B) executed copies of IRS Form W-8ECI;
(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the IRC, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or
(D) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made; and

(iv) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.
9. AGENT
9.1 Appointment and Duties.
(a) Appointment of Agent. Each Lender hereby appoints EQUILON ENTERPRISES LLC (together with any successor Agent pursuant to Section 9.9) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.
(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 7.1(h) or (i) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Lender is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Lenders with respect to any Obligation in any proceeding described in Section 7.1(h) or (i) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (iii) act as collateral agent for each Lender for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Lenders with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and cash equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.
(c) Limited Duties. Under the Loan Documents, Agent (i) is acting solely on behalf of the Lenders, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.
9.2 Binding Effect. Each Lender agrees that (i) any action taken by Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.
9.3 Use of Discretion.

(a) No Action without Instructions. Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).
(b) Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Agent receives an indemnification satisfactory to it from the Lenders against all costs, expenses, claims, actions or liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any Related Person thereof or (ii) that is, in the opinion of Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.
9.4 Delegation of Rights and Duties. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Section 9 to the extent provided by Agent.
9.5 Reliance and Liability.
(a) Agent may, without incurring any liability hereunder, (i) [reserved] (ii) rely on the Register to the extent set forth in Section 8(a), (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.
(b) None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.1(b)) or (y) in the absence of its own gross negligence or willful misconduct, and each Lender, Borrower and each other Credit Party to this Agreement hereby waive and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Agent:
(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);
(ii) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;
(iii) makes no warranty or representation, and shall not be responsible, to any Lender for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person or any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and
(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);
and, for each of the items set forth in clauses (i) through (iv) above, each Lender and Borrower and each other Credit Party to this Agreement hereby waives and agrees not to assert any right, claim or cause of action it might have against Agent based thereon, except to the extent such right, claim or cause of action arises from the gross negligence or willful misconduct of Agent, as determined in a final, non-appealable judgment by a court of competent jurisdiction.

9.6 Agent Individually. Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders.
9.7 Intentionally Omitted.
9.8 Expenses; Indemnities.
(a) Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand for such Lender’s pro rata share with respect to the Loan of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.
(b) Each Lender further agrees to indemnify Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), from and against such Lender’s aggregate pro rata share with respect to the Loan of the costs, expenses, claims and liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.
9.9 Resignation of Agent.
(a) Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective. If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, within forty-five (45) days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of Borrower, which may not be unreasonably withheld but shall not be required during the continuance of a Default.
(b) Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 9.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.
9.10 Release of Collateral. Each Lender hereby consents to the release and hereby directs Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by Agent for the benefit of the Lenders against (i) any Collateral that is sold by a Credit Party in an Asset Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any property subject to a Lien permitted hereunder to secure Purchase Money Obligations, and (iii) all of the Collateral and all Credit Parties, upon the Termination Date. Each Lender hereby directs Agent, and Agent hereby agrees, upon receipt of reasonable advance notice from Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the Liens when and as directed in this Section 9.10.

10. MISCELLANEOUS
10.1 Complete Agreement; Modification of Agreement.
(a) This Agreement and the other Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supersede all prior agreements, commitments, understandings or inducements (oral or written, expressed or implied). Borrower and each other Credit Party executing this Agreement or any other Loan Document shall have all duties and obligations under this Agreement and such other Loan Documents from the date of its execution and delivery, regardless of whether the Loan has been funded at that time.
(b) No amendment or waiver of any provision of any Loan Document and no consent to any departure by any Credit Party therefrom shall be effective unless the same shall be in writing and signed (1) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Lenders or extending an existing Lien over additional property, by Agent and Borrower and any other Credit Party which is a party to such agreement, (2) in the case of any other waiver or consent, by the Required Lenders (or by Agent with the consent of the Required Lenders) and the Credit Parties party hereto, and (3) in the case of any other amendment, by the Required Lenders (or by Agent with the consent of the Required Lenders) and Borrower and any other Credit Party which is a party to such agreement; provided, however, that no amendment, consent or waiver described in clause (2) or (3) above shall, unless in writing and signed by each Lender directly affected thereby (or by Agent with the consent of such Lender), in addition to any other Person the signature of which is otherwise required pursuant to any Loan Document, do any of the following:
(i) waive any condition specified in Section 2.1, except any condition referring to any other provision of any Loan Document;
(ii) increase the Term Loan Commitment of such Lender or subject such Lender to any additional material obligation;
(iii) reduce (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, or any obligation of Borrower to repay (whether or not on a fixed date), any outstanding Loan owing to such Lender, or (B) any accrued interest payable to such Lender; provided, however, that this clause (iii) does not apply to any change to any provision increasing any interest rate during the continuance of a Default or to any payment of any such increase;
(iv) waive or postpone any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on any Term Loan owing to such Lender or for the reduction of such Lender’s Term Loan Commitment; provided, however, that this clause (iv) does not apply to the application of any payment, including as set forth in Section 1.8;
(v) except as provided in Section 9.10, release any material portion of the Collateral or any Guarantor from its guarantee of any Obligation of Borrower;
(vi) reduce or increase the proportion of Lenders required for the Lenders (or any subset thereof) to take any action hereunder or change the definition of the term “Required Lenders”; or
(vii) amend Section 10.14 or this Section 10.1;
and provided, further, that (x)(A) any waiver of any payment applied pursuant to Section 1.8 to, and any modification of the application of any such payment to the Term Loan shall require the consent of the Required Lenders, and (B) any change to the definition of the term “Required Lenders” shall require the consent of the Required Lenders, (y) no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, Agent (or otherwise modify any provision of Section 9 or the application thereof) unless in writing and signed by Agent in addition to any signature otherwise required and (z) the consent of Borrower shall not be required to change any order of priority set forth in Section 1.8.
(c) Anything in this Section 9.2 to the contrary notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lenders among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of Borrower; provided, however, that Agent shall promptly give notice to Borrower of any agreement pursuant to this provision.
(d) Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party shall entitle any Credit Party to any notice or demand in the same, similar or other circumstances. No failure on the part of any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

10.2 Expenses. Following any Trigger Date, Borrower agrees to pay or reimburse Agent (but not any Assignee or Participants) for reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented out-of-pocket fees and expenses of all counsel retained in connection therewith), solely to the extent incurred following the occurrence of such Trigger Date in connection with: (a) the performance and enforcement of the Loan Documents and the preservation of any rights thereunder; (b) collection, including deficiency collections; (c) any amendment, waiver or other modification with respect to any Loan Document or advice in connection with the administration of the Loan or the rights thereunder; and (d) any litigation, dispute, suit, proceeding or action (whether instituted by or between any combination of Agent, any Lender, Borrower or any other Person), and an appeal or review thereof, in any way relating to the Collateral, any Loan Document, or any action taken or any other agreements to be executed or delivered in connection therewith, whether as a party, witness or otherwise, provided however, that following any Trigger Date, upon the occurrence and during the continuation of an Event of Default, Borrower agrees to pay or reimburse Agent (but not any Assignee or Participants) for all additional costs and expenses (including the reasonable fees and expenses of all counsel, advisors, consultants and auditors retained in connection therewith), incurred following the occurrence of such Trigger Date in connection with any effort (i) to monitor the Loan, (ii) to evaluate, observe or assess Borrower or any other Credit Party or the affairs of such Person, and (iii) to verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of the Collateral.
10.3 No Waiver. Neither Agent’s failure, at any time, to require strict performance by Borrower or any other Credit Party of any provision of any Loan Document, nor Agent’s or any Lender’s failure to exercise, nor any delay in exercising, any right, power or privilege hereunder, shall operate as a waiver thereof or waive, affect or diminish any right of Agent or any Lender thereafter to demand strict compliance and performance therewith. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or future exercise thereof or the exercise of any other right, power or privilege. Any suspension or waiver of a Default or other provision under the Loan Documents shall not suspend, waive or affect any other Default or other provision under any Loan Document, and shall not be construed as a bar to any right or remedy that Agent or any Lender would otherwise have had on any future occasion. Except as expressly provided herein, none of the undertakings, indemnities, agreements, warranties, covenants and representations of Borrower or any other Credit Party to Agent or any Lender contained in any Loan Document and no Default by Borrower or any other Credit Party under any Loan Document shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer or other authorized employee of Agent or the Lenders, as applicable, and directed to Borrower, specifying such suspension or waiver (and then such waiver shall be effective only to the extent therein expressly set forth), and neither Agent nor any Lender shall, by any act (other than execution of a formal written waiver), delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder.
10.4 Severability; Section Titles. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of any Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of such Loan Document. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under the Loan Documents shall in any way affect or impair the Obligations, duties, covenants, representations and warranties, indemnities, and liabilities of Borrower or any other Credit Party or the rights of Agent or any Lender relating to any unpaid Obligation (due or not due, liquidated, contingent or unliquidated), or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is not required until after the Maturity Date, all of which shall not terminate or expire, but rather shall survive such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that all indemnity obligations of the Credit Parties under the Loan Documents shall survive the Termination Date. The Section titles contained in any Loan Document are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between parties hereto.
10.5 Authorized Signature. Until Agent shall be notified in writing by Borrower or any other Credit Party to the contrary, the signature upon any document or instrument delivered pursuant hereto and believed by Agent or any of Agent’s officers, agents, or employees to be that of an officer of Borrower or such other Credit Party shall bind Borrower and such other Credit Party and be deemed to be the act of Borrower or such other Credit Party affixed pursuant to and in accordance with resolutions duly adopted by Borrower’s or such other Credit Party’s Board of Directors, and Agent shall be entitled to assume the authority of each signature and authority of the Person whose signature it is or appears to be unless the Person acting in reliance thereon shall have actual knowledge to the contrary.
10.6 Notices. Except as otherwise provided herein, whenever any notice, demand, request or other communication shall or may be given to or served upon any party by any other party, or whenever any party desires to give or serve upon any other party any communication with respect to this Agreement or any other Loan Document, each communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 10.6), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when hand-delivered, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Schedule C or to such other address (or facsimile number) as may be substituted by notice given as herein provided. Failure or delay in delivering copies of any such communication to any Person (other than Borrower, any other Credit Party, Agent or any Lender) designated in Schedule C to receive copies shall in no way adversely affect the effectiveness of such communication.
10.7 Counterparts. Any Loan Document may be authenticated in any number of separate counterparts by any one or more of the parties thereto, and all of said counterparts taken together shall constitute one and the same instrument. Any Loan Document may be authenticated by manual signature, facsimile or, if approved in writing by Agent, electronic means, all of which shall be equally valid.
10.8 Time of the Essence. Time is of the essence for performance of the Obligations under the Loan Documents.
10.9 GOVERNING LAW. THE LOAN DOCUMENTS AND THE OBLIGATIONS ARISING UNDER THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATION LAWS OF NEW YORK.
10.10 SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.
(a) AGENT, LENDERS, BORROWER AND EACH OTHER CREDIT PARTY EXECUTING THIS AGREEMENT EACH HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND SUCH CREDIT PARTY AND ANY LENDER PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT THE LENDERS, BORROWER AND EACH CREDIT PARTY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH LENDER. AGENT, LENDERS, BORROWER AND EACH OTHER CREDIT PARTY EXECUTING THIS AGREEMENT EACH EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER AND SUCH CREDIT PARTY HEREBY WAIVE ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. AGENT, LENDERS, BORROWER AND EACH OTHER CREDIT PARTY EXECUTING THIS AGREEMENT EACH HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO AGENT, SUCH LENDER, BORROWER OR SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN SCHEDULE C OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF AGENT, SUCH LENDER, BORROWER’S OR SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID.
(b) THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN ANY LENDER, BORROWER AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.
10.11 Press Releases. Neither any Credit Party nor any of its Affiliates will in the future issue any press release or other public disclosure using the name of Energy Impact Credit Fund I LP or Shell Parent or any of their respective Affiliates without at least two (2) Business Days’ prior notice to Agent and without the prior written consent of Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with Agent before issuing such press release or other public disclosure; provided that for purposes of this Section 10.11 only (and then only with respect to any Credit Party and not, for the avoidance of doubt, with respect to any other Person referenced in this Section 10.11), the term “Affiliate” shall refer to any Person that, directly or indirectly, owns or controls, whether beneficially, or as trustee, guardian or other fiduciary, twenty percent (20%) or more of Stock having ordinary voting power for the election of directors of any Credit Party or (ii) each other Person that controls, is controlled by or is under common control with such Credit Party or any Affiliate of such Credit Party. Notwithstanding anything to the contrary in this Section 10.11, any Credit Party, Agent, Lender or any Affiliate of Agent or

Lender may make such public disclosures with respect to the transactions contemplated by the Loan Documents in connection with all regular and periodic reports (including without limitation any Form 8-Ks) and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority. The Borrower hereby authorizes Agent to disclose Agent’s participation in this Agreement or the other Loan Documents in its marketing, sales materials, printed media, tombstones or web-based material.
10.12 Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment of all or any part of the Obligations is rescinded or must otherwise be returned or restored by Agent or the Lenders upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any other Credit Party, or otherwise, all as though such payments had not been made.
10.13 USA PATRIOT Act Notice and Customer Verification. Each Lender that is subject to the USA PATRIOT Act and the Agent (for itself and not on behalf of such Lender) hereby notify Borrower that pursuant to the “know your customer” regulations and the requirements of the USA PATRIOT Act, they are required to obtain, verify and record information that identifies each Credit Party, which information includes the name, address and tax identification number (and other identifying information in the event this information is insufficient to complete verification) that will allow such Lender or Agent, as applicable, to verify the identity of each Credit Party. This information must be delivered to such Lender and Agent no later than five days prior to the Closing Date and thereafter promptly upon request. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Agent.
10.14 Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the Code) of Collateral) other than pursuant to Section 1.14 and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.
10.15 Intentionally Omitted.
10.16 Confidentiality Agreements. With respect to any confidentiality agreements between the Parties, notwithstanding any requirements or obligations of Agent to destroy or return documentation or proprietary information related to Credit Parties, Agent will retain copies of any such documentation or information necessary to comply with the Investment Company Act of 1940 or other applicable laws.
11. GUARANTEE
11.1 The Guarantee. The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to Agent and the Lenders and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest on (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code whether or not any such interest, fees, costs or charges are allowed in any proceeding thereunder) the Loan made by the Lenders to Borrower, and all other Obligations from time to time owing to Agent and the Lenders by any Credit Party under any Loan Document (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
11.2 Obligations Unconditional. The obligations of the Guarantors under Section 11.1 shall constitute a guarantee of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
(a) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(b) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted;
(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
(d) any Lien or security interest granted to, or in favor of any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or
(e) the release of any other Guarantor pursuant to Section 11.9.
The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Agent or any Lender exhaust any right, power or remedy or proceed against Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by Agent or any Lender upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and Agent or any Lender shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Agent or any Lender, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by Agent or any Lender or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of Agent and the Lenders, and their respective successors and assigns.
11.3 Reinstatement. The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Credit Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.
11.4 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.1, whether by subrogation or otherwise, against Borrower or any Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Credit Party permitted pursuant to Section 5.1(d) shall be subordinated to such Credit Party’s Obligations in the manner set forth in the intercompany note, if any, evidencing such Indebtedness.
11.5 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement may be declared to be forthwith due and payable as provided in Section 7.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 7.2) for purposes of Section 11.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.1.
11.6 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article 9 constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

11.7 Continuing Guarantee. The guarantee in this Article 9 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.
11.8 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.1, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Credit Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
11.9 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a Person or Persons, none of which is Borrower or a Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.2 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Loan Document and the pledge of such Equity Interests to Agent pursuant to the Loan Documents shall be automatically released, and, so long as Borrower shall have provided Agent such certifications or documents as Agent shall reasonably request, Agent shall take such actions as are necessary to effect each release described in this Section 11.9 in accordance with the relevant provisions of the Loan Documents, so long as Borrower shall have provided Agent such certifications or documents as Agent shall reasonably request in order to demonstrate compliance with this Agreement.
11.10 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.4. The provisions of this Section 11.10 shall in no respect limit the obligations and liabilities of any Guarantor to Agent and the Lenders, and each Guarantor shall remain liable to Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.
[Remainder of Page Intentionally Left Blank, Next Page is Signature Page]

IN WITNESS WHEREOF, this Term Loan, Guarantee and Security Agreement has been duly executed as of the date first written above.
VOLTA CHARGING, LLC, as Borrower and Grantor

By
Name:
Title:

VOLTA INC., as Borrower and Grantor

By
Name:
Title:

VOLTA MEDIA LLC, as Borrower and Grantor

By
Name:
Title:

VOLTA CHARGING SERVICES LLC, as Borrower and Grantor

By
Name:
Title:

VOLTA CHARGING INDUSTRIES, LLC, as Guarantor and Grantor

By
Name:
Title:

EQUILON ENTERPRISES LLC, as Agent and as Lender

By
Name:
Title:
SIGNATURE PAGE
TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

SCHEDULE A

DEFINITIONS
Capitalized terms used in this Agreement and the other Loan Documents shall have (unless otherwise provided elsewhere in this Agreement or in the other Loan Documents) the following respective meanings:
“Accounts” means, as at any date of determination, all “accounts” (as such term is defined in the Code) of the Credit Parties, including, without limitation, the unpaid portion of the obligation of a customer of a Credit Party in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Credit Party, as stated on the respective invoice of a Credit Party, net of any credits, rebates or offsets owed to such customer.
“Act” means the Small Business Investment Act of 1958, as amended and in effect from time to time, and the regulations promulgated thereunder.
“Affected Lender” has the meaning given to such term in Section 1.14(a).
“Affiliate” means, with respect to any Person: (i) each other Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the Stock having ordinary voting power for the election of directors of such Person or (ii) each other Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
“Agent” means the Person identified as such in the preamble of this Agreement.
“Agreement” means this Agreement including all appendices, exhibits or schedules attached or otherwise identified thereto, restatements and modifications and supplements thereto, and any appendices, exhibits or schedules to any of the foregoing, each as in effect at the time such reference becomes operative; provided, that except as specifically set forth in this Agreement, any reference to the Disclosure Schedules to this Agreement shall be deemed a reference to the Disclosure Schedules as in effect on the Closing Date or in a written amendment thereto delivered by Borrower to Agent.
“Anti-Money Laundering Laws” has the meaning given to such term in Section 3.22.
“Anti-Money Laundering Measures” has the meaning given to such term in Section 3.22.
“Anti-Terrorism Laws” has the meaning given to such term in Section 3.22.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger, amalgamation or consolidation and including any sale and leaseback transaction) of any property by any Credit Party, excluding sales of inventory and dispositions of cash and Cash Equivalents in the ordinary course of business in an aggregate outstanding amount not to exceed $275,000 in any Fiscal Year and $1,100,000 in the aggregate over the term of this Agreement, and (b) any issuance or sale of any Equity Interests of any Credit Party, in each case, to any Person other than (i) Borrower, (ii) any Guarantor or (iii) other than for purposes of Section 5.4, any other Subsidiary.
“Assignee” has the meaning given to such term in Section 8(a).
“Assignment Agreement” has the meaning given to such term in Section 8(a).
“ATM Transaction” means any issuance by the Parent of shares of its Class A common stock, par value $0.0001 per share, having an aggregate offering price of up to $150,000,000, as contemplated by that certain Controlled Equity OfferingSM Sales Agreement, dated September 26, 2022, by and between the Parent and Cantor Fitzgerald & Co.
“Attributable Indebtedness” shall mean, when used with respect to any sale and leaseback transaction, as at the time of determination, the present value (discounted at a rate equivalent to the applicable Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such sale and leaseback transaction.
“Board of Directors” means, with respect to any Person, (i) in the case of any corporation or unlimited liability corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the board of directors or the board of managers, as applicable, of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Books and Records” means all books, records, board minutes, contracts, licenses, insurance policies, environmental audits, business plans, files, computer files, computer discs and other data and software storage and media devices, accounting books and records, financial statements (actual and pro forma), filings with Governmental Authorities and any and all records and instruments relating to the Collateral or each Grantor’s business.
“Borrower” means the Persons identified as such in the preamble of this Agreement.
“Brookfield Master Sale Agreement” means that certain Master Electric Vehicle Charging Station Sale and License Agreement, dated as of November 19, 2018, by and between Volta Charging Services LLC and GGPLP REIT Services, LLC, together with any and all related purchase and license addendums, as the same may be amended or modified in accordance with the terms of Section 5.9.
“BSA” has the meaning given to such term in Section 3.22.
“Budget” means a budget of Borrower, in form and substance satisfactory to Agent, depicting on a 12-week basis receipts (on a cumulative basis) and disbursements for the next 12 weeks of Borrower, broken down by week, including the anticipated uses of the proceeds of any Loan for each week during such period. The initial Budget commencing on the Closing Date is attached hereto as Exhibit B (and the Agent confirms it is in form and substance satisfactory to it). The Budget shall be refreshed by the Borrowers no less frequently than every 4 calendar weeks.
“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.
“Business Loan Agreement” means that certain Business Loan Agreement, dated April 27, 2020, by and between Parent and Continental Bank
“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise would be disclosed as such in a note to such balance sheet, other than, in the case of Borrower, any such lease under which Borrower is the lessor.
“Capital Lease Obligation” means, of any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capital Leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Balance” means, as of any date of determination, the balance of unrestricted cash of Credit Parties on such date that is (x) not subject to any Lien other than a Lien in favor of Agent, and (y) held in Deposit Accounts over which Agent (or, for so long as the EICF Loan Agreement and the Intercreditor Agreement are in effect, EICF Facility Agent) has a first priority perfected Lien by virtue of “control” (as defined in the UCC) of such accounts for its benefit. For the avoidance of doubt, no proceeds of the PPP Loan shall be included in the calculation of Cash Balance.
“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily- marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.
“Cash Management System” has the meaning ascribed to such term in Section 3.26(a).
“Change of Control” means any of (a) Parent ceasing to own, directly or indirectly, 100% of the capital stock of each Borrower, (b) a liquidation, dissolution or winding up of any Credit Party, (c) (i) at any time prior to the consummation of the De-SPAC Transaction, a consolidation, merger, amalgamation, acquisition, sale of all or substantially all of the stock or assets of any Credit Party, exclusive license of all or substantially all of any Credit Party’s owned intellectual property rights, a sale of voting control or any other corporate reorganization in which the capital stock of any Credit Party immediately prior to such consolidation, merger, amalgamation or reorganization represents less than 50% of the voting power of the surviving entity (or if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger, amalgamation or reorganization or the entity acquiring such Credit Party’s assets or the exclusive license to such Credit Party’s owned intellectual property rights; provided, for the avoidance of doubt, none of a Qualified IPO, the De-SPAC First Merger and the De-SPAC Second Merger shall constitute a Change in Control, (ii) at any time after consummation of the De-SPAC Transaction, the Permitted Investors ceasing to own at any time, directly or indirectly, at least 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent, or (d) a majority of the members of the board of directors or other equivalent governing body of Parent ceases to be composed of individuals who were members of the board or equivalent governing body of Parent following the consummation of the De-SPAC Transaction; provided that consummation of the transactions contemplated by the Merger Agreement shall not constitute a Change of Control.
“Charges” means all Federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to PBGC at the time due and payable), levies, customs or other duties, assessments, charges, liens, and all additional charges, interest, penalties, expenses, claims or encumbrances upon or relating to (i) the Collateral, (ii) the Obligations, (iii) the employees, payroll, income or gross receipts of any Credit Party, (iv) the ownership or use of any assets by any Credit Party, or (v) any other aspect of any Credit Party’s business.
“Chief Executive Office” means the chief executive office of any Credit Party as set forth on Disclosure Schedule 3.2 hereto.
“Closing Certificate” means that certain closing certificate of Borrower delivered to Agent as of the Closing Date in substantially the form of Exhibit G.
“Closing Date” means the Business Day on which the conditions precedent set forth in Section 2 have been satisfied or specifically waived in writing by Agent and the initial Term Loan has been made.
“Closing Date Term Loan” has the meaning assigned thereto in Section 1.1(a).
“Closing Date Term Loan Commitment” means the commitment of each Lender under this Agreement to make or otherwise fund its portion of the Closing Date Term Loan as set forth on Schedule B attached hereto.
“Code” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern.
“Collateral” has the meaning assigned to it in Section 6.1.
“Collateral Documents” means, collectively, the Pledge Agreements, the Mortgages, the assignments of leases and rents, the collateral assignment of leases, each Control Agreement, and all other U.S. and foreign law security agreements, pledge agreements, patent and trademark security agreements, lease assignments, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, any of their respective Subsidiaries or any other Person pledging or granting a Lien on Collateral or guaranteeing the payment and performance of the Obligations, and any Lender or Agent for the benefit of Agent, the Lenders and other secured parties now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the Code or comparable law) against any such Person as debtor in favor of any Lender or Agent for the benefit of Agent, the Lenders and the other secured parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.
“Compliance Certificate” means a compliance certificate in the form attached as Exhibit E hereto executed by a Responsible Officer of the Borrower relating to the financial performance of the Credit Parties.
“Contingent Obligation” shall mean, as to any Person, any obligation, agreement, understanding or arrangement of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument, or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control Agreement” means a deposit account control agreement among any financial institution at which a Controlled Account is maintained, the Agent (or, for so long as the EICF Loan Agreement and the Intercreditor Agreement are in effect, EICF Facility Agent) and the applicable Credit Party, which shall provide, among other things, that such financial institution executing such agreement has no rights of setoff or recoupment or any other claim against such Controlled Account other than for payment of its service fees and other charges directly related to the administration of such account, shall give the Agent (or, for so long as the EICF Loan Agreement and the Intercreditor Agreement are in effect, EICF Facility Agent) “control” of such Controlled Account as such term is defined in Section 9-104 of the Code and shall be in form and substance reasonably satisfactory to Agent.
“Controlled Account” has the meaning assigned to it in Section 3.26(c).
“Copyrights” shall mean all of the following now owned or hereafter adopted or acquired by any Person: (i) all copyrights in any original work of authorship fixed in any tangible medium of expression, now known or later developed, all registrations and applications for registration of any such copyrights in the United States or any other country, including registrations, recordings and applications, and supplemental registrations, recordings, and applications in the United States Copyright Office; and (ii) all Proceeds of the foregoing, including license royalties and proceeds of infringement suits, the right to sue for past, present and future infringements, all rights corresponding thereto throughout the world and all renewals and extensions thereof.
“Credit Parties” means the Borrower and the Guarantors.
“Default” means any Event of Default or any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.
“Default Rate” has the meaning assigned to it in Section 1.5(c).
“Delayed Draw Borrowing Request” means each Delayed Draw Borrowing Request delivered to Agent in substantially the form of Exhibit K pursuant to Section 1.1(b) and executed by a Responsible Officer of the Borrower.
“Delayed Draw Term Loan” has the meaning assigned to it in Section 1.1(b).
“Delayed Draw Term Loan Available Amount” means, as of any funding date during the Delayed Draw Term Loan Commitment Period, an amount equal to the difference of (a) the Delayed Draw Term Loan Commitment minus (b) the aggregate principal amount of Delayed Draw Term Loans that have been advanced prior to such funding date.
“Delayed Draw Term Loan Commitment” means the commitment of each Lender under this Agreement to make or otherwise fund its portion of the Delayed Draw Term Loans as set forth on Schedule B hereto.
“Delayed Draw Term Loan Commitment Period” means the period from and including the Closing Date until the earlier to occur of (i) the Effective Time of the Merger, and (ii) a Merger Agreement Termination Event; provided that the Delayed Draw Term Loan Commitment Period shall be suspended for any period between (it being understood and agreed, for the avoidance of doubt, that the Delayed Draw Term Loan Commitment Period shall no longer be suspended following the occurrence of the applicable event specified in clause (B) below):
(A) the earliest to occur of (1) the delivery of a Notice to Shell Parent pursuant to Section 6.3(d)(A) of the Merger Agreement, (2) the delivery of a notice by Shell Parent pursuant to Section 9.1(e) of the Merger Agreement, and (3) an Adverse Recommendation Change; and
(B) the earliest to occur of (1) Shell Parent makes an offer that causes the applicable Alternative Proposal that is the subject of the Notice referred to in foregoing clause (A)(1) to no longer to constitute a Superior Proposal, (2) cure of the breach or violation that is the subject of the notice or withdrawal of the notice by Shell Parent referred to in foregoing clause (A)(2) (and solely for purposes of this definition, if a breach or violation is capable of being cured with commercially reasonable efforts (including by application of the proceeds of a Loan hereunder), then the submission of a written plan that would reasonably be expected to cure such breach or violation within the time periods permitted by Section 9.1(e) of the Merger Agreement shall be deemed cure such breach or violation).
“Delayed Draw Term Loan Funded Amount” means, with respect to any Lender at any time, the aggregate principal amount of the Delayed Draw Term Loan funded by such Lender.
“Designated Person” has the meaning assigned to it in Section 3.22(a).
“De-SPAC Transaction” means the series of related transactions pursuant to which (a) Volta Industries, Inc., a Delaware corporation, shall merge with and into SNPR Merger Sub I, Inc., a Delaware corporation, with Volta Industries, Inc. being the surviving entity (the “First Surviving Entity”) in such transaction (the “De-SPAC First Merger”), (b) promptly after the De-SPAC First Merger referred to in the foregoing clause (a), Volta Industries, Inc. as the First Surviving Entity shall merge with and into SNPR Merger Sub II, LLC, a Delaware limited liability company, with Volta Charging Industries, LLC (f/k/a SNPR Merger Sub II, LLC), being the surviving entity (the “Second Surviving Entity”) in such transaction (the “De-SPAC Second Merger”), and (c) upon consummation of both of the foregoing De-SPAC First Merger and De-SPAC Second Merger, Volta Charging Industries, LLC (f/k/a SNPR Merger Sub II, LLC) shall (i) become a wholly-owned subsidiary of Tortoise Acquisition Corp. II, and (ii) Tortoise Acquisition Corp. II shall be immediately renamed Volta Inc., as such series of related transactions is set forth in greater detail in that certain Business Combination Agreement and Plan of Reorganization, dated as of February 7, 2021, by and among Tortoise Acquisition Corp. II, SNPR Merger Sub I, Inc., SNPR Merger Sub II, LLC, and Volta Industries, Inc.
“Distributions” shall mean, collectively, with respect to each Credit Party, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity), or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Credit Party in respect of or in exchange for any or all of the Pledged Securities.
“Dollars” or “$” means lawful currency of the United States of America.
“EICF Loan Agreement” means that certain Term Loan, Guarantee and Security Agreement dated as of June 19, 2019 (as amended, restated, supplemented or otherwise modified from time to time) among the Borrower, the other credit parties party thereto, the lenders party thereto, CION INVESTMENT CORPORATION, as co-lead arranger, and EICF AGENT LLC, a Delaware limited liability company, as lead arranger, administrative agent and collateral agent (in such capacity, “EICF Facility Agent”).
“Embargoed Person” means any party that (i) is publicly identified on any List, including on the most current list of “Specially Designated Nationals and Blocked Persons” published by the OFAC or resides, is organized or chartered in a country or territory subject to OFAC sanctions or embargo programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law.
“Environmental Laws” means all applicable Federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable binding judicial or administrative interpretation thereof relating to the regulation and protection of human health as it relates to Hazardous Materials, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).
“Environmental Liabilities” means all liabilities, obligations, responsibilities, remedial actions, removal costs, losses, damages of whatever nature, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any written claim, suit, action or demand of whatever nature by any Person and which relate to any environmental condition regulated under any Environmental Law, environmental permits or in connection with any Release, threatened Release, or the presence of a Hazardous Material.
“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.
“ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414(b), (c), (m) or (o) of the IRC, or, solely for the purposes of Section 302 of ERISA and Section 412 of the IRC, is treated as a single employer under Section 414 of the IRC.
“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to meet the minimum funding standards of Section 412 of the Code, whether or not waived, or the failure to make by its due date a required installment under Section 430(j) of the Code; (c) the filing pursuant to Section 412(c) of the IRC or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Credit Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan pursuant to Section 4041(c) of ERISA; (e) the receipt by any Credit Party or any ERISA Affiliate of a notice from (i) a plan administrator relating to an intention to terminate any Plan pursuant to Section 4041(c) of ERISA, or (ii) the PBGC to appoint a trustee to administer any Plan; (f) the incurrence by any Credit Party or any ERISA Affiliate of any liability with respect to any withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Credit Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be insolvent within the meaning of Title IV of ERISA.
“Event of Default” has the meaning assigned to it in Section 7.1.
“Excluded Account” means (a) any deposit account the funds in which are used, in the ordinary course of business, exclusively for the payment of salaries, wages and benefits, workers’ compensation taxes and similar taxes, in each case to or for the benefit of employees of the Borrower provided that the aggregate balance in such accounts does not exceed the amount necessary to make the immediately succeeding payroll, payroll tax or benefit payment (or such minimum amount as may be required by any requirement of law with respect to such accounts), as applicable, (b) any deposit account the funds in which consist exclusively of funds held by any Credit Party in trust for any director, officer or employee of any Credit Party or for any employee benefit plan maintained by any Credit Party for the benefit of any of the foregoing, or (c) any deposit account that is a zero-balance disbursement account.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 1.7, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 8(b); and (d) any withholding Taxes imposed under FATCA.
“Executive Orders” has the meaning given to such term in Section 3.22.
“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the IRC.
“Financial Statements” means, with respect to any Person, the income statement, balance sheet and statement of cash flows of such Person, prepared for the time period specified and prepared in accordance with GAAP setting forth in each case in comparative form the figures for such time period the previous year.
“Fiscal Month” means any of the monthly accounting periods of Borrower.
“Fiscal Quarter” means any of the quarterly accounting periods of Borrower.
“Fiscal Year” means the twelve (12) month period of Borrower ending December 31 of each year. Subsequent changes of the fiscal year of Borrower shall not change the term “Fiscal Year” unless Agent shall give Borrower prior written consent to such change.
“Foreign Investment” means each of the Volta Canada Investments, the Volta France Investments, the Volta Germany Investments and the Volta Netherlands Investments.
“Foreign Lender” shall have the meaning ascribed to such term in Section 8(b)(ii).

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia or Canada or any province or territory thereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Grantor” means Borrower and each Guarantor.
“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such guaranteeing Person (whether or not contingent): (i) to purchase or repurchase any such primary obligation; (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) to indemnify the owner of such primary obligation against loss in respect thereof.
“Guaranteed Obligations” shall have the meaning ascribed to such term in Section 11.1.
“Guarantees” shall mean the guarantees issued pursuant to Article 9 by the Guarantors.
“Guarantors” means the Parent and the Subsidiary Guarantors.
“Hazardous Material” means any substance, material or waste that is regulated as hazardous by or forms the basis of liability now or hereafter under, any Environmental Law, including any material or substance that is (a) defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Law, (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCBs), or any radioactive substance.
“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.
“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.
“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person upon which interest charges are customarily paid or accrued; (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such Person; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such Person; (i) all Attributable Indebtedness of such Person; (j) all obligations of such Person for the reimbursement of any obligor in respect of letters of credit, letters of guarantee, bankers’ acceptances and similar credit transactions; (k) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off-balance sheet financing product; (l) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Stated Maturity Date valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; and (m) all Contingent Obligations of such Person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (l) above. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such Person is not liable therefor. For the avoidance of doubt, the PPP Loan shall constitute “Indebtedness” for all purposes under this Agreement until such time and to the extent that such PPP Loan is forgiven.
“Indemnified Liabilities” and “Indemnified Person” have the respective meanings assigned to them in Section 1.10.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, trade secrets and customer lists.
“Intercreditor Agreement” means that certain Subordination and Intercreditor Agreement, dated as of the date hereof, between Agent and EICF Facility Agent.
“IRC” and “IRS” mean respectively, the Internal Revenue Code of 1986 and the Internal Revenue Service, and any successors thereto.
“Joinder Agreement” means each Joinder Agreement of a new Subsidiary delivered to the Agent after the Closing Date in substantially the form of Exhibit H pursuant to Sections 1.12 and 3.28(b).
“Key” means, with respect to any representation and warranty, covenant or Default provided for in any Loan Document, (i) on and after the Trigger Date, each such representation and warranty, covenant or Default, and, (ii) before the Trigger Date:
(a) in the case of any representation and warranty, only those set forth in Sections 3.1(a)(i), 3.1(a)(ii), 3.1(b), 3.2, 3.3(a), 3.3(b), 3.3(d), 3.3(e), 3.4(a), 3.14, 3.21(a), 3.21(d), 3.30 3.41 and Article 6 hereof;
(a) in the case of any covenant, only those set forth in Article 1 or Article 4, Sections 3.21(b), 3.23(a), 3.26, 3.28, 3.36, 5.11, 5.12, 5.17 and 5.22 and Article 6 hereof;
(a) in the case of any Default, only those resulting from an event set forth in Section 7.1(a), (b), (c), (d), (e), (h), (i), (k), (p), (q) or (r) hereof;
“Lender” means each of those certain financial institutions set forth on Schedule B attached hereto, and if at any time any Lender shall decide to assign or syndicate all or any of the Obligations, such term shall include such assignee or such other members of the syndicate.
“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.
“Licenses” shall mean, with respect to each Grantor, all license and distribution agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Grantor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.
“Lien” means any mortgage, security deed or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, security title, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).
“Lists” has the meaning given to such term in Section 3.22.
“Litigation” means any claim, lawsuit, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority.
“Loan” has the meaning given to such term in Section 1.1.
“Loan Documents” means this Agreement, the Intercreditor Agreement, the Perfection Certificate, each Mortgage, the Pledge Agreement, the Control Agreements, each Power of Attorney, any waiver or consent of a landlord or mortgagee executed in favor of

Agent for the benefit of the Lenders, and all other agreements, pledges, consents, assignments, contracts and notices whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to, and in favor of, Agent in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative. For the avoidance of doubt, the Merger Agreement (and the ancillary documents related thereto) shall not constitute a “Loan Document”.
“Margin Stock” has the meaning given to such term in Section 3.8.
“Material Adverse Effect” means: (i) a “Company Material Adverse Effect” as defined in the Merger Agreement, or (ii) a material adverse effect on (a) the business, assets, operations, or financial condition of the Credit Parties taken as a whole, (b) the validity and enforceability of any Loan Document, (c) Borrower’s or any other Credit Party’s ability to pay or perform the Obligations under the Loan Documents to which such Credit Party is a party in accordance with the terms thereof (before the Trigger Date only, unless such effect arises out of, results from or is related to (in each case, individually or in the aggregate) any occurrence, effect, change, event or development referred to in the proviso to the definition of “Company Material Adverse Effect” in the Merger Agreement as such proviso is further qualified by the second proviso to such definition regarding any disproportionate adverse effect (the “Exceptions”)), (d) the Collateral or Agent’s Liens on the Collateral or the priority of any such Lien, or (e) Agent’s or any Lender’s rights and remedies under this Agreement and the other Loan Documents. Notwithstanding the foregoing, the occurrence of a Merger Agreement Termination Event in and of itself shall not constitute a Material Adverse Effect for any purpose under this Agreement; provided, however, that any occurrence, effect, change, event, fact, circumstance or development underlying or associated with such Merger Agreement Termination Event may, subject to the Exceptions, be considered in determining whether a Material Adverse Effect has occurred or otherwise form the basis for constituting a Material Adverse Effect.
“Maturity Date” means the earliest to occur of (i) the date of the acceleration of the maturity of any Obligations pursuant to Section 7.2 and (ii) the Stated Maturity Date.
“Maximum Lawful Rate” has the meaning given to such term in Section 1.5(e).
“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of the date hereof, among Shell Parent, Merger Sub, a Delaware corporation and an affiliate of Lender, and Volta Inc., a Delaware corporation, as from time to time amended, restated, supplemented or otherwise modified.
“Merger Agreement Termination Event” means termination of the Merger Agreement in compliance with Article IX of the Merger Agreement.
“Mortgage” means any mortgage or deed of trust from the relevant Credit Party in favor of Agent for the benefit of the Lenders relating to such Credit Party’s real property owned or leased as of the Closing Date and any other mortgage or deed of trust delivered to the Agent pursuant to Section 3.28.
“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA that is subject to Title IV of ERISA (a) to which any Grantor or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Grantor or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Grantor could reasonably be expected to incur liability.
“Non-Funding Lender” has the meaning given to such term in Section 1.13.
“Note Purchase Agreement” means that certain Convertible Note Purchase Agreement, dated as of March 26, 2020, by and among Parent, as issuer, and each of the purchasers listed on Exhibit A thereto or additional purchasers from time to time party thereto, as may be amended from time to time in accordance with the terms of the Subordination Agreement.
“Obligations” means all loans, advances, debts, expense reimbursement, fees, liabilities, and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or amounts are liquidated or determinable) owing by Borrower and any other Credit Party to the Lenders arising under any of the Loan Documents, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, and all covenants and duties regarding such amounts. This term includes all principal, interest, Charges, expenses, attorneys’ fees and any other sum chargeable to Borrower under any of the Loan Documents (including interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loan, and Charges, costs, expenses and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest or a claim for such Charges, costs and expense is allowed in such proceeding), and all principal and interest due in respect of the Loan and all obligations and liabilities of any Guarantor under any Guarantee.

“OFAC” has the meaning given to such term in Section 3.22.
“OFAC Laws and Regulations” has the meaning given to such term in Section 3.22.
“Organizational Documents” shall mean, with respect to any Person, (i) in the case of any corporation or unlimited liability corporation, the certificate or articles of incorporation, as applicable, and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (v) in any other case, the functional equivalent of the foregoing.
“Other Lists” has the meaning given to such term in Section 3.22.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Permitted Sales” means the sale, transfer, assignment, license or financing of electronic charging stations on terms and conditions substantially similar to those in the Brookfield Master Sale Agreement and reasonably acceptable to Required Lenders.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Ownership Interests” means, as applied to any Person, corporate stock and any and all securities, shares, partnership interests (whether general, limited, special or other), limited liability company interests, membership interests, equity interests, participations, rights or other equivalents (however designated and of any character) of corporate stock of such Person or any of the foregoing issued by such Person (whether a corporation, a partnership, a limited liability company or another entity) and shall include securities convertible into Ownership Interests and rights, warrants or options to acquire Ownership Interests.
“Parent” has the meaning given to such term in the caption hereto.
“Participant” has the meaning given to such term in Section 8(a).
“Participant Register” has the meaning given to such term in Section 8(a).
“Patents” means all of the following in which any Person now holds or hereafter acquires any interest: (i) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country; and (ii) all reissues, continuations, continuations-in-part or extensions thereof.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Perfection Certificate” means a certificate in the form of Exhibit A attached to this Agreement or any other form approved by the Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.
“Perfection Certificate Supplement” means a certificate supplement in the form of Exhibit I attached to this Agreement or any other form approved by the Agent.
“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Permitted Investors” means, collectively, the Persons who held the Equity Interests of the Parent immediately prior to the commencement of the De-SPAC Transaction.
“Permitted Liens” means the following encumbrances: (i) Liens for taxes or assessments or other governmental Charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of Section 3.10; (ii) carriers’, warehousemen’s, suppliers’, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and securing indebtedness not yet due and payable or overdue for more than 30 days or being contested in good faith by appropriate proceedings and in either case in an outstanding aggregate amount not in excess of $550,000 at any time; (iii) attachment, judgment or other similar Liens arising in connection with court or arbitration proceedings, provided that the same are discharged, or that execution or enforcement thereof is stayed pending appeal, within thirty (30) days or (in the case of any execution or enforcement pending appeal) such lesser time during which such appeal may be taken; (iv) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real estate; (v) Purchase Money Liens securing Purchase Money Obligations (or rent) to the extent permitted under Section 5.1; (vi) Liens in favor of Agent for the benefit of the Lenders securing the Obligations; and (vii) Liens on the Collateral securing the “Obligations” under and as defined in the EICF Loan Agreement.
“Permitted Brookfield Sales” means the sale, transfer, assignment, license or financing of electronic charging stations pursuant to the Brookfield Master Sale Agreement.
“Person” means any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pledge Agreement” means that certain Pledge Agreement, dated as of the Closing Date, among the Credit Parties and the Agent pledging as Collateral for the Obligations any Ownership Interests of Subsidiaries owned by each Credit Party.
“Pledged Securities” shall mean, collectively, with respect to each Credit Party, (i) all issued and outstanding Equity Interests of each issuer set forth on Schedule 10(a) to the Perfection Certificate as being owned by such Credit Party and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Credit Party (including by issuance), together with all rights, privileges, authority and powers of such Credit Party relating to such Equity Interests in each such issuer or under any Organizational Document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Credit Party in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any Subsidiary, which Equity Interests are hereafter acquired by such Credit Party (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such Subsidiary acquired by such Credit Party (including by issuance), together with all rights, privileges, authority and powers of such Credit Party relating to such Equity Interests or under any Organizational Document of any such Subsidiary, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Credit Party in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Credit Party in any manner, and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests; provided, however, that Pledged Securities shall not include any Equity Interests which are not required to be pledged pursuant to Section 3.28.
“Post-Closing Organization Chart” has the meaning ascribed to such term in Section 2.1(s).
“Power of Attorney” means each Power of Attorney of the Credit Parties delivered to Agent as of the Closing Date in substantially the form of Exhibit D and any Power of Attorney delivered to the Agent after the Closing Date pursuant to Section 1.12.
“PPP Loan” means an unsecured loan in an aggregate principal amount not to exceed $3,193,300.00 incurred by Parent under 15 U.S.C. 636(a)(36) (as added to the Small Business Act by Section 1102 of the PPP Rule) pursuant to the Business Loan Agreement and the Promissory Note.
“PPP Rule” means the Coronavirus Aid, Relief, and Economic Security Act and applicable rules and regulations, as amended from time to time. For the avoidance of doubt, references to specific sections of the PPP Rule shall also include applicable rules and regulations, as amended from time to time.
“Pre-Closing Organization Chart” has the meaning ascribed to such term in Section 2.1(s).
“Preferred Stock” shall mean, with respect to any Person, any and all preferred or preference Equity Interests (however designated) of such Person whether now outstanding or issued after the Closing Date.
“Preferred Stock Issuance” shall mean the issuance or sale by any Credit Party of any Preferred Stock after the Closing Date.
“Proceeds” means “proceeds,” as such term is defined in the Code and, in any event, shall include: (i) any and all proceeds of any insurance, indemnity, warranty or guarantee payable to any Grantor from time to time with respect to any Collateral; (ii) any and all payments (in any form whatsoever) made or due and payable to any Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of any Collateral by any governmental body, authority, bureau or agency (or any Person acting under color of Governmental Authority); (iii) any recoveries by any Grantor against third parties with respect to any litigation or dispute concerning any Collateral, including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral; and (iv) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral (excluding amounts and rights to payment arising from the rental of any of the Collateral to customers of the Borrower or any of its Subsidiaries or distributors) and all rights arising out of Collateral.
“Promissory Note” mean that certain Promissory Note, dated as of April 27, 2020, issued by Parent in favor of Continental Bank in an aggregate amount equal to $3,193,300.00.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
“Purchase Money Lien” means any Lien upon any fixed assets that secure the Purchase Money Obligations related thereto but only if such Lien shall at all times be confined solely to the asset the purchase price of which was financed or refinanced through the incurrence of the Purchase Money Obligations secured by such Lien (and the proceeds thereof) and only if such Lien secures only such Purchase Money Obligations.
“Purchase Money Obligations” means for any Person the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such Person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.
“Qualified IPO” means the initial firm commitment underwritten offering of any Credit Party’s common stock or common Equity Interests pursuant to (a) in the case of any such offering in the United States of America, a registration statement under the Securities Act of 1933 filed with and declared effective by the Securities and Exchange Commission or (b) in the case of any offering under the laws of any jurisdiction outside the United States of America, the applicable laws and/or regulations of such other jurisdiction.
“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
“Recipient” means Agent and any Lender.
“Register” has the meaning given to such term in Section 8(a).
“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.
“Release” means as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials in the indoor or outdoor environment by such Person, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.
“Remedies Event” has the meaning given to such term in Section 7.2(b).
“Required Lenders” means, at any time, Lenders having at such time in excess of fifty percent (50%) of the sum of the aggregate Term Loan Commitments (or, if such Term Loan Commitments are terminated, the amount outstanding under the Term Loan) then in effect; provided that at any time that there are two (2) or more Lenders, the Required Lenders shall consist of not fewer than two (2) Lenders that are not Affiliates of one another.
“Requirement of Law” means as to any Person, the certificate or articles of incorporation and by-laws or other Organizational Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case, binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person (other than an individual), any officer at the level of vice president or higher of, but in any event, with respect to financial matters, the chief financial officer, chief accounting officer, treasurer or controller of such Person.
“Restricted Locations” has the meaning ascribed to such term in Section 3.21(c).
“Restricted Payment” means: (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets on or in respect of Borrower’s or any other Credit Party’s Stock, (b) any payment or distribution made in respect of any subordinated Indebtedness of Borrower or any other Credit Party in violation of any subordination or other agreement made in favor of Agent for the benefit of the Lenders, (c) any payment on account of the purchase, redemption, defeasance or other retirement of Borrower’s or any other Credit Party’s Stock or Indebtedness or any other payment or distribution made in respect of any thereof, either directly or indirectly; other than (i) that arising under this Agreement or under the EICF Loan Agreement or (ii) interest and principal, when due without acceleration or modification of the amortization as in effect on the Closing Date, under Indebtedness (not including subordinated Indebtedness, payments of which shall be permitted only in accordance with the terms of the relevant subordination agreement made in favor of Agent for the benefit of the Lenders) permitted under Sections 5.1, or (d) any payment, loan, contribution, or other transfer of funds or other property to any holder of Stock of such Person which is not expressly and specifically permitted in this Agreement; provided that any payment by a Borrower to another Credit Party, Agent or any Lender shall not constitute a Restricted Payment.
“SDN List” has the meaning given to such term in Section 3.22.
“Secretarial Certificate” means each Secretarial Certificate of the Credit Parties delivered to Agent as of the Closing Date in substantially the form of Exhibit C and any Secretarial Certificate delivered to the Agent after the Closing Date pursuant to Section 1.12.
“Shell Parent” means Shell USA, Inc., a Delaware corporation.
“Solvent” means, with respect to any Person on a particular date, that on such date (a) the assets of such Person, at a fair valuation, exceed its liabilities, including contingent liabilities, (b) the remaining capital of such Person is not unreasonably small to conduct its business and (c) such Person will not have incurred debts, and does not have the present intent to incur debts, beyond its ability to pay such debts as they mature. For purposes of this definition, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. In computing the amount of contingent liabilities of any Person on any date, such liabilities shall be computed at the amount that, in the judgment of the Agent in light of all facts and circumstances existing at such time, represents the amount of such liabilities that reasonably can be expected to become actual or matured liabilities.
“Stated Maturity Date” means the earlier of (i) the later to occur of (A) the date that is 60 days after termination of the Merger Agreement in compliance with Article IX of the Merger Agreement (other than any such termination pursuant to Section 9.1(d) thereof), and (B) the date that is 91 days following the “Stated Maturity Date” under and as defined in the EICF Loan Agreement, (ii) the Effective Time of the Merger, and (iii) the date of termination of the Merger Agreement pursuant to Section 9.1(d) thereof.
“Stock” means all certificated and uncertificated shares, options, warrants, membership interests, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, beneficial interests in a trust or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) or other equity interests in any Person.
“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.
“Subordination Agreement” means that certain Subordination and Intercreditor Agreement, dated as of March 26, 2020, by and among each of the parties thereto as Subordinated Creditors, the Credit Parties and Agent, as may be amended from time to time.
“Subsidiary” means, with respect to any Person, (i) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such Stock whether by proxy, agreement, operation of law or otherwise, and (ii) any partnership or limited liability company in which such Person or one or more Subsidiaries of such Person has an equity interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or manager or may exercise the powers of a general partner or manager. If “Subsidiary” or “Subsidiaries” is used in this Agreement or any other of the Loan Documents without reference to being the Subsidiary of any specific Credit Party or other Person, then that reference to “Subsidiary” or “Subsidiaries” shall be deemed to refer to any Subsidiary or the Subsidiaries of Borrower.
“Subsidiary Guarantor” means each direct or indirect Subsidiary of the Borrower as of the Closing Date and each other direct or indirect Subsidiary that becomes a party to this Agreement pursuant to Section 1.12.
“Substitute Lender” has the meaning given to such term in Section 1.14(a).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” has the meaning given to such term in Section 1.1(b).
“Term Loan Commitments” means, collectively, the Closing Date Term Loan Commitments, and the Delayed Draw Term Loan Commitments.
“Termination Date” means the date on which all Obligations under this Agreement are paid in full, in cash (other than contingent obligations not yet due and payable), and Borrower shall have no further right to borrow any moneys or obtain other credit extensions or financial accommodations from the Lenders under this Agreement.
“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.
“Trademarks” means all of the following now owned or hereafter adopted or acquired by any Person: (i) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered) all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country or any political subdivision thereof: (ii) all reissues, extensions or renewals thereof; and (iii) all goodwill associated with or symbolized by any of the foregoing.
“Transactions” means, collectively, the transactions to occur on or prior to the Closing Date pursuant to this Agreement, including (a) the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder; and (b) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.
“Transferred Guarantor” has the meaning given to such term in Section 11.9.
“Trigger Date” means the earlier of (i) the date on which any person not a party to the Merger Agreement or affiliated with Shell Parent has made a Superior Proposal that has been accepted by Parent in accordance with Section 9.1(d) of the Merger Agreement and (ii) the date of a Merger Agreement Termination Event.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56).
“U.S. Borrower” means a Borrower that is a U.S. Person.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the IRC.
“U.S. Publicly-Traded Entity” has the meaning given to such term in Section 3.22.
“U.S. Tax Compliance Certificate” shall have the meaning ascribed to such term in Section 8(b)(ii)(C).
“Volta Charging” means the Person identified as such in the preamble of this Agreement.
“Volta Media” means the Person identified as such in the preamble of this Agreement.
“Volta Services” means the Person identified as such in the preamble of this Agreement.
“Wholly Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest at such time.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means Borrower and Agent.
Any accounting term used in this Agreement or the other Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the Closing Date unless Borrower and Agent shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. All other capitalized terms contained in this Agreement or the other Loan Documents, but not defined herein or therein, shall, unless the context indicates otherwise, have the meanings provided for by the Code or in the Merger Agreement, as appropriate. The words “herein,” “hereof” and “hereunder” or other words of similar import refer to this Agreement as a whole, including the exhibits and schedules thereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement.
For purposes of this Agreement and the other Loan Documents, the following additional rules of construction shall apply, unless specifically indicated to the contrary: (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural; (b) the term “or” is not exclusive; (c) the term “including” (or any form thereof) shall not be limiting or exclusive; (d) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; and (e) all references to any instruments or agreements, including references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.
[Remainder of Page Intentionally Blank]

EXHIBIT D

FORM OF INTERCREDITOR AGREEMENT
SUBORDINATION AND INTERCREDITOR AGREEMENT
THIS SUBORDINATION AND INTERCREDITOR AGREEMENT (this “Agreement”) is entered into as of this January 17, 2023, by and among EQUILON ENTERPRISES LLC d/b/a Shell Oil Products US, a Delaware limited liability company (“Subordinated Creditor”), VOLTA CHARGING, LLC, a Delaware limited liability company (“Volta Charging”), VOLTA INC., a Delaware corporation (“Parent”), VOLTA MEDIA LLC, a Delaware limited liability company (“Volta Media”), and VOLTA CHARGING SERVICES LLC, a Delaware limited liability company (“Volta Services” and collectively with Volta Charging, Parent and Volta Media, “Company”), and EICF AGENT LLC, a Delaware limited liability company, as Agent for all Senior Lenders party to the Senior Loan Agreement described below.
R E C I T A L S
A. The Company, Agent and Senior Lenders (as hereinafter defined) have entered into a Term Loan, Guarantee and Security Agreement dated as of June 19, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Senior Loan Agreement”) pursuant to which, among other things, Senior Lenders have agreed, subject to the terms and conditions set forth in the Senior Loan Agreement, to make certain loans and financial accommodations to the Company. All of the Company’s obligations to Agent and Senior Lenders under the Senior Loan Agreement and the other Senior Loan Documents (as hereinafter defined) are secured by liens on and security interests in substantially all of the now existing and hereafter acquired real and personal property of the Company (the “Collateral”).
B. The Company and Subordinated Creditor are entering into a Term Loan, Guarantee and Security Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time and, to the extent applicable, as refinanced in connection with a New Buyer Event, the “Subordinated Loan Agreement”), pursuant to which, among other things, Subordinated Creditor agrees, subject to the terms and conditions set forth in the Subordinated Loan Agreement, to make certain loans and financial accommodations to the Company. All of the Company’s obligations under the Subordinated Loan Agreement and the other Subordinated Loan Documents (as hereinafter defined) are secured by liens on and security interests in the Collateral.
C. As an inducement to and as one of the conditions precedent to the agreement of Agent and Senior Lenders to permit the Company to enter into the Subordinated Loan Agreement, Agent and Senior Lenders have required the execution and delivery of this Agreement by Subordinated Creditor and the Company in order to set forth the relative rights and priorities of Agent, Senior Lenders and Subordinated Creditor under the Senior Loan Documents and the Subordinated Loan Documents.
NOW, THEREFORE, in order to induce Agent and Senior Lenders to permit the Company to enter the Subordinated Loan Documents, and to continue to extend financial accommodations under and consummate the other transactions contemplated by the Senior Loan Agreement, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:
1. Definitions. The following terms shall have the following meanings in this Agreement:
“Adoption Agreement” shall have the meaning assigned to that term in Section 2.8(a).
“Agent” shall mean EICF Agent LLC, as Agent for the Senior Lenders, or any other Person appointed by the holders of the Senior Debt as administrative agent for purposes of the Senior Loan Documents and this Agreement.
“Bankruptcy Code” shall mean Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.
“Capped Obligations” means, with respect to Senior Debt or Subordinated Debt, obligations in respect of principal of loans and interest, premium, if any, and fees (but not including out-of-pocket fees and disbursements) accruing or payable in respect thereof or in respect of commitments therefor.
“Distribution” means, with respect to any Senior Debt or Subordinated Debt, (a) any payment or distribution by any Person of cash, securities or other property, by set-off or otherwise, on account of such Senior Debt or Subordinated Debt, (b) any redemption, purchase or other acquisition of such Senior Debt or Subordinated Debt by any Person or (c) the granting of any lien or security interest to or for the benefit of the holders of such Senior Debt or Subordinated Debt in or upon any property of any Person.
“Enforcement Action” shall mean (a) to take from or for the account of the Company or any guarantor of the Subordinated Debt or the Senior Debt (as the case may be) , by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by the Company or any such guarantor with respect to the Subordinated Debt, (b) to sue for payment of, or to initiate or participate with others in any suit, action or proceeding against the Company or any such guarantor to (i) enforce payment of or to collect the whole or any part of the Subordinated Debt or the Senior Debt (as the case may be) or (ii) commence judicial enforcement of any of the rights and remedies under the Subordinated Loan Documents or the Senior Loan Documents (as the case may be) or applicable law with respect to the Subordinated Debt or the Senior Debt (as the case may be), (c) to exercise any put option or to cause the Company or any such guarantor to honor any redemption or mandatory prepayment obligation under any Subordinated Loan Document or the Senior Loan Documents (as the case may be), (d) to notify account debtors or directly collect accounts receivable or other payment rights of the Company or any such guarantor, (e) to take any action under the provisions of any state or federal law, including, without limitation, the Uniform Commercial Code, or under any contract or agreement, to enforce, foreclose upon, take possession of or sell any property or assets of the Company or any such guarantor including the Collateral or (f) the solicitation of bids from third parties to conduct in good faith the liquidation of all or a material portion of the Collateral within a commercially reasonable time or the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, and promoting the Collateral to conduct in good faith the sale of all or a material portion of the Collateral within a commercially reasonable time.
“Excess Senior Debt” means any Senior Debt that are included in the Capped Obligations and that are in excess of the Senior Cap.
“New Buyer Event” means that any person (such person, a “New Buyer”) not a party to the Merger Agreement (as defined in the Subordinated Loan Agreement) or affiliated with Shell USA, Inc. has made a Superior Proposal (as defined in the Merger Agreement) that has been accepted by Volta Inc., a Delaware corporation, in accordance with Section 9.1(d) of the Merger Agreement.
“Person”means any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.
“Permitted Payments” means (i) payments of interest in kind on the Subordinated Debt made as compounded interest, added to the aggregate principal amount of the Subordinated Debt, (ii) other payments in respect of Subordinated Debt that are not Capped Obligations in an amount not in excess of $25,000 per each Fiscal Quarter of the Borrower, and (iii) indefeasible payment in full in cash of all Subordinated Debt held by Equilon Enterprises LLC d/b/a Shell Oil Products US on or after the occurrence of a New Buyer Event in connection with a Transfer or refinancing thereof as contemplated by, and in accordance with the terms of, Section 2.8.
“Proceeding” shall mean any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.
“Senior Cap” means the sum of:
(a) the difference of (1) the amount of unpaid principal of the loans outstanding under the Senior Loan Documents (“Senior Principal Obligations”) not to exceed in the aggregate $17,923,423.42, minus (2) the aggregate amount of all repayments of term indebtedness (Senior Principal Obligations in excess of the Senior Cap being the “Excess Senior Principal Obligations”), plus
(b) accrued but unpaid interest, commitment, facility, utilization, and other analogous fees and, if applicable, prepayment premiums on the Senior Principal Obligations referred to in clause (a) (at rates not in excess of three percent (3%) above the rates provided for under the Senior Loan Agreement as in effect on the date hereof), plus
(c) all fees, expenses, premium (if any), reimbursement obligations, and other amounts of a type not referred to in clause (a) or (b) payable in respect of the amounts referred to in clauses (a) and (b), in each case payable pursuant to the Senior Loan Documents; provided that the Senior Cap shall not apply to any Senior Debt other than Capped Obligations.
For purposes of this definition, all payments of Senior Principal Obligations will be deemed to be applied first to reduce the Senior Principal Obligations referred to in clause (a)(1) and thereafter to reduce any Excess Senior Principal Obligations.
“Senior Debt” shall mean all obligations, liabilities and indebtedness of every nature of the Company from time to time owed to Agent or any Senior Lender under the Senior Loan Documents, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a Proceeding under the Bankruptcy Code together with (a) any amendments, modifications, renewals or extensions thereof to the extent not prohibited by the terms of this Agreement and (b) any interest accruing thereon after the commencement of a Proceeding, without regard to whether or not such interest is an allowed claim. Senior Debt shall be considered to be outstanding whenever any loan commitment under the Senior Loan Document is outstanding.
“Senior Default” shall mean any “Event of Default” under the Senior Loan Documents.
“Senior Default Notice” shall mean a written notice from Agent to Subordinated Creditor pursuant to which Subordinated Creditor is notified of the occurrence of a Senior Default, which notice incorporates a reasonably detailed description of such Senior Default and which notice expressly states that it is a “Senior Default Notice” hereunder.
“Senior Lenders” shall mean the holders of the Senior Debt.
“Senior Loan Documents” shall mean the Senior Loan Agreement and all other agreements, documents and instruments executed from time to time in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time.
“Subordinated Creditor” shall have the meaning assigned to such term in the recitals, and shall include, for the avoidance of doubt, any New Buyer or an affiliate thereof that is a holder of Subordinated Debt that becomes a party hereto in connection with a New Buyer Event pursuant to an Adoption Agreement (thereby replacing the pre-existing Subordinated Creditor hereunder for all purposes of this Agreement).
“Subordinated Debt” shall mean all of the obligations of the Company to Subordinated Creditor evidenced by or incurred pursuant to the Subordinated Loan Documents, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a Proceeding under the Bankruptcy Code together with (a) any amendments, modifications, renewals or extensions thereof to the extent not prohibited by the terms of this Agreement and (b) any interest accruing thereon after the commencement of a Proceeding, without regard to whether or not such interest is an allowed claim. Subordinated Debt shall be considered to be outstanding whenever any loan commitment under the Subordinated Loan Document is outstanding.
“Subordinated Cap” means the sum of:
(a) the difference of (1) the amount of unpaid principal of the loans outstanding under the Subordinated Loan Documents (“Subordinated Principal Obligations”) not to exceed in the aggregate $35,000,000 minus (2) the aggregate amount of all repayments of Subordinated Principal Obligations (other than repayments of Subordinated Principal Obligations made in connection with a refinancing pursuant to a New Buyer Event as contemplated by, and in accordance with the terms of, Section 2.8) (Subordinated Principal Obligations in excess of the Subordinated Cap being the “Excess Subordinated Principal Obligations”), plus
(b) accrued but unpaid interest, commitment, facility, utilization, and other analogous fees and, if applicable, prepayment premiums on the Subordinated Principal Obligations referred to in clause (a) (at rates not in excess of three percent (3%) above the rates provided for under the Subordinated Loan Agreement as in effect on the date hereof), plus
(c) all fees, expenses, premium (if any), reimbursement obligations, and other amounts of a type not referred to in clause (a) or (b) payable in respect of the amounts referred to in clauses (a) and (b), in each case payable pursuant to the Subordinated Loan Documents; provided that the Subordinated Cap shall not apply to any Subordinated Debt other than Capped Obligations.
For purposes of this definition, all payments of Subordinated Principal Obligations (for the avoidance of doubt, excluding repayments of Subordinated Principal Obligations made in connection with a refinancing pursuant to a New Buyer Event as contemplated by, and in accordance with the terms of, Section 2.8) will be deemed to be applied first to reduce the Subordinated Principal Obligations referred to in clause (a)(1) and thereafter to reduce any Excess Subordinated Principal Obligations.
“Subordinated Debt Default” shall mean any “Event of Default” under the Subordinated Loan Documents.
“Subordinated Debt Default Notice” shall mean a written notice from Subordinated Creditor or the Company to Agent pursuant to which Agent is notified of the occurrence of a Subordinated Debt Default, which notice incorporates a reasonably detailed description of such Subordinated Debt Default and which notice states that it is a “Subordinated Debt Default Notice” hereunder.

“Subordinated Loan Agreement” shall have the meaning assigned thereto in the recitals and shall include, for the avoidance of doubt, any applicable loan agreement the proceeds of which are used to refinance in full an existing Subordinated Loan Agreement (thereby replacing the existing Subordinated Loan Agreement for all purposes of this Agreement) and pursuant to which a New Buyer or an affiliate thereof that has become a party to this agreement pursuant to an Adoption Agreement extends Subordinated Debt to the Company in connection with a New Buyer Event.
“Subordinated Loan Documents” shall mean the Subordinated Loan Agreement, any related guaranty with respect to the Subordinated Debt, any security agreement or other collateral document securing the Subordinated Debt and all other documents, agreements and instruments now existing or hereinafter entered into evidencing or pertaining to all or any portion of the Subordinated Debt, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement and excluding, for the avoidance of doubt, any applicable merger or other acquisition agreement (and related documentation) in relation to the acquisition of the Company by the Subordinated Creditor (or an affiliate thereof).
“Uniform Commercial Code” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s lien on or security interest in any Collateral is governed by the Uniform Commercial Code or other applicable body of law as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code or other applicable body of law as in effect in such other jurisdiction for purposes of the provisions of this Agreement, if any, relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
2. Subordination.
2.1 Payment Subordination of Subordinated Debt to Senior Debt. The parties hereto hereby covenant and agree, notwithstanding anything to the contrary contained in any of the Senior Loan Documents or Subordinated Loan Documents, that (i) the payment of any and all of the Subordinated Debt shall be subordinate and subject in right and time of payment, to the extent and in the manner hereinafter set forth, to the prior indefeasible payment in full in cash of all Senior Debt (in the case of Capped Obligations, up to but not in excess of the Senior Cap), and (ii) the payment of any and all of the Excess Senior Debt constituting Capped Obligations shall be subordinate and subject in right and time of payment, to the extent and in the manner hereinafter set forth, to the prior indefeasible payment in full in cash of all Subordinated Debt (in the case of Capped Obligations, up to but not in excess of the Subordinated Cap), (iii) the payment of any and all of the Excess Subordinated Debt constituting Capped Obligations shall be subordinate and subject in right and time of payment, to the extent and in the manner hereinafter set forth, to the prior indefeasible payment in full in cash of all Excess Senior Debt. Each holder of Senior Debt, whether such Senior Debt is now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to have acquired Senior Debt in reliance upon the provisions contained in this Agreement; each holder of Subordinated Debt, whether such Subordinated Debt is now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to have acquired Subordinated Debt in reliance upon the provisions contained in this Agreement.
2.2 Liquidation, Dissolution, Bankruptcy. In the event of any Proceeding involving the Company:
(a) All Senior Debt (in the case of Capped Obligations, up to but not in excess of the Senior Cap) shall first be indefeasibly paid in full in cash and all commitments to lend under the Senior Loan Documents shall be terminated before any Distribution (other than Permitted Payments), whether in cash, securities or other property, shall be made to Subordinated Creditor on account of any Subordinated Debt. All Subordinated Debt shall first be indefeasibly paid in full in cash and all commitments to lend under the Subordinated Loan Documents shall be terminated before any Distribution, whether in cash, securities or other property, shall be made to holders of Senior Debt on account of any Excess Senior Debt constituting Capped Obligations. All Excess Senior Debt shall first be indefeasibly paid in full in cash and all commitments to lend under the Senior Loan Documents shall be terminated before any Distribution, whether in cash, securities or other property, shall be made to Subordinated Creditor on account of any Excess Subordinated Debt.
(b) Any Distribution (other than Permitted Payments), whether in cash, securities or other property which would otherwise, but for the terms hereof, be payable or deliverable in respect of the Subordinated Debt shall be paid or delivered directly to Agent (to be held and/or applied by Agent in accordance with the terms of the Senior Loan Documents) until all Senior Debt (in the case of Capped Obligations, up to but not in excess of the Senior Cap) is indefeasibly paid in full in cash and all commitments to lend under the Senior Loan Documents shall have been terminated. Subordinated Creditor irrevocably authorizes, empowers and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other Person having authority, to pay or otherwise deliver all such Distributions to Agent. Subordinated Creditor also irrevocably authorizes and empowers Agent, in the name of Subordinated Creditor, to demand, sue for, collect and receive any and all such Distributions. Any Distribution, whether in cash, securities or other property which would otherwise, but for the terms hereof, be payable or deliverable in respect of the Excess Senior Debt constituting Capped Obligations shall be paid or delivered directly to Subordinated Creditor (to be held and/or applied by Subordinated Creditor in accordance with the terms of the Subordinated Loan Documents) until all Subordinated Debt (in the case of Capped Obligations, up to but not in excess of the Subordinated Cap) is indefeasibly paid in full in cash and all commitments to lend under the Subordinated Loan Documents shall have been terminated. Any Distribution, whether in cash, securities or other property which would otherwise, but for the terms hereof, be payable or deliverable in respect of the Excess Subordinated Debt constituting Capped Obligations shall be paid or delivered directly to Agent (to be held and/or applied by Agent in accordance with the terms of the Senior Loan Documents) until all Excess Senior Debt is indefeasibly paid in full in cash and all commitments to lend under the Senior Loan Documents shall have been terminated.
(c) Subordinated Creditor agrees not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Senior Debt or any perfected lien or security interest securing the Senior Debt.
(d) Subordinated Creditor agrees that Agent and Senior Lenders may consent to the use of cash collateral or provide financing to the Company on such terms and conditions and in such amounts as Agent and Senior Lenders, in their sole discretion, may decide and, in connection therewith, the Company may grant to Agent and Senior Lenders liens and security interests upon all of the property of the Company (which liens and security interests (i) shall secure payment of all Senior Debt (whether such Senior Debt arose prior to the commencement of any Proceeding or at any time thereafter) and all other financing provided by Senior Lenders during such Proceeding and (ii) shall be superior in priority to the liens and security interests, if any, in favor of Subordinated Creditor on the Collateral), so long as (A) Subordinated Creditor otherwise retains its lien on the Collateral junior and subordinate to the lien on the Collateral of the Agent securing the Senior Debt and all other financing provided by Senior Lenders during such Proceeding and (B) Subordinated Creditor may seek adequate protection as permitted by Section 2.2(f).
(e) Subordinated Creditor agrees that it will not object to or oppose a sale or other disposition of any property securing all or any part of the Senior Debt free and clear of security interests, liens or other claims of Subordinated Creditor under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if Agent and Senior Lenders have consented to such sale or disposition, so long as (i) pursuant to court order, the liens of Subordinated Creditor attach to the net proceeds of the disposition with the same priority and validity as the liens held by Subordinated Creditor on such Collateral, and the liens remain subject to the terms of this Agreement, (ii) the proceeds of a disposition of Collateral received by Agent and Senior Lenders in excess of those necessary to achieve the discharge of Senior Debt, up to the Senior Cap with respect to the Capped Obligations and in their entirety with respect to Senior Debt that are not Capped Obligations, are distributed in accordance with the UCC and applicable law, or (iii) the net cash proceeds of the disposition that are applied to Senior Debt permanently reduce the Senior Debt pursuant to Section 2.2 or if not so applied, are subject to the rights of Subordinated Creditor to object to any further use. Subject to the provisions of Section 2.4 (c) (iv), Subordinated Creditor shall not be deemed to have waived any rights to credit bid on the Collateral in any such disposition in accordance with Section 363(k) of the Bankruptcy Code. Subordinated Creditor may object to any disposition of Collateral that could be raised in a Proceeding by unsecured creditors generally provided such objections are not inconsistent with any other term or provision of this Agreement and are not based on the status of the Subordinated Creditor as a secured creditor (without limiting the foregoing, Subordinated Creditor may not raise any objections based on rights afforded by Sections 363(e) and (f) of the Bankruptcy Code to secured creditors (or by any comparable provision of any bankruptcy law)).
(f) Subordinated Creditor agrees not to assert any right it may have to “adequate protection” of Subordinated Creditor’s interest in any Collateral in any Proceeding and agrees that it will not seek to have the automatic stay lifted with respect to any Collateral without the prior written consent of Agent; provided that in any Proceeding, (i) if the Agent on behalf of the Senior Lenders is granted adequate protection in the form of a lien on additional or replacement Collateral, Subordinated Creditor may seek or request adequate protection (and the Agent and the Senior Lenders hereby agree not to oppose) in the form of a lien on additional or replacement Collateral, which lien will be subordinated to the liens securing the Senior Debt on the same basis as the other liens securing the Subordinated Debt are subordinated to the liens securing Senior Debt under this Agreement, and (ii) if the Senior Lenders are receiving periodic cash payments of post-petition interest due under the Senior Loan Documents, Subordinated Creditor may seek (and the Agent and the Senior Lenders hereby agree not to oppose) and, subject to the terms below and the other terms of this Agreement, retain periodic cash payments of post-petition interest at the non-default rate specified in the Subordinated Loan Documents (“Second lien Adequate Protection Payments”). If Subordinated Creditor receives Second lien Adequate Protection Payments before the discharge of Senior Debt up to the Senior Cap with respect to the Capped Obligations and in their entirety with respect to Senior Debt that are not Capped Obligations, then upon the effective date of any plan of reorganization or the conclusion or dismissal of any Proceeding, Subordinated Creditor will pay over to Agent pursuant to Section 2.2(a), an amount equal to the lesser of (x) the Second lien

Adequate Protection Payments received by Subordinated Creditor and (y) the amount necessary to discharge the Senior Debt. Subordinated Creditor waives any claim it may now or hereafter have arising out of Agent’s or Senior Lenders’ election, in any Proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code by Borrower, as debtor in possession. Subordinated Creditor further agrees that it will not seek to participate or participate on any creditor’s committee without Agent’s prior written consent.
(g) Subordinated Creditor agrees to execute, verify, deliver and file any proofs of claim in respect of the Subordinated Debt requested by Agent in connection with any such Proceeding and hereby irrevocably authorizes, empowers and appoints Agent its agent and attorney-in-fact to (i) execute, verify, deliver and file such proofs of claim upon the failure of Subordinated Creditor promptly to do so prior to 30 days before the expiration of the time to file any such proof of claim and (ii) vote such claim in any such Proceeding upon the failure of Subordinated Creditor to do so prior to 15 days before the expiration of the time to vote any such claim; provided Agent shall have no obligation to execute, verify, deliver, file and/or vote any such proof of claim. In the event that Agent votes any claim in accordance with the authority granted hereby, Subordinated Creditor shall not be entitled to change or withdraw such vote.
(h) The Senior Debt shall continue to be treated as senior debt and the provisions of this Agreement shall continue to govern the relative rights and priorities of Senior Lenders and Subordinated Creditor even if all or part of the Senior Debt or the liens securing the Senior Debt are subordinated, set aside, avoided, invalidated or disallowed in connection with any such Proceeding, and this Agreement shall be reinstated if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by any holder of Senior Debt or any representative of such holder.
2.3 Payment Restrictions. Notwithstanding the terms of the Subordinated Loan Documents, the Company hereby agrees that it may not make, and Subordinated Creditor hereby agrees that it will not accept, any Distribution (other than Permitted Payments) with respect to the Subordinated Debt until the Senior Debt (in the case of Capped Obligations, up to but not in excess of the Senior Cap) is indefeasibly paid in full in cash and all commitments to lend under the Senior Loan Documents have terminated. Notwithstanding the terms of the Senior Loan Documents, the Company hereby agrees that it may not make, and Agent, for itself and on behalf of Senior Lenders, hereby agrees that it will not accept, any Distribution with respect to the Excess Senior Debt constituting Capped Obligations until the Subordinated Debt is indefeasibly paid in full in cash and all commitments to lend under the Subordinated Loan Documents have terminated. Notwithstanding the terms of the Subordinated Loan Documents, the Company hereby agrees that it may not make, and Subordinated Creditor hereby agrees that it will not accept, any Distribution with respect to the Excess Subordinated Debt until the Excess Senior Debt is indefeasibly paid in full in cash and all commitments to lend under the Senior Loan Documents have terminated.
2.4 Subordinated Debt Standstill Provisions.
(a) Subject to Sections 2.4(b) and (c), until the Senior Debt is indefeasibly paid in full in cash and all commitments to lend under the Senior Loan Documents shall be terminated, Subordinated Creditor shall not, without the prior written consent of Agent, take any Enforcement Action with respect to the Subordinated Debt. Any Distributions (other than Permitted Payments) or other proceeds of any Enforcement Action obtained by Subordinated Creditor in violation of this Agreement shall in any event be held in trust by it for the benefit of Agent and Senior Lenders and promptly paid or delivered to Agent for the benefit of Senior Lenders in the form received until all Senior Debt is indefeasibly paid in full in cash and all commitments to lend under the Senior Loan Documents shall have been terminated.
(b) Notwithstanding Section 2.4(a), Subordinated Creditor may commence an Enforcement Action or exercise rights with respect to a lien securing Subordinated Debt if:
(i) 180 days have elapsed since Subordinated Creditor notified Agent that the Subordinated Debt was due in full as a result of acceleration or otherwise (the “Standstill Period”);
(ii) Agent is not then diligently pursuing an Enforcement Action with respect to all or a material portion of the Collateral or diligently attempting to vacate any stay or prohibition against such exercise;
(iii) any acceleration of the Subordinated Debt has not been rescinded; and
(iv) no Company then is a debtor in a Proceeding.
(c) Notwithstanding Section 2.4(a), Subordinated Creditor may:
(i) file a proof of claim or statement of interest, vote on a plan of reorganization (including a vote to accept or reject a plan of partial or complete liquidation, reorganization, arrangement, composition, or extension, provided that Subordinated Creditor hereby agrees that it shall not propose, vote in favor of, or otherwise support any such plan that violates the payment and lien priorities of this Agreement.), and make other filings, arguments, and motions, with respect to the Subordinated Debt and the Collateral in any Proceeding commenced by or against any Company, in each case to the extent not inconsistent with the payment and lien priorities and other terms of this Agreement;
(ii) take action to create, perfect, preserve, or protect its lien on the Collateral, so long as such actions are not adverse to the priority status in accordance with this Agreement of liens on the Collateral securing the Senior Debt or Agent’s or Senior Lenders’ rights to exercise remedies;
(iii) file necessary pleadings in opposition to a claim objecting to or otherwise seeking the disallowance of Subordinated Debt or a lien securing Subordinated Debt;
(iv) join (but not exercise any control over) a judicial foreclosure or lien enforcement proceeding with respect to the Collateral initiated by Agent or Senior Lenders, to the extent that such action could not reasonably be expected to interfere materially with the enforcement proceeding or Enforcement Action taken by the Agent or the Senior Lenders, but Subordinated Creditor may not receive any proceeds thereof unless expressly permitted under this Agreement; and
(v) bid for or purchase Collateral at any public, private, or judicial foreclosure upon such Collateral initiated by any Agent, or any sale of Collateral during a Proceeding; provided that such bid may not include a “credit bid” in respect of any Subordinated Debt unless the proceeds of such bid are otherwise sufficient to cause the payment in full in cash of Senior Debt up to the Senior Cap with respect to the Capped Obligations and in their entirety with respect to Senior Debt that is not Capped Obligations.
2.5 Incorrect Payments. If any Distribution (other than Permitted Payments) on account of the Subordinated Debt not permitted to be made by the Company or accepted by Subordinated Creditor under this Agreement is made and received by Subordinated Creditor, such Distribution shall be held in trust by Subordinated Creditor for the benefit of Agent and Senior Lenders and shall be promptly paid over to Agent for application (in accordance with the Senior Loan Documents) to the payment of the Senior Debt then remaining unpaid, until all of the Senior Debt is paid in full. If any Distribution on account of Excess Senior Debt not permitted to be accepted by holders of Senior Debt under this Agreement is made and received by any such holder, such Distribution shall be held in trust by such holder for the benefit of Subordinated Creditor and shall be promptly paid over to Subordinated Creditor for application (in accordance with the Subordinated Loan Documents) to the payment of the Subordinated Debt (in the case of Capped Obligations, up to but not in excess of the Subordinated Cap) then remaining unpaid, until all of the Subordinated Debt (in the case of Capped Obligations, up to but not in excess of the Subordinated Cap) is paid in full.
2.6 Subordination of liens and Security Interests; Agreement Not to Contest; Agreement to Release liens.
(a) Regardless of the time, manner or order of perfection, or the validity or perfection of, of any such liens and security interests: (i) any lien on Collateral securing any Senior Debt up to the Senior Cap with respect to the Capped Obligations and in their entirety with respect to Senior Debt that are not Capped Obligations will at all times be senior and prior in all respects to any lien on such Collateral securing any Subordinated Debt, and any lien on Collateral securing any Subordinated Debt will at all times be junior and subordinate in all respects to any lien on such Collateral securing any Senior Debt up to the Senior Cap with respect to the Capped Obligations and in their entirety with respect to Senior Debt that are not Capped Obligations; (ii) any lien on Collateral securing any Senior Debt that is not included in the Capped Obligations will at all times be senior and prior in all respects to any lien on such Collateral securing any Subordinated Debt, and any lien on Collateral securing any Subordinated Debt will at all times be junior and subordinate in all respects to a lien on such Collateral securing any Senior Debt that is not included in the Capped Obligations; (iii) any lien on Collateral securing any Excess Senior Debt will at all times be senior and prior in all respects to any lien on such Collateral securing any Excess Subordinated Debt, and any lien on Collateral securing any Excess Subordinated Debt will at all times be junior and subordinate in all respects to a lien on such Collateral securing any Excess Senior Debt; and (iv) the lien on Collateral securing any Senior Debt comprised of Capped Obligations in excess of the Senior Cap will have the priority set forth in Section 2.6(b).
(b) All liens securing Subordinated Debt up to the Subordinated Cap with respect to the Capped Obligations and in their entirety with respect to Subordinated Debt that are not Capped Obligations will be senior in all respects and prior to any lien on the Collateral securing any Excess Senior Debt (but only with respect to such excess amounts), and all liens securing any Excess Senior Debt will be junior and subordinate in all respects to any lien securing Subordinated Debt up to the Subordinated Cap with respect to the Capped Obligations and in their entirety with respect to Subordinated Debt that are not Capped Obligations. Nothing in clauses (a) and (b) of this Section 2.6 will be deemed a waiver of any default or event of default under the Subordinated Loan Documents or the Senior Loan Documents resulting from (x) the incurrence of Senior

Debt comprised of Capped Obligations in excess of the Senior Cap or the grant of liens under the Senior Loan Documents securing any such excess amounts, or (y) the incurrence of Subordinated Debt comprised of Capped Obligations in excess of the Subordinated Cap or the grant of liens under the Subordinated Loan Documents securing any such excess amounts.
(c) Subordinated Creditor agrees that it will not at any time contest the validity, perfection, priority or enforceability of the Senior Debt or the liens and security interests of Agent and Senior Lenders in the Collateral securing the Senior Debt; Agent, on behalf of itself and each Senior Lender, agrees that it will not at any time contest the validity, perfection, priority or enforceability of the Subordinated Debt or the perfected liens and security interests of Subordinated Creditor in the Collateral securing the Subordinated Debt.
(d) In the event that Agent or Senior Lenders release or agree to release any of their liens or security interests in the Collateral in connection with the sale or other disposition thereof or any of the Collateral is sold or retained pursuant to a foreclosure or similar action, Subordinated Creditor shall (or shall cause its agent) to promptly execute and deliver to Agent such termination statements and releases as Agent shall reasonably request to effect the release of the liens and security interests of Subordinated Creditor in such Collateral. In furtherance of the foregoing, Subordinated Creditor hereby irrevocably appoints Agent its attorney-in-fact, with full authority in the place and stead of Subordinated Creditor and in the name of Subordinated Creditor or otherwise, to execute and deliver any document or instrument which Subordinated Creditor may be required to deliver pursuant to this Section 2.6(d).
(e) Agent acknowledges that applicable provisions of the UCC may require, in order to properly perfect Subordinated Creditor’s security interest in the Collateral securing the Subordinated Debt, that Agent possess or control certain of such Collateral, and may require the execution of control agreements in favor of Agent concerning such Collateral. In order to help ensure that Subordinated Creditor’s security interest in such Collateral is properly perfected (but subject to and without waiving the other provisions of this Agreement), Agent agrees to hold both for itself and Senior Lenders and, to hold as “bailee-in possession” solely for the purposes of perfection and without incurring any duties, obligations or liabilities whatsoever to Subordinated Creditor as a result thereof or with respect thereto, for the benefit of Subordinated Creditor, any such Collateral, and agrees that the intent of this “bailee-in possession” arrangement is for the purpose of perfecting Subordinated Creditor’s lien in such Collateral in accordance with applicable law.
(f) The parties hereto agree that it is their intention that the Collateral securing the Senior Debt and the Subordinated Debt be identical. The parties hereto agree that the Company shall not grant or permit any additional Liens on any asset to secure any Subordinated Debt unless the Company grants a Lien on such asset to secure the Senior Debt concurrently with the grant of a Lien thereon in favor of the Subordinated Creditor. To the extent that the foregoing provision is not complied with for any reason, without limiting any other rights and remedies available to the Agent and the Senior Lenders, Subordinated Creditor agrees that any amounts received by or distributed to the Subordinated Creditor pursuant to or as a result of Liens granted in contravention of this Section 2.6(f) shall be subject to Sections 2.2 and 2.5.
2.7 Application of Proceeds from Sale or other Disposition of the Collateral. In the event of any sale, transfer or other disposition (including a casualty loss or taking through eminent domain) of the Collateral, the proceeds resulting therefrom (including insurance proceeds) shall be applied in accordance with the terms of the Senior Loan Documents or as otherwise consented to by Agent and Senior Lenders until such time as the Senior Debt is indefeasibly paid in full in cash and all commitments to lend under the Senior Loan Documents have been terminated.
2.8 Sale, Transfer or other Disposition of Subordinated Debt.
(a)Subordinated Creditor shall not sell, assign, pledge, dispose of or otherwise transfer (each a “Transfer”) all or any portion of the Subordinated Debt or any Subordinated Loan Document; provided that (x) Subordinated Creditor may Transfer the Subordinated Debt and the Subordinated Loan Documents to a New Buyer or an affiliate thereof, on or after the occurrence of a New Buyer Event and/or (y) in connection with any New Buyer Event the existing Subordinated Debt may be refinanced in full, and, for purposes of the foregoing clauses (x) and (y), upon such Transfer or refinancing, as the case may be, the applicable New Buyer or an affiliate thereof shall, as a condition to such Transfer or refinancing, execute and deliver to Agent and the Credit Parties an Adoption Agreement to Subordination and Intercreditor Agreement in the form of Exhibit A (the “Adoption Agreement”).
(b)The subordination effected hereby shall survive any Transfer or refinancing of all or any portion of the Subordinated Debt, and the terms of this Agreement shall be binding upon the successors and assigns of Subordinated Creditor, as provided in Section 10 hereof.
2.9 Legends. Until the termination of this Agreement in accordance with Section 16 hereof, Subordinated Creditor will cause to be clearly, conspicuously and prominently inserted on the face of the Subordinated Loan Agreement, as well as any renewals or replacements thereof, the following legend:

“The rights and obligations evidenced hereby and by the other Loan Documents are subordinate in the manner and to the extent set forth in that certain Subordination and Intercreditor Agreement, dated as of the date hereof (the “Intercreditor Agreement”), among Borrower, Agent and EICF Agent LLC, to the indebtedness (including interest) owed by the Credit Parties pursuant to that certain Term Loan, Guarantee and Security Agreement, dated as of June 19, 2019 (as amended, restated, supplemented or otherwise modified from time to time), among Borrower, the lenders party thereto and EICF Agent LLC, and Agent and each Lender irrevocably agrees to be bound by the provisions of the Intercreditor Agreement.”
3. Modifications.
3.1 Modifications to Senior Loan Documents. Senior Lenders may at any time and from time to time without the consent of or notice to Subordinated Creditor, without incurring liability to Subordinated Creditor and without impairing or releasing the obligations of Subordinated Creditor under this Agreement, change the manner or place of payment or extend the time of payment of or renew or alter any of the terms of the Senior Debt, or amend in any manner any agreement, note, guaranty or other instrument evidencing or securing or otherwise relating to the Senior Debt; provided that Agent and Senior Lenders shall not, without the prior written consent of Subordinated Creditor, agree to any such amendment, modification or supplement that would increase the amount of principal of the Senior Debt (other than by compounding of interest accruing thereunder) to an amount in excess of the Senior Cap.
3.2 Modifications to Subordinated Loan Documents. Until the Senior Debt has been indefeasibly paid in full in cash and all lending commitments under the Senior Loan Documents have terminated, and notwithstanding anything to the contrary contained in the Subordinated Loan Documents, Subordinated Creditor shall not, without the prior written consent of Agent, agree to any amendment, modification or supplement to the Subordinated Loan Documents that would (i) increase the amount of principal of the Subordinated Debt (other than by compounding of interest accruing thereunder) to an amount in excess of $35,000,000, (ii) increase the rate of interest accruing on such principal, (iii) shorten the maturity date of the Subordinated Debt, (iv) amend, modify or supplement Sections 6.1 or 7.1 of the Subordinated Loan Agreement, or (v) make any other modification that would be adverse to the Agent or the Senior Lenders.
4. Waiver of Certain Rights by Subordinated Creditor.
4.1 Marshaling. Subordinated Creditor hereby waives any rights it may have under applicable law to assert the doctrine of marshaling or to otherwise require Agent or Senior Lenders to marshal any property of the Company or any guarantor of the Senior Debt for the benefit of Subordinated Creditor.
4.2 Rights Relating to Agent’s Actions with respect to the Collateral. Subordinated Creditor hereby waives, to the extent permitted by applicable law, any rights which it may have to enjoin or otherwise obtain a judicial or administrative order preventing Agent or Senior Lenders from taking, or refraining from taking, any action with respect to all or any part of the Collateral. Without limitation of the foregoing, Subordinated Creditor hereby agrees (a) that it has no right to direct or object to the manner in which Agent and Lenders apply the proceeds of the Collateral resulting from the exercise by Agent and Senior Lenders of rights and remedies under the Senior Loan Documents to the Senior Debt and (b) that Agent has not assumed any obligation to act as the agent for Subordinated Creditor with respect to the Collateral. The Agent shall have the exclusive right to enforce rights and exercise remedies with respect to the Collateral until the Senior Debt is paid in full. In exercising rights and remedies with respect to the Collateral, the Agent and Senior Lenders may enforce the provisions of the Senior Loan Documents and exercise remedies thereunder, all in such order and in such manner as it or they may determine in the exercise of its or their sole business judgment. Such exercise and enforcement shall include, without limitation, the rights to sell or otherwise dispose of Collateral, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction. In conducting any public or private sale under the Uniform Commercial Code, the Agent shall give the Subordinated Creditor such notice of such sale as may be required by the applicable Uniform Commercial Code; provided, however, that 10 days’ notice shall be deemed to be commercially reasonable notice.
5. Representations and Warranties.
5.1 Representations and Warranties of Subordinated Creditor. Subordinated Creditor hereby represents and warrants to Agent and Senior Lenders that as of the date hereof: (a) Subordinated Creditor is a limited liability company duly formed and validly existing under the laws of the State of Delaware; (b) Subordinated Creditor has the power and authority to enter into, execute, deliver and carry out the terms of this Agreement, all of which have been duly authorized by all proper and necessary action; (c) the execution of this Agreement by Subordinated Creditor will not violate or conflict with the organizational documents of Subordinated Creditor, any material agreement binding upon Subordinated Creditor or any law, regulation or order or require any consent or approval which has not been obtained; (d) this Agreement is the legal, valid and binding obligation of Subordinated

Creditor, enforceable against Subordinated Creditor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by equitable principles; and (e) Subordinated Creditor is the sole owner, beneficially and of record, of the Subordinated Loan Documents and the Subordinated Debt.
5.2 Representations and Warranties of Agent. Agent hereby represents and warrants to Subordinated Creditor that as of the date hereof: (a) Agent is a limited liability company duly formed and validly existing under the laws of the State of Delaware; (b) Agent has the power and authority to enter into, execute, deliver and carry out the terms of this Agreement, all of which have been duly authorized by all proper and necessary action; (c) the execution of this Agreement by Agent will not violate or conflict with the organizational documents of Agent, any material agreement binding upon Agent or any law, regulation or order or require any consent or approval which has not been obtained; and (d) this Agreement is the legal, valid and binding obligation of Agent, enforceable against Agent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles.
6. Subrogation. Subject to the indefeasible payment in full in cash of all Senior Debt and the termination of all lending commitments under the Senior Loan Documents, Subordinated Creditor shall be subrogated to the rights of Agent and Senior Lenders to receive Distributions with respect to the Senior Debt until the Subordinated Debt is paid in full. Subordinated Creditor agrees that in the event that all or any part of a payment made with respect to the Senior Debt is recovered from the holders of the Senior Debt in a Proceeding or otherwise, any Distribution (other than Permitted Payments) received by Subordinated Creditor with respect to the Subordinated Debt at any time after the date of the payment that is so recovered, whether pursuant to the right of subrogation provided for in this Agreement or otherwise, shall be deemed to have been received by Subordinated Creditor in trust as property of the holders of the Senior Debt and Subordinated Creditor shall forthwith deliver the same to the Agent for the benefit of the Senior Lenders for application to the Senior Debt until the Senior Debt is paid in full. A Distribution made pursuant to this Agreement to Agent or Senior Lenders which otherwise would have been made to Subordinated Creditor is not, as between the Company and Subordinated Creditor, a payment by the Company to or on account of the Senior Debt.
7. Modification. Any modification of any provision of this Agreement shall not be effective in any event unless the same is in writing and signed by Agent and Subordinated Creditor, and any waiver of any provision of this Agreement or any consent to any departure by any party from the terms hereof, shall not be effective in any event unless the same is in writing and signed by the party against which such waiver or consent is to be enforced, and in each case, any such modification, waiver or consent shall be effective only in the specific instance and for the specific purpose given. Any notice to or demand on any party hereto in any event not specifically required hereunder shall not entitle the party receiving such notice or demand to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder.
8. Further Assurances. Each party to this Agreement promptly will execute and deliver such further instruments and agreements and do such further acts and things as may be reasonably requested in writing by any other party hereto that may be necessary or desirable in order to effect fully the purposes of this Agreement.
9. Notices. Unless otherwise specifically provided herein, any notice delivered under this Agreement shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or certified or registered United States mail and shall be deemed to have been given (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a business day before 4:00 p.m. (New York time) or, if not, on the next succeeding business day; (c) if delivered by overnight courier, one business day after delivery to such courier properly addressed; or (d) if by United States mail, four business days after deposit in the United States mail, postage prepaid and properly addressed.
Notices shall be addressed as follows:
If to Subordinated Creditor:
Equilon Enterprises LLC d/b/a Shell Oil Products US
150 North Dairy Ashford Road
Houston, Texas 77079
Attention:	Troy Eberhart
Telephone:	(281) 216-4611

With a copy to:
Norton Rose Fulbright US LLP
555 California Street, Suite 3300
San Francisco, California 94104
Attention:	Lior Nuchi
Telephone:	(628) 231-6817

If to the Company:
c/o Volta, Inc.
155 De Haro Street
San Francisco, CA 94103
Attention:	Michelle Kley
Telephone:	(415) 583-3805

With a copy to:
Shearman & Sterling LLP
535 Mission Street, 25th Floor
San Francisco, CA 94105
Attention:	Michael Dorf
Telephone:	(415) 616-1246

If to Agent or Senior Lenders:
EICF AGENT LLC
600 3rd Avenue, 38th Floor
New York, New York 10016
Attention:	Harry Giovani
Telephone:	212-899-9714

With a copy to:
Chapman and Cutler LLP
1270 Avenue of the Americas
New York, New York 10020
Attention:	Anthony DiGiacomo
Telephone:	212-655-2530
or in any case, to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 9.
10. Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and assigns of Agent, Senior Lenders, Subordinated Creditor and the Company. To the extent permitted under the Senior Loan Documents, Senior Lenders may, from time to time, without notice to Subordinated Creditor, assign or transfer any or all of the Senior Debt or any interest therein to any Person and, notwithstanding any such assignment or transfer, or any subsequent assignment or transfer, the Senior Debt shall, subject to the terms hereof, be and remain Senior Debt for purposes of this Agreement, and every permitted assignee or transferee of any of the Senior Debt or of any interest therein shall, to the extent of the interest of such permitted assignee or transferee in the Senior Debt, be entitled to rely upon and be the third party beneficiary of the subordination provided under this Agreement and shall be entitled to enforce the terms and provisions hereof to the same extent as if such assignee or transferee were initially a party hereto.
11. Relative Rights.This Agreement shall define the relative rights of Agent, Senior Lenders and Subordinated Creditor. Nothing in this Agreement shall (a) impair, as among the Company, Agent and Senior Lenders and as between the Company and Subordinated Creditor, the obligation of the Company with respect to the payment of the Senior Debt and the Subordinated Debt in accordance with their respective terms or (b) affect the relative rights of Agent, Senior Lenders or Subordinated Creditor with respect to any other creditors of the Company.
12. Conflict. In the event of any conflict between any term, covenant or condition of this Agreement and any term, covenant or condition of any of the Subordinated Loan Documents, the provisions of this Agreement shall control and govern.
13. Headings. The paragraph headings used in this Agreement are for convenience only and shall not affect the interpretation of any of the provisions hereof.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
15. Severability. In the event that any provision of this Agreement is deemed to be invalid, illegal or unenforceable by reason of the operation of any law or by reason of the interpretation placed thereon by any court or governmental authority, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, and the affected provision shall be modified to the minimum extent permitted by law so as most fully to achieve the intention of this Agreement.
16. Continuation of Subordination; Termination of Agreement. This Agreement shall remain in full force and effect until the indefeasible payment in full in cash of the Senior Debt and the termination of all lending commitments under the Senior Loan Documents after which this Agreement shall terminate without further action on the part of the parties hereto.
17. Applicable Law. This Agreement shall be governed by and shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to conflicts of law principles.
18. CONSENT TO JURISDICTION. EACH PARTY HERETO HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN MANHATTAN, NEW YORK, AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PERSON AT ITS ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.
19. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE SUBORDINATED LOAN DOCUMENTS OR ANY OF THE SENIOR LOAN DOCUMENTS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE SENIOR LOAN DOCUMENTS AND SUBORDINATED LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.
20. Consent. Agent and Senior Lenders acknowledge and consent to the incurrence of the Subordinated Debt and Company’s (and other Credit Parties’) entry into the Subordinated Loan Documents.
21. Adoption Agreement. At any time after the date of this Agreement, one or more additional New Buyers (or an affiliate thereof) may become party hereto by executing and delivering to Agent an Adoption Agreement as contemplated by Section 2.8(a). Immediately upon such execution and delivery of such Adoption Agreement (and without any further action), each such additional Person will become a party to this Agreement as a “Subordinated Creditor” and have all of the rights and obligations of a Subordinated Creditor hereunder and this Agreement shall be deemed amended by such Adoption Agreement.
(Signature page follows)

IN WITNESS WHEREOF, the Subordinated Creditor, Agent and the Company have caused this Agreement to be executed as of the date first above written.
SUBORDINATED CREDITOR:

EQUILON ENTERPRISES LLC d/b/a Shell Oil Products US, a Delaware limited liability company

By
Name:
Title:

AGENT:

EICF AGENT LLC, a Delaware limited liability company

By
Name:
Title:
[Intercreditor Agreement]

COMPANY:

VOLTA CHARGING, LLC, a Delaware limited liability company

By
Name:
Title:

VOLTA INC., a Delaware corporation

By
Name:
Title:

VOLTA MEDIA LLC, a Delaware limited liability company

By
Name:
Title:

VOLTA CHARGING SERVICES LLC, a Delaware limited liability company

By
Name:
Title:
[Intercreditor Agreement]

EXHIBIT A

ADOPTION AGREEMENT
TO SUBORDINATION AND INTERCREDITOR AGREEMENT
This Adoption Agreement (“Adoption Agreement”) is executed as of [  ], 2023 by the undersigned (the “New Buyer”) and being delivered to Agent. Reference is made to that certain Subordination and Intercreditor Agreement, dated as of January 17, 2023 (the “Agreement”), by and among Equilon Enterprises LLC d/b/a Shell Oil Products US, a Delaware limited liability company (“Subordinated Creditor”), Volta Charging, LLC, a Delaware limited liability company (“Volta Charging”), Volta Inc., a Delaware corporation (“Parent”), Volta Media LLC, a Delaware limited liability company (“Volta Media”), Volta Charging Services LLC, a Delaware limited liability company (“Volta Services” and collectively with Volta Charging, Parent and Volta Media, “Borrower”) and EICF Agent LLC (“Agent”), as such Agreement may be amended, supplemented, and/or restated from time to time. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement.
By the execution of this Adoption Agreement, the New Buyer agrees as follows:
1.1 Acknowledgement. New Buyer acknowledges receipt of a copy of the Agreement and acknowledges that New Buyer will be, on or about the date hereof and upon acquisition of any Subordinated Debt, a Subordinated Creditor for all purposes of the Agreement and bound by all terms of the Agreement applicable to a Subordinated Creditor.
1.2 Agreement. New Buyer hereby (a) agrees that the Subordinated Debt, and any other Subordinated Debt that New Buyer has acquired prior to the date hereof and/or acquires after the date hereof, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if New Buyer were originally a party thereto as a Subordinated Creditor thereunder.
1.3 Notices. Any notice required or permitted by the Agreement shall be given to New Buyer at the address or facsimile number listed below New Buyer’s signature hereto.
(Signature page follows)

NEW BUYER:
[ ]

By:
Name:
Title:

Address for Notices:
ACCEPTED AND AGREED:

AGENT:
EICF AGENT LLC

By:
Name:
Title: Authorized Signatory

Annex B
Execution Version
January 17, 2023
Board of Directors
Volta Inc.
48 W. 38th Street, 12th Floor
New York, NY 10018
Members of the Board of Directors:
We understand that Shell USA, Inc., a Delaware Corporation (“Parent”), a wholly owned subsidiary of Parent (hereinafter referred to as “Merger Sub”), and Volta Inc., a Delaware Corporation (the “Company”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”, and together with other transactions contemplated by the Agreement, the “Transaction”). In connection with the Transaction, the Agreement contemplates that each share of Class A Common Stock, $0.0001 par value per share, of the Company (the “Company Class A Common Stock”) issued and outstanding immediately prior to time at which the Merger becomes effective, other than shares to be cancelled in the Merger and other than dissenting shares, shall be converted into the right to receive $0.86 per share in cash, without interest (the “Common Share Transaction Consideration”) net of withholding of taxes as provided for in the Agreement (as to which we express no opinion). The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Common Share Transaction Consideration to be received by the holders of Company Class A Common Stock in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.
In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:
1.	reviewed the financial terms and conditions as stated in the Agreement;
2.
reviewed certain information related to the historical condition and prospects of the Company, as made available to Raymond James by or on behalf of the Company, including, but not limited to, financial projections prepared by or on behalf of the management of the Company (the “Projections”) and certain liquidation valuations of inventory, machinery and equipment prepared by or on behalf of the management of the Company (the “Liquidation Values”);

3.
reviewed (a) certain information in the Company’s audited financial statements for the year ended December 31, 2021 and (b) certain unaudited internal financial information for the year ended December 31, 2022 shared with us by the Company, in the case of each of (a) and (b) that we deemed relevant to this Opinion;

4.	utilized the information regarding Company’s fully diluted shares outstanding as of the close of business on January 13, 2023 provided to us by the Company;
5.	reviewed the Company’s recent public filings and certain other publicly available information regarding the Company;
6.	reviewed the financial and operating performance of the Company and those of certain other selected public companies that we deemed relevant to this Opinion;
7.
considered the information shared with us by the Company during the course of our engagement regarding the Company’s 2022 capital raise process and the strategic alternatives explored by the Company in 2022, including the process that culminated in the proposed Transaction;

8.	reviewed certain publicly available financial terms of certain selected transactions that we deemed relevant to this Opinion;
9.
reviewed the current and historical market prices and trading volume for the Company Class A Common Stock, and the current market prices of the publicly traded securities of certain other selected public companies that we deemed relevant to this Opinion;

10.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;
11.
received a certificate addressed to Raymond James from the Company regarding, among other things, the information, financial statements, Projections and Liquidation Values provided to, or discussed with, Raymond James by or on behalf of the Company; and

12.
discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to this Opinion including, but not limited to, the past and current business operations of the Company and the financial condition and future prospects and operations of the Company.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, restructuring or bankruptcy proceedings, possible unasserted claims or other contingent liabilities, to which the Company is a party or may be subject to, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is a party or may be subject to. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to the Projections, Liquidation Values and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections, Liquidation Values and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company or the party who prepared such Projections, Liquidation Values and such other information and data on behalf of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or Liquidation Values or the assumptions on which they are based. We have assumed that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereof. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.
While we are aware that in connection with the Transaction, the Company has entered into certain loan agreements (the “Bridge Financing”) with an affiliate of Parent pursuant to which such affiliate of Parent has agreed to provide a subordinated secured loan to the Company immediately following the execution of the Agreement, and to make additional subordinated secured loans to the Company from time to time after the execution of Agreement, we have undertaken no analysis of the Bridge Financing and made no assumptions regarding the Bridge Financing. The Company has conveyed to us that it will enter into certain agreements (which we have not reviewed or considered in our analyses or this Opinion) related to Bridge Financing to avoid any events of default before the consummation of Transaction. For the avoidance of doubt, (a) this Opinion does not consider the potential effects of availability or of the Bridge Financing or lack thereof and (b) we are not expressing any opinion as the fairness of Bridge Financing.
Our Opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of January 13, 2023 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that except as publicly disclosed or otherwise disclosed to us in writing by the Company there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.
We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We were not requested to, and we did not, participate in the negotiation of the terms of the Transaction, nor were we requested to, and we did not, provide any advice or services in connection with the Transaction other than the delivery of this Opinion. We express no view or opinion as to any such matters. Our Opinion is limited to the fairness, from a financial point of view, of the Common Share Transaction Consideration to be received by the holders of Company Class A Common Stock in the Transaction pursuant to the Agreement to such holders.
We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Company, on the fact that the

Company has been assisted by legal, accounting, financial and tax advisors and we have, with the consent of the Company, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting, financial and tax matters with respect to the Company and the Transaction.
In formulating our Opinion, we have considered only what we understand to be the consideration to be received by the holders of Company Class A Common Stock in the Transaction pursuant to the Agreement as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the compensation received by the holders of Company Class A Common Stock or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or the ability of the Company to pay their respective obligations when they come due.
The delivery of this Opinion was approved by an opinion committee of Raymond James in accordance with our customary practice.
Raymond James will receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.
In the ordinary course of our business, Raymond James may trade in the securities of the Company and Parent for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company or other participants in the Transaction in the future, for which Raymond James may receive compensation.
It is understood that this letter is solely for the information of the Board (solely in each director’s capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to the Board or any shareholder of the Company regarding how said shareholder should act or vote with respect to the proposed Transaction or any other matter. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be disclosed, reproduced, quoted, summarized, referred to at any time, in any manner, or used for any other purpose, nor shall any references to Raymond James or any of its affiliates be made, without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Common Share Transaction Consideration to be received by the holders of Company Class A Common Stock in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.
Very truly yours,
RAYMOND JAMES & ASSOCIATES, INC.
By:

Name:	H. Bentsen Falb
Title:	Managing Director, Investment Banking
Date:	January 17, 2023

Annex C
SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
§ 262. Appraisal rights.
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or
(2) If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.
(e) Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.
(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.
(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.
(k) From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.
(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

VOLTA INC.
155 DE HARO ST.
SAN FRANCISCO, CA 94103

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You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D96881-S62218 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VOLTA INC.

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). **If no direction is made, this proxy will be voted "FOR" item 1 and item 2.** If any other matters properly come before the Special Meeting or any adjournment or postponement thereof, the persons named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be held March 29, 2023

The Notice and Proxy Statement is available at www.proxyvote.com.

D96882-S62218

VOLTA INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
SPECIAL MEETING OF STOCKHOLDERS
March 29, 2023 At 10:00 a.m. Eastern Time

The stockholder(s) hereby appoint(s) Vincent T. Cubbage and Andrew B. Lipsher, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock of Volta Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/VLTA2023SM at 10:00 a.m. Eastern Time on March 29, 2023, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF ANY OTHER BUSINESS IS PRESENTED AT THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE NAMED PROXIES.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE